As filed with the Securities and Exchange Commission on August 3, 2012

Registration No. 333-182414

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TGR Financial, Inc.

(Exact Name of Registrant as Specified In Its Charter)

Florida	6021	45-4250359
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3560 Kraft Road

Naples, Florida 34105

(239) 348-8000

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Gary L. Tice

Chairman and Chief Executive Officer

3560 Kraft Road

Naples, Florida 34105

(239) 348-8000

(Name, Address, Including Zip Code,

and Telephone Number,

Including Area Code, of Agent for Service)

Copies of communications to: Robert C. Schwartz, Esq. Smith, Gambrell & Russell, LLP 1230 Peachtree Street, N.E., Suite 3100 Atlanta, Georgia (404) 815-3500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THIS REORGANIZATION AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

FIRST NATIONAL BANK OF THE GULF COAST	TGR FINANCIAL, INC.
Proxy Statement related to	Prospectus related to the issuance
Special Shareholders’ Meeting to be held on , 2012	of up to 15,948,082 shares of $1.00 Par Value Common Stock

PROPOSED REORGANIZATION; YOUR VOTE IS IMPORTANT

To the Shareholders of First National Bank of the Gulf Coast:

The board of directors of First National Bank of the Gulf Coast (the “Bank”) is proposing a reorganization that, if approved by our banking regulators, and by our shareholders, will result in the Bank becoming a wholly owned subsidiary of a newly-organized bank holding company, TGR Financial, Inc. (the “Holding Company”), that will, in turn, be owned by the current shareholders of the Bank. The reorganization involves only a change in the form of ownership of the Bank, does not involve a sale of the Bank and will not change your equity or voting interest relative to other shareholders. If the reorganization is completed, the Bank’s shareholders will receive one share of Holding Company common stock for every share of Bank common stock that they own, and the currently-outstanding warrants and stock options to purchase Bank common stock will be converted into identical warrants and stock options to purchase a like number of shares of Holding Company common stock.

Our common stock is not traded on any national securities exchange or quoted on any over-the-counter market. We do not expect that there will be an established market for our shares following this reorganization.

The reorganization can only occur if the holders of two-thirds (2/3) of the outstanding shares of Bank common stock approve it. We are holding a special shareholders meeting on [                    , 2012] for this purpose. At the special meeting, shareholders will be asked to consider and vote on the proposed reorganization.

This document is both a proxy statement by which the board of directors of the Bank is soliciting proxies for use at the special meeting, and a prospectus relating to the shares of Holding Company common stock that the Bank’s shareholders will receive if the reorganization is completed.

You should carefully read the information under “RISK FACTORS” beginning on page 13 before completing and returning your proxy card.

Our board of directors believes that the reorganization is in the best interests of the Bank and its shareholders, unanimously approves the reorganization proposal, and unanimously recommends that you vote “FOR” approval of the reorganization.

THE SHARES OF TGR FINANCIAL, INC. COMMON STOCK TO BE ISSUED IN THE REORGANIZATION WILL NOT BE SAVINGS ACCOUNTS OR DEPOSITS, AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN THE REORGANIZATION, PASSED UPON THE ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS VERY IMPORTANT, regardless of how many shares you own. Whether you plan to attend the special meeting or not, please complete, date, sign and return the proxy form. If you prefer to attend the meeting and vote in person, you may do so, even if you turn in your proxy ahead of time.

/s/ Gary L. Tice
Gary L. Tice, Chairman and
Chief Executive Officer

The date of this Proxy Statement/Prospectus is [                    , 2012]

This Proxy Statement/Prospectus is first being mailed to shareholders on or about [                    , 2012]

IMPORTANT DISCLOSURES

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS ATTACHED THERETO OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

THIS PROXY STATEMENT/PROSPECTUS IS ONLY ACCURATE AS OF THE DATE PRINTED ON THE BOTTOM OF THE COVER PAGE.

WE ARE REQUIRED TO ADVISE YOU IF THERE IS ANY FUNDAMENTAL CHANGE AFFECTING THE HOLDING COMPANY.

THE OFFER TO ENTER INTO THIS REORGANIZATION IS NOT BEING MADE TO NOR CAN IT BE ACCEPTED FROM OR ON BEHALF OF HOLDERS OF FIRST NATIONAL BANK OF THE GULF COAST COMMON STOCK IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION. TGR FINANCIAL, INC. IS NOT, AND WILL NOT BE, OBLIGATED TO ACQUIRE ANY SHARES OF FIRST NATIONAL BANK OF THE GULF COAST COMMON STOCK, OR ISSUE OR DELIVER ANY SHARES OF ITS COMMON STOCK, IN ANY JURISDICTION IN WHICH THE AGREEMENT TO DO SO WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION. HOWEVER, TGR FINANCIAL, INC., AT ITS DISCRETION, MAY TAKE SUCH ACTION AS IT MAY DEEM NECESSARY OR DESIRABLE TO COMPLY WITH THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

THIS TRANSACTION MAY BE REGISTERED IN CERTAIN STATES, ACCORDING TO THE LAWS OF THOSE STATES. NO SECURITIES COMMISSIONER, SECURITIES DEPARTMENT, OR SIMILAR OFFICE OF ANY STATE HAS APPROVED OR DISAPPROVED THE TGR FINANCIAL, INC. COMMON STOCK TO BE ISSUED IN THE REORGANIZATION OR HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE.

OUR PRESENT INTENTION IS TO USE ALL REASONABLE EFFORTS TO OBTAIN SHAREHOLDER AND REGULATORY APPROVAL AND SATISFY THE OTHER CONDITIONS AND TO COMPLETE THE REORGANIZATION AS PROMPTLY AS POSSIBLE. HOWEVER, WE RESERVE THE RIGHT TO ABANDON THE REORGANIZATION AT ANY TIME FOR ANY OF THE SPECIFIED REASONS WHATSOEVER, ALTHOUGH WE WILL ONLY DO SO AFTER THE SPECIAL MEETING IF WE FAIL TO RECEIVE REGULATORY APPROVAL OR, IF IN THE OPINION OF EITHER OF THE BOARDS OF DIRECTORS, THE REORGANIZATION IS NO LONGER IN THE BEST INTERESTS OF TGR FINANCIAL, INC. OR FIRST NATIONAL BANK OF THE GULF COAST OR THEIR SHAREHOLDERS.

ADDITIONAL INFORMATION

The attached proxy statement/prospectus may incorporate business and financial information about First National Bank of the Gulf Coast and TGR Financial, Inc. that is not included in or delivered with the proxy statement/prospectus. This information is available to you without charge by request in writing or by telephone from TGR Financial, Inc. at the following address and telephone number:

Gary L. Tice, Chairman and Chief Executive Officer

TGR Financial, Inc.

3560 Kraft Road

Naples, Florida 34105

(239) 348-8000

In order to receive timely delivery of the documents in advance of the special meeting, you must request the information no later than September 4, 2012.

For more information, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page     .

FIRST NATIONAL BANK OF THE GULF COAST

3560 Kraft Road

Naples, Florida 34105

(239) 348-8000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of the shareholders (the “Special Meeting”) of First National Bank of the Gulf Coast (the “Bank”) will be held on [                    , 2012], at [                    ,                     , at             ], local time.

The business to be considered at the Special Meeting shall be the following:

1.           To approve the following resolution related to a Reorganization Agreement and Plan of Share Exchange whereby the shareholders of the Bank shall become shareholders of the Holding Company, and the Bank shall become a wholly owned subsidiary of the Holding Company:

“RESOLVED, that the Reorganization Agreement and Plan of Share Exchange, dated June 26, 2012, to reorganize First National Bank of the Gulf Coast to become a subsidiary of TGR Financial, Inc., entered into between the boards of directors of the respective institutions, is approved, ratified and confirmed”;

2.           To authorize the executive officers of the Bank to adjourn the Special Meeting to allow time for the further solicitation of proxies in the event there are insufficient votes present at the Special Meeting, in person or by proxy, to approve Proposal #1; and

3.           To transact any other business that may properly come before the meeting.

The record date for the Special Meeting is August 10, 2012. Only shareholders of record at the close of business on that date can vote at the meeting. In order to complete the reorganization, two-thirds (2/ 3) of the outstanding Bank common stock must be voted in favor of the above resolution.

Shareholders have the right to dissent from the reorganization and receive the fair value of their shares of Bank common stock in cash. A summary of these rights can be found under “DISSENTERS’ RIGHTS” beginning on page      of the proxy statement/prospectus, and copy of the relevant portions of the National Bank Act governing dissenters’ rights is attached as Annex B to the proxy statement/prospectus.

The directors of the Bank unanimously believe that the proposed reorganization is in the best interests of the Bank and its shareholders, and urge shareholders to vote FOR the above resolution.

By Order of the Board of Directors

Dated:[ ,2012]	/s/ Gary L. Tice
Gary L. Tice, Chairman and Chief Executive Officer

ANNEXES

Annex	Description

Annex A	Reorganization Agreement and Plan of Share Exchange, dated June 26, 2012 between First National Bank of the Gulf Coast and TGR Financial, Inc.

	*Exhibit A –	Amended and Restated Articles of Incorporation of TGR Financial, Inc.
	*Exhibit B –	Certificate of Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock of TGR Financial, Inc.
	*Exhibit C –	Amended and Restated Officers’ and Employees’ Stock Option Plan.
	*Exhibit D –	Amended and Restated Directors’ Stock Option Plan.

Annex B	Dissenters’ Rights Provisions.

Annex C	Amended and Restated Bylaws of TGR Financial, Inc.

Annex D	Amended and Restated Articles of Association of First National Bank of the Gulf Coast.

Annex E	Amended and Restated Bylaws of First National Bank of the Gulf Coast, a National Association.

Annex F	TGR Financial, Inc. – Stockholders’ Agreement.

COMMONLY ASKED QUESTIONS

Why am I receiving this document?

This document serves two purposes. First, it is a proxy statement by which First National Bank of the Gulf Coast’s (the “Bank”) board of directors (the “Board”) is soliciting proxies for use at a special shareholders meeting to be held on [                    , 2012], at [                    ,                     ,             , at             ], local time (the “Special Meeting”), to consider a proposed reorganization (the “Reorganization”) whereby the Bank would become a wholly owned subsidiary of a newly formed bank holding company. The Reorganization would be effected by the approval and confirmation of a Reorganization Agreement and Plan of Share Exchange (the “Reorganization Plan”), which has been approved by the Board and is being recommended to the shareholders of the Bank for their approval. A copy of the Reorganization Plan is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein.

Second, this document is a prospectus relating to the shares of TGR Financial, Inc. (the “Holding Company”) common stock that shareholders will receive if the proposed Reorganization is completed.

Who is Eligible to Vote?

If you held Bank common stock at the close of business on August 10, 2012, you are entitled to vote at the Special Meeting. You may cast one vote for each share of common stock you held on such date on each matter properly presented at the Special Meeting.

How do I vote?

Please read the entire proxy statement/prospectus and consider the matters carefully. Then, complete the enclosed proxy form and mail it to the Bank in the enclosed return envelope. That proxy will instruct the persons named on the form how to vote your shares at the Special Meeting. You also may attend the Special Meeting and vote in person, even if you submit a proxy.

If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker as to how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

What if I abstain from voting or fail to instruct my bank or broker?

If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the Reorganization, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. The failure to vote or failure to instruct your bank or broker with respect to the adjournment proposal, however, will have no effect on the adjournment proposal.

What am I being asked to vote on?

You are being asked to vote on a proposed Reorganization in which the Holding Company will become a bank holding company and will own all of the shares of the Bank’s common stock.

If the Reorganization is approved and subsequently completed, and, assuming that you do not properly exercise your dissenters’ rights (as discussed below), all of your shares of Bank common stock, $5.00 par value, will be automatically converted into the right to receive an equal number of shares of Holding Company common stock, $1.00 par value, without further action on your part. Furthermore, if the Reorganization is consummated, and if you hold warrants or stock options to acquire shares of Bank common stock, these warrants or stock options will be automatically converted into warrants or stock options to acquire shares of Holding Company common stock.

What is a bank holding company?

A bank holding company is a state chartered corporation that owns a substantial amount of the common stock of a bank. In this case, it is proposed that the Holding Company would own 100% of the outstanding capital stock of the Bank.

Why do we need a bank holding company?

The Board believes that the bank holding company structure will help our overall organization to be more competitive. With the bank holding company structure, we believe that, as the Bank continues to grow and prosper, we will be able to engage in new lines of business more easily and to buy other banks or branches of other banks if those opportunities arise. In addition, the holding company structure will permit the efficient use of debt to fund these types of activities without having to raise additional capital by selling stock. The reasons we believe a bank holding company is advantageous are explained more fully under “THE REORGANIZATION – Reasons for the Reorganization” beginning on page     .

In addition to the foregoing, the Bank is contractually obligated to complete the Reorganization by the terms of certain agreements entered into in connection with the Bank’s 2011 Private Placement (defined below) of common stock to certain private equity investors. See “THE REORGANIZATION – Reasons for the Reorganization” beginning on page     , and “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     .

Does this mean the Bank is being sold?

The Bank is not being sold and you are not being asked to relinquish your ownership interests in our organization. Rather, if the Reorganization is completed, you will receive one share of Holding Company common stock for every share of Bank stock that you own and any outstanding warrants or stock options to purchase Bank common stock will be converted into identical warrants or stock options to purchase an identical number of shares of Holding Company common stock. The end result is that you will own the Holding Company, and the Holding Company will own the Bank.

What happens to the Bank if the Reorganization is completed?

The Bank will continue to operate with all of its same directors, officers and employees and at the same locations. The only difference is that all of the capital stock of the Bank will be owned by the Holding Company and you and other shareholders will own shares of the Holding Company common stock rather than shares of Bank common stock.

If I do not want to be a shareholder of the Holding Company, can I continue to own Bank stock?

No. If the Reorganization is completed you will not be entitled to hold Bank common stock, warrants or stock options. However, if the Reorganization is completed, you will be entitled to receive cash for your shares of Bank common stock if you properly exercise what are known as “dissenters’ rights” and follow the procedures required by the National Bank Act. Such procedures and statutes are summarized under “DISSENTERS’ RIGHTS” beginning on page     .

When will the Reorganization be completed?

The Reorganization will occur after we receive approval from the shareholders and regulators and all of the other conditions have been satisfied or waived. Currently, we anticipate that the Reorganization will be completed by September 25, 2012.

If I hold physical share certificates, should I send in my Bank stock certificates now?

No. Please do not send in your Bank stock certificates with your proxy. After the Reorganization, an exchange agent designated by the Holding Company will send you instructions for exchanging Bank stock certificates for Holding Company stock certificates (or to be converted to book-entry form). See “THE REORGANIZATION – Conversion of Shares; Exchange of Certificates” beginning on page     .

What should I do if I hold my shares of Bank common stock in book-entry form?

You are not required to take any specific actions if your shares of Bank common stock are held in book-entry form. After the completion of the Reorganization, shares of Bank common stock held in book-entry form (for which no dissenters’ rights were exercised) will be automatically converted into shares of the Holding Company common stock in book-entry form, and you will receive notice of the same.

How will our government supervision and regulation change?

After the Reorganization is completed: (1) the Federal Bank Holding Company Act of 1956, as amended (the “BHCA”), will apply to the Holding Company, and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) will regulate its operations as a bank holding company; (2) the Holding Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as such, will file required reports and documents with the Securities and Exchange Commission (the “SEC”); (3) the Bank will continue to be regulated by the Office of the Comptroller of the Currency (the “OCC”); and (4) the deposits of the Bank will continue to be insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent provided by law. For more information, please see the section of this proxy statement/prospectus captioned “BANK SUPERVISION AND REGULATION” beginning on page     , and “INFORMATION ABOUT THE HOLDING COMPANY – Additional Supervision and Regulation” beginning on page     .

What other approvals are required?

We cannot complete the Reorganization unless the Federal Reserve and the OCC approve it. We have filed all required documents (or will shortly file all remaining supplements to such documents) with the regulators. The Federal Reserve has approved the Reorganization, and the OCC has approved the Reorganization, subject to certification of approval of the Reorganization by the Bank’s shareholders. Although we do not know of any reason why we would be unable to obtain the remaining regulatory approvals in a timely manner, we cannot be certain that we will obtain them, or when we will obtain them.

Will the Bank continue to have an annual shareholders meeting?

Yes. However, if the Reorganization is completed, Holding Company shareholders will have the right to elect the directors of the Holding Company, but will no longer have any right to elect the directors of the Bank. The Holding Company currently plans to hold annual shareholders meetings in substantially the same fashion that the Bank has held such meetings historically.

Who can I contact for more information?

For more information regarding the proposed Reorganization, call or write to:

TGR Financial, Inc.

Attn: Gary L. Tice, Chairman and Chief Executive Officer

3560 Kraft Road

Naples, Florida 34105

(239) 348-8000

SUMMARY

The following summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand how the proposed Reorganization will affect you, and for a more complete description of the legal terms of the Reorganization, you should read this entire proxy statement/prospectus, including the annexes, carefully.

References in this proxy statement/prospectus to “we”, “our” and “us” refer to the Bank, unless the context specifically addresses the Holding Company.

Parties to the Reorganization

First National Bank of the Gulf Coast

First National Bank of the Gulf Coast is a national bank headquartered in Naples, Collier County, Florida. The Bank is a full service traditional community bank offering retail banking, and personal and commercial banking services to individuals, families and businesses in Collier County, Florida. The Bank’s Amended and Restated Articles of Association (referred to hereafter as the “Bank Articles of Association”) and the Bank’s Amended and Restated Bylaws (referred to hereafter as the “Bank Bylaws”) are the charter instruments of the Bank and are attached to this proxy statement/prospectus as Annex D and Annex E, respectively.

On April 23, 2009, Panther Community Bank, N.A. (“Panther”) and First National Bank of the Gulf Coast (in organization) (“FNB”) entered into an agreement and plan of merger, which agreement was amended on June 23, 2009. Pursuant to such merger agreement, on October 23, 2009, FNB merged with and into Panther, with Panther as the surviving bank (the “Merger”). In connection with the Merger, the name of Panther changed to First National Bank of the Gulf Coast. The Bank continues to be a national bank. The Bank’s mailing address and principal executive office is located at 3560 Kraft Road, Naples, Florida 34105 and the Bank’s telephone number is (239) 348-8000. For more information, see “INFORMATION ABOUT THE BANK” beginning on page     .

TGR Financial, Inc.

TGR Financial, Inc. is a Florida corporation organized in November 2011 at the direction of the Bank’s Board solely for the purpose of becoming a holding company for the Bank. The Holding Company has no operating history and no present business purpose other than to become the holding company of the Bank. As a Florida corporation, the Holding Company is governed by the Florida Business Corporation Act (the “FBCA”), and the terms of its Articles of Incorporation and Bylaws.

If the Reorganization is completed (meaning that all conditions to closing are achieved or waived), the Holding Company will immediately file with the State of Florida, the Amended and Restated Articles of Incorporation, attached to this proxy statement/prospectus as Exhibit A to Annex A (referred to hereafter as the “Holding Company Articles of Incorporation”), which will then become the articles of the Holding Company. As part of this filing, the Holding Company will also file with the State of Florida, the Certificate of Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock of TGR Financial, Inc., attached to this proxy statement/prospectus as Exhibit B to Annex A (referred to hereafter as the “Certificate of Designation”), which will authorize and designate the rights of a new series of preferred stock of the Holding Company (the “Series A Preferred Stock”). Contemporaneously with these filings, the Holding Company will also file Articles of Share Exchange with the State of

Florida to effect the share exchange between the Holding Company and the shareholders of the Bank. Furthermore, if the Reorganization becomes effective, the Amended and Restated Bylaws attached to this proxy statement/prospectus as Annex C (referred to hereafter as the “Holding Company Bylaws”), will automatically become the bylaws of the Holding Company.

The Holding Company’s mailing address and principal executive office is located at 3560 Kraft Road, Naples, Florida 34105 and the Holding Company’s telephone number is (239) 348-8000. For more information, see “INFORMATION ABOUT THE HOLDING COMPANY” beginning on page     .

Description of the Reorganization

If the Reorganization is approved by the Bank’s shareholders and by its federal banking regulators—and assuming that you do not properly exercise your dissenters’ rights—each share of Bank common stock, $5.00 par value, you own will be automatically converted into the right to receive one share of Holding Company common stock, $1.00 par value, and each outstanding warrant and stock option to purchase Bank common stock will be automatically converted into an identical warrant and stock option to purchase Holding Company common stock. As a result, the Holding Company will be owned by the Bank’s former shareholders (in the same proportion that they currently own the common stock of the Bank) and the Bank will become a wholly owned subsidiary of the Holding Company. The terms of the Reorganization are set forth in the Reorganization Plan, approved by the boards of directors of the Holding Company and the Bank, a copy of which is attached to this proxy statement/prospectus as Annex A, and are summarized under “THE REORGANIZATION” beginning on page     .

Reasons for the Reorganization and Recommendation of the Board

The Board believes that the formation of a holding company will benefit the Bank and its shareholders. In the Board’s opinion, a holding company provides many operational and strategic advantages over a stand-alone bank, including the ability for the holding company to more readily expand its business and enter other markets and the greater flexibility that the holding company structure provides in meeting future capital needs, and, as a result, the ability of the Bank to compete more effectively with other banks that are held by bank holding companies. The Bank is also contractually obligated to complete the Reorganization by the terms of certain agreements entered into in connection with the Bank’s 2011 Private Placement (defined below) of common stock to certain private equity investors. See “THE REORGANIZATION – Reasons for the Reorganization” beginning on page     , and “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     .

Approval of the Reorganization requires the affirmative vote of two-thirds (2/3) of the total votes eligible to be cast at the Special Meeting. As of the August 10, 2012 record date, the Bank’s directors and executive officers beneficially owned and were entitled to vote an aggregate of 2,073,880 shares of Bank common stock, representing approximately 15% of the shares of Bank common stock outstanding on that date, and held options and warrants to purchase 908,908 shares of Bank common stock. All of these individuals have indicated that they intend to vote their shares of Bank common stock FOR approval of the Reorganization. See “THE REORGANIZATION – Reasons for Reorganization” beginning on page     .

As of the record date, the Holding Company held no shares of Bank common stock, and its directors and executive officers or their affiliates beneficially held in the aggregate 358,500 shares of Bank common stock. The approval of the shareholders of the Holding Company is not required, pursuant to the applicable provisions of the FBCA, to consummate the share exchange, but the shareholders have unanimously approved the share exchange and the Reorganization.

For the foregoing reasons, the Board unanimously recommends that you vote your Bank common stock FOR approval of the Reorganization.

Effect of the Reorganization

Immediately after the Reorganization takes place, (1) assuming there are no dissenters, the Holding Company will have outstanding the same number of shares of common stock that the Bank had issued and outstanding immediately prior to the Reorganization, and (2) unless you perfect and exercise your dissenters’ rights, you will hold the same number of shares of Holding Company common stock that you held in the Bank immediately prior to the Reorganization and you will hold warrants and stock options to acquire the same number of shares of Holding Company common stock that you held to acquire Bank common stock immediately prior to the Reorganization.

Differences in Shareholder Rights

As a shareholder of the Bank, your rights are governed by the provisions of the National Bank Act and, by virtue of regulations promulgated under the National Bank Act, certain provisions of the FBCA and the Bank’s Articles of Association and Bylaws; but your rights as a shareholder of the Holding Company will be governed exclusively by the FBCA and the Holding Company’s Articles of Incorporation and Bylaws. There are many similarities but several principal differences between your rights as a shareholder of the Bank and what your rights will be if the Reorganization is approved and you become a shareholder of the Holding Company. These differences are a result of differences between the National Bank Act and the FBCA, as well as differences between the Bank’s Articles of Association and Bylaws and the Holding Company’s Articles of Incorporation and Bylaws. For a discussion of these differences, see “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning on page     .

Special Meeting

The Special Meeting of the Bank’s shareholders will be held on [                    , 2012], at [            ], local time at [                    ]. Only shareholders of record as of the close of business on August 10, 2012 will be entitled to vote at the Special Meeting. For more information, see “THE SPECIAL MEETING” beginning on page     .

Structure of the Reorganization

If the Reorganization is approved, the Holding Company will acquire all of the outstanding common stock of the Bank through a share exchange of its common stock with all of the existing shareholders of the Bank, which share exchange will be effected pursuant to the provisions of the National Bank Act and the FBCA. Upon completion of the share exchange, the common stock of the Bank currently held by the Bank’s shareholders will be automatically converted into the right to receive an equal amount of Holding Company common stock. As a result, the Bank’s shareholders will become shareholders of the Holding Company, and the Bank will become a wholly-owned subsidiary of the Holding Company. See “THE REORGANIZATION – Structure” beginning on page     .

Bank and Holding Company Management

The management of the Holding Company will be substantially the same as the current management of the Bank. Of the Bank’s twenty-two (22) current directors, eleven (11) have been elected to the Holding Company’s initial 13-member board of directors. Two (2) new directors have also joined the board of the Holding Company (these directors already serve as non-voting “observers” to the Bank’s

Board). Gary L. Tice is currently the Chairman and Chief Executive Officer of the Holding Company, Garrett S. Richter is currently the President and Secretary of the Holding Company and Robert T. Reichert is currently the Chief Administrative Officer of the Holding Company, and each is expected to continue to serve these functions if the Reorganization is completed. Messrs. Tice, Richter and Reichert also serve in the same capacities for the Bank, and each is expected to continue to serve these functions if the Reorganization is completed. For more information about the management of the Bank and the Holding Company, see “INFORMATION ABOUT THE HOLDING COMPANY – Management – Directors” beginning on page     .

Closing Date; Exchange of Stock Certificates; Conversion of Warrants and Stock Options

If the Reorganization is approved at the Special Meeting, we will complete it as soon as possible after the date of the Special Meeting or, if later, as soon as we have obtained all necessary regulatory approvals. Shortly after the closing date, we will provide you with instructions on how to tender your Bank stock certificates (if you hold any such certificates and your shares are not held in book-entry form) for exchange for Holding Company stock certificates. IF YOU HOLD ANY BANK STOCK CERTIFICATES, YOU SHOULD NOT TENDER YOUR STOCK CERTIFICATES NOW. However, we recommend that you locate these certificates and keep them in a safe place so that you can promptly tender them when you are instructed to do so. If your shares of Bank common stock are held in book-entry form (no physical stock certificates), you will not be required to produce any stock certificates for exchange. If, in the sole determination of the Holding Company, any additional documentation providing proof of share ownership is necessary in any case, the Holding Company may require holders of Bank common stock to produce reasonable documentation providing proof of ownership.

If you hold warrants or stock options to purchase common stock of the Bank, then, if the Reorganization is approved, we will notify you of the automatic conversion of your warrants or stock options into identical warrants or stock options to purchase Holding Company common stock, and the procedures, if any, you must follow to receive any new certificates, if applicable.

Termination or Abandonment

The present intention is to use all reasonable efforts to obtain shareholder and regulatory approval and satisfy the other conditions and to complete the Reorganization as promptly as possible. However, the Bank and the Holding Company reserve the right to abandon the Reorganization at any time and for any reason whatsoever, although they will only do so after the Special Meeting if either or both fail to receive regulatory approval or if, in the opinion of the Bank’s or Holding Company’s board of directors, the Reorganization is no longer in the best interests of the Bank or the Holding Company, or the shareholders of either. See “THE REORGANIZATION – Abandonment” beginning on page     .

Regulatory Approvals and Other Conditions Related to the Holding Company

Even if our shareholders approve the Reorganization, we cannot complete it unless we receive the necessary approvals from our banking regulators, specifically the OCC. We have received approval of the Reorganization from the Federal Reserve. We have filed an application with the OCC seeking the appropriate approval, and the OCC has approved the application, subject to certification of approval of the Reorganization by the Bank’s shareholders.

Dissenters’ Rights

Under applicable provisions of the National Bank Act, as a holder of Bank common stock, you have the right to dissent from the Reorganization and obtain payment of the fair value of your shares of Bank common stock in cash. This is known as your “dissenters’ rights”. You may only exercise your dissenter’s rights if you follow all of the procedures required by the applicable sections of the National Bank Act, and the applicable regulations promulgated thereunder, which are summarized under “DISSENTERS’ RIGHTS” beginning on page     , and are included as Annex B to this proxy statement/prospectus.

Federal Income Tax Consequences

We have structured the Reorganization to qualify as a tax-free transaction. We have obtained an opinion from our legal counsel, Smith, Gambrell & Russell, LLP, to the effect that, as a result of the transaction contemplated by the Reorganization, for federal income tax purposes:

—

You will not be required to recognize any gain or loss for federal income tax purposes on the conversion of your Bank stock into Holding Company stock or the conversion of your Bank warrants or stock options into Holding Company warrants and stock options;

—	Your income tax basis in your shares of Holding Company common stock will be the same as your basis in the shares of the Bank stock you now hold; and

—

Your holding period for shares of Holding Company common stock will include your holding period for the shares of Bank stock, provided the shares of Bank stock were held by you as a capital asset as of the time of the Reorganization.

In addition, the Reorganization will not result in the imposition of federal income tax on the Bank or the Holding Company.

If you exercise your dissenters’ rights and receive cash for your Bank common stock instead of exchanging it for Holding Company common stock, as discussed below under “DISSENTERS’ RIGHTS”, you will be taxed on the cash you receive for your shares of Bank stock to the extent it exceeds your tax basis in your Bank common stock.

You are urged to consult your tax advisor to determine the tax consequences to you under the federal tax laws, as well as any consequence under applicable state or local tax laws, given your own particular tax circumstances.

Accounting Treatment

The Reorganization, if completed, will be accounted for as a reorganization under common control. Accounting Standards Codification 805-50-30-5 states that when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interest shall initially measure the recognized net assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of the transfer. Therefore, the Reorganization will not result in a change in accounting recognition for the Bank, other than to recognize the new legal forms of equity. The accounting basis of assets and liabilities reflected in the consolidated financial statements of the Holding Company will be accounted for at the historical accounting basis of the Bank, which is in accordance with accounting principles generally accepted in the United States of America.

Comparative Per Share Data

The following table sets forth historical per share information of the Bank and the Holding Company. The table also sets forth pro forma per share information after giving effect to the Reorganization. You should not rely on this information as being indicative of the historical results that would have been achieved had these transactions occurred on an earlier date or the future results that the Bank will experience in the event these transactions are consummated. The historical per share data has been derived from and should be read in conjunction with the historical consolidated financial statements of the Bank and related notes included in this proxy statement/prospectus.

	For the Three Months Ended		For the Year Ended
	March 31, 2012		December 31, 2011

		Pro Forma		Pro Forma
		Holding		Holding
	Bank Only	Company	Bank Only	Company

Net loss (in thousands)	$(1,220)	$(1,595)	$(5,933)	$(6,308)

Per Common Share
Basic loss per share	$(0.09)	$(0.11)	$(0.55)	$(0.58)
Diluted loss per share	(0.09)	(0.11)	(0.55)	(0.58)
Book value	4.59	4.49	4.61	4.58

Dividend payout ratio	0.00%	0.00%	0.00%	0.00%

Market Prices and Dividend Information

Market Price

Historical market price information for the Bank’s common stock is very limited because there is no historical active market for the Bank’s common stock. The price of the Bank’s common stock in a private placement completed April 29, 2011 was $5.00 per share (the 2011 Private Placement, as defined and discussed below). The price of the Bank’s common stock in a rights offering to existing shareholders completed November 15, 2011 was $5.00 per share.

The Bank’s management is not aware of any recent trades in the Bank’s common stock.

Historical market price information for the Holding Company’s common stock is not provided because there is no historically active market for Holding Company common stock. Management is not aware of any trades in Holding Company common stock since inception. As of July 31, 2012, there were 3 holders of record of Holding Company common stock.

Dividends

Initially, and for the foreseeable future, the Holding Company’s only asset will be the common stock of the Bank and all of its operations will be conducted through the Bank. Accordingly, the Holding Company’s sole source of funds with which to pay dividends to its shareholders will be dividends it receives from the Bank. The Bank has significant regulatory restrictions on its ability to pay dividends, and holders of Holding Company common stock should not anticipate that the Bank will be able to meet such conditions, or that the Bank’s Board will choose to pay dividends even if such conditions are met. See “BANK SUPERVISION AND REGULATION – Bank Regulations – Dividends” beginning on page     .

The Bank has not paid dividends to its shareholders since its organization. The Holding Company’s board of directors has not determined whether it will pay dividends to the Holding Company’s shareholders in the future. At the present time, the Holding Company expects to reinvest earnings to expand and grow the Bank. See “INFORMATION ABOUT THE HOLDING COMPANY – Dividends and Dividend Policy” beginning on page     .

Recent Developments

Acquisition of Assets and Assumption of Liabilities of The Royal Palm Bank of Florida

On July 20, 2012, the Florida Office of Financial Regulation closed The Royal Palm Bank of Florida, Naples, Florida, (“Royal”) and appointed the FDIC as receiver. That same date, the Bank assumed approximately $77 million of Royal’s deposits and acquired approximately $78 million in assets from the FDIC under a whole-bank purchase and assumption agreement without loss share. The Bank did not pay the FDIC a premium to assume the deposits, and the assets were acquired at a discount to Royal’s historical book value as of July 20, 2012 of approximately $19.3 million, subject to customary adjustments. Royal presently has three banking offices located at 1255 Creekside Parkway, Naples, Florida, 690 Bald Eagle Drive, Marco Island, Florida and 7040 Winkler Road, Ft. Myers, Florida. See also “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Executive Overview” beginning on page     .

Preliminary Summary Financial Data for the Quarter Ended June 30, 2012

Preliminary results of operations reflect net income of $806,000 for the quarter ended June 30, 2012, or $0.06 per diluted share, compared to a net loss of $917,000, or ($0.08) per diluted share, for the quarter ended June 30, 2011. The net income for the quarter ended June 30, 2012 was due to an increase of $150 million in average earning assets which contributed $1.1 million more in net interest income. Net interest income for the second quarter 2012 was $3.3 million, compared to $2.2 million for the second quarter 2011. Gains on the sale of securities were $776,000 and $282,000, for the second quarters 2012 and 2011, respectively. At June 30, 2012, total assets were $504 million, total loans, net, were $257 million and total deposits were $380 million. Based on preliminary data, at June 30, 2012, the Bank’s Tier I risk-based capital ratio was 20.88% and its Tier I leverage ratio was 11.77%.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain statements that are forward-looking within the meaning of section 21E of the Exchange Act. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, the forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and other similar expressions or future or conditional verbs. Readers of this proxy statement/prospectus should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this proxy statement/prospectus. The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, financial condition, results of operations, future performance and business, including management’s expectations and estimates.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. An illustrative list of these factors is contained in this proxy statement/prospectus under the caption “RISK FACTORS” beginning on page     , as well as in Item 1A of the Bank’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the OCC on March 27, 2012, as amended on Form 10-K/A on March 30, 2012 (the “2011 Annual Report”). See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page     . New risk factors emerge from time to time, and it is not possible for us to predict which risk factors, if any, will materialize. In addition, we cannot assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

An investment in a financial institution, such as the Bank, involves significant risks. The risks of an investment in the Bank are described in the Bank’s 2011 Annual Report under “Item 1A. Risk Factors”. These risks derive primarily from the financial institutions industry, the nature of the way financial institutions operate, and the national economy, generally, and, more specifically, from the Bank’s operations, financial condition, local economy, competition and similar factors. Because, initially following the Reorganization, the Bank will be the Holding Company’s sole asset and represent the Holding Company’s only operations and its sole source of income and profits, we believe that all of the risks of an investment directly in the Bank, as described in the above-referenced section of the Bank’s 2011 Annual Report, will continue to apply in all material respects to an investment in the Holding Company.

The following Risk Factors section summarizes what we believe are material risks related to and following the Reorganization, and derive primarily from the future organizational structure of the Holding Company operating with the Bank as its subsidiary, as well as factors that result from differences in our governance structure and your rights as a shareholder that we have either been required or have chosen to implement in connection with the Reorganization.

The order in which the risk factors are discussed in this section is not intended to indicate their relative importance.

Our future success is based in large part on the accuracy of our assumptions about and inherent in our business, marketing and growth strategies for the Bank, as well as our ability to identify and implement strategies to address the risks identified herein and in our 2011 Annual Report.

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS ALL OF THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS BEFORE DECIDING HOW TO VOTE YOUR SHARES.

The Holding Company may issue additional shares of common stock without shareholder approval that could result in dilution of an investor’s investment.

The board of directors of the Holding Company may determine, from time to time, that there is a need to obtain additional capital through the issuance of additional shares of common stock or other securities. Although the Bank’s Board is currently able to authorize the issuance of additional shares of common stock without shareholder approval, the number of additional shares the Board may approve for issuance is limited to the 50,000,000 shares of common stock currently authorized by the Bank’s Articles of Association. In contrast, the Holding Company’s Articles of Incorporation authorize the issuance of up to 500,000,000 shares of Holding Company common stock. In addition, the Holding Company will also have an existing contractual commitment to issue common stock, and, in some instances, preferred stock, to certain existing investors in the Bank, up to specified thresholds, and in the event of certain specified conditions. See “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     . These issuances would likely dilute the ownership interests of Holding Company investors and may dilute the per share book value of the Holding Company’s common stock.

In addition to the foregoing, within 30 days of the completion of the Reorganization, the Holding Company also intends to conduct a private placement of its common stock, up to an aggregate purchase price of $2,000,000, to certain investors in the 2011 Private Placement, in order to raise funds to pay for the Holding Company’s expenses incurred in connection with the Reorganization and to provide general working capital. This subsequent issuance of Holding Company common stock will be dilutive to the existing shareholders of the Holding Company. See “THE REORGANIZATION – Expenses of Reorganization” beginning on page     .

The Bank has also issued shareholder warrants to acquire up to 680,943 shares of Bank common stock at an exercise price of $10.00 per share and organizer warrants to acquire up to 952,500 shares of Bank common stock at $10.00 per share. As of March 31, 2012, the Bank also had stock options outstanding to purchase 254,496 shares of Bank common stock at an exercise price of $7.58 per share. If the Reorganization is approved, these outstanding warrants and stock options will be automatically converted to warrants and stock options of the Holding Company. Any exercise of these securities would dilute the position of existing shareholders of the Holding Company. See “THE REORGANIZATION – Structure” beginning on page     .

Furthermore, under the terms of the Bank’s two stock option plans—the Amended and Restated Director’s Stock Option Plan and the Amended and Restated Officers’ and Employees’ Stock Option Plan (collectively, the “Equity Plans”)—the number of shares of Bank common stock available for grant under each of the Equity Plans is subject to automatic adjustment. As a result, the number of shares available for grant under each Equity Plan will increase in the future when the Bank issues common stock or preferred stock. If the Reorganization is consummated, the Equity Plans will be assumed by the Holding Company. The issuance of additional shares of Holding Company common stock under the Equity Plans will, therefore, further dilute each investor’s ownership in the Holding Company.

The Holding Company’s board of directors will have the authority to set the terms of and issue preferred stock without shareholder approval, which could dilute your ownership interest in the Holding Company, and which would likely have superior rights over the common stock of the Holding Company as to dividends and liquidation preference.

The Bank’s Articles of Association do not authorize the issuance of preferred stock and could not be amended to so provide without shareholder and regulatory approval. In contrast, the Holding Company’s Articles of Incorporation authorize the issuance of up to 20,000,000 shares of preferred stock and give the board of directors the authority to decide what the terms (such as dividend rate, liquidation preference, redemption features and the like) of the shares of any series of preferred stock will be and how many shares to issue. At the time of completion of the Reorganization, the Holding Company intends to file the Certificate of Designation (attached to this proxy statement/prospectus as Exhibit B to Annex A), which will designate the rights of a new series of preferred stock entitled Series A Preferred Stock. It is intended that the Series A Preferred Stock will be issued to certain of the investors in the 2011 Private Placement, in lieu of Holding Company common stock, in connection with subsequent drawdowns of committed capital, as a result of certain requirements imposed by the Federal Reserve as a condition to its approval of the Reorganization. See “DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK AND WARRANTS – Preferred Stock” beginning on page     , and “COMPARISON OF SHAREHOLDERS’ RIGHTS – Principal Differences – Preferred Stock Authorized” beginning on page     . Also see the discussion under “THE REORGANIZATION – Reasons for the Reorganization” beginning on page     .

In the future, the Holding Company’s board of directors may choose to designate one or more new series of preferred stock, with rights and preferences that are undetermined at this time. In general, dividends on any preferred stock that might be issued must be paid in full before you, as a holder of common stock, would receive any dividends on your Holding Company common stock, and holders of preferred stock would be paid out before you would receive anything if the Holding Company were liquidated. Thus, the Holding Company’s board of directors will have the ability to issue shares of preferred stock that would have rights superior to your rights as a holder of common stock which could be dilutive to and diminish the value of your Holding Company common stock. See “DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK AND WARRANTS – Preferred Stock” beginning on page     , and “COMPARISON OF SHAREHOLDERS’ RIGHTS – Principal Differences – Preferred Stock Authorized” beginning on page     . Also see the discussion under “THE REORGANIZATION – Reasons for the Reorganization” beginning on page     .

The Holding Company has the ability to incur debt and pledge its assets, including its stock in the Bank, to secure that debt.

While the Bank can incur debt, its ability to do so is limited and, significantly, it is not legally permitted to pledge its assets to secure its indebtedness except in very limited circumstances. In contrast, the legal limitations on the incurrence of debt by bank holding companies are much less restrictive and there are no regulatory restrictions on the Holding Company’s ability to incur debt and pledge its assets to secure that debt. Absent special and unusual circumstances, a holder of indebtedness for borrowed money has rights that are superior to those of holders of common and preferred stock – interest must be paid to the lender before dividends can be paid to the shareholders, and loans must be paid off before any assets can be distributed to shareholders if the Holding Company were to liquidate. Furthermore, the Holding Company would have to service (make principal and interest payments) its indebtedness which could reduce the profitability of or result in net losses at the Holding Company on a consolidated basis even if the Bank were profitable. See “THE REORGANIZATION – Reasons for the Reorganization – Meeting Capital Needs” beginning on page     .

Anti-takeover protections under the FBCA and other factors will make it more difficult for you to realize the value of your investment in the Holding Company.

In general, the three principal ways that the shareholders of any company can realize a return on their investment are (i) to receive distributions (i.e., dividends) from the company, (ii) to sell their individual ownership interests to a third party, or (iii) to participate in a company-wide transaction in which they are able to sell their ownership interests (an “exit event”), regardless of whether the exit event is voluntary (such as a friendly merger) or involuntary (such as a hostile takeover) on the part of the company. There are significant impediments to a shareholder of the Holding Company being able to realize a return on his or her investment in any of those ways. As stated elsewhere in this proxy statement/prospectus, we do not intend to declare or pay dividends in the foreseeable future. Furthermore, the market for the Holding Company’s common stock is expected to be highly illiquid, with limited trading opportunities. These two factors are, in general, applicable to the Bank as well. However, there are certain anti-takeover protections that the Holding Company will be subject to under the FBCA that are not available to the Bank under the National Bank Act. These anti-takeover provisions could, separately or together: (i) discourage potential acquisition proposals; (ii) delay or prevent a change in control; or (iii) limit the price that investors might be willing to pay in the future for the Holding Company’s common stock. The application of these provisions could make it more difficult for a third party to acquire the Holding Company, even if doing so would be beneficial to the Holding Company’s shareholders. See “COMPARISON OF SHAREHOLDERS’ RIGHTS – Principal Differences – Anti-takeover Provisions” beginning on page     .

The Holding Company will be subject to regulation which will increase the cost and expense of regulatory compliance and will therefore reduce the Holding Company’s net income and may restrict its ability to engage in certain activities.

As a bank holding company under federal law, the Holding Company will be subject to regulation under the BHCA and the examination and reporting requirements of the Federal Reserve. In addition to supervising and examining the Holding Company, the Federal Reserve, through its adoption of regulations implementing the BHCA, places certain restrictions on the activities that are deemed permissible for bank holding companies to engage in. Changes in the number or scope of permissible activities could have an adverse effect on the Holding Company’s ability to realize its strategic goals.

The Holding Company may be required to contribute capital or assets to the Bank that could otherwise be invested or deployed more profitably elsewhere.

Federal law and regulatory policy impose a number of obligations on bank holding companies that are designed to reduce potential loss exposure to the depositors of insured depository subsidiaries and to the FDIC’s insurance fund. For example, a bank holding company is required to serve as a source of financial strength to its insured depository subsidiaries and to commit financial resources to support such institutions where it might not do so otherwise. The Federal Reserve has the ability to require the Holding Company to contribute capital to the Bank, even if the Holding Company would not ordinarily do so and even if such contribution is to the detriment of the Holding Company or its shareholders.

Applicable laws and regulations restrict both the ability of the Bank to pay dividends to the Holding Company, and the ability of the Holding Company to pay dividends to you.

For the foreseeable future, the majority, if not all, of the Holding Company’s revenue will be from dividends paid to the Holding Company by the Bank. Both the Holding Company and the Bank are limited by laws and regulations as to the amount of dividends they can pay. The Bank is also subject to dividend restrictions based on an Operating Agreement entered into with the OCC in 2009. See “BANK SUPERVISION AND REGULATION – Operating Agreement” beginning on page     . In addition, the Holding Company and the Bank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums, and to remain “well-capitalized” under the prompt corrective action regulations of the OCC and the FDIC. Federal banking regulators have indicated that banking organizations should generally pay dividends only if (1) the organization’s net income available to holders of common stock over the past year has been sufficient to fully fund the dividends and (2) the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

We may not be able to implement effectively the strategies that underlie our reasons for forming a bank holding company.

As discussed under “THE REORGANIZATION – Reasons for the Reorganization” beginning on page     , we believe that the holding company structure will provide us with better opportunities to meet our capital needs and expand our business and markets through acquisitions; however, we cannot assure you that we will be able to do any of these things to the full extent we will be legally able to, on favorable terms or at all. If we are unable to implement our future strategies that we believe are enhanced by the holding company structure, the cost, effort and expense of the Reorganization could be greater than the benefits realized by the Reorganization, and the increased costs of operating in the future under the holding company structure could affect our business and profitability.

We cannot assure you that the Reorganization into a bank holding company structure will enable us to compete more effectively or operate more profitably than as a stand-alone bank.

Although we believe that our reasons for the Reorganization and the enhanced opportunities we will have under the holding company structure will strengthen our overall organization and improve long-term operating results and profits, we cannot assure you that this will happen. Among other things, we may not be accurately predicting or fully appreciating the effects of these enhanced opportunities and any difficulties we might face in implementing our strategies. Our strategies and expectations for future opportunities under the holding company structure could also be negatively impacted, or even outweighed, by external factors either within or outside of our control. We cannot assure you that we will be more (or even as) profitable or stronger (or even as strong) financially under the holding company structure than we could have been if the Reorganization had not occurred and the Bank continued to operate under its historical stand-alone structure.

While we believe the holding company structure may assist us in acquiring failed bank assets, there are certain risks related to any FDIC-assisted transactions in which we may participate.

The success of any FDIC-assisted transactions in which we have participated or may participate in the future, will depend on a number of factors, including the following:

—	our ability to fully integrate, and to integrate successfully, the branches acquired into our operations;

—

our ability to limit the outflow of deposits held by our new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired in FDIC-assisted transactions;

—	our ability to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

—	our ability to effectively compete in new markets in which we did not previously have a presence;

—	our success in deploying the cash received in the FDIC-assisted transactions into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

—	our ability to control the incremental non-interest expense from the acquired branches in a manner that enables us to maintain a favorable overall efficiency ratio;

—	our ability to retain and attract the appropriate personnel to staff the acquired branches; and

—	our ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

As with any acquisition involving a financial institution, particularly one involving the transfer of a number of bank branches as is often the case with FDIC-assisted transactions, there may be higher than average levels of service disruptions that would cause inconveniences or potentially increase the effectiveness of competing financial institutions in attracting our customers. Integrating the acquired branches could also present unique challenges and opportunities because of the nature of the transaction.

Integration efforts will also likely divert management’s attention and resources. It is not known whether we will be able to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the FDIC-assisted transactions. We may also encounter unexpected difficulties or costs during the integration that could have a material adverse effect on our earnings and financial condition. Finally, the purchase and assumption agreement with the FDIC may impose additional contractual requirements on us and FDIC oversight.

In any purchase from the FDIC, we will make certain assumptions regarding the costs we will incur in connection with the acquisition of the assets and liabilities of a failed bank from the FDIC; if these assumptions are inaccurate, or if the loss share provisions (if any) provided for in the purchase and assumption agreement are administered improperly or, in the future, the FDIC interprets such provisions in a way different from what we would anticipate, then we could incur additional losses.

We may acquire the assets and liabilities of banks that are in receivership through the FDIC bid process for failed institutions. In conjunction with any such acquisition, we would discount the acquired loan portfolios and other assets of the failed bank based on our estimates of remaining losses and other costs. In addition, we might enter into a loss sharing agreement with the FDIC, pursuant to which the FDIC would reimburse us for a specific percentage of the loan losses incurred in connection with the failed bank’s loans. Through the loss sharing arrangement, the FDIC would absorb a significant portion of the loss from the failed bank’s asset portfolios, and the asset management and disposition incentives of us and the FDIC would become more aligned as both parties would share in the loss. If the loss share provisions provided for in the loss sharing agreement are administered improperly or, in the future, the FDIC interprets such provisions in a way different from what we would anticipate, then our losses could increase. We would expect to establish our bid to the FDIC for a failed bank that would cover our anticipated losses as well as other expected costs associated with the acquisition. However, there is no assurance that our financial assumptions will be correct.

THE SPECIAL MEETING

Date, Time and Place; Adjournments

A vote on the proposed Reorganization will be taken at the Special Meeting of Shareholders of the Bank, to be held on [                    , 2012], at [            ], local time at [                                         ]. The close of business on August 10, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. On that date there were 14,060,143 shares of Bank common stock outstanding and entitled to vote.

Matters to be Considered

The Special Meeting has been called to enable the shareholders to consider and vote on the following resolution:

RESOLVED, that the Reorganization Agreement and Plan of Share Exchange, dated June 26, 2012, to reorganize First National Bank of the Gulf Coast to become a subsidiary of TGR Financial, Inc., entered into between the boards of directors of the respective institutions, is approved, ratified and confirmed.

The agenda of the Special Meeting will also include the following items:

—

To authorize the executive officers of the Bank to adjourn the Special Meeting to allow time for the further solicitation of proxies in the event there are insufficient votes present at the Special Meeting, in person or by proxy, to approve Proposal #1; and

—	To transact any other business that may properly come before the meeting.

Other Matters

Your proxy grants authority to the holders thereof to vote in their discretion on any other matters that may properly come before the Special Meeting (or any adjournments or postponements thereof), including proposals to adjourn the Special Meeting to permit further solicitation of proxies if we have not received sufficient votes to approve the Reorganization. However, if you vote AGAINST the Reorganization, your shares will not be voted in favor of an adjournment to solicit further proxies. We do not presently know of any other matters to be brought before the Special Meeting.

Record Date

Only shareholders of record as of the close of business on August 10, 2012 will be eligible to vote at the Special Meeting.

Voting Rights of Shareholders at the Special Meeting

Shareholders of the Bank are entitled to one (1) vote on each matter to be acted upon at the Special Meeting for each share of Bank common stock that they hold of record at the close of business on the record date. Holders of warrants and stock options to acquire Bank common stock that were outstanding (had not been exercised) as of the record date have no voting rights with respect to those warrants and stock options.

Quorum

The presence at the Special Meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank common stock entitled to vote will constitute a quorum for the transaction of business.

Vote Required

The affirmative vote of two-thirds (2/3) of the issued and outstanding shares of Bank common stock (that is, at least 9,373,429 shares) is required to approve the Reorganization. The National Bank Act, under 12 U.S.C. Section 215a-2, requires that at least two-thirds (2/3) of the outstanding stock of a nationally-chartered bank approve a reorganization of this type. ACCORDINGLY, IF YOU DO NOT SUBMIT A PROXY OR ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE REORGANIZATION.

As of the voting record date, the directors and executive officers of the Bank (all of whom have indicated their intent to vote FOR the Reorganization) hold a total of 2,073,880 shares of Bank common stock. This represents approximately 15% of the issued and outstanding Bank common stock and approximately 22% of the minimum 9,373,429 votes necessary to approve the Reorganization.

The affirmative vote of at least a majority of the votes present and voting at the Special Meeting is required to approve, if necessary, the proposal allowing the executive officers of the Bank to adjourn the Special Meeting and reschedule it for a later date. This would be done if necessary to solicit further votes in favor of the Reorganization and any other matters to be voted upon at the Special Meeting. If you do not vote in favor of this proposal, your proxy may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.

Preliminary voting results will be announced at the Special Meeting, and the final voting results will be published in a Current Report on Form 8-K, which the Bank will file with the OCC (if required) and, if the Reorganization is approved, the Holding Company will file with the SEC as well.

How to Vote

You may attend the Special Meeting and vote in person, or you may vote your shares by proxy. You are encouraged to return the enclosed proxy, even if you plan to attend the Special Meeting. To ensure that your shares are voted in accordance with your wishes and that a quorum is present at the Special Meeting so that we can transact business, we urge you to execute and return the enclosed proxy. Your prompt response will help reduce proxy costs, which are paid for by the Bank.

Shareholder of Record Versus Beneficial Owner

Some shareholders of the Bank hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with the Bank’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “shareholder of record” with respect to those shares. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name”. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the Special Meeting. However, since you are not the shareholder of record, you may not vote those shares in person at the Special Meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How Shares will be Voted

Shares represented by proxies will be voted at the Special Meeting as follows:

Properly Completed Proxies

Shares represented by a properly-completed proxy that contains voting instructions will be voted FOR or AGAINST the Reorganization or will ABSTAIN from voting in accordance with the voting instructions specified in the proxy.

Proxies Without Voting Instructions

Shares represented by proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR approval of the Reorganization.

Abstentions

We will count a properly executed proxy marked ABSTAIN for purposes of determining whether there is a quorum present at the Special Meeting, but the shares represented by that proxy will not be voted at the Special Meeting. Because the affirmative vote of the holders of two-thirds (2/3) of the outstanding common stock of the Bank is required for the approval of the Reorganization, if you mark your proxy ABSTAIN it will have the same effect as if you voted AGAINST the Reorganization.

Broker Non-votes

Your broker cannot vote your shares for you unless you provide instructions to your broker on how to vote them. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not do this, your broker will not vote your shares at all (known as a “broker non vote”). Because the affirmative vote of the holders of two-thirds (2/ 3) of the outstanding common stock of the Bank is required to approve the Reorganization, if you do not instruct your broker how to vote, it will have the same effect as if you voted AGAINST the Reorganization.

How You Can Revoke Your Proxy

You may revoke your proxy at any time before it is voted, either by filing a written notice of revocation with the Secretary of the Bank or with the acting secretary of the meeting or by oral notice given to the presiding officer during the Special Meeting. If you submit a proxy, your presence at the Special Meeting will not, in and of itself, revoke your proxy. However, if you attend the Special Meeting and vote in person, we will consider your proxy to have been revoked.

Solicitation of Proxies

The Bank’s Board is soliciting your vote at the Special Meeting. The Bank will bear the expense of providing proxy materials. Our directors, officers, and other employees may solicit proxies by personal solicitation or email. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of shares. We may reimburse such brokers and nominees for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

THE REORGANIZATION

General

The following steps have already occurred in connection with the Reorganization:

1.	The Holding Company has been incorporated as a Florida business corporation for the purpose of acquiring all of the Bank’s common stock and becoming a bank holding company.

2.	The boards of directors of both the Bank and the Holding Company have adopted and approved the Reorganization Plan.

3.	The Holding Company has filed an FR Y-3 (Application for Prior Approval to Become a Bank Holding Company) with the Federal Reserve, and has received approval.

4.	The Bank has filed an application with the OCC to reorganize into a holding company structure, and the OCC has approved such application, subject to certification of approval of the Reorganization by the shareholders of the Bank.

Among other things, in order to complete the Reorganization, the shareholders of the Bank must approve the Reorganization of the Bank on the terms set forth in the Reorganization Plan attached hereto as Annex A by the affirmative vote of two-thirds (2/3) of the outstanding common Bank stock, and the Bank and the Holding Company must receive all required regulatory approvals (see “Conditions to Completion of the Reorganization”, beginning on page      below).

Structure

If the Reorganization is approved by the Bank’s shareholders, then, upon receipt of the shareholders’ approval and the approval of the primary regulators (whichever is later), the Holding Company will acquire all of the outstanding stock of the Bank as follows:

1.	The Holding Company will file its Amended and Restated Articles of Incorporation and Articles of Share Exchange (including the Reorganization Plan) with the Department of State of the State of Florida.

2.	Upon completion of the Reorganization, all of the outstanding shares of Bank common stock (except those to which dissenters’ rights were properly exercised), will be automatically converted into the right to receive an equal number of shares of Holding Company common stock, and the Holding Company will then issue shares of its common stock to the existing shareholders of the Bank pursuant to exchange protocols established by the Holding Company. Shareholders of the Bank who hold physical certificates will be required to submit such certificates before certificates representing Holding Company common stock will be issued.

3.	The Holding Company will issue warrants and stock options to purchase shares of the Holding Company’s common stock to holders of warrants and stock options to acquire the Bank’s common stock on a one-for-one basis. This conversion will take place automatically. Shareholders of the Bank who hold physical option agreements or warrant certificates will be required to submit such agreement(s) or certificate(s) before agreement(s) or certificate(s) representing Holding Company warrants or stock options will be issued.

4.	The Holding Company will own all of the issued and outstanding shares of common stock of the Bank, which will, thereafter, be a wholly owned subsidiary of the Holding Company.

Reasons for the Reorganization

The Board recommends that shareholders vote FOR the Reorganization because the Board believes that a bank holding company structure will provide benefits to the shareholders and to its community by providing opportunities to the Bank to compete more effectively and to expand its services in type, in number, and in scope.

Contractual Commitment

On April 29, 2011, the Bank concluded a private placement to certain institutional investors and their affiliates and certain accredited investors (the “2011 Private Placement”). As a condition to closing the 2011 Private Placement, the Bank committed, as soon as possible following the 2011 Private Placement, and, in no case later than one (1) year, to reorganize into a bank holding company structure, whereby the Bank would become a wholly owned subsidiary of a newly formed company that would become a bank holding company under the BHCA, all subject to shareholder and regulatory approval. The Reorganization, if completed, would represent the fulfillment of this commitment. If the Bank fails to consummate the Reorganization, certain consequences could result pursuant to the terms of the 2011 Private Placement transaction documents, such as increased membership on the Board by certain of the 2011 Private Placement investors. For more information on the 2011 Private Placement see “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     .

Expansion

Multi-bank structure. The principal means for a bank to seek continued growth, apart from more fully exploiting the business potential within its existing market area, is by use of the holding company structure to reach into other geographic markets. After the Reorganization, the Holding Company will be able to, and may, subject to regulatory approval, create new banks or acquire existing banks anywhere in the State of Florida or other states and operate them under charters separate from the Bank’s charter (as opposed to merging them with the Bank). Although this is a benefit of the holding company structure, the Holding Company has no plans for such acquisitions at the present time.

Acquisition of failed bank assets. Although the Bank is able to acquire failed bank assets as a stand-alone institution (and has recently made such an acquisition), we believe the holding company structure may provide us additional flexibility in making any such acquisitions. For example, the holding company board of directors may decide to acquire failed bank assets and liabilities and place them in another entity with a separate charter from the Bank, which could be accomplished with the holding company structure. This strategy would allow for the segregation of such an acquisition so that the assets and liabilities acquired may be managed separately from the Bank. In addition, in the case of TGR Financial, Inc., capital for such acquisitions may be provided to the separately chartered bank by the holding company calling upon the capital commitments of its private equity investors. See “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     .

Meeting Capital Needs

In the Board’s opinion, the Reorganization will also provide greater flexibility in meeting the financing needs of the Bank or other banks or corporations that the Holding Company may acquire in the future. The Holding Company could raise additional capital without risking the delay and uncertainty of seeking and obtaining shareholder approval in a number of ways:

Issuing additional common stock. Although the boards of directors of both the Bank and the Holding Company can, without shareholder approval, authorize the issuance of common stock up to the number of shares authorized by the Bank’s Articles of Association and the Holding Company’s Articles of Incorporation, respectively, the Holding Company will have substantially more shares of common stock available for issuance than the Bank currently has.

Issuing preferred stock. The Holding Company will have 20,000,000 shares of preferred stock authorized for issuance following completion of the Reorganization, whereas the Bank currently does not have any authorized preferred stock. The Holding Company intends to designate one series of preferred stock (the Series A Preferred Stock) in connection with the Reorganization and may designate further series of preferred stock for sale in the future.

Incurring indebtedness, including senior or subordinated debt or trust preferred securities, and pledging its assets to secure such indebtedness. Although a national bank may incur debt, it is not permitted to pledge its assets to secure its indebtedness except in certain limited circumstances (such as, for example, to secure the non-FDIC insured portion of a municipal or government deposit) that would generally not permit it to do so for the purpose of raising capital.

Increased Anti-takeover Protections

Several provisions of the FBCA, commonly referred to as “anti-takeover” provisions, make it difficult for a third party to successfully complete an unsolicited takeover of a Florida corporation. Provisions in the FBCA will help enable the Holding Company and, therefore, the Bank, to continue under present structures of ownership and control. These anti-takeover provisions are discussed in more detail under “COMPARISON OF SHAREHOLDERS’ RIGHTS – Principal Differences – Anti-takeover Provisions” beginning on page     .

Flexibility

The Reorganization will, in the opinion of the Board, better prepare the organization for responding flexibly and efficiently to future changes in the laws and regulations governing banks and bank-related activities. Opportunities may arise for bank holding companies that are not available to banks. The bank holding company structure may prove valuable in taking advantage of any new opportunities in banking and bank-related fields that are made available by deregulation or otherwise.

Diversification

As a bank holding company. The bank holding company structure offers the ability to diversify the business of the Holding Company by creating or acquiring entities engaged in bank-related activities. Diversification into bank-related activities is governed by the BHCA and regulations of the Federal Reserve. However, the timing and extent of those activities will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of the Holding Company and the Bank.

As a financial holding company. Under the Gramm-Leach-Bliley Act of 1999, as amended, holding companies that meet certain qualifications may elect to become “financial holding companies” and, as a result, may engage in activities, and acquire companies engaged in activities, that are financial in nature or incidental to such financial activities. Financial holding companies are also permitted to engage in activities that are complementary to financial activities if the Federal Reserve determines that the activity does not pose a substantial risk to the safety and soundness of depository institutions or to the financial system in general. In order to qualify as a financial holding company, a holding company’s subsidiary banks must be well-managed, well-capitalized, and have received at least a “satisfactory” rating on their most recent Community Reinvestment Act examination. We do not presently intend to seek designation as a financial holding company immediately following the completion of the Reorganization, although we may elect to do so in the future.

Recommendation of the Board

The Board unanimously recommends that holders of Bank common stock vote “for” the Reorganization.

As of the date of this proxy statement/prospectus, the directors and executive officers of the Bank owned or controlled, directly or indirectly, approximately 15% of the outstanding Bank common stock. Each of the directors and officers of the Bank have indicated that they will vote to approve the Reorganization, and are soliciting proxies from Bank shareholders.

Conditions to completion of the Reorganization

The Reorganization Plan—Annex A to this proxy statement/prospectus—provides that the completion of the Reorganization is subject to certain conditions that have not yet been met, including, but not limited to the following:

1.	The Reorganization must be approved by the holders of at least two-thirds (2/3) of the outstanding shares of Bank common stock.

2.	The OCC, SEC and the Federal Reserve must grant all required approvals for the completion of the Reorganization. We have already received approval from the Federal Reserve, and we have received approval from the OCC, subject to certification of approval of the Reorganization by the Bank’s shareholders.

3.	The Holding Company and the Bank must make all appropriate filings, including the filing of Articles of Share Exchange, the Holding Company’s Amended and Restated Articles of Incorporation and the Holding Company’s Certificate of Designation with the Department of State of the State of Florida.

4.	The Holding Company and the Bank must receive an opinion from counsel to the effect that the Reorganization will be a tax-free transaction for federal income tax purposes for the Holding Company, the Bank, and the Bank shareholders.

5.	There must not be any action, suit, proceeding, or claim, either commenced or threatened, that could make completion of the Reorganization inadvisable.

6.	The Holding Company and the Bank must procure any other consents and approvals and must take any other actions and satisfy all other requirements, prescribed by law or otherwise, necessary for consummation of the Reorganization.

These conditions are for the sole benefit of the Holding Company and the Bank, and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by the Holding Company and the Bank concerning the events described above will be final and binding.

We expect that the conditions to the Reorganization will be satisfied. The waiver of any condition or conditions not satisfied will be approved only if, in the opinion of the boards of directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of the Holding Company stock under the Reorganization. The Reorganization may be terminated and abandoned by the boards of directors of the Holding Company and the Bank at any time prior to the closing date.

Operation of the Bank Following the Reorganization

We plan to conduct the business of the Bank following the Reorganization substantially unchanged from the manner in which it is now being conducted. Among other things:

—	The Bank’s name will not change.

—	The Bank’s office locations, hours of operation, and products and services offered will not be affected by the Reorganization.

—	The Bank will have the same management; no changes in the Bank’s officers, directors or personnel will occur as a result of the Reorganization.

—	The Bank will continue to be subject to regulation and supervision, including examination, by the OCC and the FDIC, to the same extent as currently applicable.

—	The Bank will continue to prepare and file periodic Call Reports with the OCC.

Interest of Directors and Executive Officers in the Reorganization

The Bank’s executive officers and directors who are also shareholders will participate in the Reorganization in the same manner and to the same extent as all of the other shareholders of the Bank. All of our officers and directors will continue as officers and directors, as well as shareholders of common stock of the Holding Company if the Reorganization is approved. As of July 31, 2012, the Bank’s executive officers and directors collectively beneficially owned 2,073,880 shares or 15% of the Bank’s outstanding common stock. See “INFORMATION ABOUT THE BANK – Security Ownership of Certain Beneficial Owners and Management” beginning on page     .

Closing Date

We anticipate that the closing of the Reorganization will take place no later than ten (10) days after all conditions have been met and all approvals, consents and authorizations for the valid and lawful completion of the Reorganization have been obtained. On the closing date of the Reorganization, the Holding Company’s Articles of Incorporation (as amended and restated), the Certificate of Designation and the required Articles of Share Exchange will be filed with the State of Florida. The Holding Company’s Bylaws (as amended and restated) will also go into effect on the closing date.

Termination or Abandonment

The Reorganization Plan may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval by the shareholders of the Bank, or by the mutual consent of both boards of directors of the Bank and the Holding Company after shareholder approval. The following are some of the reasons why either or both parties might terminate the Reorganization Plan:

—

The number of shares of the Bank common stock that voted against approval of the Reorganization or that have sought dissenter’s rights is great enough that completion of the Reorganization is unlikely or inadvisable;

—	Any action, suit, proceeding, or claim is commenced or threatened that could make completion of the Reorganization inadvisable;

—

It is likely that a regulatory approval will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of the Holding Company or the Bank following the effective date so as to render inadvisable the completion of the Reorganization; or

—	Any other reason exists that makes completion of the share exchange inadvisable in the sole and exclusive judgment of the respective boards of directors.

Each party’s decision to terminate the Reorganization Plan will be made in the sole discretion of its own board of directors. Upon termination, the Reorganization Plan will be deemed void and of no further force or effect. There will be no liability under or on account of the termination on the part of the parties, or the directors, officers, employees, agents or stockholders of any of them, and each party will pay the fees and expenses incurred by such party in connection with the transactions contemplated in the Reorganization.

Exchange of Shares; Share Certificates

On the closing date, the Bank’s shareholders’ right, title and interest in and to the shares of the Bank common stock, without any action on their part, will automatically be converted into solely the right to receive an equal number of shares of Holding Company common stock. Following the closing of the Reorganization, shareholders who hold their shares of Bank common stock in book-entry form will automatically hold their shares of Holding Company common stock in book-entry form.

For those shareholders who hold their Bank common stock in non book-entry form (i.e. – they hold share certificates), the Holding Company will provide instructions as to how such shareholders should tender their Bank stock certificates, and the Holding Company will either convert such holdings to book-entry form, or will issue and deliver Holding Company stock certificates to such former Bank shareholders, at the election of the Holding Company’s board of directors.

Expenses of Reorganization

Whether or not the Reorganization is completed, the Holding Company and the Bank will assume and pay their respective costs and expenses incurred in connection with the Reorganization. It is estimated that those costs and expenses will, collectively, be approximately $375,000 regardless of whether the Reorganization is completed.

If the Reorganization is completed, it is expected that, within 30 days of such completion, the Holding Company will initiate a private placement of up to an aggregate purchase price of $2,000,000 of shares of its common stock to certain investors who participated in the 2011 Private Placement in order to raise funds to pay for the Holding Company’s expenses incurred in connection with the Reorganization and to provide general working capital. See “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     . The Holding Company has already obtained a waiver by these Investors which is required under the terms of certain transaction documents in the 2011 Private Placement for conducting the private placement. For a more detailed discussion of the planned private placement following the Reorganization see “INFORMATION ABOUT THE HOLDING COMPANY – Financial Information about the Holding Company” beginning on page     .

DISSENTERS’ RIGHTS

Sections 215a and 215a-2 of the National Bank Act, and 12 C.F.R. 5.32 of the OCC’s regulations, the full text of which are attached to this proxy statement/prospectus as Annex B, set forth the procedure to be followed by any shareholder of the Bank who wishes to dissent from the Reorganization and obtain the value of his or her shares of Bank common stock in cash instead of receiving Holding Company common stock in the Reorganization. The following summary is qualified in its entirety by reference to the full text of the applicable statutes set forth on Annex B.

In order to exercise his or her dissenters’ rights, a shareholder must follow all of the steps as outlined in this proxy statement/prospectus and in Sections 215a and 215a-2 of the National Bank Act and 12 C.F.R. 5.32, attached hereto as Annex B. A vote against the Reorganization will not, by itself, satisfy the notice requirements with respect to the assertion of dissenters’ rights. Among other things, to assert dissenters’ rights, a shareholder must either (i) vote against the Reorganization at the Special Meeting, or (ii) deliver to the Bank, before the vote on the Reorganization is taken, written notice of the shareholder’s intent to demand payment for his or her shares if the proposed Reorganization is effected, and refrain from voting his or her shares in favor of the Reorganization. If a shareholder has delivered the required written notice to the Bank, he or she is not required to vote his or her shares against the proposed Reorganization, but must simply refrain from voting his or her shares in favor of the proposed Reorganization. Voting AGAINST or ABSTAIN, or not voting at all, are all sufficient to preserve the shareholder’s dissenters’ rights. In addition, within thirty (30) days after the date of completion of the Reorganization, the dissenting shareholder must confirm in writing his or her dissent to the transaction and surrender his or her Bank stock certificates (if physical certificates are held). Such notice should be addressed to: Gary L. Tice, Chairman and Chief Executive Officer, First National Bank of the Gulf Coast, 3560 Kraft Road, Naples, Florida 34105.

As soon as the Reorganization takes place or upon receipt of a payment demand, whichever is later, the Bank will pay each dissenting shareholder who has complied with the demand requirements the amount that the Bank estimates to be the fair value of the dissenting shareholder’s shares. The payment will be accompanied by, among other things, the Bank’s latest available financial statements, a statement of the Bank’s estimate of the fair value of the shares, and an explanation of how the fair value was calculated. The value of the shares of any dissenting shareholder shall be determined, as of the effective date of the Reorganization, by an appraisal made by a committee of three persons. The committee shall be comprised of one representative appointed by the majority of dissenting shareholders, one representative appointed by the directors of the Bank, and one representative selected by the two other representatives so selected. The valuation agreed upon by any two of the three appraisers shall govern.

If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five (5) days after being notified of the appraised value of his or her shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the applicant. If, within ninety (90) days from the date of completion of the Reorganization, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expense of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the Bank.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary description of the material anticipated federal income tax consequences of the Reorganization generally applicable to the shareholders of the Bank. This summary is not intended to be a complete description of all of the federal income tax consequences of the Reorganization. No information is provided with respect to the tax consequences of the Reorganization under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to corporations, partnerships and trusts; dealers in securities; financial institutions; insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities; persons who are subject to alternative minimum tax; persons who acquired shares of Bank stock by exercising employee stock options or otherwise as compensation; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a straddle, conversion or hedging transaction, synthetic security or other integrated investment or risk reduction transaction.

No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the Reorganization. The federal income tax laws are complex, and a shareholder’s individual circumstances may affect the tax consequences to the shareholder.

The Bank and the Holding Company have received an opinion from Smith, Gambrell & Russell, LLP to the effect that, for federal income tax purposes:

•	The Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

•

Neither the exchange of Bank common stock solely for Holding Company common stock nor the conversion of Bank warrants or stock options into Holding Company warrants or stock options in the Reorganization will cause the recognition of gain or loss to the shareholders of Bank.

•	Neither Bank nor Holding Company will recognize gain or loss as a result of the Reorganization.

•

The aggregate federal income tax basis of Holding Company common stock received pursuant to the Reorganization (including any fractional share deemed received and exchanged for cash) will be the same as the basis of shares of Bank common stock exchanged therefore, and the holding period of such Holding Company common stock (including any fractional share deemed received and exchanged for cash) will include the holding period of the Bank common stock exchanged therefor.

•

A Bank shareholder who exercises dissenters’ rights generally will recognize gain or loss equal to the difference between the amount of money received by such shareholder and the tax basis of such shareholder’s Bank common stock.

The tax opinion is based on customary assumptions and certain factual representations by the management of the Holding Company and the Bank.

We urge you to consult your own tax advisors as to the specific consequences to you of the Reorganization under federal, state, local and foreign income and any other tax laws applicable in your particular circumstances.

SELECTED HISTORICAL FINANCIAL DATA

First National Bank of the Gulf Coast

The following information is derived from the Bank’s audited financial statements for the fiscal years ended December 31, 2011 and 2010. This information is only a summary, and you should read it in conjunction with the historical financial statements of the Bank contained in this proxy statement/prospectus beginning of page 137. You should not assume the results of operations for any past periods indicate results for any future period.

	For the Years Ended December 31,

(dollars in thousands)	2011	2010

Total interest income	$11,833	$8,558
Total interest expense	2,537	3,162
Net interest income	9,296	5,396
Provision for loan losses	2,726	1,764
Total non interest income	1,278	1,888
Total non interest expense	13,781	10,916

Net loss	(5,933)	(5,396)

Total assets	$396,328	$299,267
Net loans	181,399	102,581
Deposits	290,553	246,790
Total stockholders’ equity	64,755	26,130

Per Common Share

Basic loss per share	$(0.55)	$(1.02)
Diluted loss per share (1)	(0.55)	(1.02)
Book value	4.61	4.92

Ratios

Return on average assets	-1.66%	-2.21%
Return on average tangible assets	-1.69%	-2.26%
Return on average equity	-11.16%	-16.35%
Return on average tangible equity	-12.36%	-19.41%
Average equity to average assets	14.57%	13.53%
Dividend payout ratio	0.00%	0.00%

(1)  There is no dilutive effect from stock options or warrants. There are a total of 1,887,939 and 1,911,171 outstanding warrants and options at December 31, 2011 and 2010, respectively, that have been excluded from the calculation of diluted loss per share because the effect would be anti-dilutive.

The following information is derived from the Bank’s unaudited financial statements for the three months ended March 31, 2012 and 2011.

	For the Three Months Ended March 31,

(dollars in thousands)	2012	2011

Total interest income	$3,795	$2,850
Total interest expense	642	694
Net interest income	3,153	2,156
Provision for loan losses	1,454	291
Total non interest income	560	128
Total non interest expense	3,479	2,871

Net loss	(1,220)	(878)

Total assets	$460,317	$329,381
Net loans	233,398	114,289
Deposits	340,190	271,102
Total stockholders’ equity	63,474	25,838

Per Common Share

Basic loss per share	$(0.09)	$(0.17)
Diluted loss per share (1)	(0.09)	(0.17)
Book value	4.59	4.87

Ratios

Return on average assets	-1.10%	-1.11%
Return on average tangible assets	-1.09%	-1.13%
Return on average equity	-7.61%	-14.27%
Return on average tangible equity	-8.10%	-18.04%
Average equity to average assets	14.51%	7.78%
Dividend payout ratio	0.00%	0.00%

(1)  There is no dilutive effect from stock options or warrants. There are a total of 1,887,939 and 1,911,171 outstanding warrants and options at March 31, 2012 and 2011, respectively, that have been excluded from the calculation of diluted loss per share because the effect would be anti-dilutive.

TGR Financial, Inc.

The Holding Company has had limited operations since inception. Organizational expenses, not expected to exceed $375,000, represents the only financial transaction. The Holding Company anticipates funding the organizational expenses and providing general working capital with private placement capital of up to $2,000,000. See THE REORGANIZATION – Expenses of the Reorganization beginning on page     . In management’s opinion, presentation of Holding Company only historical financial data would be immaterial and of no meaningful value to an analysis of this transaction, and therefore has been omitted.

PRO FORMA FINANCIAL INFORMATION

The following tables set forth per share information for the Holding Company on a historical and pro forma combined basis. The adjustment represents the impact of the expenses incurred in organizing the Holding Company.

The pro forma data in the table assumes that the Reorganization is accounted for as a reorganization under common control and the assets, liabilities and shareholders’ equity of the Bank immediately prior to the Reorganization will be carried forward on either separate or consolidated financial statements of the Bank and the Holding Company after the Reorganization at the amounts carried on their respective books at the effective date of the Reorganization. The pro forma calculations reflect that 100% of the outstanding common stock of the Bank will be converted into shares of the Holding Company common stock on a one-for-one basis. The pro forma per share information gives effect to the Reorganization as if the Reorganization had been effective (i) on the dates presented, in the case of the book value presented, and (ii) as of the beginning of the fiscal years presented, in the case of earnings and dividends per share. You should read this information in conjunction with the historical financial statements (and related notes) contained in the financial statements contained in this proxy statement/prospectus beginning on page     .

Upon completion of the Reorganization, the operating results of the Bank will be reflected in the consolidated financial statements of the Holding Company on a prospective basis.

	For the Three Months Ended March 31, 2012

(dollars in thousands)	Historical	Adjustments	Pro Forma

Total interest income	$3,795	$-	$3,795
Total interest expense	642	-	642
Net interest income	3,153	-	3,153
Provision for loan losses	1,454	-	1,454
Total non interest income	560	-	560
Total non interest expense	3,479	375	3,854

Net loss	(1,220)	(375)	(1,595)

Total assets	$460,317	$(375)	$460,692
Net loans	233,398	-	233,398
Deposits	340,190	-	340,190
Total stockholders’ equity	63,474	(375)	63,099

Per Common Share

Basic loss per share	$(0.09)	$(0.03)	$(0.11)
Diluted loss per share (1)	(0.09)	(0.02)	(0.11)
Book value	4.59	(0.10)	4.49

Ratios

Return on average assets	-1.10%	-0.34%	-1.45%
Return on average tangible assets	-1.12%	-0.34%	-1.46%
Return on average equity	-7.61%	-2.40%	-10.01%
Return on average tangible equity	-8.28%	-2.61%	-10.90%
Average equity to average assets	14.51%	-0.07%	14.43%
Dividend payout ratio	0.00%	0.00%	0.00%

(1)  There is no dilutive effect from stock options or warrants. There are a total of 1,887,939 outstanding warrants and options at March 31, 2012 that have been excluded from the calculation of diluted loss per share because the effect would be anti-dilutive.

The below schedule illustrates the major categories of estimated organizational costs included in the pro forma financial information supplied on this and the following page.

(dollars in thousands)

Legal fees	$316
Accounting fees	50
Filing fees	9

$375

	For the Year Ended December 31, 2011

(dollars in thousands)	Historical	Adjustments	Pro Forma

Total interest income	$11,833	$-	$11,833
Total interest expense	2,537	-	2,537
Net interest income	9,296	-	9,296
Provision for loan losses	2,726	-	2,726
Total non interest income	1,278	-	1,278
Total non interest expense	13,781	375	14,156

Net loss	(5,933)	(375)	(6,308)

Total assets	$396,328	$(375)	$396,703
Net loans	181,399	-	181,399
Deposits	290,553	-	290,553
Total stockholders’ equity	64,755	(375)	64,380

Per Common Share

Basic loss per share	$(0.55)	$(0.03)	$(0.58)
Diluted loss per share (1)	(0.55)	(0.03)	(0.58)
Book value	4.61	(0.03)	4.58

Ratios

Return on average assets	-1.66%	-0.11%	-1.77%
Return on average tangible assets	-1.69%	-0.11%	-1.80%
Return on average equity	-11.41%	-0.81%	-12.22%
Return on average tangible equity	-12.68%	-0.91%	-13.59%
Average equity to average assets	14.57%	-0.09%	14.48%
Dividend payout ratio	0.00%	0.00%	0.00%

(1)  There is no dilutive effect from stock options or warrants. There are a total of 1,887,939 outstanding warrants and options at December 31, 2011 that have been excluded from the calculation of diluted loss per share because the effect would be anti-dilutive.

INFORMATION ABOUT THE BANK

General

The Bank is a federally chartered national bank headquartered in Naples, Collier County Florida. The Bank is a full service traditional community bank offering retail banking, and personal and commercial banking services to individuals, families and businesses in Collier County, Florida and Lee County, Florida.

The Bank has a single subsidiary, First National Title and Closing Services, Inc. (“First National Title”), an entity formed to provide title insurance and loan closing services.

The Bank’s principal executive office is located at 3560 Kraft Road, Naples, Florida 34105 and our telephone number is (239) 348-8000.

Business of the Bank

Market Area

Our market area within Southwest Florida consists of Collier County, with a primary focus on Naples. We may potentially expand into Lee and/or Charlotte Counties, Florida, although no decision has yet been made to do so. Our corporate office is located just off of Pine Ridge Road at 3560 Kraft Road in Naples, Florida. The corporate and support offices are on the first through third floors (approximately 33,233 square feet), with the first floor comprised of executive and commercial lending offices. Pine Ridge Road is now considered the center of town as Naples has seen a significant northern and eastern population growth and business expansion during the past five years. We relocated our main retail office in October 2010 to a highly visible location, immediately north but contiguous to our corporate office, at 3580 Pine Ridge Road. The main office is a fully functional office, with three drive in lanes, that offers traditional loan and deposit products. This location is within one mile of I-75, which serves as the “main corridor” running north of Naples to Fort Myers and Tampa. We believe this location provides both commercial and retail opportunities.

Our second banking location is located at 811 Anchor Rode Drive in Naples, Florida. Our management team is well known to the local community surrounding the branch and we believe this location provides excellent retail opportunities.

We previously had a third location at 50 Joel Boulevard in Lehigh Acres, Florida (the former headquarters for Panther Community Bank, N.A., party to the Bank’s merger in October 2009). During the fourth quarter of 2011, management and directors of the Bank completed an analysis that concluded with the decision to close this office effective March 30, 2012. Certain expenses related to the branch closing, predominantly early termination of the facility lease and severance payments, were recorded in December 2011.

During the next three years of operation, we may establish additional branch locations. After such time, as additional locations become available, additional branches may be established in Collier County and southern Lee County. In addition, we have and will likely continue to participate in the FDIC bidding process for failing financial institutions.

Economic and Demographic Factors

Collier County. Collier County is included in the Naples-Marco Island Metropolitan Statistical Area (“MSA”). Within this MSA are the cities of Naples, Marco Island and Everglades City. The metro area has recently experienced the highest population growth rate among all Florida MSAs. Population within the MSA increased 32% from 2000 to 2011. The region also has one of the highest growth rates in personal income. Known for its high quality of life, the Naples-Marco Island MSA was ranked nine out of twenty for the Healthiest Housing Markets for 2011 by Multifamily Executive Magazine in March 2011. Naples was ranked number thirteen out of the Top 25 Beaches in the U.S. according to TripAdvisor’s Travelers’ Choice 2011.

The Naples-Marco Island MSA is located along the I-75 corridor, with easy access to Tampa to the north and Fort Lauderdale / Miami to the east. Water transportation is available 104 miles to the east at Port Everglades, or slightly farther at Port Miami. The Seminole Gulf Railway provides freight operations to Collier County. Air transportation is served by the Southwest Florida International Airport, located in Fort Myers, which consistently ranks among the 50 busiest airports in the nation, according to Lee County Port Authority, 2010. In addition, Collier County is also served by the Naples Municipal Airport, Immokalee Regional Airport and the Marco Island Executive Airport.

The area’s labor force is young, well-educated and growing. Additionally, nearly 74% of the population is younger than age 65, with a median age of 46.9, according to the 2010 U.S. Census Bureau. In terms of education, more than 85% of the population, age 25 or older, possesses at least a high school diploma and more than 31% have at least a bachelor degree. The labor force will continue to grow as Collier County and contiguous Lee County have experienced a dramatic increase in colleges offering advanced degrees. With a highly skilled labor force, superior quality of life and a well developed infrastructure, Collier County exhibits a highly desirable business climate. The area boasts 24 industrial parks and a multitude of manufacturing companies that employ a large number of individuals. The professional and business service sector is expected to achieve the highest level of annual growth. Additionally, the county boasts the highest level of patent activity in Southwest Florida.

Collier County is a vibrant, expanding market for goods and services. As baby boomers retire and move to Collier County, the market will solidify its position as one of the leading consumer markets in the State of Florida and in the United States. Augmented by extraordinary wealth and a defined and established local economy, and maintained by an ever-growing population, we believe Collier County is a market that will recover more quickly from the national recession.

Competition

The banking business is highly competitive. We compete with other commercial banks, savings banks, credit unions, finance companies and money market mutual funds operating in our primary service area. Collier County contains approximately 41 different banking, thrift and savings institutions. We were ranked 11 of 41 in Collier County market share according to the FDIC Summary of Deposits as of June 30, 2011. Since October 23, 2009, six community banks failed and their assets and deposits were purchased and assumed by five financial institutions which previously held no market presence in Collier County. Total deposits at these six failed institutions were in excess of $3.7 billion. In June 2011, locally-owned banks accounted for 5% of the county’s deposit base, down from 26% one year before. This percentage has decreased significantly with the failed bank activity. It is likely that the trend in failed bank activity will continue over the near term.

Institutions with corporate headquarters in other states represent eight of the ten largest financial institutions in the county. Many of these other institutions have substantially greater resources and lending limits than us, and many of these competitors offer services, including extensive and established branch networks and trust services, we either do not expect to provide or do not currently provide. Our competitors include large national and super regional banks like Bank of America, Iberia Bank, Wells Fargo and Fifth Third Bank, as well as established community banks, including Capital Bank, N.A. (formerly TIB Bank). We believe that our experienced local management team, focus on relationship banking, market disruptions caused by the failed bank activity, and the economic and demographic dynamics of our service area allow us to effectively compete and attract customers in our market areas.

Business Strategy

Management Philosophy

We are a locally-owned and operated bank organized to fulfill the financial needs of consumers and small-to-medium-sized commercial, professional and service companies. We believe the current market, as well as the prospects for the future along the Naples-Marco Island I-75 corridor; present an excellent opportunity for a locally-owned and operated financial institution in Collier County, Florida. We believe that a community-based bank, with a personal focus, can better identify and serve local relationship banking needs than can a branch or subsidiary of a larger banking organization where decisions are often made outside of the State of Florida. We will also be able to take advantage of the market dislocations caused by the significant level of failed banks in the area. Our management team and Board have extensive business experience and contacts in the market which we believe will create immediate business opportunities for us. We believe that with our local ownership and experienced local management, we will be able to establish significant relationships with commercial, professional and business customers.

Operating Strategy

In order to compete with other financial institutions in our primary service area, we focus heavily on “relationship banking” and aggressively market our commitment to superior customer service. We concentrate on personal service and personal relationships with individual customers, which include an emphasis on face-to-face interaction and client calls by our officers, directors and employees. To establish us as the premier community bank in Southwest Florida, and to compete against the large banks and their extensive branch networks, we employ the following business strategies:

Experienced Senior Management.

—

We are led by Gary L. Tice, who is our Chairman and Chief Executive Officer. Mr. Tice has served in these roles since the Bank commenced operations. Mr. Tice has over 30 years of banking experience in Collier County. Most recently, he served as chairman of First National Bankshares of Florida, Inc., a Naples-based financial service company with $5.6 billion in assets and 77 full-service branches, until its acquisition by Fifth Third Bancorp in 2005. Mr. Tice is well known in the market area, having founded two earlier community banks in Collier County.

—

Garrett S. Richter, who is our President, was a founder and former Chief Executive Officer of First National Bank of Florida, the banking subsidiary of First National Bankshares of Florida, Inc. Currently, Mr. Richter represents District 37 in the Florida State Senate and is the Chairman of the Senate’s Committee on Banking and Insurance.

—

C.C. Coghill serves as our Senior Executive Vice President and Chief Credit Officer. Mr. Coghill was the Chief Credit Officer for First National Bank of Florida and during his tenure the bank earned the Office of the Comptroller of the Currency’s highest credit quality rating for banks with assets between $3 and $20 billion.

—	Robert T. Reichert is our Senior Executive Vice President and Chief Administrative Officer. Previously, Mr. Reichert held the position of Chief Financial Officer for First National Bank of Florida.

—

Ronald L. Rucker, who has over 42 years of lending experience, is our Executive Vice President and Chief Lending Officer. Previously, Mr. Rucker served as Chief Executive Officer of a local community bank and as the former Chief Lending Officer of First National Bank of Florida.

—

Brian P. Keenan is our Regional President for West and Central Florida. Mr. Keenan has over 26 years of banking experience. Prior to joining the Bank, Mr. Keenan was the affiliate President and Chief Executive Officer for Fifth Third in the Tampa Bank Market.

—

Peter Setaro is our Executive Vice President and Chief Information Officer. Mr. Setaro has over 26 years of banking experience in southwest Florida. Prior to joining the Bank, Mr. Setaro served as Executive Vice President of Technology and Operations for Bank of Florida. In addition to a position with Old Florida Bank, Mr. Setaro served as Senior Vice President for First National Bankshares of Florida, Inc. In addition to our senior management team, we have hired experienced business line and back office managers. In today’s banking climate, we view the experience level of our employees as a significant competitive advantage.

Community-Oriented Board of Directors. Our management team operates under the direction of our Board. Substantially all of our directors are well known in our primary service area through business and community involvement. These directors are dedicated to our success and play an important part in marketing us in the community.

Local Services and Decision Making. We believe our customers enjoy a professional banking environment with local decision-making and personal access to bankers who strive to understand their financial needs. We seek to be identified as a community bank that cares about our customers. In order to accomplish this, our management team intends to continue to hire local bankers who are recognized for their community involvement and successful banking background.

Focus on Small- to Mid-Sized Commercial Market Sector. Although size gives larger banks advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in areas outside of our primary service area, we believe that there is a void in the community banking market in the Collier County area and that we can successfully fill this void. Initially, we are focused on small-to medium-sized commercial, professional and service companies with annual revenues of less than $50 million that we believe can be better served by a locally-based financial institution that can provide timely credit decision-making along with well defined corporate services. We intend to attract these types of businesses based on relationships and contacts which our directors and management have developed in the market area. We believe we can distinguish ourselves by providing the level of personal service often associated with a community bank, while also offering the requisite technology and skilled advisors to deliver more sophisticated financial products and services than a typical community bank.

Lending Activities

General. We emphasize lending services tailored to meet the needs of our market based on the over 90 years of combined experience possessed by our management team and current market data. These areas of lending include commercial and residential real estate development loans, home mortgage loans, loans to small- to medium-sized businesses, and consumer loans. We expect approximately 60% of our loans will continue to be commercial real estate loans to small- and medium-sized businesses, and construction and development loans secured by real estate in our primary service area of Southwest Florida. We expect that the remainder of our loans to be comprised of commercial and industrial loans, construction loans, residential mortgages and consumer loans. Our loan growth may be augmented through acquiring participating interests in performing loans from other financial institutions located in Florida.

Loan Approval and Review. Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request is considered and approved by an officer with a higher lending limit or the Board’s loan committee. We do not make any loans to any of our directors unless the loan is approved by our Board (with the interested director having no role in the decision) and is made on terms not more favorable than would be available to a person not affiliated with us. Our loan review program adheres to banking regulatory guidelines and includes both an internal and external review process. We sell most of the residential mortgage loans that we originate on the secondary market. We do not originate sub-prime or low document residential mortgage loans, except in compliance with our Community Reinvestment Act product known as “Own a Home”.

Loan Distribution. Our loan distribution, by percentage, at March 31, 2012, December 31, 2011 and 2010, respectively, is as follows.

	March 31, 2012	December 31, 2011	December 31, 2010
Commercial real estate	43%	45%	53%
Construction loans	8%	9%	3%
Commercial and industrial	7%	9%	13%
Home equity lines of credit	3%	3%	4%
Residential single family	27%	21%	14%
Residential multifamily	5%	4%	3%
Consumer installment loans	7%	9%	10%

	100%	100%	100%

Allowance for Loan Losses. We maintain an allowance for loan losses, which we established through a provision for loan losses charged against income. We charge loans against this allowance when we believe that the collectability of the principal is unlikely. The allowance is an estimated amount that we believe will be appropriate to absorb losses incurred in our loan portfolio based on evaluations of its collectability. We determine the adequacy of the allowance based on our consideration of several factors, including:

—	an ongoing review of the quality, mix, concentrations and size of our overall loan portfolio;
—	our historical loan loss experience;
—	evaluation of economic conditions;
—	specific problem loans and commitments that may affect the borrower’s ability to pay;
—	regular reviews of loan delinquencies and loan portfolio quality by our external loan review and our bank regulators;

—	the amount and quality of collateral, including guarantees, securing the loans; and
—	peer group historical loan loss experience.

Lending Limits. Our lending activities are subject to a variety of lending limits imposed by federal law. In general, we are subject to a legal limit on loans to a single borrower equal to 15% of our unimpaired capital and surplus, or 25% of unimpaired capital and surplus if the portion of the loan above 15% is fully secured by readily marketable collateral. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to us. These limits will increase or decrease as our capital increases or decreases. Unless we are able to sell participations in our loans to other financial institutions, we will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. Our lending limit, at March 31, 2012, was $9.2 million for unsecured loans and $15.4 million for loans fully secured by readily marketable collateral.

Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, housing, tourist and retail market segments. General economic factors affecting a borrower’s ability to repay include interest, inflation, employment rates, and the strength of the local and national economy, as well as other factors affecting a borrower’s customers, suppliers and employees.

Real Estate Loans. We anticipate that loans secured by first or second mortgages on real estate will make up approximately 25% of our loan portfolio in the next year of operation. We focus our real estate-related activity in five areas: (1) owner-occupied commercial real estate loans; (2) commercial and residential real estate development loans; (3) home improvement loans; (4) conforming and non-conforming mortgages; and (5) income producing commercial real estate loans.

Our residential real estate loans consist of residential first and second mortgage loans and residential construction loans. We offer fixed and variable rates on mortgages. These loans are made consistent with our appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not to exceed 80%. We believe these loan to value ratios are sufficient to compensate for fluctuations in real estate market values and to minimize losses that could result from further downturns in the residential real estate market. Some loans may be sold in the secondary market in conjunction with performance management or portfolio management goals. We also offer loans to low and moderate income borrowers that are underwritten to Fannie Mae guidelines and sold into the secondary market.

Real estate-related products include:

—	home mortgage loans (conventional, FHA and non-conforming) to 1-4 owner-occupied homes;
—	home equity loans;
—	home improvement loans;
—	construction and permanent lending for investor-owned property;
—	construction and permanent lending for commercial (owner-occupied) property; and
—	acquisition and development (“A&D”) loans for residential and multi-family construction loans.

Small Business Lending. Our commercial lending is focused on small- to medium-sized businesses located in or serving our primary service areas. We consider “small businesses” to include commercial, professional and retail firms with annual revenues of $50 million or less. Commercial lending includes loans to entrepreneurs, professionals and small- to medium-sized firms.

Small business products include:

—	working capital and lines of credit;
—	business term loans to purchase fixtures and equipment, site acquisition or business expansion;
—	inventory and accounts receivable lending; and
—	construction loans for owner-occupied buildings.

Within small business lending, we may utilize government enhancements such as the Small Business Administration (“SBA”) programs. These loans are typically partially guaranteed by the government. Government guarantees of SBA loans do not exceed 80% of the loan value, and are generally less.

Commercial Loans. Many types of loans are available to business organizations and individuals on a secured and unsecured basis, including commercial, term, working capital, asset based, SBA loans, commercial real estate, lines of credit and mortgages. We focus our commercial lending efforts on companies with revenues of less than $50 million. Construction loans are available for eligible individuals and contractors. Construction lending is short-term, generally with maturities of less than twelve months, and set up on a draw basis.

Consumer Loans. We offer consumer loans to customers in our primary service areas. Consumer lending products include:

—	home improvement loans;
—	automobile, RV and boat loans;
—	installment loans (secured and unsecured); and
—	consumer real estate lending as discussed above.

We do not engage in any sub-prime or speculative lending, including the origination of loans with high loan-to-value ratios.

Investment Activities

Loan demand to meet the credit needs of our market area have a priority on funds available for investment. Remaining funds are used to purchase securities and money market instruments. The investment portfolio is comprised of investments which have been purchased for liquidity needs and investments purchased to provide earnings until loan growth matches pace with deposits. The composition of the investment portfolio has been structured to provide sufficient funds for loan demand and deposit run-off, without taking significant losses from securities sales. Permissible investments with certain limitations include U.S. Treasury obligations, obligations of Federal agencies and U.S. Government-sponsored enterprises, bank deposits, term and daily Federal funds, commercial paper, obligations of cities, states and municipalities, mortgage-backed securities, collateralized mortgage obligations, corporate bonds, money market mutual funds and equity obligations of the Federal Home Loan Bank.

Liquidity

We believe that the following are the primary risks that may affect our liquidity: reputation risk, strategic risk, credit risk, interest rate risk and transaction risk. Reputation risk is the current and prospective impact on earnings and capital arising from negative public opinion. To minimize reputation risk and its potential impact on liquidity, we assess on an ongoing basis our reliance on credit-sensitive funding. Strategic risk is the current and prospective impact on earnings or capital arising from adverse business decisions, improper implementation of decisions or lack of responsiveness to industry changes. Management, through the risk management committee, evaluates prior to implementation the impact that new initiatives may have on our liquidity risk. We monitor credit risk through our bank and Board’s loan committees, recognizing that an increased credit risk profile may limit our future liquidity. We also closely monitor interest rate risk through our asset and liability management committee, focusing on the potential effect changing market rates of interest will have on liquidity. We monitor price risk (or market risk) as well. Since we do not actively trade financial instruments or participate in traditional mortgage banking activities, exposure to price risk is limited. Transaction risk is the current and prospective risk to earnings and capital arising from fraud, error and the inability to deliver products or services, maintain a competitive position and manage information. We monitor and address transaction risk through our operation policies and controls and contingency planning process.

Our liquidity risk management process includes systems to identify measure, monitor and control our liquidity exposures. We believe that an effective management information system is essential for sound management decisions, so that information will be readily available for day-to-day liquidity management and risk control, as well as during times of stress. Among other things, management monitors the following and their effects on liquidity risk:

—	Asset and quality trends;
—	Earnings and cash flow forecasts;
—	Net non-core funding dependence;
—	Net loans to funding;
—	Short-term investments to total liabilities;
—	Customer repurchase agreements to total investments available for pledging;
—	Our general reputation in the market and the condition of the market itself;
—	Management changes;
—	The overall composition and mix of the balances sheet structure; and
—	The types of deposits being generated, as well as their source, maturity and price.

Interest Rate Sensitivity

We, like most community banks, depend on our net interest income for our primary source of earnings. Net interest income is the difference between the interest we charge on our loans and received from our investments, our assets, and the interest we pay on deposits and borrowings, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we strive to structure our balance sheet so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We manage our asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of our assets. Subject to customer and competitive factors, we manage our liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we take to lessen the impact of interest rate fluctuations, large moves in interest rates may negatively impact our profitability.

Our asset and liability mix is designed to earn a maximum rate of return without jeopardizing our liquidity, interest sensitivity and credit risk. The mix of loans covers a broad enough segment of the market to prevent concentrations in credit in any loan type or industry segment. The mix of loans allows reasonable liquidity due to maturity schedules and amortization. The mix of loans is related to loan growth in Southwest Florida and our interest sensitivity requirements. The liability mix does not differ significantly from that of other banks in the market place. The target deposit customer often maintains interest-bearing transactions and savings accounts. Subject to customer acceptance, maturities of time deposits may be extended based on our liquidity and interest earning asset growth expectations.

Our overall objective is to achieve and maintain earnings performance consistent with our long-term goals, while maintaining acceptable levels of interest rate risk, a “well capitalized” balance sheet and adequate levels of liquidity. The objective as it relates to interest rate risk is to manage our overall planned net interest margin so that exposure to unexpected changes in interest rates results in manageable fluctuations in the net interest margin. These efforts affect pricing, mix, volume, maturity and other terms for both assets and liabilities. We intend to maintain capital levels sufficient to meet the definition of “well capitalized” by the governing regulatory bodies. As it relates to liquidity, it is our objective that we sustain the ability to fund assets and meet liability obligations as needed at a reasonable cost and/or minimal losses.

Capital adequacy

We have over $64 million in total net capital as of June 25, 2012. We intend to operate at a well capitalized level for at least our first three years of operation, with our leverage capital above 8%. Capital adequacy for banks is regulated by the OCC and the FDIC. The primary measures of capital adequacy are risk-based capital guidelines and the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. See “BANK SUPERVISION AND REGULATION – Bank Regulations – Capital Regulations” beginning on page    , for a more detailed discussion of our capital adequacy.

Deposit services

We offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our primary service areas at competitive rates. In addition, we offer certain retirement account services, including IRAs. We solicit these accounts from individuals, businesses and other organizations. We also attract retail deposits by providing innovative products and services which include Internet banking, which provides existing customers with the ability to electronically perform account transactions, and Internet conversion services to prospective customers.

Deposit Distribution. Our deposit composition, by percentage, for the periods indicated.

	March 31, 2012	December 31, 2011	December 31, 2010
Noninterest-bearing demand deposits	7%	8%	7%
Interest-bearing deposits:
Money market	32%	31%	16%
NOW	18%	26%	57%
Savings	13%	11%	6%
Certificates of deposit $100,000 or more	25%	19%	8%
Certificates of deposit under $100,000	5%	5%	6%

Total deposits	100%	100%	100%

Other Banking Services

We offer cashier’s checks, Master Card debit and credit cards, traveler’s checks and direct deposit. We are associated with Pulse, a national ATM network that is used by our customers throughout the country. We also offer additional bank services, including lines of credit, banking by mail, night deposit services, drive-through banking and on-line banking. Safe deposit boxes are also available at our branch locations. We currently do not, nor do we expect to, exercise trust powers during our next few years of operation.

Title Insurance Services

We have a single, wholly owned subsidiary established to provide title insurance for both residential and commercial closings. The business is primarily generated from employee referrals. The subsidiary, First National Title and Closing Services, Inc. has proven to be a revenue enhancement opportunity, as well as an opportunity to improve customer service and cross-sell opportunities through increased and more positive interaction with the customer.

Employees

We have 74 full-time and two part-time employees. The Bank has engaged OnCall Staffing to provide transitional positions for 28 additional employees of the former Royal Palm Bank of Florida.

Properties

Our corporate office is located in an office condominium located at 3560 Kraft Road, Naples, Florida 34105. We own and occupy five of the six condominium units, totaling 33,233 square feet, in a three story building. Executive offices occupy one half of the first floor, with commercial lending offices, administration and support areas occupying the remaining four condominium units. Our main branch office relocated from the first floor of the corporate office to a contiguous property at 3580 Pine Ridge Road. The relocation to the new office, a failed bank retail center with two full service drive in lanes and one drive up ATM lane, took place in October 2010. We also have a full service branch located at 811 Anchor Rode Drive, Naples, Florida 34103. This facility consists of approximately 4,500 square feet, with three drive-through lanes.

The acquisition of the former Royal Palm Bank of Florida (“RPB”) added three additional branch locations. The former RPB main office, located at 1255 Creekside Parkway in Naples, Florida, is a full-

service facility of approximately 9,000 square feet with two drive-through lanes and a drive up ATM. The branch at 690 Bald Eagle Drive, Marco Island, Florida consists of approximately 2,100 square feet with a walk-up ATM. The branch at 7040 Winkler Road, Ft. Myers, Florida consists of approximately 3,000 square feet, and has a two drive-through lanes and a walk-up ATM.

Legal Proceedings

Neither the Bank nor any of its properties is the subject of any material legal proceedings.

Market for Bank Common Stock

Currently there is no established market for the Bank’s common stock and none is expected to develop following the Reorganization or in the near future.

Financial and Related Information

For financial information about the Bank at and for the three months ended March 31, 2012, and the years ended December 31, 2011 and 2010, including the Bank’s audited financial statements for those years, see the financial statements attached to this proxy statement/prospectus.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of July 31, 2012 with respect to ownership of the outstanding common stock of the Bank by (i) each director and named executive officer of the Bank, and (ii) all directors and executive officers of the Bank, as a group. This table (and the next table that follows) includes shares based on the “beneficial ownership” concepts as defined by the SEC and OCC. Our directors and executive officers are deemed to beneficially own shares being held by their spouses, minor children, and other relatives residing in their households, or by trusts, partnerships, corporations or deferred compensation plans for the benefit of such persons. In addition, this table reflects warrants and options held by our directors and executive officers.

Name of Beneficial Owner (1)	Number of Shares Owned	Warrants	Options	Percent
Thomas Brewer	51,700	25,340	-	0.5469%
Christopher C. Casciato	200	-	-	0.0014%
C.C. Coghill	51,000	25,200	-	0.5410%
Adam D. Compton	5,000	-	-	0.0356%
Edgar E. Davis	126,000	55,200	-	1.2837%
Jeffrey D. Davis	86,000	30,200	-	0.8247%
Dulce V. Dudley	26,000	12,700	-	0.2750%
Robert M. Feerick	51,100	25,220	-	0.5418%
Brian P. Keenan	20,000	-	-	0.1422%
Michael J. Kerschner	26,400	5,280	46,464	0.5537%
Dianne G. Krumsee	242,880	48,576	23,232	2.2268%
James S. Lindsay	71,000	37,700	-	0.7710%
Edward J. Mace	102,500	50,500	-	1.0843%
Donald Major	121,000	50,200	-	1.2133%
John B. McWilliams	25,000	1,980	23,232	0.3565%
Judy R. Miller	376,400	71,280	23,232	3.3269%
Thomas F. O’Reilly	51,000	25,200	-	0.5410%
Calvin J. Pratt	26,000	12,700	-	0.2750%
Robert T. Reichert	53,500	25,200	-	0.5587%
Garrett S. Richter	104,000	50,200	-	1.0928%
Ronald L. Rucker	1,000	100	-	0.0078%
Peter Setaro	5,000	1,000	-	0.0427%
Joseph C. Smallwood, Jr.	101,000	50,200	-	1.0716%
J. Nathan Stout	23,200	2,640	23,232	0.3484%
Gary L. Tice	201,000	100,200	-	2.1271%
Timothy S. Weidle	26,000	12,700	-	0.2750%
Robert T. Zellers	100,000	50,000	-	1.0631%
All directors and executive	2,073,880	769,516	139,392	19.9264%

officers as a group (27 persons)

(1) “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options and warrants that are exercisable within 60 days of July 31, 2012. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The ownership percentages are based upon 14,060,143 shares of common stock outstanding. Pursuant to the rules of the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership of Certain Other Beneficial Owners

We are not aware of any shareholder who was the beneficial owner of more than 5% of our outstanding common stock as of July 31, 2012 except for the entities identified in the table below:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Outstanding Common Stock Beneficially Owned (1)
John Rodgers, L.P. (2)	1,326,625	9.44%
c/o Constitution Capital Partners, LLC
300 Brickstone Square, 10th Floor
Andover, MA 01810

Endicott Group (3)	1,326,625	9.44%
360 Madison Avenue, 21st Floor
New York, NY 10017

GMT Capital Group (4)	1,326,625	9.44%
2300 Windy Ridge Parkway, Suite 550 South
Atlanta, GA 30339

Lightyear Group (5)	1,326,625	9.44%
375 Park Avenue, 11th Floor
New York, NY 10152

(1) Based upon 14,060,143 common shares outstanding as of July 31, 2012.

(2) This information is based solely on the Schedule 13G filed on May 5, 2011 by John Rodgers, L.P. The general partner of John Rodgers, L.P. is USS-Constitution, LLC, whose managing member is Constitution Capital Partners, LLC. The schedule 13G reports that John Rodgers, L.P. has sole voting and dispositive power over the 1,326,625 shares held.

(3) This information is based solely on the Schedule 13D jointly filed on May 9, 2011 by Endicott Opportunity Partners III, L.P., W.R. Endicott III, L.L.C., Wayne K. Goldstein and Robert I. Usdan (collectively, the “Endicott Group”). The general partner of Endicott Opportunity Partners III, L.P. is W.R. Endicott III, LLC, and Wayne K. Goldstein and Robert I. Usdan serve as investment managers to each of these entities. The Schedule 13D reports that Endicott Opportunity Partners III, L.P., W.R. Endicott III, LLC, Wayne K. Goldstein and Robert I. Usdan each have sole voting and dispositive power over the 1,326,625 shares held. The Schedule 13D reports that Endicott Opportunity Partners III, L.P. is the sole record holder of the 1,326,625 shares held.

(4) This information is based solely on the Schedule 13G jointly filed on May 6, 2011 by Bay Resource Partners, L.P. (“BRP”), Bay II Resource Partners, L.P. (“BRP II”), Bay Resource Partners Offshore Master Fund, L.P. (“BRPOMF”), GMT Capital Corp. (“GMT”), Thomas E. Claugus and Adam D. Compton (collectively, the “GMT Capital Group”). GMT is the general partner of BRP and BRP II, and is the investment manager of BRPOMF. The Schedule 13G reports that BRP shares voting and dispositive power over 431,768 shares; BRP II shares voting and dispositive power over 366,941 shares; BRPOMF shares voting and dispositive power over 444,562; GMT shares voting and dispositive power over 1,243,271 (inclusive of the 431,768 shares held by BRP, the 366,941 shares held by BRP II, and the 444,562 shares held by BRPOMF); and Thomas E. Claugus holds sole voting and dispositive power over 83,354 shares. Mr. Claugus is the President of GMT. Adam D. Compton has sole voting and dispositive power over 5,000 shares held, and these shares are not counted in the holdings of GMT Capital Group. Mr. Compton is an executive of GMT and disclaims beneficial ownership of any securities that may be beneficially owned by affiliates of GMT. Mr. Compton is a director of the Bank.

(5) This information is based solely on the Schedule 13D jointly filed on May 9, 2011 by Lightyear Fund II, L.P. (“LYF II”), Lightyear Co-Invest Partnership II, L.P. (“LYCP II”), Lightyear Fund II GP, L.P. (“LY II GP”), Lightyear Fund II GP Holdings, LLC (“LY II Holdings”), Marron & Associates, LLC (“MA LLC”), Chestnut Venture Holdings, LLC (“Chestnut”) and Donald B. Marron (collectively, the “Lightyear Group”). LY II GP is the general partner of LYF II. LY II Holdings is the general partner of LYCP II and LY II GP. MA LLC is the managing member of LY II Holdings. Chestnut is the sole member of MA LLC. The managing member of Chestnut is Donald B. Marron. The Schedule 13D reports that LYF II shares voting and dispositive power over 1,323,705 shares held in its name; LYCP II shares voting and dispositive power over 2,920 shares held in its name; LY II GP shares voting and dispositive power over 1,323,705 shares (inclusive of the 1,323,705 held by LYF II); LY II Holdings shares voting and dispositive power over 1,326,625 shares (inclusive of the 1,323,705 held by LYF II and the 2,290 shares held by LYCP II); MA LLC shares voting and dispositive power over 1,326,625 shares (inclusive of the 1,323,705 held by LYF II and the 2,290 shares held by LYCP II); Chestnut shares voting and dispositive power over 1,326,625 shares (inclusive of the 1,323,705 held by LYF II and the 2,290 shares held by LYCP II); and Donald B. Marron shares voting and dispositive power over 1,326,625 shares (inclusive of the 1,323,705 held by LYF II and the 2,290 shares held by LYCP II). Christopher C. Casciato is a Managing Director of Lightyear Capital LLC. Mr. Casciato is a director of the Bank.

Transactions with Related Persons, Promoters and Certain Control Persons

We have and expect to continue to have banking and other transactions in the ordinary course of business with our directors, officers and affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are not expected to involve more than the normal risk of collectability or present other unfavorable features. Loans to individual directors and officers must also comply with our lending policies, regulatory restrictions and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of such transactions with affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of the disinterested directors.

The Bank has purchased four automobiles from Top Hat Imports, dba Tamiami Ford, Inc., a car dealership owned by Robert T. Zellers, a director of the Bank. The aggregate purchase price of the four automobiles was approximately $127,000.

Our former branch office located at 50 Joel Boulevard is part of a small strip plaza that was constructed by Free 1, LLC. The lease had a term of ten years and a monthly payment of $12,100. Michael Kerschner and Dianne Krumsee, who are two of our directors, each own an interest in Free 1, LLC. The Bank terminated this lease on December 28, 2011 with an effective date of March 31, 2012. The Bank subsequently closed this office on March 30, 2012. The expense associated with the lease termination, recorded in December 2011, was $766,000.

The Bank leases a warehouse facility located at 4755 Mercantile Avenue #3, Naples, Florida, from Mercantile Business Center, a storage facility. James Lindsay, a director of the Bank, owns an interest in the facility. The Bank leases the facility at a cost of $977 per month plus common area maintenance fees. The lease is subject to annual adjustments equal to the CPI, with a maximum increase of 3% annually. The lease commenced on January 1, 2011 and terminates on December 31, 2015.

Transactions related to the 2011 Private Placement

Each of the following transactions is related to the 2011 Private Placement. For a more complete explanation of each of these transactions, see the section below entitled “The 2011 Private Placement”.

On April 15, 2011, the Bank entered into an Investment Agreement with Lightyear Capital LLC and certain of its affiliates (collectively, “Lightyear”), whereby Lightyear purchased $6,633,125 of the Bank’s common stock in a private placement. The Investment Agreement grants Lightyear a right to nominate and maintain a representative on the Board. Christopher C. Casciato is Lightyear’s nominee for the Board. Mr. Casciato is a Managing Director of Lightyear.

On April 15, 2011, the Bank entered into an Investment Agreement with GMT Capital Corp. and certain of its affiliates (collectively, “GMT”), whereby GMT purchased $6,633,125 of the Bank’s common stock in a private placement. The Investment Agreement grants GMT a right to nominate and maintain a representative on the Board. Adam D. Compton is GMT’s nominee for the Board. Mr. Compton is Vice President and head of Financial Services Sector at GMT.

On April 15, 2011, the Bank entered into a Fixed Percentage Subscription Agreement (the “Fixed Percentage Subscription Agreement”) with Endicott Opportunity Partners III, L.P. and Constitution

Capital Partners, LLC, and certain of their affiliates (collectively, the “Designated Fixed Percentage Subscribers”). Pursuant to the Fixed Percentage Subscription Agreement, if the Bank has not completed the Reorganization by January 29, 2012, then each of the Designated Fixed Percentage Subscribers has the right to have a designee promptly appointed to the Bank’s Board, subject to receipt of all required regulatory approvals. No persons have yet been appointed or designated to become members of the Board by either of the Designated Fixed Percentage Subscribers.

The 2011 Private Placement

Generally

On April 29, 2011, the Bank concluded the 2011 Private Placement whereby it sold and issued 8,089,731 shares of common stock to ten institutional investors and their affiliates and eight accredited investors (the “Investors”), pursuant to which the Bank realized, after offering expenses, total proceeds of approximately $36,500,000 (previously discussed and referred to in this proxy statement/prospectus as the “2011 Private Placement”). The 2011 Private Placement was conducted to raise funds for general corporate purposes, to assist in organic growth and to provide funds for possible strategic expansion, which may include acquisitions of other financial institutions, including failed financial institutions from the FDIC. Further sales of Bank common stock, or, if the Reorganization is completed, Holding Company common stock and preferred stock, to the Lead Investors and the Fixed Percentage Investors (both as defined below) upon the occurrence of certain events are contemplated by the terms of the 2011 Private Placement.

The Lead Investors

In connection with the 2011 Private Placement, the Bank entered into an Investment Agreement (the “Investment Agreement”) with certain affiliates of Lightyear and GMT (Lightyear and GMT are referred to together herein as the “Lead Investors”), pursuant to which Lightyear and GMT agreed, subject to the terms and conditions of the Investment Agreement, to participate in the 2011 Private Placement.

The 2011 Private Placement represented the first portion (the “Initial Drawdown”) of a committed investment in the Bank’s common stock, or the Holding Company’s (if the Reorganization is completed) common stock and preferred stock, by Lightyear and GMT. Of the Lead Investors, it is currently contemplated that only Lightyear would purchase Holding Company preferred stock (Series A Preferred Stock) in any subsequent drawdown (as more fully described below). Future purchases of common stock (and Holding Company preferred stock), if any, will take place from time to time over the next two (2) years, subject to future regulatory approvals and certain board and shareholder approvals being met, with a total maximum commitment by all investors (including the Fixed Percentage Investors, as described below) to purchase at least $148 million in common stock of the Bank or common stock and preferred stock of the Holding Company, or their affiliates. Subsequent issuances of common stock (and Holding Company preferred stock) beyond the Initial Drawdown will be dependent upon the Bank’s capital needs with respect to supporting its growth strategies, including potential acquisitions and possible participation in one or more acquisitions of failed banks in transactions assisted by the FDIC.

The Lead Investors are each entitled to have a representative on the Board for so long as such investor beneficially owns at least 50% of the shares of Bank common stock that it acquired in the Initial Drawdown; or, if the Reorganization is completed, 50% of the shares of Holding Company common stock that it acquired in the Reorganization. The Lead Investors are also each entitled to designate an observer who may attend Board meetings for so long as such investor beneficially owns at least 5% of the Bank’s or Holding Company’s outstanding shares of common stock that it acquired in the 2011 Private Placement, or Reorganization, as the case may be.

As a condition to closing the 2011 Private Placement, the Bank committed, as soon as possible following the 2011 Private Placement, and, in no case later than one (1) year, to reorganize into a bank holding company structure, whereby the Bank would become a wholly owned subsidiary of a newly formed company that would become a bank holding company under the BHCA, all subject to shareholder and regulatory approval. The Reorganization, if completed, would represent the fulfillment of this commitment.

If the Reorganization is completed, the Lead Investors will also have, by virtue of the 2011 Private Placement documents, certain registration rights with respect to shares they will hold in the Holding Company after the Reorganization. “Registration Rights” are a contractual agreement between a company and one or more shareholders whereby the company agrees to file a registration statement under the Securities Act of 1933, as amended, to register all or a portion of a shareholder’s stock for sale, so that such shares included in the registration statement will generally be freely tradable without restriction. Specifically, the Lead Investors will be granted demand registration rights respecting all Holding Company common stock that they purchased pursuant to the Investment Agreement, and all subsequent Holding Company common stock and preferred stock that they purchase pursuant to future capital drawdowns. The demand registration rights are exercisable on and after the earlier of three (3) years from the date of the “Registration Rights Agreement” (a part of the 2011 Private Placement closing documents) or a qualified public offering. Each Lead Investor may make up to three demands for registration. Each demand must, in the aggregate, be expected to have a sale price of at least $10,000,000. The Registration Rights Agreement also contains “piggyback” rights for the Lead Investors to participate in any registered sale of Holding Company common stock during the term of the agreement.

Once the Reorganization is complete, the Lead Investors will be parties to a Stockholders’ Agreement of the Holding Company (the “Holding Company Stockholders’ Agreement”). Among other provisions, the Holding Company Stockholders’ Agreement addresses such issues with respect to the Holding Company as corporate governance, subsequent drawdowns of capital after the 2011 Private Placement, restrictions on share transfers, drag along and tag along rights, rights of first refusal and preemptive rights. Under the terms of the Holding Company Stockholders’ Agreement, the board of directors of the Holding Company will be fixed at thirteen (13) directors, with four (4) director designees to be made by the two Lead Investors and two of the Fixed Percentage Investors. These corporate governance provisions are covered in the Holding Company’s Articles of Incorporation and Bylaws, which are attached to this proxy statement/prospectus as Exhibit A to Annex A, and Annex C, respectively, and which will become effective upon the completion of the Reorganization.

The Lead Investors also have certain rights to maintain their relative ownership percentage in the Bank and the Holding Company through additional purchases of common stock and preferred stock in the event of subsequent issuances of common stock by the Bank or the Holding Company. The Investment Agreement further provides that neither of the Lead Investors shall acquire more than 9.9% of the Bank’s voting securities following the 2011 Private Placement, and neither shall acquire more than 24.9% of the Bank’s or the Holding Company’s voting securities as calculated under applicable regulations of the Federal Reserve at any point, after giving effect to the 2011 Private Placement and any subsequent issuances of common stock in further drawdowns. Each of the Lead Investors has made representations that it does not intend to control or exert controlling influence over the Bank, as required by the federal regulators of the Bank and the Holding Company. Additionally, each of the Lead Investors has entered into passivity agreements with the Bank’s and the Holding Company’s federal regulators, agreeing to the same.

In light of certain regulatory requirements, Lightyear has determined that it does not intend to acquire more than 9.9% of the Holding Company’s voting securities following the Reorganization.

Therefore, in the event of future drawdowns of capital by the Holding Company, it is intended that Lightyear (and four of the Fixed Percentage Investors described below) will be issued a mixture of Holding Company common stock and non-voting preferred stock in lieu of the common stock that it would have otherwise been entitled to by virtue of the terms of the Investment Agreement. For a description of the terms of the preferred stock that Lightyear and certain Fixed Percentage Investors will be issued, see “DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK AND WARRANTS – Preferred stock – Series A Preferred Stock” beginning on page       .

The Co-Investors

In connection with the 2011 Private Placement, the Bank entered into several subscription agreements (the form of which is referred to herein and previously defined as the “Fixed Percentage Subscription Agreement”) with certain parties named therein (the “Fixed Percentage Investors”), pursuant to which the Fixed Percentage Investors agreed, subject to the terms and conditions of the Fixed Percentage Subscription Agreement, to participate in the 2011 Private Placement.

The investment of the Fixed Percentage Investors in the 2011 Private Placement represented the first portion of a committed investment in the Bank’s or the Holding Company’s common stock by the Fixed Percentage Investors. Future purchases of the Bank’s common stock or the Holding Company’s common stock or preferred stock will take place on the terms detailed in the previous section discussing the Investment Agreement. The Fixed Percentage Investors have the right to maintain their percentage investment in the Bank or the Holding Company in the event of future issuances of common stock. However, in light of certain regulatory requirements, four of the Fixed Percentage Investors have determined that they intend to purchase a certain amount of preferred stock, in addition to common stock, in any subsequent drawdowns by the Holding Company. Therefore, in the event of future drawdowns of capital by the Holding Company, it is intended that these four Fixed Percentage Investors (and Lightyear, as described above) will be issued a mixture of Holding Company common stock and non-voting preferred stock in lieu of the common stock that they would have otherwise been entitled to by virtue of the terms of the Fixed Percentage Subscription Agreements. For a description of the terms of the preferred stock that Lightyear and certain Fixed Percentage Investors will be issued, see “DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK AND WARRANTS – Preferred stock – Series A Preferred Stock” beginning on page       .

Pursuant to the Fixed Percentage Subscription Agreement, if the Reorganization does not take place within nine (9) months of the Initial Drawdown, then two (2) of the Fixed Percentage Investors (identified in the previous section as the Designated Fixed Percentage Subscribers) are entitled to have a representative on the Board. As of the date of this proxy statement/prospectus, the Designated Fixed Percentage Subscribers have not exercised their rights to seat representatives on the Board. In addition, two (2) of the Fixed Percentage Investors are also entitled to designate an observer who may attend Board meetings for so long as such investor beneficially owns at least 5% of the outstanding shares of Bank common stock it acquired in the 2011 Private Placement, or Holding Company common stock it acquired in connection with the Reorganization. As of the date of this proxy statement/prospectus, these Fixed Percentage Investors have designated observers to the Board.

The Fixed Percentage Investors also have certain rights to participate in registered sales of securities with respect to shares they will hold in the Holding Company if the Reorganization is completed. Specifically, the Fixed Percentage Investors will be granted rights to participate in any registration under the Securities Act of 1933, as amended (the “Securities Act”), made by virtue of demands from the Lead Investors. The Registration Rights Agreement also contains “piggyback” rights for the Fixed Percentage Investors to participate in any registered sale of Holding Company common stock or preferred stock during the term of the agreement.

If the Reorganization is completed, each of the Fixed Percentage Investors will become a party to the Holding Company Stockholders’ Agreement. The terms of the Stockholders’ Agreement are described generally in the previous section discussing the Investment Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to assist readers in understanding and evaluating our financial condition and results of operations. It should be read in conjunction with the audited financial statements and accompanying notes included in this proxy statement/prospectus and the supplemental data appearing throughout this discussion and analysis.

Executive Overview

History

First National Bank of the Gulf Coast is a national bank headquartered in Naples, Collier County, Florida. The Bank is a full service traditional community bank currently offering retail banking, and personal and commercial banking services to individuals, families and businesses in Collier, Lee and Charlotte Counties, Florida. We have a single subsidiary, First National Title and Closing Services, Inc. (“First National Title”), an entity formed to provide title insurance and loan closing services.

On April 23, 2009, Panther Community Bank, N.A. (“Panther”) and First National Bank of the Gulf Coast (in organization) (“FNB”) entered into an agreement and plan of merger, pursuant to which, on October 23, 2009, FNB merged with and into Panther, with Panther as the surviving bank (the “Merger”). In connection with the Merger, the name of Panther changed to First National Bank of the Gulf Coast (the “Bank”). The transaction was accounted for as a reverse acquisition; therefore FNB was the accounting acquirer.

On April 29, 2011, the Bank concluded a private placement whereby it sold and issued 8,089,731 shares of common stock to ten institutional investors and their affiliates and eight accredited investors (the “Investors”), pursuant to which the Bank realized, after offering expenses, total proceeds of approximately $36,500,000 (previously discussed and referred to in this proxy statement/prospectus as the “2011 Private Placement”). The 2011 Private Placement was conducted to raise funds for general corporate purposes, to assist in organic growth and to provide funds for possible strategic expansion, which may include acquisitions of other financial institutions, including failed financial institutions from the FDIC. Pursuant to the 2011 Private Placement, the Bank has available committed capital up to a maximum additional amount of $100,000,000 which it may use for organic growth or growth via acquisition.

On March 30, 2012, the Bank elected to close its branch office (formerly Panther headquarters) in Lehigh Acres, Florida. The branch office was originally established by organizers of Panther in 2005, in an area of Lehigh Acres consisting of 90,000 undeveloped land tracts zoned for future residential development. The underlying strategy of the original Panther organizers was to provide banking services for these future residents. With the market and economic downturn, this did not materialize and it was unlikely to materialize in the foreseeable future.

Recent Developments

Acquisition of Assets and Assumption of Liabilities of The Royal Palm Bank of Florida

On July 20, 2012, the Florida Office of Financial Regulation closed The Royal Palm Bank of Florida, Naples, Florida, (“Royal”) and appointed the FDIC as receiver. That same date, the Bank assumed approximately $77 million of Royal’s deposits and acquired approximately $78 million in assets from the FDIC under a whole-bank purchase and assumption agreement without loss share. The Bank did not pay the FDIC a premium to assume the deposits, and the assets were acquired at a discount to Royal’s historical book value as of July 20, 2012 of approximately $19.3 million, subject to customary adjustments. The Bank is in the process of determining the fair market value of the assets acquired and the deposits assumed. This will include the evaluation of the loan portfolio for the purposes of calculating its non-accretable credit risk discount, accretable discount (based upon assumed cash flows) and core deposit intangible.

No financial information related to the Royal acquisition is included in this proxy statement/prospectus; financial information, to the extent required by the accounting regulations of the SEC, will be provided in a Current Report on Form 8-K to be filed by the Holding Company no later than 75 days after consummation of the acquisition, or October 3, 2012.

Preliminary Summary Financial Data for the Quarter Ended June 30, 2012

Preliminary results of operations reflect net income of $806,000 for the quarter ended June 30, 2012, or $0.06 per diluted share, compared to a net loss of $917,000, or ($0.08) per diluted share, for the quarter ended June 30, 2011. The net income for the quarter ended June 30, 2012 was due to an increase of $150 million in average earning assets which contributed $1.1 million more in net interest income. Net interest income for the second quarter 2012 was $3.3 million, compared to $2.2 million for the second quarter 2011. Gains on the sale of securities were $776,000 and $282,000, for the second quarters 2012 and 2011, respectively. At June 30, 2012, total assets were $504 million, total loans, net, were $257 million and total deposits were $380 million. Based on preliminary data, at June 30, 2012, the Bank’s Tier I risk-based capital ratio was 20.88% and its Tier I leverage ratio was 11.77%.

Overview

The Bank’s primary objective is to operate and grow a community-oriented financial institution serving customers in our primary market area. We have sought to achieve this through the adoption of a business strategy designed to maintain a strong capital position and high asset quality. Our operating strategy includes the following:

Continuing conservative underwriting practices while maintaining a high quality loan portfolio.     While earning asset growth is the most significant strategic initiative for the Bank to reach core profitability, credit quality in these economic times is key to sustained profits. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. The Bank has experienced some deterioration in the Panther legacy loan portfolio; however, 91% of the Bank’s loans were originated in 2010 or later, long after the recession had begun. As of March 31, 2012, the Bank had zero loans that were 90 days or more past due and non-performing loans were 1.10% of loans outstanding, indicative of the newness of the portfolio and the Bank’s conservative credit policies.

Seeking to increase our market share in our primary market area via organic growth or acquisition.    The Bank strategically developed an infrastructure (people and premises) that would support growth upwards to approximately $2 billion. The Bank is staffed by individuals with numerous years of banking experience in southwest Florida who previously operated a much larger Florida-based banking franchise. The Bank’s management and staff have significant experience in both organic growth and growth through acquisition. The Bank anticipates leveraging the available private placement capital through organic growth along with whole bank and FDIC assisted bank acquisitions.

Achieve and maintain core profitability.  Based on our infrastructure, it was anticipated the Bank would record losses until its earning asset base had grown large enough to support its overhead. Average earning assets have increased $122 million, for the twelve months ended March 31, 2012, to a total of $411 million. Market pressures have kept the yield on earning assets low; however, cost of funds management has permitted the Bank to achieve a net interest margin of 3.05% for the three months ended March 31, 2012. There are no material trends known by management that would have an adverse impact on the Bank’s financial condition or results of operations; however, current economic conditions including depressed commercial growth, reduced home values and the extraordinarily low interest environment, will continue to present challenges in reaching our goals.

Critical Accounting Policies

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industries in which we operate. This preparation requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, actual results could differ from the estimates, assumptions, and judgments reflected in the financial statements. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. Management believes the following policies are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments; therefore, management considers the following to be critical accounting policies. Management has reviewed the application of these polices with the Audit Committee of our Board.

Subject to the use of estimates, assumptions, and judgments is management’s evaluation process used to determine the adequacy of the allowance for loan losses, which combines several factors: management’s ongoing review and grading of the loan portfolio, consideration of past loan loss experience, trends in past due and nonperforming loans, risk characteristics of the various classifications of loans, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect probable credit losses. Because current economic conditions can change and future events are inherently difficult to predict, the anticipated amount of estimated loan losses, and therefore the adequacy of the allowance, could change significantly. As an integral part of their examination process, various regulatory agencies also review the allowance for loan losses. Such agencies may require that certain loan balances be charged off when their credit evaluations differ from those of management or require that adjustments be made to the allowance for loan losses, based on their judgments about information available to them at the time of their examination. As described below under the “Allowance for Loan Losses” heading, management has implemented a process that has been applied consistently to systematically consider the many variables that impact the estimation of the allowance for loan losses.

Management determines the appropriate classification of securities at the time they are acquired and evaluates the appropriateness of the classification at each balance sheet date. Unrealized holding gains and losses on securities available for sale are excluded from earnings and reported as a separate component of stockholders’ equity. Impairment of investment securities results in a write-down that must be included in net income when a market decline below cost is other-than-temporary. We regularly review each investment security for impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security to maturity.

A valuation allowance related to deferred tax assets is required when it is considered more likely than not (greater than 50% probability) that all or part of the benefit related to such assets will not be realized. Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. As described in more detail in Note 10 to the audited Consolidated Financial Statements – Income Taxes attached to this proxy statement/prospectus, the Bank recorded a full valuation allowance against its net deferred tax assets as of December 31, 2011.

Goodwill and indefinite lived intangible assets recognized in business combination transactions are not amortized, but evaluated at least annually for impairment. Other finite lived intangible assets are amortized over their expected useful lives using the straight line method and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs. Disclosure of fair value measurements is based on a three-level valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Results of Operations for the Fiscal Year Ended December 31, 2011 Compared to the Fiscal Year Ended December 31, 2010

Balance Sheet Review

During the year ended December 31, 2011, the Bank experienced significant growth. Total assets increased $97 million or 32%, net loans increased by $79 million or 76%, deposits increased by $44 million or 18% and shareholders’ equity increased $39 million or 148% due to the completion of the 2011 Private Placement. See “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page       .

Provision for Loan Losses. The provision for loan losses is determined based upon management’s estimates of the appropriate level of allowance for loan losses needed to absorb probable incurred losses in the existing loan portfolio, after giving consideration to charge-offs and recoveries for the period. The provision for loan losses was $2.7 million and $1.8 million for the years ended December 31, 2011 and 2010, respectively. The Bank recorded net charge offs totaling $717,000 and $927,000 for the years ended December 31, 2011 and 2010, respectively. The Bank did not record any charge offs for the period ended December 31, 2009.

Income Taxes. There is no provision (benefit) for income taxes reflected in the financial statements for the periods ended December 31, 2011, 2010 and 2009 as the Bank remains in a cumulative net operating loss position and a full valuation allowance has been provided for net deferred tax assets.

Goodwill. The Bank completed its annual goodwill impairment testing during the fourth quarter of 2011. No impairment was identified for the Bank’s goodwill as a result of the testing performed during 2011, 2010 or 2009.

Income Statement Review

For the year ended December 31, 2011, we recorded a net loss of $5.9 million, or $(0.55) per basic share. The loss included expense of $1.3 million related to the closing of the Joel Boulevard branch which was completed in March 2012. The largest components within the branch closing expense were the early termination settlement of the facility lease totaling $766,000 and severance payouts totaling $212,000. The net loss for 2011, excluding the branch closing expense of $1.3 million, would have resulted in a 15% improvement compared to the net loss recorded for 2010. For the year ended December 31,

2010, our operations resulted in a net loss of $5.4 million, or $(1.02) per basic share. The largest component of expense contributing to the net loss was $2.4 million in compensation and occupancy expense for the year ended December 31, 2010. The level of expense reflects the Bank’s strategic decision to build an infrastructure to support future growth.

Net Interest Income. Net interest income, which is the Bank’s principal source of revenue, is the difference between interest income from earning assets (loans, securities and federal funds sold) and interest expense paid on liabilities (primarily deposits). Net interest income is determined by the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch of the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities. The net interest income divided by average interest-earnings assets represents net interest margin.

Net interest income was $9.3 million, $5.4 million and $468,000 for the periods ended December 31, 2011, 2010 and 2009, respectively. Average earning assets for 2011 increased approximately $108 million, or 50%, compared to the prior year. The resulting net interest margin was 2.87%, 2.50% and 2.91% for the periods ended December 31, 2011, 2010 and 2009, respectively.

The Bank did not hold any tax exempt loans or securities as of December 31, 2010 or 2009. The Bank purchased a tax free municipal bond for $1 million on December 22, 2011. Since the tax free revenue recognized in 2011 was insignificant and the Bank is in a cumulative net loss position, with a full tax valuation, yields have not been adjusted to “fully taxable equivalent” yields. The Bank did not hold any tax exempt loans as of December 31, 2011, 2010 or 2009.

Average Balance Sheets and Net Interest Margin

The table below sets forth certain information related to the average balance sheet and average yields on assets and average costs on liabilities. Such yields are derived by dividing income or expense, by the average balance of the corresponding assets or liabilities and are then annualized. Average balances have been derived from the daily balances throughout the period.

	For the Periods Ended December 31,

	2011			2010			2009
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates*

Interest Earning Assets
Loans	$135,683	$7,417	5.41%	$71,809	$4,374	6.02%	$36,319	$415	6.05%
Securities available-for-sale	136,454	4,028	2.95%	110,826	3,881	3.50%	23,646	186	4.15%
Federal funds sold and other interest earning balances due from banks	47,458	319	0.67%	29,742	239	0.80%	24,283	20	0.43%
FRB and FHLB Stock	1,496	69	4.59%	1,207	64	5.27%	688	6	4.80%

Total Interest Earning Assets	321,091	11,833	3.68%	213,584	8,558	3.98%	84,936	627	3.90%

Non-Interest Earning Assets
Cash and due from banks	10,278			5,278			4,010
Premises and equipment, net	19,317			18,993			17,603
Allowance for loan losses	(1,826)			(666)			(97)
Goodwill and other intangibles	5,200			5,206			5,224
Other real estate owned	514			-			-
Other assets	2,047			1,640			948

Total Non-Interest Earning Assets	35,530			30,451			27,688

Total Assets	$356,621			$244,035			$112,624

Interest Bearing Liabilities
Money market	$76,515	$702	0.92%	$42,996	$559	1.30%	$30,022	$81	1.42%
NOW	108,821	903	0.83%	94,194	1,845	1.96%	6,343	17	1.44%
Savings	20,788	180	0.87%	11,738	123	1.05%	4,326	9	1.12%
Certificates of deposits	42,079	620	1.47%	38,022	602	1.58%	25,563	52	1.08%
Repurchase agreements	33,441	132	0.39%	7,498	33	0.44%	-	-	0.00%
Federal funds purchased	-	-	0.00%	33	0	0.75%	-	-	0.00%

Total Interest Bearing Liabilities	281,644	2,537	0.90%	194,481	3,162	1.63%	66,254	159	1.27%

Non-Interest Bearing Liabilities and Shareholders’ Equity
Demand deposits	22,073			15,850			9,340
Other liabilities	927			694			770
Shareholders’ equity	51,977			33,010			36,260

Total Liabilities and Shareholders’ Equity	$356,621			$244,035			$112,624

Excess of Interest Earning Assets over Interest Bearing Liabilities	$39,447			$19,103			$18,682

Net Interest Income		$9,296			$5,396			$468

Interest Rate Spread			2.78%			2.35%			2.63%

Net Interest Margin			2.87%			2.50%			2.91%

* Yields and rates based on annualized income and expense.

Rate/Volume Analysis of Changes in Net Interest Income

The table below illustrates the change in interest income and interest expense for the year ended December 31, 2011 compared to December 31, 2010 and the year ended December 31, 2010 compared to the inception period ended December 31, 2009, respectively. Since volume is the key driver in the comparison of changes in net interest income, the volume column includes the change based upon “number of days” as compared to the commencement period ended December 31, 2009, which represents only 69 days.

	2011 Compared to 2010 Due to Changes In			2010 Compared to 2009 Due to Changes In
(dollars in thousands)	Average Volume	Average Rate	Net Increase (Decrease)	Average Volume	Average Rate	Net Increase (Decrease)

Interest Earning Assets
Loans	$3,504	$(461)	$3,043	$3,944	$15	$3,959
Securities available-for-sale	796	(649)	147	3,849	(154)	3,695
Federal funds sold and other interest earning balances due from banks	88	(8)	80	235	(16)	219
FRB and FHLB Stock	15	(10)	5	55	3	58

Total Interest Earning Assets	4,402	(1,127)	3,275	8,082	(151)	7,931

Interest Bearing Liabilities
Money market	213	(70)	143	514	(36)	478
NOW	113	(1,055)	(942)	1,795	33	1,828
Savings	82	(25)	57	117	(3)	114
Certificates of deposits	53	(35)	18	422	128	550
Repurchase agreements	103	(4)	99	33	-	33

Total Interest Bearing Liabilities	565	(1,190)	(625)	2,882	121	3,003

Net Interest Income	$3,837	$63	$3,900	$5,200	$(272)	$4,928

The results in the above table illustrate the substantial increase in interest income, in both comparative periods, due to increased earning asset volume. While the majority of increased net interest income resulted from growth in earning assets, the margin was supplemented by a reduction in interest expense when comparing the year ended December 31, 2011 to the year ended December 31, 2010.

Non-Interest Income and Expense

Non-interest Income. The following table illustrates the components of non-interest income for the periods indicated (dollars in thousands).

	For the Years Ended December 31,		For the Period October 23 through December 31,
	2011	2010	2009
Service charges on deposit accounts	$317	$190	$11
Title and closing services revenue	229	138	15
Other non-interest income	78	27	1
Gains on loans held for sale	47	85	14
Gains on sale of securities, net	607	1,448	-

Total non-interest income	$1,278	$1,888	$41

Excluding gains on the sales of securities, non-interest income increased by $231,000 or 53% when comparing the years ended December 31, 2011 and 2010. The year over year increase, primarily in service charges and title and closing services revenue, was a by-product of the increased volume of deposit and loan accounts, respectively. The Bank exercised strategies to reduce securities with longer duration and certain mortgage backed investments experiencing rapid principal reductions within its portfolio resulting in net gains on securities sales of $607,000 and $1.4 million for the years ended December 31, 2011 and 2010, respectively.

Non-interest Expense. The following table illustrates the components of non-interest expense for the periods indicated (dollars in thousands).

	For the Years Ended December 31,		For the Period October 23 through December 31,
	2011	2010	2009
Salaries and benefits	$6,879	6,297	1,259
Depreciation	1,159	1,079	183
Occupancy expense	813	810	146
Equipment expense	588	478	61
FDIC and OCC assessments	431	402	28
Professional fees	790	348	25
Advertising, marketing and business development	302	311	57
Data processing	399	189	28
Supplies and printing	156	153	66
Communications expense	141	115	30
Insurance	113	87	9
Other non interest expense	741	647	62
Branch closing expense	1,269	-	-
Merger expense	-	-	2,643

Total non-interest expense	$13,781	$10,916	$4,597

Salaries and benefits remain the largest component of non-interest expense with expense of $6.9 million and $6.3 million for the years ended December 31, 2011 and 2010, respectively. The Bank recorded $1.3 million of expense relating to its 2011 strategic decision to close its branch office in Lehigh

Acres, Florida. The branch closing expense includes $766,000 relating to the early termination of the facility lease, $212,000 for severance payments and $274,000 relating to fixed assets that will be removed from service. Non-interest expense totaled $4.6 million for the period ended December 31, 2009 which included $2.6 million of merger related expense.

Loan Portfolio

Loan Composition. Loan growth was significant during the period, increasing by 77% to a total of $184 million in loans outstanding at December 31, 2011 compared to $103 million at December 31, 2010. The increase includes participations and whole loan purchases during the year totaling approximately $11 million, of which $10 million was outstanding at December 31, 2011. The mix at December 31, 2011 reflects growth in three major segments: commercial real estate loans (up $27.7 million), single family residential loans (up $24.1 million) and construction loans (up $13.6 million). Single family residential loans increased the greatest amount when expressed as a percentage of total loans, increasing from 14% at December 31, 2010 to 21% at December 31, 2011.

The following table presents the categories of loans contained in the Bank’s loan portfolio as of the end of the three most recent fiscal years and the total amount of all loans for such periods (dollars in thousands).

	As of December 31,
	2011		2010		2009
Commercial real estate	$82,615	45%	$54,943	53%	$23,911	60%
Construction loans	17,083	9%	3,531	3%	2,808	7%
Commercial and industrial	16,800	9%	12,912	13%	3,900	10%
Home equity lines of credit	4,453	3%	4,592	4%	3,499	9%
Residential single family (includes loans held for sale, $237, $0 and $0, respectively)	38,793	21%	14,689	14%	3,829	9%
Residential multifamily	8,019	4%	2,923	3%	170	0%
Consumer installment loans	15,942	9%	10,124	10%	1,990	5%

	183,705	100%	103,714	100%	40,107	100%

Less purchase discount	(330)		(467)		(851)

	183,375		103,247		39,256

Plus net deferred loan origination costs	1,081		694		97
Less allowance for loan losses	(3,057)		(1,048)		(211)

Net loans	$181,399		$102,893		$39,142

The purchase discounts in the above table depict the fair value adjustments for credit and market rate risk recorded for loans acquired in the Merger between Panther and FNB. Portions related to market rates are being accreted into income, under the interest method, as a yield adjustment over the life of the underlying loans.

The contractual maturity distribution of our loan portfolio at December 31, 2011 is indicated in the table below (dollars in thousands).

	< 3 Mths	3-12 Mths	1-3 Yrs	3-5 Yrs	5-10 Yrs	> 10 Yrs	Total

December 31, 2011:
Loans secured by:
1-4 family residential property	$2,452	$6,743	$11,066	$6,727	$7,724	$4,081	$38,793
Commercial real estate	4,892	23,960	31,710	11,720	10,270	63	82,615
Commercial and industrial	923	6,785	5,059	3,297	659	77	16,800
Other loans	1,624	8,649	19,810	8,246	6,677	491	45,497

Total	$9,891	$46,137	$67,645	$29,990	$25,330	$4,712	$183,705

The following table illustrates our loans maturing beyond twelve months with fixed or floating interest rate characteristics as of the periods indicated (dollars in thousands).

	As of December 31,
	2011	2010	2009

Loans maturing beyond 12 months with fixed rates	$74,431	$53,796	$21,489
Loans maturing beyond 12 months with floating rates	93,453	36,676	15,338

Total	$167,884	$90,472	$36,827

Impaired Loans. Impaired loans totaled $1.1 million as of December 31, 2011. Charge offs related to impaired loans totaled $639,000 for the year ended December 31, 2011. The Bank had specific reserves of $90,000 for a single home equity line of credit, deemed to be impaired at December 31, 2011. The Bank had two impaired commercial real estate loans totaling $1.3 million as of December 31, 2010. During 2010, the Bank charged off $913,000 related to these two loans. Of these two loans, $478,000 is performing under a modified loan agreement with interest income recognized as earned. The other loan for $800,000 was on nonaccrual at December 31, 2010 and subsequently recorded as Other Real Estate Owned via foreclosure in 2011. The Bank had no loans past due more than 90 days that were still accruing. See Note 5 to the audited Consolidated Financial Statements – Loans, Allowance and Asset Quality attached to this proxy statement/prospectus, for further discussion of non-performing assets.

The following table presents totals of impaired loans, with and without a valuation, in each of our major loan categories for the periods indicated (dollars in thousands). No impairment was present for the period ended December 31, 2009.

	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total Loans

As of December 31, 2011:
Impaired loans without a valuation allowance	$93	$855	$-	$-	$74	$1,022
Impaired loans with a valuation allowance	100	-	-	-	-	100

Total impaired loans	$193	$855	$-	$-	$74	$1,122

Valuation allowance related to impaired loans	$90	$-	$-	$-	$-	$90
Total nonaccrual loans	57	855	-	-	15	927
Total loans past-due 90 days or more and still accruing	-	-	-	-	-	-

Average investment in impaired loans	$50	$1,353	$-	$-	$8	$1,411
Interest income recognized on impaired loans	2	22	-	-	-	24
Interest income recognized on a cash basis on impaired loans	-	-	-	-	-	-

As of December 31, 2010:
Impaired loans without a valuation allowance	$-	$1,278	$-	$-	$-	$1,278
Impaired loans with a valuation allowance	-	-	-	-	-	-

Total impaired loans	$-	$1,278	$-	$-	$-	$1,278

Valuation allowance related to impaired loans	$-	$-	$-	$-	$-	$-
Total nonaccrual loans	-	800	-	-	-	800
Total loans past-due 90 days or more and still accruing	-	-	-	-	-	-

Average investment in impaired loans	$-	$1,278	$-	$-	$-	$1,278
Interest income recognized on impaired loans	-	61	-	-	-	61
Interest income recognized on a cash basis on impaired loans	-	-	-	-	-	-

Troubled Debt Restructuring. During the period ended December 31, 2011, certain loans were modified as troubled debt restructurings (“TDRs”). The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate on the loan or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk. The Bank restructured eight loans during the period. Two commercial real estate loans with carrying balances totaling $855,000 were modified per forbearance agreements. A home equity line of credit for $40,000 was restructured into a fully amortizing loan. Five small consumer loans totaling $74,000 at December 31, 2011 were modified with rate reductions between 125 to 329 basis points and term extensions between two and eighteen months.

The following table presents loans classified as “troubled debt restructurings”, as defined in ASC 310-40, for the periods indicated (dollars in thousands). There were no “troubled debt restructurings” for the periods ended December 31, 2010 and 2009.

	As of December 31,
Troubled Debt Restructuring	2011	2010	2009

Commercial Real Estate:
Number of loans	2	-	-
Pre-modification balances outstanding	$1,886	$-	$-
Post-modification balances outstanding	$855	$-	$-

Home Equity Lines of Credit:
Number of loans	1	-	-
Pre-modification balances outstanding	$40	$-	$-
Post-modification balances outstanding	$36	$-	$-

Consumer Loans:
Number of loans	5	-	-
Pre-modification balances outstanding	$75	$-	$-
Post-modification balances outstanding	$74	$-	$-

Allowance for Loan Losses. The following table sets forth the activity in the allowance by portfolio segment periods indicated (dollars in thousands).

	For the Years Ended December 31,		For the Period October 23 through December 31, 2009
	2011	2010

Balance at beginning of period	$1,048	$211	$-
Recoveries	4	-	-
Charge-offs	(721)	(927)	-
Provision for loan losses	2,726	1,764	211

Balance at end of period	$3,057	$1,048	$211

Percent of net charge offs to average loans	0.53%	1.29%	N/A

The unamortized purchase discount was $330,000 and $467,000 at December 31, 2011 and 2010, respectively. While our allowance for loan losses as a percentage of loans was 1.66%, 1.01% and 0.54% at December 31, 2011, 2010 and 2009, respectively, inclusion of the unamortized purchase discount reflects total coverage at 1.84%, 1.46% and 2.64% of total loans outstanding at December 31, 2011, 2010 and 2009, respectively.

We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of loans that may pose a risk of loss. Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the income statement, are made periodically to maintain the allowance at an appropriate level to absorb probable incurred losses in our portfolio based on management’s analysis of collectability. Any loan losses and recoveries would be charged or credited directly to the allowance. The Bank maintains a component of the allowance for three categories of real estate secured loans in our portfolio – residential (first mortgage, second mortgage and home equity lines of credit), commercial real estate loans and construction/other real estate loans, and two other categories, commercial and industrial, and consumer loans. The Bank uses a loan loss reserve model that incorporates loan risk rating and peer group default data with some emphasis on historical losses. As the Bank matures and develops meaningful historical data, priority and weighting will shift away from peer toward predominately historical default rates. Under our loan risk rating system, each loan is risk rated between one and nine by the originating loan officer, credit management, loan review or loan committee. Loans rated one represent those loans least likely to default and a loan rated nine represents a loss. Estimated loan default factors are multiplied by individual loan balances for each loan type to determine an appropriate level of allowance by loan type. This approach is applied to all components of the loan portfolio.

The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of our loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element for the commercial, commercial real estate, and residential real estate loan components. To determine our macroeconomic factors, we use specific economic data that has a statistical correlation with loan losses. We review this data quarterly to determine that such a correlation continues to exist. Additionally, the macroeconomic factors are reviewed quarterly in order to conclude they are appropriate based on current economic conditions. Other qualitative factors considered include, but are not limited to: recent loan loss trends, changes in portfolio composition, concentrations of credit, changes in the Bank’s risk profile, current interest rates and local economic conditions and trends. Based on present information, we consider our allowance for loan losses to be appropriate. Our judgment about the appropriateness of the allowance is based on a number of assumptions about future events which we believe to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.

The general loss reserve was $3 million, $1 million and $211,000 as of December 31, 2011, 2010 and 2009. There were specific reserves of $90,000 on loans at December 31, 2011 and none at December 31, 2010 and 2009. The increase in the general loss reserve was primarily due to increases in net loans outstanding of $79 million and increasing loss factors for the period ended December 31, 2011.

The table below represents the portfolio, segmented by risk factors and including acquired loans recorded at fair market value, as of December 31, 2011 and 2010, respectively (dollars in thousands).

As of December 31, 2011	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total Loans

Loans Originated Post Merger:
1- Risk Free	$-	$-	$-	$359	$621	$980
2- Excellent	-	764	-	675	400	1,839
3- Good	974	15,539	4,047	2,726	579	23,865
4- Satisfactory	44,769	49,448	12,286	12,631	13,956	133,090
5- Watch	-	-	-	-	53	53
6- OLEM	-	-	-	-	-	-
7- Substandard	-	-	-	-	15	15
8- Doubtful	-	-	-	-	-	-

FMV of Loans Acquired:
1- Risk Free	-	-	-	-	-	-
2- Excellent	-	-	-	-	62	62
3- Good	-	-	-	-	-	-
4- Satisfactory	5,393	13,039	750	395	255	19,832
5- Watch	-	2,743	-	-	-	2,743
6- OLEM	-	-	-	-	-	-
7- Substandard	-	364	-	-	-	364
8- Doubtful	57	475	-	-	-	532

Total	$51,193	$82,372	$17,083	$16,786	$15,941	$183,375

As of December 31, 2010	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total Loans

Loans Originated Post Merger:
1- Risk Free	$-	$-	$-	$155	$538	$693
2- Excellent	-	154	-	-	71	225
3- Good	-	788	-	2,968	432	4,188
4- Satisfactory	15,537	34,727	1,395	9,200	8,793	69,652
5- Watch	-	-	-	-	-	-
6- OLEM	-	-	-	-	-	-
7- Substandard	-	-	-	-	-	-
8- Doubtful	-	-	-	-	-	-

FMV of Loans Acquired:
1- Risk Free	-	-	-	-	-	-
2- Excellent	-	-	-	-	-	-
3- Good	-	-	-	-	-	-
4- Satisfactory	6,627	16,542	1,336	589	290	25,384
5- Watch	40	1,787	-	-	-	1,827
6- OLEM	-	-	-	-	-	-
7- Substandard	-	478	-	-	-	478
8- Doubtful	-	-	800	-	-	800

Total	$22,204	$54,476	$3,531	$12,912	$10,124	$103,247

Loans graded 5-8 were $3.7 million at December 31, 2011 compared to $3.1 million at December 31, 2010. The Bank had a single loan totaling $1.4 million (grade 5) risk graded less than satisfactory as of December 31, 2009. The Bank has experienced additional deterioration in the Panther loan portfolio.

The table below illustrates the components of the allowance for loan losses for the periods indicated (dollars in thousands).

	For the Year Ended December 31, 2011
	Balance 12/31/2010	Provision	Charge Offs	Recoveries	Balance 12/31/2011	Loan Balances Outstanding	Percent of Loans

Loans Originated Post Merger:
Residential single & multifamily	$122	$276	$-	$-	$398	$45,743	25%
Commercial real estate	528	(43)	-	-	485	65,751	36%
Construction loans	26	578	-	-	604	16,333	9%
Commercial and industrial	105	116	-	-	221	16,391	9%
Consumer and other	98	112	79	4	135	15,624	8%

FMV of Loans Acquired:
Commercial real estate	169	1,349	596	-	922	16,621	9%
Residential, consumer and other	-	338	46	-	292	6,912	4%

Total	$1,048	$2,726	$721	$4	$3,057	$183,375	100%

	For the Year Ended December 31, 2010
	Balance 12/31/2009	Provision	Charge Offs	Recoveries	Balance 12/31/2010	Loan Balances Outstanding	Percent of Loans

Loans Originated Post Merger:
Residential single & multifamily	$25	$97	$-	$-	$122	$15,537	15%
Commercial real estate	111	417	-	-	528	35,669	35%
Construction loans	-	26	-	-	26	1,395	1%
Commercial and industrial	21	84	-	-	105	12,323	12%
Consumer and other	20	92	14	-	98	9,834	10%

FMV of Loans Acquired:
Commercial real estate	34	1,048	913	-	169	18,807	18%
Residential, consumer and other	-	-	-	-	-	9,682	9%

Total	$211	$1,764	$927	$-	$1,048	$103,247	100%

	For the Period from October 23, 2009 to December 31, 2009
	Balance 10/23/2009	Provision	Charge Offs	Recoveries	Balance 12/31/2009	Loan Balances Outstanding	Percent of Loans

Loans Originated Post Merger:
Residential single & multifamily	$-	$25	$-	$-	$25	$3,698	9%
Commercial real estate	-	111	-	-	111	2,490	6%
Construction loans	-	-	-	-	-	-	0%
Commercial and industrial	-	21	-	-	21	98	0%
Consumer and other	-	20	-	-	20	1,218	3%

FMV of Loans Acquired:
Commercial real estate	-	34	-	-	34	20,570	53%
Residential, consumer and other	-	-	-	-	-	11,182	29%

Total	$-	$211	$-	$-	$211	$39,256	100%

The remaining accretable purchase discounts assigned to acquired loans was $330,000, $467,000 and $851,000 at December 31, 2011, 2010 and 2009, respectively.

Investment Securities

The investment securities portfolio is also a component of our total earning assets and consists entirely of securities classified as available for sale. The following table illustrates the components and book value of our available for sale securities portfolio by category as of the periods indicated (dollars in thousands).

			As of December 31,

	2011		2010		2009
Securities Available for Sale
U.S. Government agencies and government sponsored entities	$32,391	24%	$26,018	18%	$4,926	15%
U.S. Treasury	-	0%	-	0%	2,493	8%
Agency mortgage backed securities	44,407	34%	65,797	47%	14,375	43%
Agency collateralized mortgage obligations	17,734	14%	12,317	9%	4,761	14%
State, county and municipal	30,947	24%	33,139	24%	6,652	20%
Corporate bonds	5,170	4%	2,978	2%	-	0%

Total	$130,649	100%	$140,249	100%	$33,207	100%

The following table reflects the maturity and weighted average yield distribution, by type, within the investment portfolio at December 31, 2010 and 2011, respectively. The portfolio does not contain any investments maturing in one year or less. The Bank invested $1 million in a tax-free municipal bond during the fourth quarter of 2011. Weighted average yields are not computed on a tax equivalent basis (dollars in thousands).

As of December 31, 2011:
Securities Available for Sale	1 - 5 Yrs	Yield	6 -10 Yrs	Yield	After 10 Yrs	Yield	Total	Yield

U.S. Government agencies and government sponsored entities	$3,129	2.55%	$12,224	2.21%	$17,037	2.32%	$32,390	2.30%
Residential mortgage backed securities	36,915	2.92	7,492	2.90	-	-	44,407	2.92
Collateralized mortgage obligations	14,904	2.75	2,830	2.61	-	-	17,734	2.73
State, county and municipal	-	-	13,440	3.51	17,507	4.31	30,947	3.96
Corporate bonds	3,725	2.95	1,446	5.45	-	-	5,171	3.63

Total	$58,673	2.86%	$37,432	2.97%	$34,544	3.33%	$130,649	3.02%

As of December 31, 2010:
Securities Available for Sale	1 - 5 Yrs	Yield	6 -10 Yrs	Yield	After 10 Yrs	Yield	Total	Yield

U.S. Government agencies and government sponsored entities	$2,009	2.49%	$17,835	2.32%	$6,174	2.55%	$26,018	2.39%
Residential mortgage backed securities	16,383	3.30	41,682	2.83	7,731	3.25	65,796	3.00
Collateralized mortgage obligations	1,296	3.17	5,633	3.17	5,389	3.31	12,318	3.23
State, county and municipal	-	-	9,792	4.38	23,347	4.92	33,139	4.76
Corporate bonds	1,490	2.97	1,488	5.45	-	-	2,978	4.21

Total	$21,178	3.19%	$76,430	2.99%	$42,641	4.07%	$140,249	3.35%

Borrowings

The Bank had short term borrowings in the form of securities sold under agreements to repurchase during the years ended December 31, 2011 and 2010. The amount of short term borrowings outstanding as of December 31, 2011 and 2010 were $39 million and $26 million respectively. The average balances for the year ended December 31, 2011 and 2010 were $33 million and $7 million, respectively. The high balance at any point in time during 2011 was $40.3 million in securities sold under agreements to repurchase. The average interest rates paid for the years ended December 31, 2011 and 2010 were 0.39% and 0.44% respectively. The Bank had no borrowings as of December 31, 2009.

Deposits

The following table illustrates the components and distribution of the deposit portfolio as of the periods indicated (dollars in thousands).

	As of December 31,
	2011		2010		2009
Noninterest-bearing demand deposits	$23,151	8%	$17,158	7%	$11,841	14%
Interest-bearing deposits:
Money market	90,649	31%	39,449	16%	38,272	44%
NOW	74,356	26%	140,289	57%	4,895	6%
Savings	33,218	11%	14,476	6%	6,400	7%
Certificates of deposit $100,000 or more	55,086	19%	20,969	8%	12,231	14%
Certificates of deposit under $100,000	14,093	5%	14,449	6%	12,690	15%

Total deposits	$290,553	100%	$246,790	100%	$86,329	100%

Management monitors the mix of the components contained in our deposit portfolio closely as part of asset liability management. The shift in composition, 2011 compared to 2010, was the result of reducing the interest rate paid on a limited deposit promotion on NOW accounts. Some of the balances shifted into Money Market and savings products that paid interest at higher rates.

At December 31, 2011, deposits of three customers individually exceeded 5% of total deposits. These deposits totaled approximately $39 million or 13% of total deposits. Of the $39 million, $19 million is represented by term CDs with the State of Florida and $17 million represents a customer relationship that is bound by contract through 2015. All of these deposits are deemed to be core relationships, as these accounts are all with the State and local community based businesses. Senior executive management has had substantial experience in retaining these relationships, not only with the current Bank, but with another bank which was led by the same senior executive management team. Management does not view this concentration as a liquidity risk. The interest rate paid on these deposits ranges between 0.30% and 0.58% compared to the Bank’s overall cost of funds of 0.90% for the year ended December 31, 2011. These deposit relationships contribute favorably to the Bank’s net interest margin.

The Bank participated in and was awarded $19 million through the State of Florida’s Competitive Bid CD Program (the “program”). Deposits obtained in this program are classified as public deposits and not brokered deposits. This program enables banks that are Qualified Public Depositories, an opportunity to bid on certificates of deposit, generally two years in term, in a blind auction. The auction, with a published minimum bid rate, is available monthly and funds are awarded to the highest bidder(s) up to the maximum amount the State wishes to place on deposit. Generally, the program provides access to lower than market, fixed rate deposits that are used to extend maturities for interest rate risk management. The Bank will have an opportunity to bid for replacement funds when these certificates mature.

The following table illustrates time deposit maturities as of December 31, 2011 and 2010, respectively (dollars in thousands).

December 31, 2011:	≤ 3 Mths	3-6 Mths	6 Mths-1 Yr	1-3 Yrs	> 3 Yrs	Total

Time deposits < $100,000	$1,841	$928	$7,720	$3,444	$160	$14,093
Time deposits ≥ $100,000	4,935	100	19,597	29,202	1,252	55,086

Total	$6,776	$1,028	$27,317	$32,646	$1,412	$69,179

December 31, 2010:	≤ 3 Mths	3-6 Mths	6 Mths-1 Yr	1-3 Yrs	> 3 Yrs	Total

Time deposits < $100,000	$1,870	$7,576	$2,219	$2,050	$734	$14,449
Time deposits ≥ $100,000	822	13,218	5,910	600	419	20,969

Total	$2,692	$20,794	$8,129	$2,650	$1,153	$35,418

The shift in maturity distribution from December 31, 2010 to December 31, 2011 reflects the Bank’s special fifteen and eighteen month certificates offered promotionally during the months of May and June. These promotional certificates represent $18 million of the total maturing in the 6 Mths-1Yr category. Additionally, $19 million, awarded under the State of Florida’s Competitive Bid CD Program matures in the 1-3Yrs category for 2011.

Return on Equity and Assets

The following table shows the return on average assets (net loss divided by average total assets), return on average equity (net loss divided by average equity), and equity to assets ratio (average equity divided by average total assets) for the periods indicated. Since our inception, we have not paid cash dividends.

	For the Years Ended December 31,		For the Period from October 23, 2009 through December 31,
	2011	2010	2009

Return on average assets	-1.66%	-2.21%	-20.19%
Return on average equity	-11.16%	-16.35%	-62.71%
Average equity to average assets	14.57%	13.53%	32.20%
Dividend payout ratio	0.00%	0.00%	0.00%

Off-Balance Sheet Arrangements

We are a party to certain financial instruments with off-balance sheet risks, which we enter into in the normal course of business to meet the financing needs of our customers. These financial instruments are primarily commitments to extend credit in the form of unused lines of credit and standby letters of credit and may involve elements of credit risk in excess of the amount recognized on our balance sheet. The contract amounts of these instruments reflect the extent of involvement we have in these financial instruments. At December 31, 2011, we had issued but unused commitments to extend credit of $35.6 million through various types of lending arrangements.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. To mitigate the risks involved, we use the same credit policies in making commitments as we do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established within the related agreement. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if deemed necessary by us, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional lending commitments issued by us to guarantee the performance of a customer to a third party and to support private borrowing arrangements. Essentially all letters of credit issued have expiration dates of less than one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending credit. At December 31, 2011, the Bank had letters of credit outstanding in the amount of $506,000, of which $100,000 was unsecured.

Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011

Balance Sheet Review

The Bank’s assets increased approximately $64 million, or 16%, during the three months ended March 31, 2012, compared to December 31, 2011. Loans, net of allowance, increased approximately $52 million or 29% and deposits increased approximately $50 million or 17% during the three months ended March 31, 2012 compared to December 31, 2011.

Goodwill. The Bank expects to complete its annual goodwill impairment testing during the fourth quarter of 2012. Management has not identified any impairment indicators that would have led to the performance of an impairment test as of the balance sheet date.

Income Statement Review

The net loss for the three months ended March 31, 2012 was $1,220,000 or $(0.09) per diluted common share compared to a net loss of $878,000 or $(0.17) per diluted common share for the same period in 2011.

Provision for Loan Losses. The provision for loan losses was $1.5 million for the three months ended March 31, 2012, which was $1.2 million more than the provision recorded for the three months ended March 31, 2011. Continued credit deterioration in the portfolio of loans acquired in the Merger between Panther and FNB, and the impact of qualitative factors necessitated the increase in provision. Net charge offs were $105,000 for the three months ended March 31, 2012 and $2,000 for the three months ended March 31, 2011.

Net Interest Income. Net interest income was $3.2 million for the three months ended March 31, 2012 compared to $2.2 million for the three months ended March 31, 2011. The net interest margin was 3.05% for the three months ended March 31, 2012, up from 2.98% for the same period in 2011.

The Bank purchased a tax free municipal bond for $1 million on December 22, 2011. Since the tax free revenue recognized in 2012 and 2011 was insignificant and the Bank is in a cumulative net loss position, with a full tax valuation, yields have not been adjusted to “fully taxable equivalent” yields. The Bank did not hold any tax exempt loans as of March 31, 2012 or December 31, 2011.

Average Balance Sheets and Net Interest Margin

The table below sets forth certain information related to the average balance sheet and average yields on assets and average costs on liabilities. Such yields are derived by dividing income or expense, by the average balance of the corresponding assets or liabilities and are then annualized. Average balances have been derived from the daily balances throughout the period.

	For the Three Months Ended March 31,
	2012			2011
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates

Interest Earning Assets
Loans	$ 213,441	$ 2,670	4.97%	$ 110,096	$ 1,575	5.72%
Securities available-for-sale	155,480	1,038	2.67%	137,249	1,184	3.45%
Federal funds sold and other interest earning balances due from banks	39,018	57	0.59%	40,413	76	0.75%
FRB and FHLB Stock	2,596	30	4.66%	1,198	15	5.08%

Total Interest Earning Assets	410,535	3,795	3.68%	288,956	2,850	3.95%

Non-Interest Earning Assets
Cash and due from banks	10,262			5,653
Premises and equipment, net	18,757			19,642
Allowance for loan losses	(3,287)			(1,220)
Goodwill and other intangibles	5,196			5,202
Other real estate owned	784			-
Other assets	1,964			2,324

Total Non-Interest Earning Assets	33,676			31,601

Total Assets	$ 444,211			$ 320,557

Interest Bearing Liabilities
Money market	$ 111,087	$ 216	0.78%	$ 61,721	$ 149	0.98%
NOW	66,743	60	0.36%	130,956	321	0.99%
Savings	39,754	88	0.89%	15,069	32	0.86%
Certificates of deposits	89,653	232	1.04%	38,245	162	1.72%
Repurchase agreements	40,113	39	0.39%	29,327	30	0.41%
Short term borrowings	341	0	0.16%	-	-	0
Long term borrowings	3,824	7	0.73%	-	-	0

Total Interest Bearing Liabilities	351,515	642	0.73%	275,318	694	1.02%

Non-Interest Bearing Liabilities and Shareholders’ Equity
Demand deposits	25,619			19,576
Other liabilities	2,640			718
Shareholders’ equity	64,437			24,945

Total Liabilities and Shareholders’ Equity	$ 444,211			$ 320,557

Excess of Interest Earning Assets over Interest Bearing Liabilities	$ 59,020			$ 13,638

Net Interest Income		$ 3,153			$ 2,156

Interest Rate Spread			2.95%			2.93%

Net Interest Margin			3.05%			2.98%

* Yields and rates based on annualized income and expense.

Rate/Volume Analysis of Changes in Net Interest Income

The change in net interest income for the three months ended March 31, 2012 compared to the same period one year ago is higher due to the increase in loan volume. Average loans increased $103 million for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. Additionally, the rate paid on interest bearing liabilities decreased from 1.02% to 0.73%, reducing interest expense during the three months ended March 31, 2012 by $52,000 compared to the three months ended March 31, 2011.

	Changes in Net Interest Income for the Three Months Ended March 31, 2012 and 2011
(dollars in thousands) (unaudited)	Average Volume	Average Rate	Net Increase (Decrease)

Interest Earning Assets

Loans	$1,327	$(232)	$1,095

Securities available-for-sale	146	(292)	(146)

Federal funds sold and other interest earning balances due from banks	(3)	(16)	(19)

FRB and FHLB Stock	16	(1)	15

Total Interest Earning Assets	1,486	(541)	945

Interest Bearing Liabilities

Money market	102	(35)	67

NOW	(114)	(147)	(261)

Savings	55	1	56

Certificates of deposits	154	(84)	70

Repurchase agreements	11	(2)	9

Short term borrowings	0	-	0

Long term borrowings	7	-	7

Total Interest Bearing Liabilities	215	(267)	(52)

Net Interest Income	$1,271	$(274)	$997

The amount of change not solely due to rate or volume changes was allocated between the changes due to rate and the changes due to volume, based on the net size of the rate and volume changes.

Non-Interest Income and Expense

Non-interest Income. The following table illustrates the components of non-interest income for the three months ended March 31, 2012 and 2011, respectively (dollars in thousands).

	For the Three Months Ended
	March 31, 2012	March 31, 2011

Service charges on deposit accounts	$91	$63

Title and closing services revenue	74	47

Other non-interest income	13	14

Gains on loans held for sale	(2)	10

Gains (loss) on sale of securities, net	384	(6)

Total non-interest income	$560	$128

Non-interest income (excluding net gains on the sale of securities) increased $42,000 or 31%, period over period. The Bank’s revenue from account service charges increased $28,000 or 44% for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. The change relates to the increase in depository accounts during the comparative periods. Securities totaling approximately $22 million were sold during the three months ended March 31, 2012, yielding net gains on sale of $384,000 compared to net losses of $6,000 on sales of approximately $3 million for the three months ended March 31, 2011.

Non-interest Expense. The following table illustrates the components of non-interest expense for the three months ended March 31, 2012 and 2011, respectively (dollars in thousands).

	For the Three Months Ended
	March 31, 2012	March 31, 2011

Salaries and benefits	$1,935	1,553

Depreciation	294	285

Occupancy expense	200	204

Equipment expense	160	128

FDIC and OCC assessments	120	134

Professional fees	90	110

Advertising, marketing and business development	96	52

Data processing	121	110

Supplies and printing	43	36

Communications expense	35	31

Insurance	32	27

Other non interest expense	353	201

Total non-interest expense	$3,479	$2,871

Non-interest expense increased $608,000 or 21% for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

Income Taxes. There is no provision (benefit) for income taxes reflected in the financial statements for the period ended March 31, 2012 as the Bank is in a cumulative net operating loss position and a full valuation allowance has been provided for net deferred tax assets.

Loan Portfolio

Loan Composition. The increase of $53 million in loans during the first three months of 2012 changed the mix slightly due to the increase of $26 million in residential loans.

The following table illustrates the components and distribution of our loan portfolio (before deferred loan origination costs and allowance for loan losses) by category (dollars in thousands).

	March 31, 2012		December 31, 2011
Commercial real estate	$101,890	43%	$82,615	45%
Construction loans	19,723	8%	17,083	9%
Commercial and industrial	16,326	7%	16,800	9%
Home equity lines of credit	6,454	3%	4,453	3%
Residential single family (includes loans held for sale, $417 and $237, respectively)	64,768	27%	38,793	21%
Residential multifamily	12,629	5%	8,019	4%
Consumer installment loans	15,071	7%	15,942	9%

	236,861	100%	183,705	100%

Troubled Debt Restructuring. The Bank had one loan modified as a troubled debt restructuring in the amount of $580,000 during the three months ended March 31, 2012. Additional details can be found in Note 3 to the unaudited Consolidated Financial Statements for the period ended March 31, 2012, attached to this proxy statement/prospectus.

Non-Accrual Loans. At March 31, 2012, the Bank had $2.6 million in loans on non-accrual status. Interest recognized in earnings for the three months ended March 31, 2012 was $20,000. Interest forfeited that would have otherwise been earned according to each loan’s original terms was $34,000.

Allowance for Loan Losses. The general loss reserve was approximately $4.2 million and $3.0 million as of March 31, 2012 and December 31, 2011, respectively. There were specific reserves on impaired loans of $200,000 at March 31, 2012 and $100,000 at December 31, 2011. Schedules providing details of the Bank’s allowance can be found in Note 4 to the unaudited Consolidated Financial Statements for the period ended March 31, 2012, attached to this proxy statement/prospectus.

Investment Securities

The investment securities portfolio is also a component of our total earning assets and consists entirely of securities classified as available for sale. The following table illustrates the components and book value of our available for sale securities portfolio by category as of the periods indicated (dollars in thousands).

	March 31, 2012		December 31, 2011
Securities Available for Sale
U.S. Government agencies and government sponsored entities	$34,724	22%	$32,391	25%
Agency mortgage backed securities	65,403	41%	44,408	34%
Agency collateralized mortgage obligations	14,291	9%	17,733	13%
State, county and municipal	34,353	22%	30,947	24%
Corporate bonds	10,336	6%	5,170	4%

Total	$159,107	100%	$130,649	100%

Borrowings

Long Term Borrowings

The FHLB of Atlanta has extended credit availability to the Bank equal to approximately 20% of total assets or $73 million in remaining credit availability at March 31, 2012. All borrowings must be fully secured with eligible collateral. As of March 31, 2012, the Bank had $29.6 million in eligible loans pledged as collateral for advances totaling $6 million.

Short Term Borrowings

The Bank had available credit of $25 million under unsecured federal funds lines of credit with two correspondent banks at March 31, 2012. There were no borrowings outstanding under the agreements at March 31, 2012 or December 31, 2011.

The Bank has securities sold under agreements to repurchase with commercial account holders whereby the Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by the Bank. The Bank had approximately $48 million and $39 million in such accounts as of March 31, 2012 and December 31, 2011, respectively. The average rate of interest paid for three months ended March 31, 2012 was 0.39% compared to 0.41% for the same period one year ago.

A discussion about and a table listing the details of the Bank’s borrowings can be found in Note 6 to the unaudited Consolidated Financial Statements for the period ended March 31, 2012, attached to this proxy statement/prospectus.

Deposits

The following table illustrates the components and distribution of the deposit portfolio as of the periods indicated (dollars in thousands).

	March 31, 2012		December 31, 2011
Noninterest-bearing demand deposits	$22,892	7%	$23,151	8%
Interest-bearing deposits:
Money market	110,658	32%	90,649	31%
NOW	61,965	18%	74,356	26%
Savings	43,667	13%	33,218	11%
Certificates of deposit $100,000 or more	83,448	25%	55,086	19%
Certificates of deposit under $100,000	17,560	5%	14,093	5%

Total deposits	$340,190	100%	$290,553	100%

Deposits increased approximately $50 million or 17% during the three months ended March 31, 2012. Growth has been generally focused on money market products since the Bank reduced its NOW account promotional rate by 102 basis points. The rate change motivated a shift of approximately $20 million in balances from NOW to money market. Additionally, the Bank also participated in and was awarded $37 million through the State of Florida’s Competitive Bid CD Program. These certificates have two year terms and earn a weighted average rate of 0.52%.

At March 31, 2012, deposits of four customers individually exceeded 5% of total deposits. These deposits totaled approximately $83.5 million or 25% of total deposits. Of the $83.5 million, $37 million is represented by term CDs with the State of Florida and $27 million represents a customer relationship that is bound by contract through 2015. All of these deposits are deemed to be core relationships, as these accounts are all with the State and local community based businesses. Senior executive management has had substantial experience in retaining these relationships, not only with the current Bank, but with another bank which was led by the same senior executive management team. Management does not view this concentration as a liquidity risk. The interest rate paid on these deposits ranges between 0.30% and 0.58% compared to the Bank’s overall cost of funds of 0.73% for the three months ended March 31, 2012. These deposit relationships contribute favorably to the Bank’s net interest margin.

Off-Balance Sheet Arrangements

We had stand-by letters of credit totaling $356,000 as of March 31, 2012 and letters totaling $506,000 as of December 31, 2011. A table illustrating off-balance sheet credit risk can be found in Note 9 to the unaudited Consolidated Financial Statements for the period ended March 31, 2012, attached to this proxy statement/prospectus.

Liquidity and Capital Resources

Liquidity and capital resources demonstrate our overall financial strength and our ability to generate cash flows from operations and borrow funds at competitive rates to meet our operating and growth needs.

Liquidity. Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and operating obligations. Funds can be obtained from operations in many ways, including by converting assets to cash, by attracting new deposits, by borrowing, or by raising capital, among others. We strive to manage liquidity as to ensure the availability of an adequate level of funds to meet the loan demand and deposit withdrawal needs of our customers. We do so by managing the levels, types and maturities of earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times.

In addition to maintaining a stable core deposit base, we maintain adequate liquidity primarily through the use of investment securities and our unused borrowing capacity. We have invested in stock of the Federal Home Loan Bank (the “FHLB”) for the purpose of establishing credit lines with the Federal Home Loan Bank of Atlanta. The credit available to us is based on approximately 20% of our total assets, as reported in our most recent quarterly financial information submitted to the FHLB, for a total borrowing of up to $73 million, subject to the pledge of sufficient collateral by us. As of March 31, 2012, the Bank had $6 million in FHLB advances outstanding. In addition, we have an unsecured overnight federal funds purchased accommodation to a maximum of $25 million, collectively, from two of our correspondent banks, which had a $0 balance at March 31, 2012. Management continues to monitor our liquidity position as part of our asset liability management. We believe we have adequate funding sources through our unused borrowing capacity from the FHLB, the unsecured federal funds purchased accommodation from our correspondent bank, loan principal repayments, and potential investment repayments and sales to meet our liquidity requirements for the foreseeable future.

The Bank has certain customer deposit concentrations that totaled $83.5 million as of March 31, 2012. These deposits include two year term certificates of deposit with the State of Florida, and transactional accounts with a local municipality that is under contract to remain a bank customer until 2015. These are deemed to be core relationships. Upon maturity of the certificates, the Bank will have an opportunity to replace the balances with new certificates. At expiration of the contractual agreement with the municipality, the Bank will have an opportunity to re-bid the depository relationship. The Bank has no reliance on these deposits nor does management view the concentration as a liquidity risk.

Capital. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) establishes a system of “prompt corrective action” to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, federal banking regulators are required to establish five capital ranking categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, in addition to certain authorized discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, the FDICIA requires the appropriate banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. Federal banking regulators have specified by regulation the relevant capital level for each category.

As of March 31, 2012, the Bank was well capitalized. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since March 31, 2012 that management believes have changed the Bank’s category. A discussion about and a table listing the criteria for adequately and well-capitalized banks compared to the Bank can be found in Note 11 to unaudited Consolidated Financial Statements for the period ended March 31, 2012, attached to this proxy statement/prospectus.

The Bank’s actual capital amounts and ratios are also presented in this table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

As of December 31, 2011:

Total capital (to risk weighted assets):	$61,205	27.75%	$17,645	8.00%	$22,056	10.00%
Tier I capital (to risk weighted assets):	58,444	26.50	8,822	4.00	13,234	6.00
Tier I capital (to average assets):	58,444	15.74	14,854	4.00	18,568	5.00

As of December 31, 2010:

Total capital (to risk weighted assets):	$25,691	16.17%	$12,711	8.00%	$15,889	10.00%
Tier I capital (to risk weighted assets):	24,643	15.51	6,356	4.00	9,533	6.00
Tier I capital (to average assets):	24,643	8.29	11,897	4.00	14,872	5.00

MANAGEMENT OF THE BANK

The following sets forth information regarding the Bank’s directors and executive officers.

Name	Age	Title
Thomas G. Brewer	64	Director
Christopher C. Casciato	53	Director
C.C. Coghill	69	Senior Executive Vice President and Chief Credit Officer
Adam D. Compton	47	Director
Edgar E. Davis	69	Director
Jeffrey D. Davis	70	Director
Dulce V. Dudley, M.D., F.A.A.P.	53	Director
Robert M. Feerick	64	Director
Michael J. Kerschner	60	Director
Brian P. Keenan	48	Regional President West and Central Florida
Dianne Krumsee	67	Director
James S. Lindsay	64	Director
Edward J. Mace	56	Director
Donald Major	66	Director
John McWilliams	59	Director
Judy Miller	66	Director
Thomas F. O’Reilly	66	Director
Calvin J. Pratt	67	Director
Robert T. Reichert	49	Senior Executive Vice President and Chief Administrative Officer
Garrett S. Richter	62	President and Director
Ronald L. Rucker	70	Executive Vice President and Chief Lending Officer
Peter Setaro	49	Executive Vice President and Chief Information Officer
Joseph C. Smallwood, Jr.	48	Director
J. Nathan Stout	63	Director
Gary L. Tice	65	Chairman, Chief Executive Officer and Director
Thomas S. Weidle	41	Director
Robert T. Zellers	54	Director

Directors

Thomas G. Brewer, age 64, has served as one of our directors since October 2009. He has been involved with the retail and wholesale carpet business since 1983, when he founded Brewer Carpet and Design Center, Inc. Brewer Carpet subsequently evolved into The Brewer Flooring Group, which encompasses eight business entities in seven states. Mr. Brewer has increased the number of his stores from 12 to 20, capitalizing on market opportunities. Mr. Brewer’s Carpet One stores have been named store of the year twice, out of approximately 600 stores, by the Carpet One Floor and Home Company. In addition, he is also involved with various property companies located in Oklahoma.

While earning his B.A. degree from Gettysburg College, Mr. Brewer was also the captain of the football team and president of the Sigma Chi Fraternity. Mr. Brewer serves on the board of directors for CCA Global, one of the largest purchasers of flooring in the world and franchiser of various flooring and other businesses. Mr. Brewer, along with his wife, Kathy, is co-chairperson for the Bridget Brewer Memorial Scholarship.

As a member of our Board, Mr. Brewer has extensive experience developing and managing small to mid-size businesses which assists us in our business development.

Christopher C. Casciato, age 53, was elected by the board of directors as a director of the bank on April 29, 2011. Mr. Casciato is currently a board member of Community & Southern Bank of Atlanta, GA and Cascade Bancorp of Bend, OR. He is also a director of Sunoco, Inc., a leading manufacturer and marketer of petroleum and petrochemical products, headquartered in Philadelphia, PA. Mr. Casciato joined Lightyear Capital LLC in 2008 as a Managing Director. Lightyear Capital is a private equity firm focused on making investments in the financial services sector.

Prior to joining Lightyear Capital, Mr. Casciato spent over 20 years at Goldman, Sachs & Co., where he was elected partner in 2000. His career at Goldman, Sachs & Co. included a number of senior management positions in the firm’s investment banking division, including partner in the Financial Institutions Group, as well as partner and Chief Operating Officer of Goldman Sachs’ worldwide investment banking business.

Mr. Casciato holds a Masters in Business Administration from Harvard Business School and a Bachelor of Science in Civil Engineering from the United States Military Academy at West Point, where he was class valedictorian.

As a member of our Board, Mr. Casciato has extensive experience in the financial services industry and experience in the role of bank director which will assist us in our strategic planning.

Adam D. Compton, age 47, was elected by the board of directors as a director of the Bank on April 29, 2011. Mr. Compton currently serves as head of the Financial Services Sector with GMT Capital Corporation, Atlanta, GA., joining the firm in 2008. From April 2003 to September 2008, Mr. Compton was director and head of U.S. Financial Services Research with RCM Global Investors, San Francisco, CA. Previously, Mr. Compton was an equity research analyst covering U.S. banking companies at Keefe Bruyette & Woods, Morgan Stanley and Montgomery Securities, as well as a bank regulator for the State of Florida for three years.

Mr. Compton received his MBA, with distinction, from Cornell University in Ithaca, NY and his BA from Houghton College, Houghton, NY. Mr. Compton is quite familiar with the State of Florida, having been born and raised in the Orlando and Lake Wales areas.

As a member of our Board, Mr. Compton has extensive experience as a financial industry executive and a thorough understanding of the banking industry which will assist us in our strategic planning.

Edgar E. Davis, age 69, has served as one of our directors since October 2009. He has served as president of Edgar E. Davis, P.A., which has been involved in southwest Florida real estate sales since 1981. Since 2003, Mr. Davis has also served as president of Davis Solutions, Inc., a Florida real estate investment and management corporation. In addition, he serves as trustee of the Edgar E. Davis Foundation. Mr. Davis is quite familiar with the growth and development of southwest Florida as he has resided in the area for over 50 years and has been licensed as a real estate salesman or broker for 39 years.

As a member of our Board, Mr. Davis has extensive ties to our local community which assists us in our strategic planning, business development and customer relations.

Jeffrey D. Davis, age 70, has served as one of our directors since October 2009. Since 1987, he has served as the chief executive officer of Jefferson Davis Research, Inc., formerly known as The Davis Group, Inc., a research and consulting firm which has provided services to over 300 leading U.S. and foreign business organizations. Twenty-nine of his forty-two years in the marketing research field have been spent as chief executive officer and chairman of Jefferson Davis Associates, Inc. Prior to founding Jefferson Davis Associates, Inc. in 1975, Mr. Davis was associate director and a principal of Frank Magid Associates, a media research firm headquartered in Marion, Iowa. He was associated with that firm from 1965 to 1974. During that same period, he was co-founder and president of Communications Sciences Group, an advertising agency. In 1982, Mr. Davis formed Policies & Strategies, Inc., a quantitative modeling research firm, together with six faculty members of the University of Iowa, and in 1986, he founded World Data, Inc., the fieldwork development firm which served Jefferson Davis Associates, Inc.

Mr. Davis is actively involved in various community and philanthropic endeavors. In 1975, Mr. Davis co-founded and participated in a pioneering youth-mentoring program in Iowa. In 1993, he was one of three initial board members of Youth Services International, Inc., which became a public corporation in 1994, and grew to serve adjudicated and non-adjudicated youth with facilities and programs in 18 states. During his Board service at YSI, Mr. Davis also served as chairman of the Programming and Marketing Committee. For 20 years, Mr. Davis served as a board member of Four Oaks of Iowa, a not-for-profit child and family services organization which services 2,200 young people annually, with a $35,000,000 annual budget and 640 employees. From 1999 through 2003, Mr. Davis served as a board member of Scholars Club, an outreach program on the part of Florida Gulf Coast University with the purpose of encouraging and motivating minority group young people to higher academic achievement and a college education. In addition, Mr. Davis has endowed three scholarships at the University of Iowa, which are awarded annually to graduating seniors of the high school he attended in Dubuque, Iowa, and a scholarship at the University of Kansas, which is awarded annually to a graduating senior at the high school his mother attended. Since their inception, these scholarships have honored and benefited 101 gifted young people. Mr. Davis holds a B.S. degree in psychology and an M.A. in marketing, both degrees earned from the University of Iowa. Mr. Davis’ primary home is in Naples, FL.

As a member of our Board, Mr. Davis has extensive experience developing and managing small to mid-size businesses which assists us in our business management and strategic planning.

Dulce V. Dudley, M.D., FAAP., age 53, has served as one of our directors since October 2009. She has been a practicing pediatrician in Naples since 1988. Dr. Dudley was a founding partner of Anchor Health Centers, a multi-specialty group which grew to more than 60 physicians and which, in 2010, partnered with the NCH Healthcare System to form the NCH Healthcare Group for which she serves as board member. The daughter of Cuban immigrants, Dr. Dudley was born in New York City and raised in the Dominican Republic. She was educated at the Carol Morgan School of Santo Domingo, studied pre-med at the Universidad Nacional Pedro Henriquez Urena (UNPHU) and received her medical degree from the Universidad Central del Este (UCE). Dr. Dudley trained at Rush-Presbyterian-St Luke’s Medical Center in Chicago and Miami Children’s Hospital where she completed her pediatric residency. She is a past president of the Collier County Medical Society. Dr. Dudley has served on the board of the Boys and Girls Club of Collier County and the Collier Chapter of the American Heart Association. She volunteers as a pediatric preceptor for the Family Practice Nurse Practitioner Program at Florida Gulf Coast University. She is active in her church, First Baptist Church of Naples, and travels to Latin America several times a year on Christian medical mission trips with Orphan’s Heart. Dr. Dudley is an alumna of the Leadership Collier program Class of 2000. She was named 2001 Woman of the Year for the Leukemia and Lymphoma Society and 2005 Woman of Initiative Honoree by the Community Foundation of Collier County.

As a member of our Board, Dr. Dudley has extensive ties to our local community which assists us in our strategic planning, business development and customer relations.

Robert M. Feerick, age 64, has served as one of our directors since October 2009. Since 1988, he has served as chairman of Horizon Partners, Ltd., a private investment holding company headquartered in Naples, Florida, that acquires and builds companies. Horizon focuses on the acquisition of medium size companies that are privately-held or divisions/subsidiaries of larger corporations, with a strategy of building long-term equity value in their base companies through strategic add-on acquisitions and improvements in operating performance. Mr. Feerick has significant experience as a director of privately-held companies. He is a current director of the following companies: Karl’s Event Services, a party and tent event rental company; Groeb Farms, Inc., the leading processor of honey, sold as an ingredient, in the United States; Climax Portable Machine Tools, Inc., a manufacturer and lessor of portable machine tools; Lantor, Inc., a producer of high performance non-woven textiles; and Xymox Technologies, Inc., an international membrane switch manufacturer. Mr. Feerick began his career as an associate (1972-1973) in the money management firm of Fayez Sarofim & Co. in Houston, Texas. In 1973, Mr. Feerick joined Frontenac Company, a private equity and venture capital company in Chicago, as a general partner. In this capacity, he was directly responsible for finding, evaluating, and negotiating acquisition and investment transactions for the company. In 1977, Mr. Feerick sold his interests in Frontenac to The Laird Norton Company in Seattle, Washington. Shortly thereafter, in 1978, Mr. Feerick joined the former Arthur Young & Co. to head its Midwest Region merger and acquisition practice. In 1982, he founded The Corporate Development Group, an affiliate of Arthur Young, and served as its chairman. He was also a general partner of the firm. Over his ten years with Arthur Young, he assisted approximately 40 corporations and management groups with acquisitions, divestitures, and venture capital investments. In 1988, he left The Corporate Development Group to form Horizon Partners.

As a member of our Board, Mr. Feerick has extensive experience developing and managing businesses and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

Michael J. Kerschner, age 60, has served as one of our directors since 2007. He has been involved in the banking industry since 1974. From January 1990 to September 2010, Mr. Kerschner served as President and CEO of Gillmor Financial Services, Inc. He also served as President and CEO of Old Fort Banking Corporation from March 1988 to July 2007 and was previously CEO of Tiffin Savings Bank from 1984 to 1987. Mr. Kerschner has also successfully completed and taught several courses for the BancOhio Educational Center, in addition to completing various American Institute of Banking certification courses and the Prochnow Graduate School of Banking at the University of Wisconsin. Mr. Kerschner is extensively involved in his community and has served on many boards and committees, including those of the Community Bankers Association of Ohio, the Ohio Bankers League, the Independent Community Bankers Association, the Federal Legislative Committee, the Great Lakes Bankers Bank, the Tiffin Area Chamber of Commerce, the Seneca Industrial and Economic Development Corporation, the Seneca County United Way, the St. Francis Nursing Home, Seneca Career Systems, and Tiffin Theatre, Inc. (Ritz). In addition, he is a past trustee of Heidelberg College and serves on the Finance Committee of St. Mary’s Church, of which he is a member.

As a member of our Board, Mr. Kerschner has extensive experience as a bank executive and in-depth understanding of the banking industry which assists us in strategic planning, business development and customer relations.

Dianne Gillmor Krumsee, age 67, has served as one of our directors since 2007. Since September 2007, Ms. Krumsee has served as the Chairman of Gillmor Financial Services, a bank holding company of which she is also an owner, and Chair of The Old Fort Banking Company, a subsidiary of Gillmor Financial Services. Ms. Krumsee holds a Bachelor’s degree in English from Ohio Wesleyan University, a Master’s degree from Ohio State University, and is a trustee emeritus of Tiffin University. Ms. Krumsee is an active volunteer for Creative Living, a nonprofit organization that provides housing and encourages independent living for physically disabled adults and is a trustee of The Paul M. and Lucy J. Gillmor Charitable Foundation.

As a member of our Board, Ms. Krumsee has extensive banking industry knowledge and experience which assists us in our strategic planning, business management and business development.

James S. Lindsay, age 64, has served as one of our directors since October 2009. He has been a self-employed realtor based in Naples, Florida since 1981 and is a member of the Naples Area Board of Realtors, the National Association of Realtors and the Florida Association of Realtors. He has held various board positions with financial institutions. Mr. Lindsay was a director of Southwest Banks, Inc. from 1989 through 1997, at which time Southwest Banks was acquired by F.N.B. Corporation. Mr. Lindsay then served as a director of F.N.B. Corporation from 1997 through December 2003. At that time, Mr. Lindsay resigned from the board in connection with the spin-off of First National Bankshares of Florida, Inc. from F.N.B. Corporation. He then served on the board of First National Bankshares of Florida, Inc. and as a board member of its lead banking affiliate, First National Bank of Florida. He held these positions from August 2003 through December 2004. In January 2005, he became a member of the Fifth Third Bancorp Florida affiliate board of directors, a position he held until June 2007. Mr. Lindsay is a graduate of Moorhead State University earning his B.A. degree in business management. He serves on the Board of the Aqualane Shores Homeowners Association and the Board of the Big Sugar Bush Lake Association in Ogema, Minnesota.

As a member of our Board, Mr. Lindsay has extensive experience as a bank director and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

Edward J. Mace, age 56, has served as one of our directors since October 2009. He has been the owner of Edward J. Mace, Certified Public Accountant, a sole proprietorship, since 1985. He also is the chief operating officer of Ribek Corporation, an Investment Management Entity, a position that he has held since 1982. Mr. Mace has held various board positions with financial institutions for almost 20 years. He was a director of Southwest Banks, Inc. from 1989 through 1997, at which time Southwest Banks was acquired by F.N.B. Corporation. Mr. Mace then served as a director of F.N.B. Corporation from 1997 through December 2003, and was also the chairman of the Audit Committee during this time. He resigned from the board in connection with the spin-off of First National Bankshares of Florida, Inc. from F.N.B. Corporation. Mr. Mace then served on the board and as chairman of the Audit Committee of First National Bankshares of Florida, Inc., and as a board member of its lead banking affiliate, First National Bank of Florida. He held these positions from August 2003 through December 2004. In January of 2005, he became a member of the Fifth Third Bancorp Florida affiliate board of directors. He held this position until June of 2006. Mr. Mace earned his A.A. degree at Miami-Dade Community College and graduated from Florida International University earning his B.A. degree in accounting. Mr. Mace became a certified public accountant in 1979.

As a member of our Board, Mr. Mace has extensive experience as a bank director and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

Donald Major, age 66, has served as one of our directors since October 2009. He has held the position of president of Summit Medical Supplies, Inc. since 1976. This company is located in Naples, Florida and is a distributor of medical supplies, both wholesale and retail. Mr. Major was both an organizer and director of First National Bank of Naples from 1989 through 2000. He is a graduate of the University of Richmond, where he earned his bachelor’s degree in liberal arts.

As a member of our Board, Mr. Major has extensive experience in the banking industry and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

John McWilliams, age 59, has served as one of our directors since 2007. Since 2007, he has been the owner of McWilliams Buckley & Associates Real Estate, with offices in Ft. Myers and Lehigh Acres, FL. Mr. McWilliams has also served on the Lehigh Acres Chamber of Commerce for over 10 years and has over 31 years of experience in the Lee County real estate market. Mr. McWilliams holds a Bachelor’s degree from Western Michigan University and is considered a pillar of the Lehigh Acres business community and an expert on the local residential and commercial real estate markets.

As a member of our Board, Mr. McWilliams has extensive contacts in and ties to our local community which assists us in our strategic planning, business development and customer relations.

Judy Miller, age 66, has served as one of our directors since 2007. Since 1970, she has been a co-owner and Vice President for Community & Employee Relations at Roppe Holding Company. This firm owns and operates several manufacturing facilities in Ohio, Alabama and Florida along with a local “good news only” newspaper and an AM/FM radio station in Fostoria, Ohio. Ms. Miller’s community involvement includes the Greater Fostoria Community Foundation Board, the Ritz Theatre Board, Ohio State Republican Central Committee, and the Hancock County Blanchard Valley Port Authority Board in Findlay, Ohio.

As a member of our Board, Ms. Miller has extensive business experience which assists us in our business management and development.

Thomas F. O’Reilly, age 66, has served as one of our directors since October 2009. Since 1981, he has been the owner/operator and treasurer of Adams & O’Reilly, Inc. dba McDonalds. He and his partner operate nineteen McDonald’s franchises, primarily in the Naples area. Mr. O’Reilly has been an employee and/or operator of the local McDonald’s franchises since May of 1976. In addition, he became a certified public accountant in 1971. Mr. O’Reilly graduated from St. Peter’s College with a B.S. degree in accounting. Mr. O’Reilly’s current civic activities include: board member of the Ronald McDonald House Charities of Southwest Florida; treasurer of the Kiwanis Club of Naples on the Gulf; volunteer for Hope for Haiti, Inc. and volunteer for Collier Harvest. He is also a board member of Legatus of Naples, an organization of Catholic CEOs, a member of St. Williams Knights of Columbus, and a Knight of Malta, American Association.

As a member of our Board, Mr. O’Reilly has extensive financial experience which assists us in our business management.

Calvin J. Pratt, age 67, has served as one of our directors since October 2009. He has been the owner of Pratt Shoes, a retail shoe store located in Naples, Florida, since 1975. Mr. Pratt is a graduate of Michigan State University, where he earned his bachelor, masters and M.B.A. degrees. Mr. Pratt has served as the president of the Collier County Y.M.C.A., president of the Rotary Club of Naples and an elder of First Presbyterian Church of Naples.

As a member of our Board, Mr. Pratt has extensive business experience which assists us in developing our business plan and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

Garrett S. Richter, age 62, has served as our President and one of our directors since October 2009. Prior to October 2009, Mr. Richter served in the same capacity for First National Bank of the Gulf Coast (in organization) from 2007. Additionally, Garrett Richter serves in the Florida State Senate representing District 37. He was elected to the Senate in November 2008, after serving one term in the Florida House of Representatives from 2006 to 2008. Senator Richter is the Chairman of the Senate Committee on Banking and Insurance. He also serves on the Budget Committee, Judiciary Committee, Rules Committee, the Joint Legislative Budget Commission and the Ethics and Elections Committee. Prior to his public service, Senator Richter was a founder and former president and chief executive officer of First National Bank of Florida, which was acquired in 2005 by Fifth Third Bancorp. Senator Richter began his banking career in 1969 with Mellon Bank. He is a founding trustee of the Quest for Success program that focuses on improving the life of a child through education. Additionally, Senator Richter is a past board member of the Greater Naples Chamber of Commerce, the Collier County Education Foundation, and the Economic Development Council of Collier County. He is an alumni and past Board of Regents member for Leadership Florida and past chairman of Leadership Collier. Senator Richter served with the 75th Ranger Company in Vietnam, where in 1971 he was awarded a Combat Infantry Badge and a Bronze Star for his service. Senator Richter is a graduate of the University of Pittsburgh and the Graduate School of Banking at Madison, Wisconsin. He previously lectured at LSU Graduate School of Banking and the Florida School of Banking at the University of Florida.

As a member of our Board, Mr. Richter has an in-depth understanding of the banking industry and extensive contacts in our local community which assists us in our strategic planning, business development and customer relations.

Joseph C. Smallwood, Jr., age 48, has served as one of our directors since October 2009. He has been the chief executive officer and president of BCB Homes, Inc. since 1993. The company is a general contractor specializing in the construction of luxury custom homes, primarily in Naples, Florida. During the past several years Mr. Smallwood has led the company through a significant period of growth, establishing BCB Homes, Inc. as one of the leading contractors in Southwest Florida. The Collier Building Industry Association has awarded the company with many Sand Dollar Awards in recognition of its excellence in construction. Prior to joining BCB Homes, Inc. Mr. Smallwood was involved with commercial construction activities, primarily building condominiums, office buildings, shopping centers and apartments. Mr. Smallwood graduated from the University of Florida in 1988 with a B.S. degree in civil engineering.

As a member of our Board, Mr. Smallwood has extensive business experience and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

J. Nathan Stout, age 63, has served as one of our directors since 2007. Since 1981, he has been the owner of J. Nathan Stout, CPA, PA, the leading CPA firm in Lehigh Acres. Mr. Stout has also served as an elected commissioner of the East County Water Control District since 2000 and has served as chairman. As a lifelong resident of Lee County, Florida, Mr. Stout has been deeply involved in the community serving on the board of directors and as a member of several local organizations including the

Lehigh Regional Medical Center, the Lehigh Acres Chamber of Commerce, the Rotary Club of Lehigh Acres, The United Way, Lee Memorial Health System Trauma Center Task Force, the LCEC Utility Nominating Committee, the Florida Power and Light Transmission Line Committee, St. Anselm Episcopal Church and the Lehigh Acres Community Council. Mr. Stout holds an Associate’s degree from Edison Community College and a Bachelor’s degree from Florida Atlantic University.

As a member of our Board, Mr. Stout has extensive finance experience and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

Gary L. Tice, age 65, has served as our Chairman, Chief Executive Officer and one of our directors since October 2009. Prior to October 2009, Mr. Tice served in the same capacity for First National Bank of the Gulf Coast (in organization) from 2007. Mr. Tice has been involved in banking in Florida for more than 30 years. Prior to FNB, Mr. Tice served as chairman of First National Bankshares of Florida, Inc., a Naples-based financial services company with $5.4 billion in assets and 77 full-service banking centers, from January 2004 to January 2005. First National Bankshares was the largest publicly traded bank holding company headquartered in Florida when it was acquired by Fifth Third Bancorp in 2005. Prior to that, Mr. Tice was president and chief executive officer of F.N.B. Corporation, a diversified financial services holding company with offices in Florida, Pennsylvania, Ohio and Tennessee, from 1997 to 2004. During his tenure with F.N.B. Corporation, the company grew to more than $8.1 billion in total assets. In 2004, F.N.B. Corporation spun off its Florida banking operations into a separate company, of which Mr. Tice became chairman and chief executive officer. In addition, Mr. Tice was a founding director and organizer of First National Bank of Naples, where he served as chairman and chief executive officer of the company prior to its affiliation with F.N.B. Corporation in 1997.

In 2003, Mr. Tice was honored as a finalist for the Financial Services category in the Ernst & Young Entrepreneur of the Year Florida Awards program. He was chosen by an independent panel of judges for outstanding leadership and the consistent growth of F.N.B. Corporation. In 1998, Mr. Tice was named to the Collier County Junior Achievement Business Leadership Hall of Fame for service as a “champion of free enterprise.” Gulfshore Life recognized Mr. Tice as one of their “Men and Women of the Year 2011”, honoring distinguished citizens for their contributions to the community.

Mr. Tice has held leadership roles in a number of local, state and national organizations over the years, and is a past director of the American Bankers Association (the “ABA”), a past member of the Administrative Committee of the Community Bankers Council of the ABA, and a past director of the Florida Bankers Association. Mr. Tice was appointed in January 2011 as a director of the Federal Reserve Bank of Atlanta – Miami Branch for a term of three years.

As a member of our Board, Mr. Tice, as our Chairman and Chief Executive Officer, has firsthand knowledge of all aspects of our business and daily operations. Mr. Tice has extensive experience as a bank executive, in-depth understanding of the banking industry, and long standing and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

Timothy S. Weidle, age 41, has served as one of our directors since October 2009. He has been a vice president of BCB Homes, Inc. since 2001. In 2007, he was promoted to chief operating officer. The company is a general contractor that specializes in the construction of luxury custom homes, primarily in Naples, Florida. During the past several years, Mr. Weidle has led the company through a significant period of growth, establishing BCB Homes, Inc. as one of the leading contractors in Southwest Florida. Prior to joining BCB Homes, Inc., Mr. Weidle worked for Boran Craig Barber Engel Construction (also located in Naples, Florida) for approximately five years. This company is one of the leading commercial general contractors in Southwest Florida. Mr. Weidle graduated from the University of Central Florida in 1993 with a B.S. degree in business administration.

As a member of our Board, Mr. Weidle has extensive business experience and significant ties to our local community which assists us in our strategic planning, business development and customer relations.

Robert T. Zellers, age 54, has served as one of our directors since October 2009. He was born in Pompano Beach, Florida, and relocated to Naples in 1972. Mr. Zellers graduated from Naples High School and the Ford Marketing Institute in Atlanta, Georgia. He has worked full-time at Tamiami Ford since 1976. Mr. Zellers is active in his local church, having served on various committees and boards at New Hope Ministries and Parkway Community Church in Naples. He is also active in many local charities such as Saint Matthews House, Immokalee Mission, and Habitat for Humanity, and currently serves on the board for Light to the Nations, a faith-based organization based in Ft. Myers, Florida. He has acted as the contractor for the construction of three homes, three large dealership projects, and a shopping center. Mr. Zellers has a wealth of knowledge regarding the businesses and property in and around Naples, and has been the president of Tamiami Ford since 1986, managing three locations. Mr. Zellers also purchased the local Hyundai and Mitsubishi dealerships in Naples in 2008 and serves as President and CEO for all three businesses. The businesses have a total number of 175 employees with sales revenue of approximately $870 million in 2011.

As a member of our Board, Mr. Zellers has extensive contacts in our local community which assists us in our strategic planning, business development and customer relations.

Leadership Structure of the Board of Directors

The Bank’s Board is led by Gary L. Tice as Chairman and Chief Executive Officer. The Board believes that having unity of these positions under Mr. Tice creates a more efficient atmosphere for governance given the large size of the Bank’s Board.

Meetings of the Board of Directors

The Bank’s Board presently consists of twenty-two (22) members. The Board held thirteen meetings during the year ended December 31, 2011. During 2011, each director attended at least 75% of the aggregate number of meetings held by the Board and the committees of the Board on which he or she served with the following exceptions: Thomas G. Brewer, Brian E. Cobb and Joseph C. Smallwood, Jr. Mr. Cobb tendered his resignation from the Board in October 2011. Paulette P. Kempfer tendered her resignation from the Board in February, 2011 and John S. Kimbell retired from the Board in April 2011. It is the best practice of the Bank that the Bank’s directors attend the annual meetings of shareholders, and all of the Bank’s directors attended the 2011 annual meeting of shareholders with the exception of Thomas G. Brewer and Joseph C. Smallwood, Jr.

Board Independence

The Board has determined that each of its members other than Gary L. Tice, the Chairman and Chief Executive Officer of the Bank and Garrett S. Richter, the President of the Bank, has no material relationship with the Bank (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Bank) and qualifies as an independent director under the rules applicable to companies listed on The Nasdaq Stock Market (“NASDAQ”).

In addition to the specific NASDAQ criteria, in assessing the independence of our directors, our Board considered whether they believe the transactions disclosed in the section entitled “INFORMATION ABOUT THE BANK – Transactions with Related Persons, Promoters and Certain Other Control Persons” beginning on page       , as well as any other transactions, relationships, arrangements, or factors, could impair a director’s ability to exercise independent judgment.

Committees of the Board of Directors

The Board has a standing Executive Committee, Audit Committee, Compensation Committee, Nominations Committee, Loan Committee, Investment Committee and Compliance Committee.

Executive Committee

The Executive Committee, which met two times during 2011, has the power and authority to manage the affairs of the Bank between meetings of the Board, provided that all final decision making authority on matters of policy and procedure rests with the Board. The Executive Committee also reviews significant corporate matters, planning and strategies and recommends action as appropriate to the Board. The Executive Committee’s current members are Gary L. Tice (Chairman), Christopher C. Casciato, Adam D. Compton, Edgar E. Davis, Michael J. Kerschner, Dianne G. Krumsee, James S. Lindsay, Edward J. Mace, Donald Major, and Robert T. Zellers. The Board has adopted an Executive Committee Charter, a copy of which is available on the Bank’s website at www.fnbofgc.com.

Audit Committee

The Audit Committee, which met seven times during 2011, reviews the affairs of the Bank with the Bank’s independent auditors, including a review of the accounts and the financial statements of the Bank and the overall financial condition of the Bank. The committee also examines the Bank’s internal controls to determine whether adequate safeguards are in place, and determines whether officers and employees of the Bank have provided adequate cooperation and assistance to the Bank’s independent auditors. The Audit Committee reviews and pre-approves all audit and non-audit services performed by the Bank’s accountants, or other accounting firms, other than as may be allowed by applicable law. The Audit Committee’s current members are Edward J. Mace (Chairman), Edgar E. Davis, Jeffrey D. Davis, Robert M. Feerick, George Kidd (Mr. Kidd retired from the Board effective April 23, 2012) and J. Nathan Stout. The Board has also determined that Edward J. Mace and J. Nathan Stout are “audit committee financial experts,” as defined by rules of the SEC. McGladrey LLP is independent within the meaning of the NASDAQ listing standards, as currently in effect. The Board has adopted an Audit Committee Charter, a copy of which is available on the Bank’s website at www.fnbofgc.com.

Compensation Committee

The Compensation Committee met two times during 2011. The Compensation Committee’s current members are Thomas F. O’Reilly (Chairman), Thomas G. Brewer, Christopher C. Casciato, Adam D. Compton, Michael J. Kerschner, Calvin J. Pratt and Joseph C. Smallwood, Jr. The Board has adopted a Compensation Committee Charter, a copy of which is available on the Bank’s website at www.fnbofgc.com.

The Compensation Committee has overall responsibility for establishing, implementing and monitoring the compensation structure, policies and programs of the Bank, provided that all final decision making authority on matters of policy and procedure rests with the Board. The Committee is responsible for assessing and making recommendations to the full Board regarding the total compensation paid to the

Chief Executive Officer and other executive officers of the Bank at the level of Vice President and above. Accordingly, the Compensation Committee is responsible for determining whether the compensation paid to the officers is fair, reasonable and competitive, and whether such compensation serves the interests of the Bank’s shareholders.

The Compensation Committee recommends the compensation to be paid to the Chief Executive Officer and the other officers of the Bank as noted above to the full Board for approval. The Compensation Committee and the Chief Executive Officer annually review the performance of the Bank’s other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are reviewed by the Compensation Committee and then the Compensation Committee makes its recommendations to the full Board for approval.

The Compensation Committee’s Chairman regularly reports to the Board on the actions and recommendations of the Compensation Committee. The Compensation Committee may retain (at the Bank’s expense) outside counsel and other advisors to assist as needed.

Nominations Committee

The Nominations Committee was established by the Board in March 2011, and had no meetings in 2011. The Nominations Committee met in March 2012 to make its recommendations with respect to the composition of the Board and the nomination and election of directors. The Nominations Committee will meet at least annually to make recommendations to the Board with respect to the composition of the Board and the nomination and election of directors, provided that all final decision making authority on matters of policy and procedure rests with the Board. The Nominations Committee’s current members are J. Nathan Stout (Chairman), Christopher C. Casciato, Adam D. Compton, Dr. Dulce V. Dudley, Judy Miller, Thomas F. O’Reilly and Gary L. Tice. The Board has adopted a Nominations Committee Charter, a copy of which is available on the Bank’s website at www.fnbofgc.com.

Nominations by Shareholders. The Board will consider director candidates recommended by shareholders, provided the following procedures are followed by shareholders in submitting recommendations:

—	Shareholder nominations must be delivered in writing to the Secretary of the Bank;

—

Submissions must include sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any; and

—	The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders.

Submissions should be delivered to the Secretary of the Bank not less than 60 days prior to the first anniversary of the date on which the Bank first mailed its proxy materials for the prior year’s annual shareholders meeting. Any submissions received after such date will not be considered until the following year’s annual shareholders meeting.

Following completion of the Reorganization, the Holding Company will elect the Bank directors.

Director Qualifications. It is the policy of the Board to seek and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Bank. The Board seeks a diverse group of candidates (including diversity of age, skills, background and experience) who possess the background, skills and expertise to make significant contributions to the Board, the Bank and its shareholders. Desired qualities to be considered include:

Experience (in one or more of the following):

—	High-level leadership experience in business or administrative activities;

—	Breadth of knowledge about issues affecting the Bank and its subsidiaries;

—	The ability and willingness to contribute special competencies to Board activities; and

—	The ability to read and understand financial statements.

Personal Attributes:

—	Personal integrity;

—	Loyalty to the Bank and concern for its success and welfare;

—	Willingness to apply sound and independent business judgment;

—	Awareness of a director’s vital role in the Bank’s good corporate citizenship and its corporate image;

—	Availability for meetings and consultation on Bank matters;

—	Contacts within the community; and

—	The willingness to assume Board and fiduciary responsibilities.

Qualified candidates for membership on the Board will be considered without regard to race, religion, sex, ancestry, national origin or disability.

The Board does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or by the Nominations Committee.

Loan Committee

The Loan Committee met seventeen times during 2011. The Loan Committee’s current members are Edgar E. Davis, James S. Lindsay, Edward J. Mace, John B. McWilliams, Joseph C. Smallwood, Jr., J. Nathan Stout, Timothy S. Weidle and Robert T. Zellers. Pursuant to the Bank’s Bylaws, Garrett S. Richter, President, C.C. Coghill (Committee Chairman), Chief Credit Officer and Ronald L. Rucker, Chief Lending Officer, are additional voting members. The Loan Committee, on behalf of the Bank, has the power to discount and purchase bills, notes and other evidences of debt, to buy and sell bills of exchange, to examine and approve loans and discounts, and to exercise authority regarding loans and discounts.

Investment Committee

The Investment Committee met ten times during 2011. The Investment Committee’s current members are Robert T. Zellers (Chairman), Robert M. Feerick, Michael J. Kerschner, George Kidd (Mr. Kidd will be retiring from the Board effective April 23, 2012), Donald Major, Judy Miller and Calvin J. Pratt. The Investment Committee, on behalf of the Bank, has the power to ensure adherence to the investment policy, to recommend amendments thereto, to purchase and sell securities, ensure adherence to the Bank’s Operating Agreement with the OCC, to exercise authority regarding investments and to exercise, when the Board is not in session, all other powers of the Board regarding investment securities that may be lawfully delegated.

Compliance Committee

The Compliance Committee met four times during 2011. The Compliance Committee’s current members are Dr. Dulce V. Dudley (Chairperson), Jeffrey D. Davis, Dianne Krumsee, John B. McWilliams and Timothy S. Weidle. The Compliance Committee, on behalf of the Bank, has the power to ensure that the Bank has in place proper policies and procedures to ensure compliance with all applicable federal and state laws and regulations. The Compliance Committee shall also have the duty to monitor and ensure the Bank’s compliance with the Community Reinvestment Act and any related regulations.

Role of Risk Oversight

The Bank’s Board primarily administers its risk oversight function through the Audit Committee of the Board. The Audit Committee is comprised of five independent, non-employee board members and its Chairman is a certified public accountant. The quarterly meetings of the Audit Committee consist of reports from the Bank’s external audit firm and the Bank’s Chief Executive Officer and Chief Administrative Officer. All of the discussions of the Audit Committee are reported to the Bank’s full Board at the Board’s quarterly meeting.

In addition to the Bank’s Audit Committee, several committees of the Bank’s Board address risk oversight. These committees are: the Executive Committee, whose primary function is oversight of strategic planning, and to act on behalf of the Board between Board meetings when necessary, to the extent authorized within its charter; the Compliance Committee, whose primary function is oversight of compliance risk; the Investment Committee, whose primary function is oversight of asset liability management and interest rate risk; and the Loan Committee, whose primary function is oversight of credit risk. All of these committees meet not less than quarterly, except the Loan Committee, which meets monthly, and the results of all meetings are reported directly to the full Board of the Bank. All members of the Bank’s Board are members on at least one of these risk-related committees of the Bank.

All members of management of the Bank who are responsible for risk oversight report to the Bank’s Chief Executive Officer, who reports to the full Board of the Bank.

Shareholder Communications with the Board of Directors

The Board has implemented a process for shareholders to send communications to the Board. Shareholders who wish to communicate directly with the Board or any particular director should deliver any such communications in writing to the Secretary of the Bank. The Secretary will compile any communications he or she receives from shareholders and deliver them periodically to the Board or the specific directors requested. The Secretary of the Bank will not screen or edit such communications, but will deliver them in the form received from the shareholder.

Code of Ethics

The Bank has adopted a code of business conduct and ethics in compliance with Item 406 of Regulation S-K for the Bank’s principal executive officer, principal financial officer and principal accounting officer. The Bank’s Conflicts of Interest—Code of Ethics Policy is available on the Bank’s website at www.fnbofgc.com on the Investor Relations webpage under the caption, “Corporate Governance.” Any person may request a free copy of the Bank’s Conflicts of Interest—Code of Ethics Policy by sending a request to the following address: First National Bank of the Gulf Coast, 3560 Kraft Road, Naples, FL 34105, Attention: Investor Relations.

No Family Relationships among Directors and Officers

There are no family relationships between any director or executive officer of the Bank and any other director or executive officer of the Bank.

Executive Officers

Executive officers of the Bank are appointed by the Board and hold office at the pleasure of the Board. The executive officers of the Bank are as follows:

Name	Age	Position with the Bank
C.C. Coghill	69	Senior Executive Vice President and Chief Credit Officer
Brian P. Keenan	48	Regional President - West and Central Florida
Robert T. Reichert	49	Senior Executive Vice President and Chief Administrative Officer
Garrett S. Richter	62	President and Director
Ronald L. Rucker	70	Executive Vice President and Chief Lending Officer
Peter Setaro	49	Executive Vice President and Chief Information Officer
Gary L. Tice	65	Chairman, Chief Executive Officer and Director

Biographical information for Messrs. Richter and Tice are in the section entitled “Directors” above.

C.C. Coghill has served as our Senior Executive Vice President and Chief Credit Officer since October 2009. Prior to October 2009, Mr. Coghill served in the same capacity for First National Bank of the Gulf Coast (in organization) from 2007. Mr. Coghill has been involved in the banking industry for over 40 years. He began his career as a national bank examiner and has held various management level positions within the industry, including chief credit officer of F.N.B. Corporation from 2001 to 2004 and executive credit officer of First National Bank of Florida from 1991 to 2005. Mr. Coghill also served as area president and senior loan officer for Community National Bank from 1985 to 2001. While Mr. Coghill was chief credit officer of First National Bank of Florida, the bank earned the highest credit quality rating awarded by the OCC for banks with assets between $3 and $20 billion. Mr. Coghill is a graduate of East Carolina University with a B.A. degree in business administration. He was the past chairman of Group 9 and a past council member of the Florida Bankers Association. He served as president and on the advisory board of the Southwest Florida AIB Chapter and also as the president of the Southwest Florida Bank Executives Roundtable. Mr. Coghill is also active in the community and has served as the treasurer of the United Way of Lee County, treasurer of the Pelican Bay Rotary Club and finance chairman of the North Naples United Methodist Church.

Brian P. Keenan has served as our Regional President for West and Central Florida since July 2011. Prior to joining First National Bank of the Gulf Coast, Mr. Keenan was the affiliate President and Chief Executive Officer for Fifth Third Bank in the Tampa Bay Market. Under Mr. Keenan’s direction over the past six years, the Fifth Third Tampa Bay Market tripled in size. Prior to Fifth Third, Mr. Keenan worked for First National Bank of Florida in the role of Market President for Tampa Bay. Mr. Keenan also played a vital role in the success of First National Bank of Florida when it grew to $5.3 billion in assets with 77 branches by the time it was acquired in January 2005 by Fifth Third Bancorp. Overall, Mr. Keenan has 26 years of banking experience in the Tampa Bay, Orlando and Sarasota markets with additional prior experiences at Barnett Bank, Bank of America, Huntington and SunTrust Banks. Mr. Keenan holds a BS in Finance from the University of South Florida and is a graduate of Stonier Graduate School of Banking. He also serves on the board of United Way of Tampa Bay, WEDU, USF Foundation and Tampa Bay and Company.

Robert T. Reichert has served as our Senior Executive Vice President and Chief Administrative Officer since October 2009. Prior to October 2009, Mr. Reichert served in the same capacity for First National Bank of the Gulf Coast (in organization) from 2007. Mr. Reichert has held various management positions within the financial industry. Mr. Reichert held the position of executive vice president and chief financial officer of Lydian Trust Company from October 2005 through August 2007. In 2003, Mr. Reichert was appointed senior vice president and chief financial officer of First National Bankshares of Florida upon its spin-off from F.N.B. Corporation. In January 2005, First National Bankshares of Florida was acquired by Fifth Third Bancorp. At that time Mr. Reichert was named senior vice president and chief financial officer responsible for accounting and finance. He remained with Fifth Third Bank through August 2005. After spending 12 years with Ernst & Young LLP, he joined F.N.B. Corporation in 1996 and held the position of senior vice president and controller, and was responsible for holding company and affiliate bank financial accounting, reporting and asset and liability management. Mr. Reichert obtained his B.S. degree from Clarion University of Pennsylvania, and was a certified public accountant from 1987 through 2000.

Ronald L. Rucker has served as our Executive Vice President and Chief Lending Officer since October 2009. Mr. Rucker has over 35 years banking experience in Collier County. From August 2006 to July 2008, Mr. Rucker served as the President and CEO of Hillcrest Bank, Florida located in Naples. Prior to that position, he spent over 10 years with First National Bank of Florida as EVP and Senior Lender. When First National merged with Fifth Third Bank in 2005, Mr. Rucker stayed on for eight months as SVP of the lending division to assist with the merger. Throughout Mr. Rucker’s career, he has held positions in commercial, consumer and residential lending. Mr. Rucker is a graduate of the Florida School of Banking. Mr. Rucker has lived in the Naples community for over 42 years and has been very active within the community by volunteering for numerous organizations.

Peter Setaro has served as our Executive Vice President and Chief Information Officer of the Bank since July 2008. Mr. Setaro has over 26 years of banking experience in southwest Florida. Mr. Setaro has held positions in finance, operations and information technology. Mr. Setaro spent two years as Executive Vice President of Technology and Operations for Bank of Florida, which purchased his previous employer, Old Florida Bank. Mr. Setaro held the position of Senior Vice President of Operations during his three years with Old Florida Bank. In 2001, Mr. Setaro joined the holding company (First National Bankshares of Florida) and held the position of SVP of Information Technology Systems. Prior to that Mr. Setaro held the position of SVP and Chief Financial Officer of First National Bank of Florida’s affiliate Cape Coral National Bank. Mr. Setaro attended St. Johns University in Staten Island, N.Y.

BANK EXECUTIVE COMPENSATION

Summary Compensation Table for the Fiscal Years Ended December 31, 2011 and 2010

The following table provides certain information concerning compensation earned for services rendered in all capacities by our principal executive officer, principal financial officer and our other executive officers, referred to in this proxy statement/prospectus as our named executive officers, during the fiscal years ended December 31, 2011 and 2010.

Name and Principal Position		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (1)	Total
Gary L. Tice	2011	$ 281,737	-	-	-	-	45,320	$ 327,057
Chairman and Chief Executive Officer	2010	$ 200,678	-	-	-	-	40,417	$ 241,095

Garrett S. Richter	2011	$ 209,434	-	-	-	-	40,568	$ 250,002
President	2010	$ 140,670	-	-	-	-	37,963	$ 178,633

Robert T. Reichert	2011	$ 250,016	-	-	-	-	42,010	$ 292,026
Senior Executive Vice President and Chief Administrative Officer	2010	$ 213,458	-	-	-	-	33,350	$ 246,808

(1) Consists of automobile allowance, phone allowance, club membership dues and 401(k) matching contributions. We also provide our executive officers with group medical, dental, life, and disability insurance coverage that are available to all full time employees. The cost of that insurance is not included in this table.

401(k) Plan

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. In general, all of our employees, who are working at least 20 hours per week and are at least 21 years of age, are eligible to participate immediately upon hire. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute, subject to certain Code limitations, a minimum of 0% and a maximum of 100% of their salary on a pre-tax basis (up to $16,500 per year, plus $5,500 in qualified catch up deferrals). We may make both matching and additional contributions each year, subject to certain Code limitations, in the discretion of our Board. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump-sum cash payment or in installment payments.

Employment, Change of Control and Severance Arrangements

The Bank does not have any employment agreements, change of control agreements or other severance agreements in place with any of its named executive officers.

Potential Payments upon Termination or Change of Control

We currently are not subject to any obligations to make payments upon termination or change of control, and were not subject to any such obligations during 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

There were no outstanding equity awards for any named executive officer as of December 31, 2011.

Equity Compensation Plan Information

The following table illustrates information with respect to the shares available under our equity compensation plans as of December 31, 2011.

Equity compensation plans	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Approved by security holders:
None	-	$-	-

Not approved by security holders:
Directors’ Stock Option Plan	185,856	$7.58	(see below)
Officers’ and Employees’ Stock Option Plan	68,640	$7.58	(see below)

Total	254,496	$7.58	1,151,518

The Bank has two stock option plans, for (i) directors and (ii) officers and employees, with options outstanding at December 31, 2011 of 185,856 and 68,640, respectively. The maximum number of options that can be granted under both plans, collectively, shall not exceed 10% of outstanding common shares. There are 1,151,518 options available for grant between the plans.

Director Compensation for Fiscal Year 2011

The Bank’s Bylaws permit our directors to receive reasonable compensation as determined by a resolution of our Board. We did not pay any directors’ fees during the fiscal year ended December 31, 2011. We may, pursuant to our bylaws, begin to compensate our directors at some time in the future.

BANK SUPERVISION AND REGULATION

We are subject to extensive federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

Operating Agreement

In connection with the Merger with Panther, we entered into an operating agreement with the OCC (the “Operating Agreement”) on November 5, 2009, which contains specific terms related to our business plan, liquidity, profit plan and capital. The Operating Agreement sets forth the parameters in which we must operate in order to ensure that we are doing so in a safe and sound manner and in accordance with all applicable laws, rules and regulations. The Operating Agreement is subject to the broad enforcement powers granted to the OCC under federal laws. The Operating Agreement is not construed as a “formal written agreement” within the meaning of several provisions of federal law; therefore, we are not prohibited from being considered “well capitalized” by virtue of entering into the agreement, and we are eligible to receive expedited treatment from the OCC for various applications which may be filed with the OCC in the future, such as opening branch offices, changing the main office location, applying for trust powers or seeking to effect business combinations. In addition, we are not deemed to be in “troubled condition” by virtue of entering into the Operating Agreement, which would subject us to additional requirements to make any changes in directors and officers, and we are not subject to special restrictions related to procedures to make economic development, public welfare and community investment loans.

No Significant Deviation. In addition to the OCC’s licensing requirements, the Operating Agreement prohibits us, without the approval of the OCC, from materially changing, or significantly deviating from, the business, business plan, structure, asset size and composition, management, operations, policies, procedures, markets and products of the business that was either conducted by us or proposed by FNB at the time the application seeking the approval of the Merger was filed with the OCC. A significant deviation or a material change has been interpreted by the OCC to include the following:

—	a projected increase of 10% or more in our adjusted total assets over a 12-month period;

—

a projected increase of 15% or more, on an annualized basis, in existing products or services that individually account for greater than either 5% of our total assets or 10% of our total annual revenues; or

—	any change in our personnel, policies, procedures or operations that may have a material adverse impact on our operations or financial performance.

We have submitted several requests for significant deviations from the Operating Agreement, each of which has received a letter of Non-Objection from the OCC. On June 28, 2012, the Bank received a fifth letter of Non-Objection from the OCC responding to the Bank’s request to terminate Item 3 within Article IV, Liquidity, of the Operating Agreement, requiring the Bank to maintain a level of short term investments equal to 6.5% of total liabilities. This update will be included in the footnotes to the interim consolidated financial statements for the period ended June 30, 2012, to be included in the Holding Company’s next Quarterly Report on Form 10-Q.

Business Plan. We are required to operate or conduct business in a manner that is consistent with our most recent business plan that has been approved by the OCC. In addition, our Board is required to quarterly review and annually updates the business plan, which updates must be submitted to the OCC for approval. Our Board must also ensure that we have processes, personnel and control systems in place to ensure that the business plan is properly implemented and adhered to by us.

Liquidity. Our Board must take the immediate and continuing action to maintain our liquidity at a level that is sufficient to both sustain our current operations and withstand any extraordinary demands against our funding base. More specifically, the operating agreement contains liquidity restrictions that require us to maintain the following:

—	a net non-core funding dependence ratio not to exceed 25%;

—	short-term investments at least equal to 6.5% of total liabilities (restriction terminated by the OCC on June 28, 2012);

—	a net loan to funding ratio not to exceed 87%;

—	a ratio of 75% or less of customer repurchase agreements to total investments available for pledging; and

—

a minimum $5 million line of credit with a lending institution to be drawn upon as needed to support our funding needs, and if we are unable to obtain and maintain such line of credit, we may be required by the OCC to sell fixed assets.

In addition, our Board is required to:

—	review the results of monthly liquidity reviews which may be conducted by a sub-committee of our Board;

—	adopt and implement, as well as ensure adherence to, a written liquidity, asset and liability management policy; and

—	maintain and review a loan report to monitor loan growth to ensure that loan growth is appropriately limited and does not exceed our ability to fund loan growth through core deposit growth.

Profit Plan. Pursuant to the Operating Agreement, our Board was required to ensure that the Bank adheres to its written profit plan to improve and sustain our earnings and to make sure that the appropriate processes, personnel and control systems are in place to ensure adherence to such plan. The profit plan must also include annual budgets which must be submitted to the OCC, as well as quarterly reports comparing our balance sheet and profit and loss statements with the projections contained in the profit plan.

Capital Plan. Pursuant to the Operating Agreement, we must maintain Tier 1 capital at least equal to 8% of adjusted total assets. We were also required to develop, implement and ensure adherence to a three-year capital plan that sets forth specific plans for the maintenance of adequate levels of capital. The capital plan must be reviewed and updated by our Board and submitted to the OCC for approval.

Dividends. In addition to the requirement that we are in compliance with federal banking laws applicable to the payment of dividends, we will only be permitted, pursuant to the terms of the Operating Agreement, to declare and pay a dividend if we are in compliance with our approved capital plan, and we have received the prior written approval of the OCC to declare and pay any such dividend.

For the periods from October 23, 2009 through December 31, 2010, the Bank complied with all aspects of the Operating Agreement. Pursuant to the Operating Agreement, the Bank agreed to maintain a Tier 1 capital ratio of 8%. As of March 31, 2011 the Bank’s Tier 1 capital ratio was below 8% and would have required the Bank to notify regulators through the filing of the quarterly call report and to submit a plan to ensure compliance with the Operating Agreement. With the closing of the 2011 Private Placement on April 29, 2011, however, the Bank’s Tier 1 capital ratio was in accordance with the provisions of the Operating Agreement. See “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page       .

The Bank has complied with all other aspects of the Operating Agreement through July 31, 2012.

Recent Federal Legislation

The following is a summary of laws and regulations enacted beginning in October of 2008 that could materially impact our business, financial condition or results of operations. This discussion should be read in conjunction with the remainder of this “BANK SUPERVISION AND REGULATION” section.

Economic Stabilization Legislation. In the wake of the 2008 financial crisis, the federal government enacted several laws and certain key federal regulatory agencies enacted various regulations and programs designed to stabilize the economy. The two principal pieces of legislation were the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Under these laws and other authority, government agencies enacted the Troubled Asset Relief Program (“TARP”), Capital Purchase Program, Public-Private Investment Program, Temporary Liquidity Guarantee Program (“TLGP”) and other initiatives.

The Board of the Bank did not elect to participate in the major programs under the EESA and ARRA (such as TARP or TLGP), although the Bank may elect to participate in other similar programs in the future.

The Dodd-Frank Act. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010 and results in sweeping changes in the regulation of financial institutions. Many provisions of the Dodd-Frank Act apply to, and are more likely to affect, larger financial institutions. However, the Dodd-Frank Act contains numerous other provisions that affect community banks.

Certain of these provisions may have the consequence of increasing expenses and decreasing revenues of all community banking organizations. Furthermore, the environment in which community banking organizations will operate in the future, including legislative and regulatory changes affecting, among other things, their capital, liquidity, and supervision, may have long-term effects on the business model and profitability of community banking organizations, which effects cannot, now, be predicted. The specific impact of the Dodd-Frank Act on the current and future financial performance of the bank, will, in large part, depend on the terms of the required regulations and policies to be developed and implemented by the appropriate regulatory agencies, pursuant to the Dodd-Frank Act.

The Dodd-Frank Act effects a number of statutory changes that are, together with the regulations to be promulgated thereunder, likely to impact community banks. Certain of these changes are discussed below, as follows:

—

Assessment Base for Deposit Insurance. The Dodd-Frank Act changes the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminates the ceiling on the size of the FDIC’s Deposit Insurance Fund (the “DIF”), and increases the floor applicable to the size of the DIF, which may require an increase in the level of assessments for institutions such as the Bank.

—

Deposit Insurance Limits. The Dodd-Frank Act makes permanent the $250,000 limit on federal deposit insurance. Furthermore, the Dodd-Frank Act provides unlimited federal deposit insurance, until December 31, 2012, for noninterest-bearing transaction accounts at all insured depository institutions. Noninterest-bearing transaction accounts, as defined in the Dodd-Frank Act, include only traditional, noninterest-bearing demand deposit (or checking) accounts that allow for an unlimited number of transfers and withdrawals at any time, whether held by a business, individual, or other type of depositor.

—

Consumer Financial Protection Bureau. The Dodd-Frank Act centralizes responsibility for consumer financial protection by creating a new agency responsible for implementing, examining, and enforcing compliance with federal consumer financial laws. The new Consumer Financial Protection Bureau (“CFPB”) will be created under the Federal Reserve and will have rule-making, enforcement and investigative authority over consumer financial protection statutes. Many new consumer protection regulations are expected to be promulgated over the next few years. Many of those regulations will increase compliance costs for depository institutions or limit the fees they can charge. Community banks may find it more difficult than larger institutions to absorb the increased compliance costs and reduction in income. The new CFPB is specifically authorized to take action and promulgate rules to prohibit unfair, deceptive or abusive acts or practices in connection with any transaction with a consumer for a consumer financial product. Unfair and deceptive acts are already prohibited by the Federal Trade Commission Act and many state laws. However, the Dodd-Frank Act provides minimal guidance as to what activities will be considered “abusive”. This will likely be an area of significant consumer litigation in the future. State attorneys general are specifically granted the authority to enforce the regulations promulgated by the CFPB against national banks, which will likely result in increased enforcement of the new consumer regulations.

—

Loss of Federal Preemption. The Dodd-Frank Act restricts the preemption of state law by federal law and disallows subsidiaries and affiliates of national banks from availing themselves of such preemption.

—

Interstate Branching. The Dodd-Frank Act, subject to a state’s restrictions on intra-state branching, now permits interstate branching. Therefore a bank may enter a new state by acquiring a branch of an existing institution or by establishing a new branch office. As a result, there will be no need for the entering bank to acquire or merge with an existing institution in the target state. This ability to establish a de novo branch across state lines will have the effect of increasing competition within a community bank’s existing markets and may create downward pressure on the franchise value for existing community banks.

—

Requirement for Mortgage Loans. The Dodd-Frank Act creates additional requirements for residential mortgage loans made by community banks and other mortgage lenders, including restrictions on prepayment penalties and yield-spread premiums, requirements for verification of a borrower’s ability to repay the mortgage loan, and other requirements and restrictions. The likely result of these provisions of the Dodd-Frank Act will be an increase in the compliance and management costs of community banks associated with the origination of residential mortgage loans.

—

Interchange Fees. The Dodd-Frank Act amends the Electronic Funds Transfer Act to, among other things, give the Federal Reserve, on and after July 21, 2010, the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer. Although community banks will be exempt from a cap on interchange fees, the cap on the fees of large banks will create market forces that force all fees downward. Therefore, community banks should expect lower interchange revenues in the future.

—

Minimum Capital Requirements and Enhanced Supervision. On June 14, 2011, the federal banking agencies published a final rule regarding minimum leverage and risk-based capital requirements for banks and bank holding companies consistent with the requirements of Section 171 of the Dodd-Frank Act. The Dodd-Frank Act also increased regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency.

—

Payment of Interest on Demand Deposits. On July 21, 2011, the Federal Reserve’s final rule repealing Regulation Q, Prohibition Against Payment of Interest on Demand Deposits, became effective. Regulation Q was promulgated to implement the statutory prohibition against payment of interest on demand deposits by institutions that are member banks of the Federal Reserve. This will increase community banks’ cost of funds as they may need to pay interest on demand deposits of business entities to retain such customers.

—

Transactions with Affiliates. The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and increasing the amount of time for which collateral requirements regarding covered transactions must be maintained. These requirements became effective on July 21, 2011.

—

Enhanced Lending Limits. The Dodd-Frank Act strengthened the previous limits on a depository institution’s credit exposure to one borrower which limited a depository institution’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expanded the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

—

Compensation Practices. The Dodd-Frank Act provides that the appropriate federal regulators must establish standards prohibiting as an unsafe and unsound practice any compensation plan of a bank holding company or other “covered financial institution” that provides an insider or other employee with “excessive compensation” or compensation that gives rise to excessive risk or could lead to a material financial loss to such firm. In June 2010, prior to the Dodd-Frank Act, the bank regulatory agencies promulgated the Interagency Guidance on Sound Incentive Compensation Policies, which requires that financial institutions establish metrics for measuring the impact of activities to achieve incentive compensation with the related risk to the financial institution of such behavior.

Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, many of the new requirements called for have yet to be implemented and will likely be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies, the full extent of the impact such requirements will have on financial institutions’ operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Bank Regulations

We operate as a national banking association incorporated under the laws of the United States and subject to examination by the OCC. Our deposits are insured by the FDIC up to a maximum amount, which is currently $250,000. The OCC and the FDIC regulate or monitor virtually all areas of our operations, including:

—	security devices and procedures;

—	adequacy of capitalization and loss reserves;

—	loans;

—	investments;

—	borrowings;

—	deposits;

—	mergers;

—	issuances of securities;

—	payment of dividends;

—	interest rates payable on deposits;

—	interest rates or fees chargeable on loans;

—	establishment of branches;

—	corporate reorganizations;

—	maintenance of books and records; and

—	adequacy of staff training to carry on safe lending and deposit gathering practices.

The OCC requires that we maintain specified ratios of capital to assets and imposes limitations on our aggregate investment in real estate, bank premises, and furniture and fixtures. Two categories of regulatory capital are used in calculating these ratios—Tier 1 capital and total capital. Tier 1 capital generally includes common equity, retained earnings, a limited amount of qualifying preferred stock, and qualifying minority interests in consolidated subsidiaries, reduced by goodwill and certain other intangible assets, such as core deposit intangibles, and certain other assets. Total capital generally consists of Tier 1 capital plus Tier 2 capital, which includes the allowance for loan losses, preferred stock that did not qualify as Tier 1 capital, certain types of subordinated debt and a limited amount of other items.

We are required to calculate three ratios: the ratio of Tier 1 capital to risk-weighted assets, the ratio of total capital to risk-weighted assets, and the “leverage ratio,” which is the ratio of Tier 1 capital to average assets on a non-risk-adjusted basis. For the two ratios of capital to risk-weighted assets, certain assets, such as cash and U.S. Treasury securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Some assets, notably purchase-money loans secured by first-liens on residential real property, are risk-weighted at 50%. Assets also include amounts that represent the potential funding of off-balance sheet obligations such as loan commitments and letters of credit. These potential assets are assigned to risk categories in the same manner as funded assets. The total assets in each category are multiplied by the appropriate risk weighting to determine risk-adjusted assets for the capital calculations.

The minimum capital ratios for us are generally 8% for total capital, 4% for Tier 1 capital and 4% for leverage. To be eligible to be classified as “well-capitalized,” we must generally maintain a total capital ratio of 10% or more, a Tier 1 capital ratio of 6% or more, and a leverage ratio of 5% or more. In addition, as a de novo bank and as a requirement under our operating agreement with the OCC, we must maintain a Tier 1 capital of at least 8%.

Increases in regulatory capital requirements appear to be likely, but the federal regulators have not identified specific increases. In September 2009, the U.S. Treasury Department released a set of principles for financial regulatory reform, including a general recommendation for increased capital for banks and bank holding companies across the board (with even higher requirements for systemically risky banking organizations). In December 2009, the Basel Committee on Banking Supervision issued proposals for regulatory capital changes, including greater emphasis on common equity as a component of Tier 1 capital. On September 12, 2010, the Basel Committee announced the calibration of its revised capital framework for major banking institutions. The increased capital requirements will be phased in to national laws and regulations by January 1, 2013. Both sets of proposals also recommend enhanced leverage and liquidity requirements.

Prompt Corrective Action. The FDICIA established a “prompt corrective action” program in which every bank is placed in one of five regulatory categories, depending primarily on its regulatory capital levels. The OCC and the other federal banking regulators are permitted to take increasingly severe action as a bank’s capital position or financial condition declines below the “Adequately Capitalized” level described below. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital. The OCC’s regulations set forth five capital categories, each with specific regulatory consequences. The categories are:

—

Well Capitalized — The institution exceeds the required minimum level for each relevant capital measure. A well capitalized institution is one (i) having a total capital ratio of 10% or greater, (ii) having a Tier 1 capital ratio of 6% or greater, (iii) having a leverage capital ratio of 5% or greater and (iv) that is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

—

Adequately Capitalized — The institution meets the required minimum level for each relevant capital measure. No capital distribution may be made that would result in the institution becoming undercapitalized. An adequately capitalized institution is one (i) having a total capital ratio of 8% or greater, (ii) having a Tier 1 capital ratio of 4% or greater and (iii) having a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

—	Undercapitalized — The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution is one (i) having a total capital ratio of less than 8% or (ii) having a Tier 1 capital ratio of less than 4% or (iii) having a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3%.

—

Significantly Undercapitalized — The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution is one (i) having a total capital ratio of less than 6% or (ii) having a Tier 1 capital ratio of less than 3% or (iii) having a leverage capital ratio of less than 3% and the institution is rated a composite 2-5 under the CAMELS rating system.

—

Critically Undercapitalized — The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution is one having a ratio of tangible equity to total assets that is equal to or less than 2%.

If the OCC determines, after notice and an opportunity for hearing, that we are in an unsafe or unsound condition, the regulator is authorized to reclassify us to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

If we are not well capitalized, we cannot accept brokered time deposits without prior FDIC approval and, if approval is granted, cannot offer an effective yield in excess of 75 basis points over interests paid on deposits of comparable size and maturity in such institution’s normal market area for deposits accepted from within our normal market area, or national rate paid on deposits of comparable size and maturity for deposits accepted outside our normal market area. Moreover, if we become less than adequately capitalized, we must adopt a capital restoration plan acceptable to the OCC. We also would become subject to increased regulatory oversight, and would be increasingly restricted in the scope of our permissible activities. Except under limited circumstances consistent with an accepted capital restoration plan, an undercapitalized institution may not grow. An undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless determined by the appropriate Federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action. The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency. A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

As of March 31, 2012, and December 31, 2011 and 2010, we were deemed to be “well capitalized“.

Standards for Safety and Soundness. The Federal Deposit Insurance Act (the “FDIA”) also requires the federal banking regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset growth. The agencies must also prescribe standards for asset quality, earnings, and stock valuation, as well as standards for compensation, fees and benefits. The federal bank regulatory agencies have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness to implement these required standards. These guidelines set forth the safety and soundness standards that the federal bank regulatory agencies use to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if the OCC determines that we fail to meet any standards prescribed by the guidelines, the agency may require us to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the OCC. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

De Novo Status. As a de novo bank, we are required to obtain from the OCC a written determination of no objection before we engage in any significant deviation or change from our business plan or operations. In addition, during the first three years of our operations, we are required to provide the FDIC with a copy of any such notice made to the OCC. See “BANK SUPERVISION AND REGULATION – Operating Agreement” beginning on page        above for additional information.

Regulatory Examination. The OCC requires us to prepare annual reports on our financial condition and to conduct an annual audit of our financial affairs in compliance with our minimum standards and procedures.

All insured depository institutions must undergo regular on-site examinations by their appropriate bank regulatory agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate federal bank regulatory agency against each institution or affiliate as it deems necessary or appropriate. Insured depository institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The federal bank regulatory agencies prescribe standards for all insured depository institutions and depository institution holding companies for the following:

—	internal controls;

—	information systems and audit systems;

—	loan documentation;

—	credit underwriting;

—	interest rate risk exposure; and

—	asset quality.

Insurance of Accounts and Regulation by the FDIC. Our deposits are insured up to applicable limits by the DIF. The DIF is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged effective March 31, 2006. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions. It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the insurance fund. The FDIC also has the authority to initiate enforcement actions against national banks, after giving the OCC an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

The Dodd-Frank Act permanently raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor.

Currently, initial base rate assessments for all FDIC-insured institutions range from 12 to 45 basis points, with assessment rates of 12 to 16 basis points for banks in the best risk category. As a result of the Merger with Panther, we are subject to assessment rates as a “new” institution for the first five years, which rate was 16 basis points on insured deposits through the assessment period ending March 31, 2012.

In November 2009, the FDIC issued a rule that required all insured depository institutions, with limited exceptions, to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The FDIC also adopted a uniform three-basis point increase in assessment rates effective on January 1, 2011. In December 2009, we paid $399,481 in prepaid risk-based assessments, which included $23,970 related to the fourth quarter of 2009 that would have been otherwise payable in the first quarter of 2010. This amount was included in deposit insurance expense for 2009. The remaining $375,511 in prepaid deposit insurance was included in other assets in the Bank’s balance sheet as of December 31, 2009.

In February 2011, the FDIC board of directors approved a final plan to impose parity in the deposit-insurance system by basing the assessment base on average total consolidated assets minus average tangible equity instead of domestic deposits. The new initial base rate schedule is substantially lower than the prior schedule; however, the new initial assessment is not necessarily lower in real terms, but is lower because the base amount upon which it is computed (assets rather than deposits) is higher. Institutions in Risk Category I, which includes more than 90 percent of community banks, will be paying 5-9 basis points instead of the current base rate schedule of 12-16 basis points. Institutions in Risk Categories II, III and IV will pay 14, 23 and 35 basis points, respectively, compared to the prior rates of 22, 32 and 45 basis points, respectively. In addition, the secured liability adjustment was eliminated under the proposal (although secured liabilities will likely be reflected in a bank’s new assessment base), and the unsecured debt adjustment and the broker deposit adjustment will also stay but with some modifications. The new rate schedule went into effect during the second quarter of 2011. Under the final rule, institutions with less than $1 billion in assets can report average weekly balances of their consolidated total assets rather than reporting average daily balances. The final rule also allows institutions with less than $1 billion in average consolidated total assets to report the end-of-quarter amount of Tier 1 capital as a proxy for average tangible equity.

The Bank’s FDIC insurance expense totaled $338,000 for 2011. FDIC insurance expense includes deposit insurance assessments (9% of the new assessment base for “new” institutions beginning April 1, 2011) and Financing Corporation (“FICO”) assessments related to outstanding FICO bonds to fund interest payments on bonds to recapitalize the predecessor to the DIF. These assessments will continue until the FICO bonds mature in 2017. The FICO assessment rates, which are determined quarterly, were 0.01% of insured deposits for first quarter 2011. Beginning with the second quarter, the assessment was based on average total consolidated assets minus average tangible equity. The assessment rate was .0068% for second quarter 2011 and .0066% for third and fourth quarters 2011.

The FDIC may terminate the deposit insurance of any insured depository institution, including us, if it determines after a hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OCC. It may also suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Our management is not aware of any practice, condition or violation that might lead to termination of the bank’s deposit insurance.

Commercial Real Estate Lending. Lending operations that involve concentration of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. The regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations. Real estate loans generally include land development, construction loans, loans secured by multi-family property and nonfarm nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

—	total reported loans for construction, land development and other land represent 100 percent or more of the institutions total risk based capital, or

—

total commercial real estate loans, excluding owner occupied commercial real estate, represent 300 percent or more of the institution’s total risk based capital and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50 percent or more during the prior 36 months.

In October 2009, the federal bank regulatory agencies issued additional guidance on real estate lending that emphasizes these considerations.

Transactions with Affiliates and Insiders. We are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of our capital and surplus and, as to all affiliates combined, to 20% of our capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. We are forbidden to purchase low quality assets from an affiliate.

Section 23B of the Federal Reserve Act, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve decides to treat these subsidiaries as affiliates. The regulation also limits the amount of loans that can be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus.

We are also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates, and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Dividends. Statutory and regulatory limitations apply to our payment of dividends. As a general rule, the amount of a dividend may not exceed, without prior regulatory approval, the sum of net income in the calendar year to date and the retained net earnings of the immediately preceding two calendar years. A depository institution may not pay any dividend if payment would cause the institution to become undercapitalized or if it already is undercapitalized. The OCC may prevent the payment of a dividend if it determines that the payment would be an unsafe or unsound banking practice. The OCC has also advised that a national bank should generally pay dividends only out of current operating earnings. We have further constraints placed on our ability to pay dividends by the terms of the Operating Agreement. See the section entitled “Operating Agreement” beginning on page       , above for additional information.

Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Florida law, we may open branch offices throughout Florida with the prior approval of the OCC. In addition, with prior regulatory approval, we are able to acquire existing banking operations in Florida. The Dodd-Frank Act, subject to a state’s restrictions on intra-state branching, now permits interstate branching. Therefore, a bank may enter a new state by acquiring a branch of an existing institution or by establishing a new branch office.

Anti-Tying Restrictions. Under amendments to the Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers. In general, a bank may not extend credit, lease or sell property, or furnish any services or fix or vary the consideration for these on the condition that (i) the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or subsidiaries thereof or (ii) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule. A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

Community Reinvestment Act. The Community Reinvestment Act requires that the OCC evaluate our record in meeting the credit needs of our local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on us.

Financial Subsidiaries. Under the Gramm-Leach-Bliley Act of 1999 (the “GLBA”), as amended, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The GLBA imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy. In addition, the GLBA imposes restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and non-bank affiliates. The GLBA also amended the Bank Holding Company Act (“BCHA”) to permit bank holding companies to form financial subsidiaries.

Consumer Protection Regulations. Our activities are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by us are subject to state usury laws and federal laws concerning interest rates. Our loan operations are also subject to federal laws applicable to credit transactions, such as:

—	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

—

the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

—	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

—	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

—	the Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies; and

—	the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

Our deposit operations are also subject to:

—

the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

—

the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Enforcement Powers. We and our “institution-affiliated parties,” including our management, employees, agents, independent contractors and consultants such as attorneys and accountants and others, who participate in the conduct of the financial institution’s affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Anti-Money Laundering. Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. We are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in our dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and recent laws provide law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA Patriot Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications. The regulatory authorities have been active in imposing “cease and desist” orders and money penalty sanctions against institutions found to be violating these obligations.

USA PATRIOT Act/Bank Secrecy Act. The USA PATRIOT Act amended, in part, the Bank Secrecy Act and provides for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including: (i) requiring standards for verifying customer identification at account opening; (ii) rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iii) reports by nonfinancial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (iv) filing suspicious activities reports if a bank believes a customer may be violating U.S. laws and regulations and requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the Federal Bureau of Investigation (the “FBI”) can send to the bank regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. The Bank can be requested to search its records for any relationships or transactions with persons on those lists. If we find any relationships or transactions, we must file a suspicious activity report and contact the FBI.

The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Department of the Treasury, is responsible for helping to insure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, our bank regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts. If we find a name on any transaction, account or wire transfer that is on an OFAC list, we must freeze such account, file a suspicious activity report and notify the FBI. We have appointed an OFAC compliance officer to oversee the inspection of our accounts and the filing of any required notifications. We actively check high-risk OFAC areas such as new accounts, wire transfers and customer files. We perform these checks utilizing software, which is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

Privacy and Credit Reporting. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. It is our policy not to disclose any personal information unless required by law. The OCC and the federal bank regulatory agencies have prescribed standards for maintaining the security and confidentiality of consumer information. We are subject to such standards, as well as standards for notifying consumers in the event of a security breach.

Like other lending institutions, we utilize credit bureau data in our underwriting activities. Use of such data is regulated under the federal Fair Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data. The Fair and Accurate Credit Transactions Act of 2003 (the “FACT Act”) permits states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the FACT Act.

Check 21. The Check Clearing for the 21st Century Act (“Check 21”) gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Check 21 also contains other provisions related to check status, communication and verification procedures.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 (“SOX”) comprehensively revised the laws affecting corporate governance, accounting obligations and corporate reporting for companies (including banks) with equity or debt securities registered under the Exchange Act. In particular, SOX established: (a) new requirements for audit committees, including independence, expertise, and responsibilities; (b) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (c) new standards for auditors and regulation of audits; (d) increased disclosure and reporting obligations for the reporting company and their directors and executive officers; and (e) new and increased civil and criminal penalties for violations of the securities laws.

Effective September 21, 2010, the SEC, and, by extension, the OCC, adopted amendments to its rules to conform to Section 404(c) of SOX, as added by Section 989G of the Dodd-Frank Act. Section 404(c) provides that SOX shall not apply to any audit report prepared by an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

With market value of its common equity less than $75 million, the Bank does not qualify as an accelerated filer or large accelerated filer and therefore is not presently subject to Section 404(b) of SOX for the year ended December 31, 2011. Prior to the enactment of the Dodd-Frank Act, the Bank, as a non-accelerated filer, would have been required to include an attestation report from its public accounting firm on internal control over financial reporting in the second year’s annual report filed with the OCC.

Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Future Legislation. Various other legislative and regulatory initiatives affecting the banking regulatory system are from time to time introduced in Congress and state legislatures, as well as regulatory agencies. Currently, the United States Congress is actively considering further significant changes to the manner of regulating financial institutions. The current legislation being considered and other future legislation regarding financial institutions may change banking statutes and the operating environment of the Bank in substantial and unpredictable ways, and could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance depending upon whether any of this potential legislation will be enacted, and if enacted, the effect that it or any implementing regulations, would have on the financial condition or results of operations of the Bank. The nature and extent of future legislative and regulatory changes affecting financial institutions is very unpredictable at this time. The Bank cannot determine the ultimate effect that such potential legislation, if enacted, would have upon its financial condition or operations.

INFORMATION ABOUT THE HOLDING COMPANY

The Holding Company was incorporated as TGR Financial, Inc. under the FBCA in November 2011 at the direction of the Bank’s Board. The Holding Company was formed to acquire the Bank’s common stock and to engage in business as a bank holding company. Copies of the Holding Company’s Articles of Incorporation and Bylaws are attached to this proxy statement/prospectus as Exhibit A to Annex A, and Annex C, respectively, and will become effective upon completion of the Reorganization.

Business of the Holding Company

The Holding Company is currently a non-operating entity. Upon the completion of the Reorganization, the Bank will become a wholly-owned subsidiary of the Holding Company, and each shareholder of the Bank will become a shareholder of the Holding Company with substantially the same proportional ownership interest therein as they presently hold in the Bank.

Immediately after completion of the Reorganization, it is expected that the Holding Company will not engage in any business activity other than to hold all of the stock of the Bank. The Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, that the Holding Company may, in the future, pursue other investment opportunities, including possible diversification through acquisitions and mergers, although no such transaction is contemplated at this time.

Financial Information about the Holding Company

As of the date of this proxy statement/prospectus, the Holding Company has only limited assets and liabilities, and no significant business or operating history. If the Reorganization is completed successfully, the Holding Company intends to conduct, within 30 days of completion of the Reorganization, a limited private placement of up to an aggregate purchase price of $2,000,000 of its common stock to Investors who participated in the 2011 Private Placement, to raise funds to cover the Holding Company’s expenses incurred in the Reorganization and to provide general working capital. See “THE REORGANIZATION – Expenses of Reorganization” beginning on page        and “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page       .

Ordinarily, under the terms of the transaction documents in the 2011 Private Placement, a minimum capital drawdown by the Holding Company of $10,000,000 would be required. However, the Investors have waived this minimum requirement for purposes of conducting the private placement following completion of the Reorganization, in order that the Holding Company may obtain the minimum amount of capital that is estimated to be necessary to cover the expenses it incurs in the Reorganization.

Currently the Holding Company has issued three (3) shares of common stock to three (3) individual shareholders. If the Reorganization is completed, these three shares of Holding Company common stock will be redeemed by the Holding Company for the nominal purchase price.

In management’s opinion, presentation of Holding Company only historical financial data would be immaterial and of no meaningful value to an analysis of this transaction, and therefore has been omitted.

The following pro forma consolidated condensed balance sheet and income statements of the Holding Company represent comparative periods ended March 31, 2012 and 2011 and December 31, 2011 and 2010.

	Pro Forma Consolidated Holding Company
	For the Three Months Ended March 31,		For the Years Ended December 31,
(dollars in thousands)	2012	2011	2011	2010

Total interest income	$3,795	$2,850	$11,833	$8,558
Total interest expense	642	694	2,537	3,162
Net interest income	3,153	2,156	9,296	5,396
Provision for loan losses	1,454	291	2,726	1,764
Total non interest income	560	128	1,278	1,888
Total non interest expense	3,754	3,146	14,056	11,191

Net loss	(1,495)	(1,153)	(6,208)	(5,671)

Total assets	$460,042	$329,106	$396,053	$298,992
Net loans	233,398	114,289	181,399	102,581
Deposits	340,190	271,102	290,553	246,790
Total stockholders’ equity	63,199	25,563	64,480	25,855

Upon completion of the Reorganization, the Holding Company’s assets (on a parent-only basis) will consist solely of its investment in the common stock of the Bank, and, assuming no dissenters’ rights are exercised, the Holding Company’s shareholders’ equity will equal the shareholders’ equity of the Bank immediately prior to the Reorganization.

The section in this proxy statement/prospectus entitled “PRO FORMA FINANCIAL INFORMATION” beginning on page        contains the condensed pro forma balance sheet of the Holding Company immediately following completion of the Reorganization, assuming that the Reorganization had been completed on the first day of the periods presented. This pro forma statement is based on the Bank’s unaudited interim financial statements as of March 31, 2012 and the Bank’s audited consolidated financial statements as of December 31, 2011 attached to this proxy statement/prospectus.

Properties

The Holding Company is not initially expected to own or lease real or personal property. Instead, it intends to use the premises, equipment and furniture of the Bank without the direct payment of any rental fees to the Bank.

Legal proceedings

The Holding Company has not, since its organization, been a party to any legal proceedings.

Employees

At the present time, the Holding Company does not intend to employ any persons other than its unpaid executive officers, all of whom are employees of the Bank. It will use the management and support staff of the Bank from time to time. If the Holding Company acquires other institutions or pursues other lines of business, it may, at such time, hire additional employees.

Competition

It is expected that, in the immediate future, the primary business of the Holding Company will be the ownership of the Bank’s common stock. Therefore, the competitive conditions to be faced by the Holding Company will be the same as those faced by the Bank.

Management – Directors

The Holding Company’s Articles of Incorporation and Bylaws provide for a board of directors between seven (7) and fifteen (15) members, with the initial number being thirteen (13) directors.

The Holding Company’s directors are elected at the annual shareholders meeting. The Holding Company’s board is not classified, meaning that the directors are elected every year for terms expiring at the next annual meeting of shareholders. This would represent a change from the board structure currently in place at the Bank, which is split into three “classes” of directors, where each director is elected to serve a three year term. This difference is reflected in the Holding Company’s Articles of Incorporation and Bylaws, attached to this proxy statement/prospectus as Exhibit A to Annex A, and Annex C, respectively. See “COMPARISON OF SHAREHOLDERS RIGHTS – Principal Differences” beginning on page       .

Current Directors

The following Holding Company directors will serve until the 2013 annual meeting of shareholders. Eleven (11) of the thirteen (13) directors of the Holding Company are also current directors of the Bank. Information about those directors can be found in the section above entitled “MANAGEMENT OF THE BANK”. Information about the two directors of the Holding Company who are not also directors of the Bank is set forth below.

Name	Age	Title
Thomas G. Brewer	64	Director
Christopher C. Casciato	53	Director
Adam D. Compton	47	Director
Robert M. Feerick	64	Director
John J. Guinee	46	Director
Michael J. Kerschner	60	Director
Dianne Krumsee	67	Director
James S. Lindsay	64	Director
Edward J. Mace	56	Director
Judy Miller	66	Director
Garrett S. Richter	62	President and Director
Gary L. Tice	65	Chairman, Chief Executive Officer and Director
Robert I. Usdan	46	Director

John J. Guinee, age 46, was elected by the Holding Company’s board of directors as a director of the Holding Company on June 11, 2012. Mr. Guinee is a Managing Partner at Constitution Capital Partners LLC. Constitution Capital Partners LLC is a private equity firm that focuses on North American buyouts. Mr. Guinee is responsible for the origination, evaluation, negotiation, monitoring and disposition of private equity investments. He is a member of Constitution Capital’s Investment Committee. Prior to joining Constitution Capital, Mr. Guinee was an Investment Director for Standard Life Investments Private Equity USA and a member of the Investment Committee. Previously, he was a Vice President of Business Development at State Street Corporation.

Mr. Guinee earned his BS in Finance from Babson College in Babson Park, MA and his MBA from UCLA Anderson School of Management in Westwood, CA. Mr. Guinee is also a graduate of General Electric’s Financial Management Program.

As a member of the Holding Company’s board of directors, Mr. Guinee has extensive experience in the financial services industry which will assist us in our strategic planning.

Robert I. Usdan, age 46, was elected by the Holding Company’s board of directors as a director of the Holding Company on June 11, 2012. Mr. Usdan is co-founder and principal of The Endicott Group, a money management and financial advisory firm dedicated to the financial services industry. Mr. Usdan is responsible for the development and implementation of investment strategy and advising financial firms across the United States. Prior to founding Endicott, from 1990 to January 1996, Mr. Usdan was an Associate Director in the Corporate Finance Group at Sandler O’Neill & Partners, L.P.

Mr. Usdan received his Bachelor of Arts in International Relations from the University of Virginia in 1988 with a minor in Art History.

As a member of the Holding Company’s board of directors, Mr. Usdan has extensive experience as a financial industry executive which will assist us in our strategic planning.

Director Independence

The Holding Company’s board of directors has determined that each of its current directors, other than Gary L. Tice and Garrett S. Richter, are “independent” directors pursuant to the independence standards of NASDAQ.

In addition to the specific NASDAQ criteria, in assessing the independence of its directors, the Holding Company’s board considered whether they believe the transactions disclosed in the section below entitled “Transactions with Related Persons, Promoters and Certain Control Persons”, as well as any other transactions, relationships, arrangements, or factors, could impair a director’s ability to exercise independent judgment.

Committees of the Board of Directors

Pursuant to the Holding Company’s Bylaws, the Holding Company’s board of directors has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominations Committee. If the Reorganization is completed, each of these committees intends to establish written charters, which will be available on the Bank’s website at www.fnbofgc.com. It is anticipated that the functions of these committees will be substantially similar to the functions that are performed by the equivalent committees of the Bank. See “MANAGEMENT OF THE BANK – Committees of the Board of Directors” beginning on page       . Membership on these committees will be chosen by the board, subject to certain contractual rights of the Investors (in the 2011 Private Placement) contained in the Holding Company Stockholders’ Agreement, and contained in the Holding Company Bylaws, to have their director nominees seated on certain committees. See “COMPARISON OF SHAREHOLDERS’ RIGHTS – Holding Company Stockholders’ Agreement” beginning on page       .

Director Nominations by Shareholders

Qualification criteria for selection of directors of the Holding Company following completion of the Reorganization will be substantially similar to those currently in place at the Bank level. See “MANAGEMENT OF THE BANK – Nominations Committee –Director Qualifications” beginning on page       . Following completion of the Reorganization, the board of directors, through the Nominations Committee, will consider director candidates recommended by shareholders, provided the following procedures are followed by shareholders in submitting recommendations:

—	Shareholder nominations must be delivered in writing to the Secretary of the Holding Company;

—

Submissions must include sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any; and

—	The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the shareholders.

Submissions should be delivered to the Secretary of the Holding Company not less than sixty (60) days prior to the first anniversary of the date on which the Holding Company first mailed its proxy materials for the prior year’s annual shareholders meeting. Any submissions received after such date will not be considered until the following year’s annual shareholders meeting.

Management – Executive Officers

The executive officers of the Holding Company are Gary L. Tice – Chairman and Chief Executive Officer, Garrett S. Richter – President and Secretary, and Robert T. Reichert – Chief Administrative Officer. The Holding Company’s Bylaws permit the appointment of other officers at the option of the board. Shareholders do not have the right to elect officers; rather, all officers are appointed to their respective positions by the board of directors to serve until they resign or are removed by the board.

Compensation of Directors and Executive Officers

Director Compensation

The Holding Company’s Bylaws permit its directors to receive reasonable compensation as determined by a resolution of the board of directors. The Holding Company has not paid any directors’ fees since its incorporation. The Holding Company may, pursuant to its Bylaws, begin to compensate its directors at some time in the future.

Compensation of Executive Officers

All of the executive officers of the Holding Company are also executive officers of the Bank. These individuals are compensated for their services as officers of the Bank. See “BANK EXECUTIVE COMPENSATION” beginning on page       .

Shareholder Communications with the Board of Directors

The Holding Company’s board of directors intends to implement the following process for shareholders to send communications to the board, and such process will take effect after completion of the Reorganization. Shareholders who wish to communicate directly with the board of directors or any particular director should deliver any such communications in writing to the Secretary of the Holding Company.

The Secretary will compile any communications he or she receives from shareholders and deliver them periodically to the board of directors or the specific director(s) requested. The Secretary of the Holding Company will not screen or edit such communications, but will deliver them in the form received from the shareholder.

Code of Ethics

Following completion of the Reorganization, the Holding Company intends to adopt a code of business conduct and ethics in compliance with Item 406 of the SEC’s Regulation S-K for the Holding Company’s principal executive officer, principal financial officer and principal accounting officer. The Holding Company’s Conflicts of Interest—Code of Ethics Policy will be available, following completion of the Reorganization, on the Bank’s website at www.fnbofgc.com on the Investor Relations webpage under the caption “Corporate Governance”.

Any person may obtain a free copy of the Holding Company’s Conflicts of Interest—Code of Ethics Policy by sending a request to the following address: TGR Financial, Inc., 3560 Kraft Road, Naples, FL 34105, Attention: Investor Relations. The Holding Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Holding Company’s Conflicts of Interest—Code of Ethics Policy by posting such information on its website, at the address specified above.

No Family Relationships among Directors and Executive Officers

There are no family relationships between any director or executive officer, or proposed director or executive officer, of the Holding Company and any other director or executive officer of the Holding Company.

Transactions with Related Persons, Promoters and Certain Control Persons

The Holding Company has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by the Holding Company except for the designated director relationships contemplated by the Holding Company Stockholders’ Agreement and previously discussed in the sections entitled “INFORMATION ABOUT THE BANK – Transactions with Related Persons, Promoters and Certain Control Persons” beginning on page     , and “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     .

Holding Company Stockholders’ Agreement

The Holding Company Stockholders’ Agreement, attached to this proxy statement/prospectus as Annex F, will be entered into between the Holding Company and certain Investors a party thereto who were involved in the 2011 Private Placement. The Holding Company Stockholders’ Agreement will grant certain rights to the shareholders a party thereto, relating primarily to representation, nomination and observer rights with respect to the Holding Company’s board of directors. See “COMPARISON OF SHAREHOLDERS RIGHTS – Principal Differences” beginning on page     .

Principal Shareholders

As of the date of this proxy statement/prospectus, the Holding Company has issued three (3) shares of its common stock to three (3) shareholders. All of these shares will be redeemed by the Holding Company for nominal consideration upon completion of the Reorganization.

The principal shareholders of the Bank immediately prior to the Reorganization will become the principal shareholders of the Holding Company immediately after the Reorganization. For information on the current beneficial ownership of Bank common stock by the directors and executive officers of the Bank see “INFORMATION ABOUT THE BANK – Security Ownership of Certain Beneficial Owners and Management” beginning on page     . For information on the current beneficial ownership of Bank common stock by persons owning more than five percent (5%) of the issued and outstanding common stock of the Bank see “INFORMATION ABOUT THE BANK – Security Ownership of Certain Other Beneficial Owners” beginning on page     . The beneficial ownership information in these tables is accurate as of July 31, 2012.

In the Reorganization, each of the persons identified in the tables contained in the sections referenced in the foregoing paragraph, related to security ownership, will receive exactly the same number of shares of Holding Company common stock as the number of shares of Bank common stock they currently own (and their outstanding Bank warrants and stock options will convert into Holding Company warrants and stock options for the identical number of shares). If there are no dissenters to the Reorganization, then the percentages shown in the table in that section will remain the same following the Reorganization, while, if some of the Bank’s shareholders do dissent and receive payment for their shares, the respective percentages will increase slightly.

Dividends and Dividend Policy

Initially, and for the foreseeable future, the Holding Company’s only asset will be the common stock of the Bank and all of its operations will be conducted through the Bank. Accordingly, the Holding Company’s sole source of funds with which to pay dividends to its shareholders will be dividends it receives from the Bank.

Under the National Bank Act, and the regulations promulgated thereunder, the board of directors of a bank generally may declare and pay a dividend from the bank’s undivided profits in an amount it considers appropriate. The board must provide for the payment of all expenses, losses, required reserves, taxes and interest accrued or due from the bank before the declaration of dividends from undivided profits. Absent the written consent of the OCC, the board may not declare a dividend if the total amount of all dividends (common and preferred), including the proposed dividend, declared by the national bank in any current year exceeds the total of the national bank’s net income for the current year to date, combined with its retained net income of current year minus one and current year minus two, less the sum of any transfers required by the OCC and any transfers required to be made to a fund for the retirement of any preferred stock. Furthermore, without the consent of the OCC, if dividends declared and paid in either of the two immediately preceding years exceeded net income for either of those two years respectively, the bank may not declare or pay any dividend in the current year that exceeds year-to-date net income. In addition to the requirement that the Bank is in compliance with federal banking laws applicable to the payment of dividends, the Bank will only be permitted to declare and pay a dividend if it is in compliance with the terms of the Operating Agreement, including its approved capital plan, and has received the prior written approval of the OCC to declare and pay any such dividend. Finally, federal regulators have the authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends.

The Bank has not paid dividends to its shareholders since its organization. The Holding Company’s board of directors has not determined whether it will pay dividends on the Holding Company’s common stock in the foreseeable future. At the present time, the Holding Company expects to reinvest earnings to expand and grow the Bank. See “ADDITIONAL SUPERVISION AND REGULATION – Dividend Restrictions” beginning on page      for information regarding payment of dividends by the Holding Company.

Indemnification of Officers and Directors

The Holding Company’s Articles of Incorporation and Bylaws, as well as certain provisions of the FBCA, contain certain indemnification provisions which provide it with the authority to indemnify directors, officers, employees or agents for reasonable expenses actually incurred, or to authorize the advancement of expenses, in cases involving an administrative proceeding or civil action against them, excluding those instituted by a Federal banking agency, in accordance with the laws of the State of Florida. The Holding Company may only indemnify a director, officer, employee or agent with respect to an administrative proceeding initiated by any Federal banking agency, subject to the requirements of the banking laws. The Holding Company may not make any payment for the benefit of any person, nor reimburse them, for any civil money penalty or judgment resulting from any administrative or civil action instituted by any Federal banking agency, or any other liability or legal expense with regard to any administrative or civil action instituted by any Federal banking agency which results in a final order or settlement pursuant to which the person is assessed a civil money penalty, is removed from office or prohibited from participating in conducting our affairs, or is required to cease and desist or take any affirmative action described under the banking laws.

The indemnification provisions of the Holding Company’s Bylaws specifically provide that it may purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person and incurred by him in any such capacity. The Holding Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors, officers, employees or agents for which indemnification may be sought.

The indemnification provisions of the Holding Company’s Articles of Incorporation and Bylaws also recognize that, in the event that certain parties affiliated with certain shareholders of the Holding Company (specifically, the Lead Investors; see “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page      are entitled to indemnification, the Holding Company will act as the indemnitor of first resort to such persons, regardless of whether indemnification from other sources would otherwise be available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Holding Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Holding Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Holding Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Additional Supervision and Regulation

Following the Reorganization, the Bank will continue to be subject to the same banking laws and regulations, and to supervision, regulation and examination by the OCC and the FDIC, as it has been prior to the Reorganization. See “BANK SUPERVISION AND REGULATION” beginning on page     .

If the Reorganization is completed, as a registered bank holding company, the Holding Company will become subject to regulation and supervision by the Federal Reserve. The following is a summary of federal and state laws and regulations applicable to bank holding companies.

Expansion Activities

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before merging with another bank holding company, acquiring substantially all the assets of any bank or bank holding company, or acquiring directly or indirectly any ownership or control of more than five percent (5%) of the voting shares of any bank. The BHCA also prohibits a bank holding company, with particular exceptions, from acquiring direct or indirect ownership of more than five percent (5%) of the voting shares of any company which is not a bank or bank holding company and from engaging in any business other than that of banking, managing and controlling banks, or furnishing services to banks and their subsidiaries. Bank holding companies may, however, engage in some businesses and activities determined by the Federal Reserve to be closely related to banking or managing and controlling banks.

Bank Holding Company Obligations

Under current law and Federal Reserve policy, a bank holding company is expected to act as a source of financial and managerial strength to its subsidiary bank or banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the Bankruptcy trustee and entitled to priority of payment. Bank holding companies also have minimum capital requirements which must be maintained to stay in regulatory compliance.

Dividend Restrictions

The Federal Reserve’s policy regarding dividends is that a bank holding company should not declare or pay a cash dividend which would impose undue pressure on the capital of its bank or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. The Federal Reserve believes that a bank holding company should not initiate or continue cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

Restrictions on Affiliate Transactions

Transactions between the Holding Company, the Bank and its nonbank subsidiaries are subject to a number of restrictions. Federal law, specifically Sections 23A and 23B of the Federal Reserve Act, imposes restrictions and limitations on the Bank from making extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Holding Company or other affiliates, the purchase of, or investment in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of the Holding Company or other affiliates. Such restrictions and limitations prevent the Holding Company or other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Furthermore, such secured loans and investments by the Bank to or in the Holding Company or to or in any other non-banking affiliate are limited, individually, to ten percent (10%) of the respective subsidiary bank’s capital and surplus, and such secured loans are limited in the aggregate to twenty percent (20%) of the respective subsidiary bank’s capital and surplus. All such transactions must be on terms that are no less favorable to the Bank than those that would be available from nonaffiliated third parties. Moreover, some state banking laws impose restrictions on affiliate transactions similar to those imposed by federal law. Federal Reserve policies also forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered or, if no market exists, actual costs plus a reasonable profit.

DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK AND WARRANTS

The Holding Company’s authorized capital stock consists of 520,000,000 shares, of which 500,000,000 shares are designated as common stock and 20,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Each share of Holding Company common stock is entitled to one (1) vote per share on all matters with respect to which shareholders are entitled to vote. Under the Holding Company’s Articles of Incorporation and the FBCA, shareholders are entitled to elect directors and shareholder approval is required for various matters, including amendments to the Holding Company’s Articles of Incorporation, certain changes to the Holding Company’s Bylaws, “extraordinary” corporate decisions and transactions, such as the authorization of additional common stock, a change of corporate name, a merger with another company, the dissolution of the Holding Company, or a sale of substantially all of its assets.

Directors; Manner of Election; No Cumulative Voting

Holding Company directors are elected by the shareholders annually, generally at the Holding Company’s annual shareholders’ meeting. The Holding Company’s board of directors is not currently “classified”, meaning that all of the directors are elected each year to serve one-year terms, and will not be classified under the Holding Company’s Articles of Incorporation. Holding Company directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, which means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. Shareholders do not have a right to cumulate their votes for directors. Holding Company directors may resign and may be removed by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director for failure to qualify or for cause, or otherwise, in the case of certain directors nominated by certain Investors in the 2011 Private Placement (defined in the Holding Company Stockholders’ Agreement as “Investor Designees”), in compliance with the terms of the Holding Company Stockholders’ Agreement.

Dividends

Subject to the rights and preferences of any shares of preferred stock that have been issued or may be issued in the future, holders of shares of Holding Company common stock are entitled to receive such dividends as may be declared by the Holding Company’s board of directors out of funds legally available for that purpose.

Liquidation

In the event of the liquidation, dissolution or winding up of the Holding Company, each holder of common stock would be entitled to recover, after payment of all of the Holding Company’s debts and liabilities, and subject to any liquidation preferences established for any shares of preferred stock that are outstanding, a pro rata portion of all assets of the Holding Company available for distribution to holders of common stock upon liquidation.

Other Rights

Holding Company shareholders do not have preemptive rights to purchase additional shares of common stock or other subscription rights; shares of Holding Company common stock are not convertible into any other security; and shares of Holding Company common stock are not subject to any call or redemption rights on the part of the Holding Company.

Preferred Stock

General

The Holding Company is authorized to issue up to 20,000,000 shares of preferred stock. These shares may be issued in the board of directors’ sole discretion at any time, for any purpose and for any amount or in exchange for any other consideration, all without approval of the Holding Company’s shareholders. Furthermore, the Holding Company’s preferred stock is in the nature of what is commonly referred to as “blank check” preferred stock, which means that the relative rights of the preferred shares, including the voting rights, rate of return, liquidation preference, etc., are determined by the board of directors, in its sole discretion and without shareholder approval, at the time of issuance.

The FBCA does not distinguish between common stock and preferred stock as such. The FBCA merely requires that a corporation have one or more classes of stock that together have unlimited voting rights and one or more classes of stock that together are entitled to receive the net assets of the corporation upon dissolution. In the case of the Holding Company, the common stock satisfies both of these requirements. However, the term “preferred stock” generally refers to stock that has the characteristics described in the following discussion.

Both common and preferred stock represent an interest in the equity of a corporation. However, while common stock represents the right to share proportionally in the corporation’s equity with all other common shares, the equity interest of preferred stock is limited to the “liquidation preference” established when the preferred stock is issued. Upon the liquidation of the corporation, preferred shareholders are entitled to receive only the liquidation preference of their preferred stock (plus unpaid dividends, as discussed below), but this interest has priority over the interest of common shareholders so that, if the corporation is liquidated, preferred shareholders are entitled to receive the full liquidation preference (plus unpaid dividends) for their preferred shares before common shareholders are able to share proportionally in the remaining assets of the corporation. In any case, however, the corporation’s other debts and obligations must be satisfied before even the preferred shareholders can receive any distributions.

Similarly, while shares of common stock represent a proportional interest in any dividends that may be paid by a corporation, preferred stock carries a stated dividend rate (usually expressed as a percentage of the liquidation preference) which has priority over dividends paid to common shareholders – that is, dividends cannot be paid on the common stock unless and until all dividends on the preferred shares have been paid, including any dividends that have accrued but not yet paid. Preferred dividends can be “cumulative,” which means that if the corporation does not pay the preferred dividend in a particular period, the accrued unpaid dividend remains due and payable in the subsequent dividend period. With cumulative preferred stock, upon liquidation of the corporation or redemption of the cumulative preferred stock, any accrued unpaid dividends must be paid, along with the stated value, before anything can be distributed to common shareholders. If preferred stock is “non-cumulative”, it means that if a preferred dividend is not paid, it does not accrue and does not have to be paid in any subsequent period or upon liquidation of the corporation.

Preferred stock is usually subject to redemption by the issuing corporation on a specified date or after the happening of a specified event. In either case, redemption may be at the election of either the issuing corporation or the preferred shareholders, or both. The amount payable to redeem the preferred stock is the stated value plus accrued unpaid dividends.

Although there are exceptions, preferred stock is usually not entitled to vote on corporate matters such as the election of directors and amendments to the articles of incorporation. The FBCA provides, however, that preferred shareholders may not be denied certain voting rights; for example, preferred shareholders are entitled to vote on any amendment to the articles of incorporation that would change the terms (such as the stated value or dividend rate) of the preferred shares.

Series A Preferred Stock

Upon completion of the Reorganization, and in conjunction with its filing of the Holding Company Articles of Incorporation and Articles of Share Exchange, the Holding Company also intends to file with the State of Florida, the Certificate of Designation (attached to this proxy statement/prospectus as Exhibit B to Annex A), which will define the rights of a new series of 7,050,000 shares of authorized preferred stock. The newly authorized preferred stock will be titled “Nonvoting Series A Convertible Preferred Stock”.

It is currently contemplated that shares of the Series A Preferred Stock will only be issued in connection with future drawdowns of committed capital in connection with the 2011 Private Placement, and only to Lightyear and four of the Fixed Percentage Investors. The Holding Company may change its intention with respect to future issuances of the Series A Preferred Stock based on the capital needs of the Holding Company or regulatory requirements.

The following is a description of the relative rights, preferences and privileges of the Series A Preferred Stock, as contemplated in the Certificate of Designation.

Voting rights

Each share of Holding Company Series A Preferred Stock will be entitled to one (1) vote per share on all matters with respect to which holders of preferred stock are entitled to vote pursuant to provisions of the FBCA. Generally, this means that the relative rights, preferences and privileges of the Series A Preferred Stock may not be changed, except by the affirmative vote of a majority of the holders of the Series A Preferred Stock. Other than matters which directly affect such rights, the holders of Series A Preferred Stock are not entitled to vote on any other matters affecting the Holding Company, including the election of directors, amendments to the Holding Company’s Articles of Incorporation, changes to the Holding Company’s Bylaws, “extraordinary” corporate decisions and transactions, such as the authorization of additional common stock, a change of corporate name, a merger with another company, the dissolution of the Holding Company, or a sale of substantially all of its assets.

Dividends

Subject to the rights and preferences of any shares of a superordinate series of preferred stock that have been issued or may be issued in the future, holders of shares of Holding Company Series A Preferred Stock will be entitled to receive such dividends as may be declared by the Holding Company’s board of directors out of funds legally available for that purpose, and shall rank pari passu with the Holding Company’s common stock, with respect to the right to receive dividends.

Liquidation

In the event of the liquidation, dissolution or winding up of the Holding Company, each holder of Series A Preferred Stock would be entitled to recover, after payment of all of the Holding Company’s debts and liabilities, and subject to any liquidation preferences established for any shares of superordinate preferred stock that are outstanding, a preferred liquidation amount equal to the greater of (i) one cent ($0.01) per share and (ii) the amount the holder of such share of Series A Preferred Stock would receive in respect of such share if such share had been converted into Holding Company common stock at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series A Preferred Stock at such time, without regard to any limitations on conversion of the Series A Preferred Stock). The conversion rate for the Series A Preferred Stock is one-for-one. See “Conversion” below.

Conversion

Each share of Series A Preferred Stock will be convertible into one (1) share of Holding Company common stock:

(i) At the election of the holder, if such conversion would not cause the holder to hold greater than 9.99% of the Holding Company’s outstanding common stock at the time of such conversion; or

(ii) Automatically, if shares of such Series A Preferred Stock are ever transferred to a “non-affiliate” of the Company in a permissible transfer.

Other rights

Holders of Holding Company Series A Preferred Stock will not have preemptive rights to purchase additional shares of Series A Preferred Stock or common stock or other subscription rights; and shares of Holding Company Series A Preferred Stock will not be subject to any call or redemption rights on the part of the Holding Company.

The Holding Company’s board of directors may, in its discretion, at any time, and from time to time, designate the rights, preferences and privileges of further series of preferred stock, although the board of directors currently does not contemplate such actions.

Warrants

As of the date of this proxy statement/prospectus, there are outstanding warrants to purchase a total of 1,633,443 shares of the Bank’s common stock. These warrants grant the holder thereof the right to purchase up to a specified number of shares of Bank common stock at the exercise price and on the terms and conditions specified therein. In accordance with the terms of FNB’s initial stock offering, and as part of the Merger with Panther, organizers and founders of FNB received organizer warrants to purchase 952,500 shares with a term of ten years (“Organizer Warrants”) and shareholder warrants to purchase 10,020 shares of common stock with a term of five years. Additionally, all other common shareholders of FNB received warrants to purchase a total of 671,054 shares with a term of five years (together, with the shareholder warrants issued to the organizers and founders, the “Shareholder Warrants”). All Organizer Warrants and Shareholder Warrants were issued at an exercise price of $10 per share and were immediately exercisable.

Except as noted in the table below with respect to the expiration date, and the number of warrants originally issued and still outstanding, the terms of the Organizer Warrants and the Shareholder Warrants are identical.

By their terms, and upon completion of the Reorganization, all of the outstanding Bank Organizer Warrants and Shareholder Warrants will automatically convert into identical warrants to purchase shares of Holding Company common stock. The exercise price for the Holding Company Organizer Warrants and Shareholder Warrants will be the same as for the Bank warrants.

Differences between the Organizer Warrants and the Shareholder Warrants

The differences between the Organizer Warrants and the Shareholder Warrants are as set forth in the following table.

	Organizer Warrants	Shareholder Warrants
Exercise price per share of Bank common stock	$10.00	$10.00
Expiration Date	October 23, 2019	October 23, 2014
Number Originally Issued	952,500	681,074
Number Previously Exercised	0	131
Number outstanding as of the date of this proxy statement/prospectus	952,500	680,943

Other Terms

The principal terms of the outstanding Bank Organizer Warrants and Shareholder Warrants, and the Holding Company warrants into which they will automatically convert if the Reorganization is completed, are as follows:

—	The warrants may be exercised in whole or in part at any time prior to the expiration date;

—

To exercise the warrants, a holder must deliver written notice to the Bank (or the Holding Company, after the Reorganization) accompanied by payment in full of the aggregate exercise price for the number of warrants being exercised;

—	Warrants may not be issued for fractional shares of stock and fractional shares may not be issued upon exercise of a warrant;

—

If the Bank (or the Holding Company, after the Reorganization) subdivides its outstanding shares by way of a stock dividend or stock split, the exercise price and the number of shares represented by each warrant will be adjusted, as appropriate;

—	A warrant does not entitle the holder thereof to vote or receive dividends or for any other purpose to be the holder of the shares issuable upon exercise of the warrant; and

—

Upon a reorganization, consolidation or merger of the Bank (or the Holding Company, after the Reorganization) each warrant will convert into a warrant entitling the holder, upon payment of the exercise price and otherwise in compliance with the terms of the warrant agreement, to receive for each share for which the warrant is exercised, the same consideration (stock, cash or property) that the holder would have received if he or she had exercised the warrant prior to the effective date of the reorganization, consolidation or merger.

It is because of the last provision described above that the outstanding Bank Organizer Warrants and Shareholder warrants automatically convert into identical warrants to acquire Holding Company common stock. Following completion of the Reorganization, this provision will continue to apply to any reorganization, consolidation or merger of the Holding Company that may occur in the future.

Stock Options

Outstanding Stock Options; Conversion Pursuant to Reorganization

The Bank has two stock option plans, one for officers and employees and one for directors of the Bank (previously defined as the “Equity Plans”). Under the Equity Plans, the total number of shares which may be acquired upon the exercise of stock options is 68,640 for officers and employees and 185,856 for directors. The maximum number of shares which may be acquired upon the exercise of stock options that can be granted under both plans (when aggregated) is equal to 10% of the Bank’s outstanding common stock and preferred stock, if any. At March 31, 2012, the Bank had 254,496 stock options outstanding, and 1,151,518 stock options remain available for grant under the Equity Plans (subject to the 10% aggregate limitation).

Under the terms of the plan, employees’ stock options generally vest over a period of three years and have a life of ten years. The directors’ stock options generally vest over five years and have a life of ten years. New shares of common stock will be issued upon the exercise of any stock options. At March 31, 2012, the weighted average exercise price of the outstanding stock options of the Bank was $7.58, and the weighted average remaining life of the outstanding stock options of the Bank was 6.04 years.

If the Reorganization is completed, the Holding Company will, by the terms of the Reorganization Plan, automatically assume each of the Equity Plans. Thereafter, each of the outstanding stock options of the Bank will be converted to stock options of the Holding Company, and will be governed by the same terms and conditions of the respective Equity Plans as they had been prior to the Reorganization. The Holding Company will, thereafter, be able to grant future stock options under each of the Equity Plans, in accordance with the terms of those plans.

Other Terms

The principal terms of the outstanding Bank stock options, and the Holding Company stock options into which they will automatically convert if the Reorganization is completed, are as follows:

—	The stock options may be exercised in whole or in part at any time prior to the expiration date;

—

To exercise the stock options, a holder must deliver written notice to the Bank (or the Holding Company, after the Reorganization) accompanied by payment in full of the aggregate exercise price for the number of stock options being exercised;

—	Stock options may not be issued for fractional shares of stock and fractional shares may not be issued upon exercise of a stock option;

—

If the Bank (or the Holding Company, after the Reorganization) subdivides its outstanding shares by way of a stock dividend or stock split, the exercise price and the number of shares represented by each stock option will be adjusted, as appropriate;

—	A stock option does not entitle the holder thereof to vote or receive dividends or for any other purpose to be the holder of the shares issuable upon exercise of the stock option; and

—

Upon a reorganization, consolidation or merger of the Bank (or the Holding Company, after the Reorganization) each stock option will convert into a stock option entitling the holder, upon payment of the exercise price and otherwise in compliance with the terms of the stock option agreement, to receive for each share for which the stock option is exercised, the same consideration (stock, cash or property) that the holder would have received if he or she had exercised the stock option prior to the effective date of the reorganization, consolidation or merger.

It is because of the last provision described above that the outstanding Bank stock options automatically convert into identical stock options to acquire Holding Company common stock. Following completion of the Reorganization, this provision will continue to apply to any reorganization, consolidation or merger of the Holding Company that may occur in the future.

COMPARISON OF SHAREHOLDERS’ RIGHTS

This section summarizes the principal similarities and differences between your rights as a shareholder of the Bank and what your rights will be as a shareholder of the Holding Company if the Reorganization is completed. This discussion does not necessarily describe all of the similarities and differences that may be important to you and is qualified in its entirety by reference to the National Bank Act and to the FBCA, and the respective Articles of Association and Bylaws of the Bank (attached to this proxy statement/prospectus as Annex D and Annex E, respectively) and the Articles of Incorporation and Bylaws of the Holding Company (attached to this proxy statement/prospectus as Exhibit A to Annex A, and Annex C, respectively).

The differences in shareholder rights exist by virtue of the differences between the provisions of the National Bank Act and the FBCA (many of which are imposed by law and cannot be changed), and by virtue of differences between the provisions of the Articles of Association and Bylaws of the Bank and the Articles of Incorporation and Bylaws of the Holding Company (which are, generally, differences that we are choosing to implement to facilitate the operation of the organization under the holding company structure, and which we consider to be consistent with the reasons for the Reorganization discussed herein, or which are part of our contractual agreements with the Investors in the 2011 Private Placement).

Principal Similarities

The principal similarities between the rights of a shareholder of the Bank and what the rights of a Holding Company shareholder will be if the Reorganization is completed include:

—	The right to one vote for every share held;

—	The right to elect directors by a plurality vote and the absence of cumulative voting;

—	In substantially all cases, the right to vote on other corporate matters and the quorum and majority provisions necessary for the shareholders, collectively, to approve such matters;

—	The right to share in the assets distributed upon liquidation in proportion to the number of shares owned;

—	The right to share proportionally in dividends and other distributions made in respect of the common stock;

—	The absence of the right to convert shares of common stock into shares of any class of common stock or any other securities issued by the Bank or the Holding Company, as the case may be;

—	The absence of the right of shareholders to act without an annual or special meeting (shareholders may not act by consent, outside of a meeting);

—	The right to have an annual meeting of shareholders; and

—

The right to nominate persons for election to the board of directors, or make other proposals for consideration by the shareholders at an annual shareholders’ meeting, provided the nomination or proposal complies with the timing and information requirements specified in the bylaws.

Principal Differences

The principal differences between your rights currently as a shareholder of the Bank and what your rights as a shareholder of the Holding Company will be if the Reorganization is approved include, but are not necessarily limited to, the following:

More Common Stock Authorized

The Bank’s Articles of Association authorize the issuance of up to 50,000,000 shares of common stock. As of the date of this proxy statement/prospectus, these shares are accounted for as follows: 14,060,143 shares have been issued and are outstanding in the hands of the Bank’s current shareholders; 1,633,443 shares are reserved for issuance pursuant to the Bank’s Organizer Warrants and Shareholder Warrants; and 1,406,014 shares are reserved for issuance pursuant to stock options granted, or to be granted in the future, by the Bank, pursuant to the Bank’s Equity Plans.

The Holding Company’s Articles of Incorporation authorize the issuance of up to 500,000,000 shares of common stock. The maximum number of shares of Holding Company common stock that will be issued to the holders of Bank stock in the Reorganization is 14,060,143 shares (which assumes that none of the Bank shareholders exercise dissenters’ rights), and the Holding Company will reserve the same number of shares for issuance pursuant to Holding Company warrants that the Bank currently has reserved for issuance pursuant to the Bank Organizer Warrants and Shareholder Warrants. The Holding Company will also reserve 1,151,518 shares for issuance pursuant to stock options granted by the Bank, or to be granted in the future by the Holding Company, pursuant to the Equity Plans, which plans will be assumed by the Holding Company upon completion of the Reorganization. This will leave 482,900,400 “authorized but unissued” shares, less those reserved pursuant to option plans, available for issuance by the Holding Company board of directors in its discretion and without shareholder approval, which is significantly more than the number of authorized but unissued shares of the Bank and would represent approximately 96.58% of the total number shares of Holding Company common stock that would be authorized and unissued following completion of the Reorganization.

There are several reasons the Holding Company’s board of directors may elect to issue additional shares of common stock, including to raise capital (to support growth or enhance the Holding Company’s and the Bank’s capital positions) or as consideration to acquire another bank or bank holding company.

The Holding Company may also be obliged to issue more common stock to the Investors in the 2011 Private Placement pursuant to contractual obligations contained in those investment documents. See “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page       .

In any event, the future issuance of additional shares of common stock, following completion of the Reorganization, will, in most cases, be dilutive to existing shareholders. See “THE REORGANIZATION – Reasons for the Reorganization” beginning on page       .

Preferred Stock Authorized

The Bank’s Articles of Association do not currently authorize the issuance of preferred stock, while the Holding Company’s Articles of Incorporation authorize 20,000,000 shares of preferred stock that the Holding Company’s board of directors will be able to issue at any time, for any purpose and for any consideration as they may deem appropriate. As with the additional shares of common stock available for issuance, the existence of authorized but unissued shares of preferred stock will give the Holding Company’s board of directors more flexibility in raising capital and/or pursuing acquisitions, but the board will have the discretion to provide rights to the holders of preferred stock that may interfere with or be superior to your rights as a common stock shareholder. See “DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK AND WARRANTS – Preferred Stock” beginning on page       .

In addition to the general authority of the Holding Company’s board of directors with respect to designation of future series of preferred stock, the Certificate of Designation, when filed, will immediately create a series of preferred stock—the Series A Preferred Stock. Although the Holding Company will not issue any shares of the Series A Preferred Stock in connection with the Reorganization, and it is uncertain when, if ever, shares of Series A Preferred Stock will be issued, if such shares are ever issued, they will have a dilutive effect on the holders of Holding Company common stock, and will also have some superior liquidation rights over the common stock. See “DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK AND WARRANTS – Preferred Stock – Series A Preferred Stock” beginning on page       .

Other Differences in the Articles

In addition to the foregoing provisions related to common and preferred stock, the Holding Company’s Articles of Incorporation also contain a number of provisions that are different, or in addition to, the Bank’s existing Articles of Association. Many of the provisions detailed below are directly related to the Holding Company’s contractual obligations under the Holding Company Stockholders’ Agreement, once that agreement is put into effect upon completion of the Reorganization. The Holding Company Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex F, and the following discussion is qualified by reference to the full text of such agreement.

Number of Directors. Article THIRD of the Bank’s Articles of Association provides that the size of the Board shall be no less than five (5) nor more than twenty five (25) directors. Article VII of the Holding Company’s Articles of Incorporation establishes the number of directors as between seven (7) and fifteen (15), with the initial number of directors being thirteen (13).

Non-Classified Board. Under the Bank’s Articles of Association, the Board is “classified”, meaning that directors are elected for staggered terms. The Bank has three classes of directors that are roughly equal in size, and directors are elected to the Board for terms lasting three years. Under the Holding Company’s Articles of Incorporation, the board of directors will not be classified, meaning that Holding Company directors will all be elected for one year terms, expiring at each annual meeting of shareholders of the Holding Company.

Director Vacancies. Article THIRD of the Bank’s Articles of Association provides that any vacancy in the Board may be filled by action of a majority of the remaining directors between meetings of shareholders. The Holding Company’s Articles of Incorporation contain no similar provision for filling vacancies on the board. Furthermore, the Holding Company’s Bylaws specifically require vacancies to be filled by the directors in accordance with the applicable provisions of the Holding Company Stockholders’ Agreement, which grants certain Investors in the 2011 Private Placement the right to nominate four (4) directors (defined as “Investor Designees” in the Holding Company Stockholders’ Agreement).

Director Nominations. Article FOURTH of the Bank’s Articles of Association provides that any director or shareholder may nominate any person (meeting specified criteria) for election to the Board. Although the FBCA and SEC rules (to which the Holding Company will be subject), preserve certain rights of director nominations by shareholders, the Holding Company’s

Articles of Incorporation contain no specified rights of nomination, and the Holding Company’s Bylaws restrict director nomination procedures based on applicable provisions of the Holding Company Stockholders’ Agreement. Specifically, certain Investors in the 2011 Private Placement who are a party to the Holding Company Stockholders’ Agreement have the specific right to nominate four (4) directors (the “Investor Designees”).

Amendment or Repeal of Articles and Bylaws. Article ELEVENTH of the Bank’s Articles of Association provides that the articles may be amended by the affirmative vote of a majority of shareholders. The Holding Company’s Articles of Incorporation provide that specified sections of the Articles of Incorporation (Article V, Article VI, Article VII, Article XI and Article X) may only be amended by a vote of two-thirds (2/ 3) of the outstanding common stock of the Holding Company (unless such amendment is to amend the articles for the purpose of increasing consistency with the Holding Company Stockholders’ Agreement, in which instance only a majority vote of the shareholders is required).

Similarly, Article SIXTH of the Bank’s Articles of Association provides that the Board may adopt bylaws for the Bank, without significant qualification. The Holding Company’s Articles of Incorporation, however, provide that certain specified sections of the Holding Company’s Bylaws (Article II, Section 3, 12 or 13; Article IV, Section 1, 7, 8, 10 or 13; Article V, Section 1; Article VII; or Article IX) may only be changed by the affirmative vote of two-thirds (2/3) of the outstanding common stock of the Holding Company (unless such amendment is to amend the bylaws for the purpose of increasing consistency with the Holding Company Stockholders’ Agreement, in which instance only a majority vote of the shareholders is required).

Indemnification. Article TENTH of the Bank’s Articles of Association permits indemnification payments to be made by the Bank to any “institution-affiliated party”, as permitted by laws and regulations applicable to national banks. The Holding Company’s Articles of Incorporation retain the essence of this provision, but also require the Holding Company to provide indemnification and reimbursement of expenses in a variety of contexts. The Holding Company is also required, under its Articles of Incorporation, to be the indemnitor of first resort, pursuant to the terms of the Holding Company Stockholders’ Agreement, to certain Investors that are party to that agreement.

Corporate Opportunity. Article XI of the Holding Company’s Articles of Incorporation contains several provisions that have no direct equivalent in the Bank’s Articles of Incorporation. First, Article XI of the Holding Company’s Articles of Incorporation states that no Investor (in the 2011 Private Placement) shall have any restrictions with respect to engaging in or investing in businesses that are competitive with the Holding Company’s business. Functionally, this means that the Investors can invest in other banks or bank holding companies regardless of the fact that they are shareholders of the Holding Company. Second, Article XI also contains language that eliminates any obligation, to the fullest extents permitted by law, of the Investors (and any shareholders in the Investors) or the Investor Directors to refer any potential business opportunities to the Holding Company, or to refrain from referring such opportunities to other parties. Finally, Article XI eliminates, to the extent permitted by law, the liability of the Investors (and any shareholders in the Investors) or the Investor Directors for any acts or omissions that are contrary to any fiduciary duty that such actor owes to the Holding Company.

Other Differences in the Bylaws

The Bank’s Bylaws and the Holding Company’s Bylaws would be substantially similar following completion of the Reorganization. The only significant differences are in the size of the boards of directors, and certain procedures that must be followed pursuant to the Holding Company Stockholders’ Agreement, as noted above in the discussion of the differences between the Bank’s Articles of Association and the Holding Company’s Articles of Incorporation.

Holding Company Stockholders’ Agreement

The Holding Company Stockholders’ Agreement will be entered into between the Holding Company and certain of the Investors in the 2011 Private Placement upon completion of the Reorganization. The Holding Company Stockholders’ Agreement provides certain rights to the Investors a party thereto that do not currently exist at the Bank level. See “INFORMATION ABOUT THE BANK – The 2011 Private Placement” beginning on page     . Specifically, the Investors who are party thereto have the right (among other rights) to:

—	nominate four (4) directors to serve on the Holding Company board (“Investor Designated Directors”);

—	appoint special non-voting observers to the board;

—	ensure that new or significant business of the board of directors is not considered ahead of the filling of any vacancy on the board of one of their nominated directors;

—

have Investor Designated Directors on each of the Executive, Compensation and Nominations Committees, subject to any required approvals, consents or non-objections of regulatory authorities, applicable exchange listing standards and independence requirements;

—	have non-voting board ‘observers’ for so long as such Investor maintains at least five percent (5%) of the Holding Company common stock acquired in the 2011 Private Placement;

—

exercise “tag-along rights” and “rights of first refusal” with respect to the proposed sale or purchase of any Holding Company common stock in a Qualified Public Offering (as defined in the Holding Company Stockholders’ Agreement); and

—	exercise “preemptive” rights to maintain their percentage ownership in the Holding Company in any proposed sale of Holding Company common stock.

The Holding Company Stockholders’ Agreement also details the procedures for the Holding Company to initiate further capital drawdowns from the Investors who are a party to that agreement. Such Investors are required to purchase additional shares of Holding Company common stock (or Series A Preferred Stock), based on their percentage ownership, up to a maximum additional drawdown amount of $100,000,000. Certain conditions for the use of such capital must be achieved for the Holding Company to make such a capital call under the Holding Company Stockholders’ Agreement; such as, for example, the call must be for at least $10,000,000 in capital, the executive committee of the Holding Company’s board of directors and the full board must have approved the purposes of the capital call, and all necessary regulatory approvals must have been obtained. Any future issuances of Holding Company common stock or Series A Preferred Stock under the terms of the Holding Company Stockholders’ Agreement, or otherwise, would be dilutive to existing Holding Company shareholders.

Notwithstanding the $10,000,000 minimum capital call requirements contained in the Holding Company Stockholders’ Agreement, and described above, the Holding Company may request a waiver of such minimum requirement from the Investors a party thereto. The Holding Company intends to request such a waiver (if required) in connection with its plan to conduct a limited private placement of common stock following completion of the Reorganization, in order to raise funds to pay the expenses incurred by the Holding Company related to the Reorganization, and to fund future operating expenses. See “THE REORGANIZATION – Expenses of Reorganization” beginning on page     .

Anti-takeover Provisions

Certain so-called “anti-takeover” provisions in the FBCA, and certain provision regarding the acquisition of bank holding company stock contained in the BHCA and the regulations of the Federal Reserve, will make it more difficult for a third-party to complete an unsolicited takeover or acquire control of the Holding Company without the consent of the Holding Company’s board of directors.

The following paragraphs contain a brief summary of the anti-takeover provisions that are not currently applicable to the Bank under the National Bank Act, but would be available to business corporations, such as the Holding Company, under the FBCA. However, in the case of a bank holding company (such as the Holding Company), the effects of these anti-takeover provisions, although important, are somewhat lessened because, under federal laws governing the acquisition of control of bank holding companies, any person or entity seeking to acquire “control” over a bank holding company (where a rebuttable presumption of “control” arises with the ownership of more than five percent (5%) of the voting stock of the Holding Company) will first be required to obtain approval from the Federal Reserve.

—

Affiliated Transactions. Subject to certain exceptions, the FBCA prohibits a Florida corporation from engaging in an “affiliated transaction” with an “interested shareholder” or with any affiliate of such shareholder unless, among other things, (i) the transaction is approved by two-thirds (2/3) of the corporation’s outstanding voting shares other than the shares owned by the interested shareholder, (ii) the transaction is approved by a majority of the corporation’s disinterested directors, or (iii) the corporation’s shareholders receive a “fair price” for their shares as such price is defined in the FBCA. For purposes of this statute, an “affiliated transaction” includes a merger or consolidation, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least five percent (5%) of the aggregate market value of the stock or assets of the corporation or at least five percent (5%) of its earning power, or the issuance or transfer of stock having a market value equal to at least five percent (5%) of the outstanding stock, the adoption of a plan of liquidation or dissolution, and certain other transactions involving an interested shareholder. An “interested shareholder” is any person who, subject to certain exceptions, is the beneficial owner of at least ten percent (10%) of the corporation’s outstanding voting shares. The FBCA further provides that a corporation may opt out of these provisions by including in its articles of incorporation a provision expressly electing not to be governed by these provisions. The Holding Company, by the terms of its proposed Articles of Incorporation (to be effective upon completion of the Reorganization) has not elected to opt out of these provisions.

The Holding Company Stockholders’ Agreement also prohibits the Holding Company and any of its subsidiaries from entering into certain transactions with or for the benefit of any of its affiliates, any stockholder or any “associate” of any stockholder (within the meaning of Rule 12b-2 under the Exchange Act) unless such transaction is on terms that are no less favorable to the Holding Company or its subsidiary than those that would have been obtained in a comparable transaction by the Holding Company or such subsidiary with an unrelated person. This provision is intended to supplement, but not to substitute or replace, the “affiliated transaction” provisions of the FBCA.

—

Control Share Acquisition Statute. Subject to certain exceptions, the FBCA allows shareholders of a Florida corporation to limit or eliminate the voting power of shares of that corporation that are acquired by any person or persons acting as a group in excess of twenty percent (20%) of the voting power in the election of directors. The FBCA provides that a corporation may opt out of these provisions by including, in its articles of incorporation, a provision expressly electing not to be governed by these provisions. The Holding Company, by the terms of its proposed Articles of Incorporation (to be effective upon completion of the Reorganization) has not elected to opt out of these provisions. These provisions may deter any shareholder from acquiring in excess of twenty percent (20%) of the outstanding voting stock of the Holding Company (but certain previously discussed provisions of the BHCA also limit this ability).

Right of Inspection

Shareholder List. The FBCA requires that a shareholders list (containing each shareholder’s name, address and the number of shares held) be made available for inspection by any shareholder or such shareholder’s agent or attorney beginning ten (10) days prior to any shareholders meeting and continuing through the conclusion of the meeting. The National Bank Act, and regulations promulgated thereunder, also requires the Bank to make a shareholders list available for inspection at any time by any shareholder or creditor during normal business hours, while the FBCA has no comparable provision (although a shareholder list can be inspected, if certain requirements are met, as described in the next paragraph).

Other Records. The National Bank Act does not provide for a shareholder’s right to inspect other business records of a bank. In contrast, the FBCA provides that a shareholder (or his or her agent or attorney) may inspect and copy certain records (including excerpts from shareholder and board committee meeting minutes, accounting records and a shareholders list) if the shareholder gives the corporation written notice of his or her demand at least five (5) business days before the date on which he or she wishes to inspect and copy, provided that: (i) the shareholder’s demand is made “in good faith and for a proper purpose”; (ii) the shareholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect; and (iii) the records are directly connected with the shareholder’s purpose. Additionally, under the FBCA, a shareholder may inspect certain records, including but not limited to the corporation’s articles of incorporation, bylaws, certain resolutions of the board of directors, and minutes of shareholders meetings, for any purpose whatsoever.

SHAREHOLDER PROPOSALS

If the Reorganization is completed, you will no longer be a shareholder of the Bank but you will be a shareholder of the Holding Company (unless you properly exercise your dissenters’ rights, as described in this proxy statement/prospectus). Therefore, any proposal that a shareholder of the Holding Company wishes to have presented at the first annual meeting of the Holding Company that takes place after the Reorganization, which will be held in 2013, must be submitted in accordance with its Bylaws. We urge you to send all proposals of this kind by certified mail, return receipt requested, to the attention of the Corporate Secretary, TGR Financial, Inc., 3560 Kraft Road, Naples, Florida 34105. Any proposal for consideration by shareholders at the Holding Company’s 2013 annual meeting must be delivered to or received by the Corporate Secretary not later than the following dates: (i) with respect to an annual meeting of shareholders, ninety (90) days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. For more information about the information that must be included in your proposal, please refer to the Holding Company Bylaws which are attached to this proxy statement/prospectus as Annex C.

EXPERTS

The consolidated financial statements of the Bank appearing in this proxy statement/prospectus have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the Reorganization, including the validity of the Holding Company’s common stock to be issued in the Reorganization, and the validity and enforceability of the Holding Company warrants, will be passed upon for the Bank and the Holding Company by Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, NE, Suite 3100, Atlanta, Georgia 30309.

Certain U.S. federal income tax consequences relating to the Reorganization will also be passed upon for the Bank and the Holding Company by Smith, Gambrell  & Russell, LLP, 1230 Peachtree Street, NE, Suite 3100, Atlanta, Georgia 30309.

WHERE YOU CAN FIND MORE INFORMATION

Holding Company Registration Statement

The Holding Company has filed with the SEC a registration statement on Form S-4 relating to the shares of Holding Company common stock and Holding Company warrants and stock options that will be issued in the Reorganization. This proxy statement/prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-4, including its exhibits. Statements contained in this proxy statement/prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, please see the filed copy of the agreement or document for a complete description thereof.

Bank Periodic and Current Reports

Prior to June 2012, the Bank was subject to the information reporting requirements of the Exchange Act and, in accordance with that law, filed reports, proxy statements and other information with the OCC. The Bank filings contain information about, among other things, the Bank’s business, operations, financial condition, management, security ownership, and other important information about the Bank. The Bank is no longer subject to the reporting requirements of the Exchange Act.

Reports, proxy statements and other information filed by the Bank, including the 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011, can be inspected and copied at the public reference facilities maintained by the OCC at the OCC Communications Division, located at 250 E Street, SW, Washington, D.C. 20219. You may also obtain copies of those reports and documents by contacting the OCC by telephone at (202) 874-5000.

Holding Company Periodic and Current Reports

The Holding Company is not currently subject to the reporting and information requirements of the Exchange Act. If the Reorganization takes place, the Holding Company will be subject to certain requirements under the Exchange Act and will, therefore, be required to file periodic reports, and other information with the SEC, in substantially the same manner and to the same extent as the Bank previously was required to file such reports and other information with the OCC.

Anyone may inspect records and reports filed with the SEC without charge at the public reference facilities of the SEC, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of such records from the SEC upon payment of the required fees, or on the SEC’s website at www.sec.gov. The Holding Company’s registration statement being filed in connection with the proxy statement/prospectus, and its other public filings, may also be reviewed on the SEC’s website at www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First National Bank of the Gulf Coast

We have audited the accompanying consolidated statements of financial condition of First National Bank of the Gulf Coast and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bank of the Gulf Coast and its subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Jacksonville, Florida

March 26, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of the accounting standard related to the presentation of comprehensive income as discussed in the section of Note 1 titled Retrospectively Adopted Accounting Pronouncements, as to which the date is June 28, 2012.

            Member of the RSM International network of independent accounting, tax and consulting firms.

First National Bank of the Gulf Coast and Subsidiary

Consolidated Statements of Financial Condition	As of December 31,

(dollars in thousands)	2011	2010

Assets:
Cash and due from banks	$9,950	$5,136
Interest earning balances due from banks	45,550	22,115
Federal funds sold	-	845

Total cash and cash equivalents	55,500	28,096

Securities available-for-sale	130,649	140,249
Federal Reserve Bank stock	1,922	994
Federal Home Loan Bank stock	449	183
Loans, net of allowance for loan losses $3,057 and $1,048, respectively	181,162	102,893
Loans held for sale	237	-
Premises and equipment, net	18,817	19,623
Other real estate owned	799	-
Accrued interest receivable	1,085	1,097
Goodwill and other intangibles	5,196	5,203
Other assets	512	929

Total assets	$396,328	$299,267

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing demand deposits	$23,151	$17,158
Interest-bearing liabilities:
Money market	90,649	39,449
NOW	74,356	140,289
Savings	33,218	14,476
Certificates of deposit $100,000 or more	55,086	20,969
Certificates of deposit under $100,000	14,093	14,449

Total deposits	290,553	246,790

Securities sold under agreements to repurchase	38,580	25,766

Total borrowings	38,580	25,766

Other liabilities	2,440	581

Total liabilities	331,573	273,137

Stockholders’ Equity:

Common stock, $5 par value; 50,000,000 shares authorized, 14,060,143 and 5,310,523 shares issued and outstanding, respectively	70,301	26,553
Additional paid-in capital	17,774	21,794
Accumulated deficit	(24,434)	(18,501)
Accumulated other comprehensive income (loss)	1,114	(3,716)

Total stockholders’ equity	64,755	26,130

Total liabilities and stockholders’ equity	$396,328	$299,267

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary	For the Years Ended December 31,
Consolidated Statements of Operations
(dollars in thousands, except per share data)	2011	2010

Interest income:
Loans	$7,417	$4,374
Investment securities	4,097	3,945
Interest bearing balances due from banks	319	208
Federal funds sold	-	31

Total interest income	11,833	8,558

Interest expense:
Deposits and repurchase agreements	2,537	3,162

Total interest expense	2,537	3,162

Net interest income	9,296	5,396
Provision for loan losses	2,726	1,764

Net interest income after provision for loan losses	6,570	3,632

Non-interest income:
Service charges and fees on deposit accounts	317	190
Title and closing services revenue	229	138
Gain on loans held for sale	47	85
Gain on sale of securities, net	607	1,448
Other non-interest income	78	27

	1,278	1,888

Non-interest expense:
Salaries and employee benefits	6,879	6,297
Occupancy and equipment	2,560	2,367
Professional fees	790	348
Data processing	399	189
Advertising, marketing, and business development	302	311
FDIC and OCC assessments	431	402
Other non-interest expense	1,151	1,002
Branch closing expense	1,269	-

	13,781	10,916

Loss before income taxes	(5,933)	(5,396)

Provision for income taxes	-	-

Net operating loss	$(5,933)	$(5,396)

Basic and diluted operating loss per common share	$(0.55)	$(1.02)

Basic and diluted weighted average number of shares outstanding	10,886,427	5,310,496

First National Bank of the Gulf Coast and Subsidiary	For the Years Ended December 31,
Consolidated Statements of Comprehensive Income	2011	2010

Net operating loss	$(5,933)	$(5,396)
Other comprehensive income, net of tax:
Unrealized holding gains (losses) arising during the period	5,437	(2,041)
Less: Reclassification adjustment for (gains) losses recognized in earnings	(607)	(1,448)

Total other comprehensive income, net of tax:	4,830	(3,489)

Net comprehensive loss	$(1,103)	$(8,885)

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary

Consolidated Statements of Stockholders’ Equity

(dollars in thousands)	Common Shares	Common Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Compre- hensive Income (Loss)	Total

Balance, December 31, 2009	5,310,467	$26,552	$21,793	$(13,105)	$(227)	$35,013

Stock sale:
Pursuant to warrant exercise	56	1	1			2
Net loss				(5,396)		(5,396)
Change in net unrealized gain (loss) on securities, net of reclassification and income tax					(3,489)	(3,489)

Balance, December 31, 2010	5,310,523	$26,553	$21,794	$(18,501)	$(3,716)	$26,130

Stock sale:
Pursuant to private placement	8,089,731	$40,449	$(3,832)			36,617
Pursuant to rights offering	659,889	3,299	(188)			3,111
Net loss				(5,933)		(5,933)
Change in net unrealized gain (loss) on securities, net of reclassification and income tax					4,830	4,830

Balance, December 31, 2011	14,060,143	$70,301	$17,774	$(24,434)	$1,114	$64,755

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary	For the Years Ended December 31,
Consolidated Statements of Cash Flows
(dollars in thousands)	2011	2010
Cash Flows From Operating Activities
Loss from operations	$(4,664)	$(5,396)
Branch closing expense	(1,269)	-

Net loss	(5,933)	(5,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	2,726	1,764
Premium amortization and discount accretion on securities, net	812	482
Depreciation and amortization of premises and equipment	1,159	1,079
Amortization of net deferred loan costs	274	237
Origination of loans held for sale	(4,250)	(6,370)
Proceeds from sales of loans held for sale	4,060	6,455
Gain on sales of loans held for sale	(47)	(85)
(Gain)/loss on sales of fixed assets	25	(5)
Gain on sales of securities available for sale	(607)	(1,448)
Amortization of purchase accounting adjustments	(208)	(447)
Amortization of intangibles	7	7
Net change in:
Accrued interest receivable	13	(689)
Other assets	414	332
Other liabilities	1,859	(137)

Net cash used in operating activities	304	(4,221)

Cash Flows From Investing Activities
Purchase of premises and equipment	(380)	(2,354)
Proceeds from the sale of premises and equipment	3	73
Purchase of Federal Home Loan and Federal Reserve Bank stock	(1,412)	(107)
Redemption of Federal Reserve Bank stock	219	141
Purchase of securities available for sale	(61,474)	(230,674)
Proceeds from maturities, calls and principal repayments of securities available for sale	32,996	36,548
Proceeds from the sale of securities available for sale	42,703	84,561
Originations and principal collections on loans, net	(81,932)	(66,119)

Net cash used in investing activities	(69,277)	(177,931)

Cash Flows From Financing Activities
Net increase in deposits	43,835	160,660
Net increase in securities sold under agreements to repurchase	12,814	25,766
Proceeds from rights offering	3,111	2
Net proceeds from private placement sale of stock	36,617	-

Net cash provided by financing activities	96,377	186,428

Net increase in cash and cash equivalents	27,404	4,276
Cash and cash equivalents:
Beginning of period	28,096	23,820

End of period	$55,500	$28,096

Supplemental Disclosures of Cash Flow Information
Cash: Cash payments for interest	$2,468	$3,025
Non-cash: Loans transferred to other real estate owned	$799	$-

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Description of Business and Summary of Significant Accounting Policies

Description of business: First National Bank of the Gulf Coast (the “Bank”) commenced operations on October 23, 2009, as a federally chartered commercial bank in the State of Florida, operating under its original name, Panther Community Bank, N.A. (“Panther”). Effective October 23, 2009, Panther acquired First National Bank of the Gulf Coast (in organization) (“First National”); and immediately thereafter Panther changed its name to First National Bank of the Gulf Coast. The acquisition was accounted for as a reverse acquisition.

The Bank provides a full range of banking services to individual and corporate customers from its branch locations in Southwest Florida. All of the Bank’s activities relate to community banking and accordingly, the Bank has a single reportable segment.

Basis of presentation: The consolidated financial statements present the years ended December 31, 2011 and 2010. The financial statements include the accounts of First National Bank of the Gulf Coast and its wholly-owned subsidiary, First National Title and Closing Services, Inc. (“First National Title”), an entity formed to issue third-party title insurance and provide loan closing services. First National Title has not had significant operations or activity to date. Significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting policies generally accepted in the United States of America and general practices within the financial services industry.

Use of estimates: In preparing the financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the near term include the allowance for loan losses, the valuation of deferred tax assets, impairment of goodwill and intangibles, and the fair values of financial instruments.

Cash and cash equivalents: Cash and cash equivalents includes cash on hand and amounts due from banks, including cash items in process of clearing, interest earning balances due from banks and federal funds sold. The Bank may be required to maintain reserve balances with the Federal Reserve Bank. The reserve balances required at December 31, 2011 and 2010, were $0 and $9.2 million, respectively. Cash flows from loans and deposits are reported net.

Securities available for sale: The Bank invests in debt securities. Management determines the appropriate classification of securities at the time they are acquired and evaluates the appropriateness of the classification at each balance sheet date. The Bank does not engage in securities trading activities and no securities are classified as trading securities. Securities available for sale consist of debt securities not classified as held to maturity or trading and are carried at fair value. Unrealized holding gains and losses on securities available for sale are excluded from earnings and reported as a separate component of stockholders’ equity, net of tax.

The amortization of premiums and accretion of discounts, computed by the interest method over the contractual lives of the related securities, are recognized in interest income. Realized gains and losses on the sale of securities are recorded in earnings on the trade date and are determined on the specific identification basis.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

Investments are considered for impairment when the fair value is less than amortized cost. In assessing whether the impairment of a security is considered to be other than temporary, the Bank evaluates, among other factors, the magnitude and duration of the decline in fair value, the financial condition of and business outlook for the issuer, the Bank’s intent and ability to retain its investment for a period of time sufficient to allow for any anticipated recovery in value and whether the Bank will more likely than not be required to sell the security before recovery of its amortized cost basis. Once a decline in fair value is determined to be other than temporary, securities are written down to fair value, an impairment charge is recorded in earnings and a new cost basis in the investment is established.

Federal Home Loan Bank and Federal Reserve Bank stock: The Bank, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta system and of the Federal Reserve Bank, is required to maintain an investment in capital stock of the FHLB and the Federal Reserve Bank. FHLB and Federal Reserve Bank stock are carried at cost. No ready market exists for this stock and it has no quoted market value. Management evaluates FHLB and Federal Reserve Bank stock for impairment based on the ultimate recoverability of its cost basis.

Loans: Loans originated during the period are stated at the amount of unpaid principal, reduced by deferred loan origination fees, net of direct loan origination costs, and an allowance for loan losses.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Past due status is based on contractual terms of the loans. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans is accounted for on the cash or cost-recovery basis until the loans qualify for return to accrual status. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectability of the loan is no longer in doubt.

Loans are considered impaired when, based on current information and events, it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans such as consumer and residential mortgage loans may be collectively evaluated for impairment.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized, using the effective interest method, as an adjustment of the related loan’s yield over the contractual life of the loans. Commitment fees that are based upon a percentage of a customer’s unused line of credit and fees related to standby letters of credit are recognized over the commitment period, using the straight-line method.

A loan is classified as a troubled debt restructured loan when a borrower is experiencing financial difficulties that lead to a restructuring and the Bank grants a concession it would not otherwise consider. Concessions may include rate reductions, extensions of maturities or other potential actions intended to minimize potential losses.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.       Summary of Significant Accounting Policies (Continued)

Troubled debt restructurings, by definition, are impaired loans. As such, they are measured on a loan-by-loan basis (or in pools of similar characteristics) by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Allowance for loan losses: The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The Bank performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A loan is considered impaired if it is probable that the Bank will be unable to collect all amounts due according to the contractual loan agreement. A specific reserve may initially be established for each loan based upon impairment analyses when it is the Bank’s expectation principal will be collected. While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary.

The allowance consists of specific and general components. Specific reserves may be established for loans that management has determined to be impaired. The general component is determined by major loan category based on historical loss experience adjusted for the aforementioned qualitative factors and in certain cases, peer data.

We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of loans that may pose a risk of loss. Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the statement of operations, are made periodically to maintain the allowance at an appropriate level to absorb losses incurred in our portfolio based on management’s analysis of collectability. Any loan losses and recoveries would be charged or credited directly to the allowance. The Bank maintains a component of the allowance for three categories of real estate secured loans in our portfolio – residential (first mortgage, second mortgage and home equity lines of credit), commercial real estate loans and construction/other real estate loans, and two other categories, commercial and industrial, and consumer loans. The Bank uses a loan loss reserve model that incorporates loan risk rating, peer group default data, and historical loss experience. As the Bank matures and develops meaningful historical data, priority and weighting will shift away from peer data toward predominately historical default rates.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

Under our loan risk rating system, each loan is risk rated between one and nine by the originating loan officer, credit management, loan review or loan committee. Loans rated one represent those loans least likely to default and a loan rated nine represents a loss. Estimated loan default factors are multiplied by individual loan balances for each loan type to determine an appropriate level of allowance by loan type. This approach is applied to all components of the loan portfolio. The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of our loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element for the commercial, commercial real estate, and residential real estate loan components. To determine our macroeconomic factors, we use specific economic data that has a statistical correlation with loan losses. We review this data quarterly to determine that such a correlation continues to exist. Additionally, the macroeconomic factors are reviewed quarterly in order to conclude they are appropriate based on current economic conditions. Other qualitative factors considered include, but are not limited to: recent loan loss trends, changes in portfolio composition, concentrations of credit, changes in the Bank’s risk profile, current interest rates and local economic conditions and trends. Based on present information, we consider our allowance for loan losses to be appropriate. Our judgment about the appropriateness of the allowance is based on a number of assumptions about future events which we believe to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.

Loans acquired through transfer or business combination: Loans acquired through the completion of a transfer are initially recorded at fair value with no valuation allowance for credit losses. Credit discounts representing the principal losses expected over the lives of the loans are a component of the initial fair value. Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans, however, the Bank records a provision for loan losses only when the required allowance exceeds any remaining credit discounts. The remaining differences between the purchase price and the unpaid principal balance at the date of acquisition are recorded in interest income over the life of the loans using the interest method.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years

Building	39.5
Leasehold improvements	10 - 10.6
Furniture, fixtures and office equipment	5 - 10
Computer equipment	3 - 5
Automobiles	3

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease terms. The Bank establishes salvage values equal to 25% of the original cost on automobiles.

Goodwill and other intangible assets: Goodwill and indefinite lived intangibles recognized in business combination transactions are not amortized, but are evaluated at least annually for impairment. Other intangible assets with finite lives are amortized over their expected useful lives using the straight line

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

method and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment exists when the carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. The first step includes the determination of the carrying value of the Bank’s single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. The Bank’s annual impairment analysis as of December 31, 2011, indicated that the fair value of the reporting unit exceeded its carrying amount. Consequently, the second step to the impairment test was not necessary.

Income taxes: The Bank files a consolidated federal tax return. Deferred taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the bases of assets and liabilities for income tax and financial reporting purposes. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in the valuation allowance are included in the Bank’s tax position within the period of change. In determining whether a valuation is warranted, the Bank evaluates factors such as expected future earnings and tax strategies.

Tax benefits are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Interest and penalties on income taxes are recognized as a component of income tax expense.

Stock-based compensation: The compensation cost relating to share-based payment transactions, based on the fair value of the equity or liability instruments issued, is recognized in the financial statements as compensation expense. The cost of employee services received in exchange for stock options is measured based on the grant-date fair value of the awards, and is recognized over the period the employee is required to provide services for the award. The Bank estimates the fair value of stock options using a lattice model.

Fair value measurements: Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.

Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

Level I – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

Level II – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level III – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, the Bank uses a variety of valuation techniques when estimating fair value. See Note 19 for further disclosure about fair value measurements.

Loss per share: Basic loss per share represents the net loss divided by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per share reflects additional, potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to earnings that would result from the assumed issuance, using the treasury stock method. Potentially dilutive common shares that may be issued by the Bank include outstanding stock options and warrants.

Subsequent events: Management has evaluated subsequent events through the date the financial statements were issued.

Recent accounting pronouncements: In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06 “Fair Value Measurements and Disclosures – Improving Disclosures About Fair Value Measurements,” that requires new disclosures and clarifies certain existing disclosure requirements related to fair value measurement. The update requires new disclosures for transfers in and out of Levels I and II fair value measurements, as well as a description of the reasons for the transfers. In addition, the update requires enhanced disclosure of Level III fair value measurement activity. Finally, the update provides amendments that clarify existing disclosures about the level of disaggregation of data and input and valuation techniques used to measure fair value on both a recurring and nonrecurring basis. The new disclosures and clarifications of existing disclosures are effective for reporting periods beginning after December 15, 2009, except for the disclosure of certain Level III activity, which is effective for periods beginning after December 15, 2010. The update did not have a significant impact on the Bank’s financial position or results of operations.

In July 2010, the FASB issued an ASU No. 2010-20, “Receivables: Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The objective of this ASU is for an entity to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. An entity should provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The ASU makes changes to existing

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

disclosure requirements and includes additional disclosure requirements about financing receivables, including credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables, the aging of past due financing receivables at the end of the reporting period by class of financing receivables, and the nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. The Bank adopted this ASU for the year ended December 31, 2010. The adoption of the ASU was disclosure-related only.

In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring” to amend previous guidance with respect to troubled debt restructurings. This updated guidance is designed to assist creditors with determining whether or not a restructuring constitutes a troubled debt restructuring. In particular, additional guidance has been added to help creditors determine whether a concession has been granted and whether a debtor is experiencing financial difficulties. Both of these conditions are required to be met for a restructuring to constitute a troubled debt restructuring. The amendments in the update are effective for the first interim period beginning on or after June 15, 2011, and will be applied retrospectively to the beginning of the annual period of adoption. The provisions of this update did not have a material impact on the Bank’s financial position or results of operations.

In April 2011, the FASB issued ASU No. 2011-03 “Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. The amendments in this ASU also eliminate the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Bank will adopt the methodologies prescribed by this ASU by the date required. The Bank is still evaluating the impact on its financial position and results of operations.

In May 2011, the FASB issued ASU No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” The amendments in this ASU generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRSs”). The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Bank will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, “Testing Goodwill for Impairment”. The ASU provides the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the results of the qualitative analysis indicate it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step impairment test, which is

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

required under current U.S. GAAP, would not be necessary. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The Bank will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

In December 2011, FASB issued an update ASU No. 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05”, to defer the effective date for those changes related to the presentation of reclassifications of items out of accumulated other comprehensive income. While FASB continues to deliberate whether the reclassification adjustments should be presented on the face of the financial statements, reclassifications out of accumulated other comprehensive income should be reported in accordance with presentation requirements in effect prior to FASB’s update. The adoption of the update will impact disclosures only and is not expected to have a material impact on the financial position or results of operations of the Bank.

Retrospectively Adopted Accounting Pronouncements: In June 2011, the FASB issued ASU No. 2011-05 “Amendments to Topic 220, Comprehensive Income.” Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Effective January 1, 2012, the Bank retrospectively adopted ASU 2011-05 and applied the requirements to prior periods presented. The adoption of ASU 2011-05 impacted the presentation as described above but had no impact on the Bank’s financial position or results of operations.

Reclassifications: Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or stockholders’ equity.

Note 2. Business Combinations

On October 23, 2009, Panther completed its acquisition of First National Bank and immediately thereafter changed its name to First National Bank of the Gulf Coast. Panther was a full service commercial bank located in Lehigh Acres, Florida. The directors and organizers of First National viewed the business combination as a unique opportunity to establish a banking presence in southwest Florida. The value assigned to Panther was derived from its active national bank charter, access to deposit insurance and its strong asset quality. The acquisition was effected by the exchange of 100% of the outstanding common stock of Panther and 100% of the outstanding common stock of First National for common stock of the surviving entity. Former shareholders of First National received one share of stock of the surviving entity for each share of First National stock owned. Former shareholders of Panther

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 2.      Business Combinations (Continued)

received 1.32 shares of stock of the surviving entity for each share of Panther stock owned. This transaction was determined to be a reverse acquisition, and accounted for accordingly using the acquisition method. Under the acquisition method of accounting, the assets and liabilities of Panther were recorded at their respective fair values as of October 23, 2009. Adjustments to fair value will be amortized or accreted into income over the estimated lives of the related assets and liabilities. Goodwill of $3,876,000 and other intangible assets of $1,200,000 were recorded in conjunction with the business combination and are not expected to be deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition (dollars in thousands):

	Panther Community Bank N.A.	Purchase Accounting Adjustments		First National Bank of the Gulf Coast
Assets:
Cash and cash equivalents	$6,547			$6,547
Securities available for sale	15,253			15,253
Federal Home Loan Bank Stock				-
and other securities	503			503
Loans, net	32,108	(868)	(1)	31,240
Fixed assets	329			329
Goodwill and other intangible assets		5,076	(2)	5,076
Other	1,979			1,979

Total assets acquired	56,719	4,208		60,927

Liabilities:
Deposits	43,662	423	(3)	44,085
Other liabilities	100			100

Total liabilities assumed	43,762	423		44,185

Net assets acquired	$12,957

Total consideration paid for Panther Community Bank, N.A.				16,742
Net assets acquired				(12,957)

Consideration in excess of book value				$3,785

Explanation of certain fair value adjustments

(1)

The adjustment represents the adjustment of the book value of Panther’s loans to their estimated fair value based on expected cash flows and includes a component related to credit risk. See Note 5 – Loans, Allowance and Asset Quality, for discussion of credit deterioration at acquisition date.

(2)	The adjustment represents the value of goodwill and other identifiable intangible assets with indefinite lives associated with the transaction.
(3)	The adjustment represents the increase to book value of Panther’s time deposit portfolio to estimated fair value based on market rates at acquisition and expected cash flows.

Effective with the combination, certain merger related expenses were recorded. Total merger related expense was approximately $2.6 million. The largest components were professional, legal and regulatory fees, incremental cost and accelerated vesting of replacement stock options, and de-conversion costs associated with migrating banking platforms. These components represent 72% or $1.9 million of the total. First National had no operations prior to the business combination, thus no pro forma information is presented. Information about the results of Panther’s operations subsequent to the date of the acquisition are not practicable to provide as Panther’s operations have been fully integrated with those of the Bank and separate operating results for Panther are no longer maintained.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 2.      Business Combinations (Continued)

The fair values assigned to assets acquired and liabilities assumed are estimates and are subject to adjustment for a period of up to one year from the acquisition date.

Note 3.      Capital Transactions

On April 29, 2011, the Bank concluded a multi-party private placement of securities with a total of ten institutional investors and their affiliates and eight accredited investors (the “Private Placement”). A total of 8,089,731 shares of the Bank’s common stock were issued and sold in the Private Placement at $5.00 per share. The Private Placement consisted of an initial draw of approximately $40.4 million of committed capital, yielding approximately $36.6 million after issuance costs. The investors in the Private Placement are committed to purchase a total of at least $148 million (including the initial investment) in common stock of the Bank or affiliates of the Bank in future rounds of financing. Subsequent issuances of common stock beyond the initial drawdown in the Private Placement will be dependent upon (i) the Bank’s capital needs with respect to supporting its growth strategies, including organic growth and potential acquisitions of open banks and of failed banks in transactions assisted by the FDIC, and (ii) regulatory and shareholder approvals, if required.

On June 29, 2011, the Bank filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 with the OCC. There were 5,412,523 common shares registered for sale on the registration statement at a price of $5.00 (the “Rights Offering”). The registration statement was declared effective on September 16, 2011 by the OCC. Certain eligible shareholders exercised rights in the Rights Offering to purchase 659,889 shares for gross proceeds of $3.3 million. The Rights Offering expired on November 15, 2011. After offering costs, the net proceeds to the Bank were $3.1 million.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Securities

The amortized cost and fair value of securities available for sale at December 31, 2011 and 2010, respectively, are summarized as follows (dollars in thousands).

December 31, 2011:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Securities Available for Sale
U.S. Government agencies and government sponsored entities	$32,346	$103	$58	$32,391
Agency mortgage backed securities	44,091	327	10	44,408
Agency collateralized mortgage obligations	17,620	154	41	17,733
State, county and municipal	30,028	1,099	180	30,947
Corporate bonds	5,450	22	302	5,170

Total	$129,535	$1,705	$591	$130,649

December 31, 2010:
Securities Available for Sale
U.S. Government agencies and government sponsored entities	$26,995	$21	$998	$26,018
Agency mortgage backed securities	67,667	45	1,915	65,797
Agency collateralized mortgage obligations	12,289	93	65	12,317
State, county and municipal	34,014	191	1,066	33,139
Corporate bonds	3,000	7	29	2,978

Total	$143,965	$357	$4,073	$140,249

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2011 and 2010, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (dollars in thousands).

	Less than Twelve Months		Over Twelve Months		Total
December 31, 2011:	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

U.S. Government agencies and government sponsored entities	$58	$8,258	$-	$-	$58	$8,258
Agency mortgage backed securities	10	4,218	-	-	10	4,218
Agency collateralized mortgage obligations	41	3,332	-	-	41	3,332
State, county and municipal	180	9,004	-	-	180	9,004
Corporate bonds	237	2,713	65	1,935	302	4,648

	$526	$27,525	$65	$1,935	$591	$29,460

December 31, 2010:
U.S. Government agencies and government sponsored entities	$998	$22,995	$-	$-	$998	$22,995
Agency mortgage backed securities	1,915	59,509	-	-	1,915	59,509
Agency collateralized mortgage obligations	65	4,681	-	-	65	4,681
State, county and municipal	1,066	21,317	-	-	1,066	21,317
Corporate bonds	29	2,471	-	-	29	2,471

	$4,073	$110,973	$-	$-	$4,073	$110,973

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Securities (Continued)

At December 31, 2010, there were no U.S. treasury securities, 14 U.S. agency securities, 34 mortgage-backed agency securities, 30 state, county, and municipal securities, and four corporate bonds with an unrealized loss. Of the 82 securities with an unrealized loss at December 31, 2010, 57 securities were in an unrealized loss for two months or less and of the remaining 25, only two securities were in a loss position greater than six months. Management has the intent to hold the securities until they mature and it is not more likely than not that the Bank will be required to sell any of the securities in an unrealized loss position before recovery in value. The unrealized losses are considered by management to be temporary.

As of December 31, 2011, a total of twenty-five investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely proportional to interest rates, i.e., higher market interest rates cause lower fair values. Since December 2010, market interest rates have fallen, reducing the aggregate level of unrealized losses. Unrealized losses, by security type, as of December 31, 2011, are further described below.

As of December 31, 2011, seven U.S. government agency securities were in unrealized loss positions. All bonds were issued by SBA. Since all seven bonds were AAA rated and no bond had remained in a loss position for longer than eight consecutive months, management concluded that the unrealized losses within the agency securities were not other-than-temporary.

As of December 31, 2011, two mortgage-backed securities were in unrealized loss positions. Since the bonds were issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”), and no bond had remained in a loss position for longer than three consecutive months, management concluded that the unrealized loss within the mortgage-backed securities were not other-than-temporary. As of December 31, 2011, one floating rate, collateralized mortgage obligation was in an unrealized loss position. Since the bond was issued by the Government National Mortgage Association (“GNMA”) and had remained in a loss position for only seven consecutive months, management concluded that the unrealized loss within the floating rate collateralized mortgage obligation was not other-than-temporary. As of December 31, 2011, one fixed rate, collateralized mortgage obligation was in an unrealized loss position. Since the bond was also issued by GNMA and had remained in a loss position for only two consecutive months, management concluded that the unrealized loss within the fixed rate collateralized mortgage obligation was not other-than-temporary.

As of December 31, 2011, six corporate bonds were in unrealized loss positions. On September 21, 2011, the Bank of America corporate security was downgraded by Moody’s to Baa1. This bond had remained in a loss position for twenty consecutive months and management performed an OTTI assessment as of year end. Based on strong fourth quarter earnings, a credit assessment, the fact that the issuer had not defaulted, and the Bank’s ability to hold this investment to maturity, management concluded that the unrealized loss within this security was not other-than-temporary. A senior, unsecured corporate bond issued by General Electric Capital Corp. had remained in a loss position for fourteen consecutive months, triggering an OTTI assessment. The bond credit ratings have been stable: Moody’s Aa2, Standard & Poor’s AA+. The bond’s small unrealized loss of -2%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to hold this investment three years to maturity in 2015, led management to conclude that the unrealized loss within this security was not other-than-temporary. A fixed-to-floating corporate bond issued by Goldman Sachs Group Inc. had remained in an unrealized loss position for thirteen consecutive months, also triggering an OTTI assessment. On November 29, 2011,

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Securities (Continued)

Standard & Poor’s reviewed its ratings on 37 of the largest financial institutions in the world, including Goldman Sachs. The Goldman Sachs credit rating was changed from A to A-. The bond’s small unrealized loss of -3%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to hold this investment five years to maturity in 2017, led management to conclude that the unrealized loss within this security was not other-than-temporary. The other three corporate bonds in unrealized loss positions had persisted for six, four, and four months, respectively. Again, management concluded that the unrealized losses within the corporate securities were not other-than-temporary.

As of December 31, 2011, one tax-free municipal bond was in an unrealized loss position. Since the bond was rated Aa1 by Moody’s and had remained in a loss position for only one month, management concluded that the unrealized loss within the tax-free municipal bond was not other-than-temporary. As of December 31, 2011, seven taxable municipal bonds were in unrealized loss positions. Since all seven bonds had remained in a loss position for only one month, management concluded that the unrealized losses within the taxable municipal securities were not other-than-temporary. Management employs multiple techniques to assess the underlying credit quality of the bonds in the municipal portfolio. Pre-purchase, the bonds are analyzed geographically to avoid regions of the country which concern management, e.g., California. Post-purchase, management checks Moody’s credit rating by issue to detect downgrades. Sterne Agee generates CORE reports for General Obligation municipal bonds. Next, management reviews the most recent financial statements of each municipal issue. Finally, the Credit department performs an annual review of the demographics of each state or municipality to reveal negative trends. These assessments revealed no credit quality concerns.

On an annual basis, the OTTI Policy requires the Bank’s Treasurer to review the audited financial statements of the FHLB of Atlanta to evaluate impairment of our FHLB stock. Audited financial statements for 2011 indicate FHLB Atlanta is profitable, with adequate liquidity. As a result, management concluded that the FHLB stock held to maturity is not impaired.

Therefore, as of December 31, 2011, management had the intent to hold all securities until they mature and concluded that it is not more likely than not that the Bank will be required to sell any of the securities in an unrealized loss position before they recover in value.

The amortized cost and fair value of securities at December 31, 2011 and 2010, respectively, by contractual maturity, are shown below (dollars in thousands).

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Securities (Continued)

	Securities Available for Sale
December 31, 2011:	Amortized Cost	Fair Value

Due within one year	$1,432	$1,429
Due after one year through five years	57,151	57,244
Due after five years through ten years	37,073	37,432
Due over ten years	33,879	34,544

Total	$129,535	$130,649

December 31, 2010:
Due within one year	$-	$-
Due after one year through five years	21,438	21,178
Due after five years through ten years	78,637	76,430
Due over ten years	43,890	42,641

Total	$143,965	$140,249

Mortgage backed securities are included in the table above based on their contractual maturities.

During the year ended December 31, 2011, the Bank sold securities with gross gains of $686,000 and four securities with losses of $79,000. During the year ended December 31, 2010, the Bank sold securities with gross gains of $1.5 million and one security with a loss of $19,000.

At December 31, 2011 and 2010, respectively, securities with a carrying value of $24.5 million and $41.5 million were pledged to the State of Florida as collateral for deposits of public entities. At December 31, 2011 and 2010, respectively, securities with a carrying value of $40.3 million and $29.5 million were pledged as collateral for securities sold under agreements to repurchase. At December 31, 2011, one security with a carrying value of $0.2 million was pledged to SunTrust Bank as collateral for a customer letter of credit.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses

The composition of net loans is as follows at December 31, 2011 and 2010, respectively (dollars in thousands).

	As of December 31,
	2011		2010
Commercial real estate	$82,615	45%	$54,943	53%
Construction loans	17,083	9%	3,531	3%
Commercial and industrial	16,800	9%	12,912	13%
Home equity lines of credit	4,453	3%	4,592	4%
Residential single family (includes loans held for sale, $237 and $0, respectively)	38,793	21%	14,689	14%
Residential multifamily	8,019	4%	2,923	3%
Consumer installment loans	15,942	9%	10,124	10%

	183,705	100%	103,714	100%

Less purchase discount	(330)		(467)

	183,375		103,247

Plus net deferred loan origination costs	1,081		694
Less allowance for loan losses	(3,057)		(1,048)

Net loans	$181,399		$102,893

The purchase discounts in the above table depict the remaining fair value adjustments for credit and market rate risk recorded as of October 23, 2009 for loans acquired in the merger between Panther and First National. Portions related to market rates are being accreted into income, under the interest method, as a yield adjustment over the life of the underlying loans.

Loan Origination/Risk Management

The Bank has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. Management evaluates credit risk on the following portfolio segments:

Commercial Real Estate Loans:  The Bank’s goal is to originate and maintain a high quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Bank. Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the underlying property. Secondarily, the Bank looks to the underlying collateral as a means of repayment. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

Construction Loans:  The Bank defines construction loans as loans where the loan proceeds are controlled by the Bank and used exclusively for the improvement of residential or commercial real estate in which the Bank holds a mortgage. These loans generally must be supported by an adequate “as completed” value of the underlying project. In addition to the underlying project, the financial history of the borrower weighs significantly in determining approval. The repayment of these loans is typically through permanent financing upon completion of the construction. Real estate construction loans are inherently more risky than loans on completed properties due to the unimproved nature and the financial risks of construction. Due to the inherent risk in this type of loan, they are subject to industry specific policy guidelines outlined in the Bank’s Loan Policy and are monitored closely.

Commercial and Industrial Loans:  Commercial credit is extended primarily to middle market customers. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition loans and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a substantial amount by the businesses’ majority owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Residential Single and Multifamily Loans:  The Bank originates fixed and adjustable rate residential real estate loans secured by one to four and, on a very limited basis, multifamily dwellings. First mortgage loan terms range from five to thirty years. In deciding whether to make a residential real estate loan, we consider the qualifications of the borrower as well as the value of the underlying property. The Bank typically sells the majority of our newly originated fixed-rate residential real estate loans and holds the adjustable rate residential real estate loans in portfolio. On a very limited basis, however, the Bank may occasionally hold fixed-rate residential loans with 15 and 30 year maturities.

Residential mortgages that are sold generally have recourse obligations if any of the first four payments become past due over 30 days under certain investor contracts and over 90 days under other investor contracts. The Bank may also be required to repurchase mortgages that do not conform to FNMA or FHLMC underwriting standards or that contain critical documentation errors or fraud. The Bank only originates for sale mortgages that conform to FNMA or FHLMC underwriting guidelines. The Bank has not sustained any recourse-related losses in its mortgage program. No recourse liability was recorded for these mortgages.

Consumer Installment Loans (including Home Equity Lines of Credit):  The Bank originates direct and indirect consumer loans. They mostly include residential home equity loans and lines, automobile and light duty truck loans, lot loans and personal lines of credit, secured and unsecured. Each loan type has a separate underwriting matrix including but not limited to debt to income ratio, term requirements, type of collateral and loan to collateral value, credit history and relationship with the borrower.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

Allowance For Loan Losses

The following table illustrates certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for years ended December 31, 2011 and 2010, respectively, (dollars in thousands).

	For the Year Ended December 31, 2011

	Balance 12/31/2010	Provision	Charge Offs	Recoveries	Balance 12/31/2011	Loan Balances Outstanding	Percent of Loans

Loans Originated Post Merger:

Residential single & multifamily	$122	$276	$-	$-	$398	$45,743	25%
Commercial real estate	528	(43)	-	-	485	65,751	36%
Construction loans	26	578	-	-	604	16,333	9%
Commercial and industrial	105	116	-	-	221	16,391	9%
Consumer and other	98	112	79	4	135	15,624	8%

FMV of Loans Acquired:

Commercial real estate	169	1,349	596	-	922	16,621	9%
Residential, consumer and other	-	338	46	-	292	6,912	4%

Total	$1,048	$2,726	$721	$4	$3,057	$183,375	100%

	For the Year Ended December 31, 2010

	Balance	Provision	Charge	Recoveries	Balance	Loan	Percent

Loans Originated Post Merger:

Residential single & multifamily	$25	$97	$-	$-	$122	$15,537	15%
Commercial real estate	111	417	-	-	528	35,669	35%
Construction loans	-	26	-	-	26	1,395	1%
Commercial and industrial	21	84	-	-	105	12,323	12%
Consumer and other	20	92	14	-	98	9,834	10%

FMV of Loans Acquired:

Commercial real estate	34	1,048	913	-	169	18,807	18%
Residential, consumer and other	-	-	-	-	-	9,682	9%

Total	$211	$1,764	$927	$-	$1,048	$103,247	100%

The unamortized purchase discounts (included in FMV of loans acquired above) were $330,000 and $467,000 at December 31, 2011 and 2010, respectively. While our allowance for loan losses as a percentage of loans was 1.66% and 1.01% at December 31, 2011 and 2010, respectively, inclusion of the unamortized purchase discount reflects total coverage at 1.84% and 1.46% of total loans outstanding at December 31, 2011 and 2010, respectively. The general loss reserve was $3.0 million as of December 31, 2011 and $1 million as of December 31, 2010. There were specific reserves of $90,000 on loans at December 31, 2011 and none at December 31, 2010. The increase in the general loss reserve was due to increases in net loans outstanding of $79 million, increased losses and deterioration on the acquired loans and the determination of loss factors for the period ended December 31, 2011.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

The below tables represent the loan portfolio, segmented by risk factors, as of December 31, 2011 and 2010, respectively (dollars in thousands).

As of December 31, 2011	Residential Single &	Commercial	Construction	Commercial and	Consumer
	Multifamily	Real Estate	Loans	Industrial	and Other	Total Loans

Loans Originated Post Merger:

1- Risk Free	$-	$-	$-	$359	$621	$980
2- Excellent	-	764	-	675	400	1,839
3- Good	974	15,539	4,047	2,726	579	23,865
4- Satisfactory	44,769	49,448	12,286	12,631	13,956	133,090
5- Watch	-	-	-	-	53	53
6- OLEM	-	-	-	-	-	-
7- Substandard	-	-	-	-	15	15
8- Doubtful	-	-	-	-	-	-

FMV of Loans Acquired:

1- Risk Free	-	-	-	-	-	-
2- Excellent	-	-	-	-	62	62
4- Satisfactory	5,393	13,039	750	395	255	19,832
5- Watch	-	2,743	-	-	-	2,743
6- OLEM	-	-	-	-	-	-
7- Substandard	-	364	-	-	-	364
8- Doubtful	57	475	-	-	-	532

Total	$51,193	$82,372	$17,083	$16,786	$15,941	$183,375

As of December 31, 2010	Residential Single &	Commercial	Construction	Commercial and	Consumer
	Multifamily	Real Estate	Loans	Industrial	and Other	Total Loans

Loans Originated Post Merger:

1- Risk Free	$-	$-	$-	$155	$538	$693
2- Excellent	-	154	-	-	71	225
3- Good	-	788	-	2,968	432	4,188
4- Satisfactory	15,537	34,727	1,395	9,200	8,793	69,652
5- Watch	-	-	-	-	-	-
6- OLEM	-	-	-	-	-	-
8- Doubtful	-	-	-	-	-	-

FMV of Loans Acquired:

1- Risk Free	-	-	-	-	-	-
2- Excellent	-	-	-	-	-	-
3- Good	-	-	-	-	-	-
4- Satisfactory	6,627	16,542	1,336	589	290	25,384
5- Watch	40	1,787	-	-	-	1,827
6- OLEM	-	-	-	-	-	-
7- Substandard	-	478	-	-	-	478
8- Doubtful	-	-	800	-	-	800

Total	$22,204	$54,476	$3,531	$12,912	$10,124	$103,247

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

The Bank applies internal risk ratings to all loans on a scale of 1 to 9. A description of the general characteristics of the nine risk grades are as follows:

1-Risk Free – Loans are of the highest quality. Very sound financial position, high liquidity, little or no leverage, strong capital position and cash flow, superior management, seasoned stable industry, unqualified audits. Refinancing is easily available at virtually any bank. Any loan fully secured by short term government or cash deposits.

2-Excellent – Sound financial position, good liquidity, modest leverage, good cash flow, experienced management and good trends in established business. Generally receive unqualified audits. Refinancing available at most banks. Real estate loans with strong loan to value and debt service coverage ratios. Marketable collateral values substantiated, strong and liquid.

3-Good – Good financial condition, liquidity and a history of earnings with indications that the trend will continue, typical of industry. Working capital or cash flow sufficient to repay debt as scheduled. Handles credit needs in a satisfactory manner. Real estate loans with acceptable loan to value and debt service coverage ratios. Marketable collateral values substantiated and adequate.

Secured loans granted to high net worth individuals with adequate liquidity to support the loans. Adequate liquidity will be calculated as cash and or marketable securities equal to the amount of the loan granted to the borrower.

4-Satisfactory – An established borrower that represents a reasonable credit risk. Satisfactory loans run from medium to lower medium quality range. Financial condition and performance is acceptable, but may be subject to significant fluctuations. During periods of economic downturn, the financial condition may become unstable. May include borrowers growing rapidly with high leverage. Secondary sources of repayment require significant attention and may include close monitoring of a borrowing base or comprehensive loan covenant protection. This category will frequently include loans that:

—	Require special monitoring of any kind, such as wholesale auto financing (floor plans).
—	Are guaranteed by an agency of the U.S. government such as the SBA.
—	Involve speculative construction of the collateral.
—	Involve an average borrower in a highly cyclical industry such as machine shops or construction.

5-Watch – Watch Loans identify borrowers who are significantly uncertain in their ability to maintain or improve their financial performance. Loans are of minimum acceptable quality. Financial condition is unstable and shows minimally acceptable support for credit accommodation. Historic financial performance may be inconsistent or uncertain. Borrower has demonstrated the ability to meet all contracted obligations; however, payments may at times be delayed. Secondary sources of repayment are adequate, but weakened somewhat by lack of liquidity or properly documented value.

This category will frequently include loans that:

—	Lack adequate successor management. Also, management expertise is limited to technical areas, while demonstrated weaknesses are found in finance or administration.
—	Involve administrative and handling costs which may be above average for the portfolio.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

—

Have no current financial statements and which are not fully secured by cash or marketable securities. Since an accurate assessment of an appropriate loan risk rating cannot be determined, the rating of 5 may be applied by default.

—	Have acceptable liquidity, but concentration in non-cash assets puts stress on solvency.
—	Have infrequent overdrafts which are quickly corrected.
—	Have temporary documentation or collateral weaknesses, such as failure to be named as lender loss payee on insurance.

  6-OLEM (Other Loans Especially Mentioned) – Loans are weak. They are exhibiting red flags or problem characteristics and downward trends, but the Bank remains adequately protected. Projected improvements in financial performance or condition are more optimistic than realistic. Weaknesses could develop into serious problems in the medium term (1-2 years). If not corrected, the Bank’s protected position could be jeopardized.

Examples include:

—	Adverse trends in obligor’s operations and deterioration in the balance sheet which have not reached the point where the liquidation of the debt is jeopardized.
—	Increasing leverage.
—	Deterioration in collateral margins.
—	Deterioration in liquidity.
—	Loans which are static and in need of a defined repayment program.
—	Loans which may be improperly structured, or poorly or inadequately documented.
—	Inadequate loan/credit information.

7-Substandard – Loans exhibit actual weaknesses which are clearly defined. The Bank is not adequately protected by both the apparent net worth and paying capacity of the borrower. Since the customer may not be able to service the loan obligations in the near future, repayment likely will come from asset sales/liquidation rather than from operating cash flow and a loss may be sustained. Loss potential does have to exist in every loan to be rated substandard. If the customer cannot generate adequate cash flow to service debt, a possibility of loss may exist due to heavy reliance on secondary or tertiary sources of repayment to liquidate the loan. Weakened financial condition or continued poor performance may include:

—	Inadequate cash flow.
—	Heavy leverage which jeopardizes liquidation of debt.
—	Illiquid or insolvent borrower.
—	Frequent overdrafts.
—	Persistent payment delinquency or principal reductions waived.
—	Restructured loans with reduced payments.
—	Uncorrected documentation or collateral deficiencies.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

8-Doubtful – Loans contain all the weaknesses described in an OLEM loan with the added characteristic that the weaknesses are so pronounced that the collection or liquidation in full of both principal and interest is highly questionable or improbable. Although the probability of loss is great, pending factors which may work to the advantage of the Bank keep the loan from being charged-down or charged-off.

Examples of pending factors include:

—	Imminent acquisition or merger.
—	Capital injection.
—	Perfection of liens on additional collateral.
—	Approval of refinancing plan with another creditor.
—	Completion of an updated appraisal or other collateral valuation.
—	Resolution of a legal issue.

9-Loss – Loans, or discrete portions thereof, are considered uncollectible and no longer warrant being carried as assets. Recovery may be possible, but the extent of recovery and time frame involved are uncertain at best. Financial condition of the customer indicates insolvency. Net worth of the customer and liquidation value of collateral, combined with associated costs, indicates that collection of outstanding balance is not likely in the foreseeable future.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

Below are the past due statistics, by portfolio segment, as of December 31, 2011 and 2010, respectively (dollars in thousands).

As of December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 + Days Past Due	Total Past Due	Current	Total Loans
Loans Originated Post Merger:
Residential single & multifamily	$-	$-	$-	$-	$45,743	$45,743
Commercial real estate	-	-	-	-	65,751	65,751
Construction loans	-	-	-	-	16,333	16,333
Commercial and industrial	-	-	-	-	16,391	16,391
Consumer and other	56	54	-	110	15,514	15,624

FMV of Loans Acquired:
Commercial real estate	-	-	-	-	16,621	16,621
Residential, consumer and other	100	57	-	157	6,755	6,912

Total Loans	$156	$111	$-	$267	$183,108	$183,375

As of December 31, 2010
Loans Originated Post Merger:
Residential single & multifamily	$-	$-	$-	$-	$15,537	$15,537
Commercial real estate	-	-	-	-	35,669	$35,669
Construction loans	-	-	-	-	1,395	$1,395
Commercial and industrial	-	-	-	-	12,323	$12,323
Consumer and other	54	-	-	54	9,780	$9,834

FMV of Loans Acquired:
Commercial real estate	-	-	800	800	18,007	$18,807
Residential, consumer and other	-	-	-	-	9,682	$9,682

Total Loans	$54	$-	$800	$854	$102,393	$103,247

Impaired loans totaled $1.1 million as of December 31, 2011. Charge offs relating to impaired loans totaled $639,000 for the year ended December 31, 2011. The Bank had specific reserves of $90,000 for a single home equity line of credit, deemed to be impaired at December 31, 2011. The Bank had two impaired commercial real estate loans totaling $1.3 million as of December 31, 2010. During 2010, the Bank charged off $913,000 related to these two loans. Of these two loans $478,000 is performing under a modified loan agreement with interest income recognized as earned. The other loan for $800,000 was on nonaccrual at December 31, 2010 and subsequently recorded as Other Real Estate Owned via foreclosure in 2011.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

The following is a summary of information pertaining to impaired loans (dollars in thousands).

	Residential			Commercial
	Single &	Commercial	Construction	and	Consumer
	Multifamily	Real Estate	Loans	Industrial	and Other	Total Loans

As of December 31, 2011:
Impaired loans without a valuation allowance	$ 93	$ 855	$ -	$ -	$ 74	$ 1,022
Impaired loans with a valuation allowance	100	-	-	-	-	100

Total impaired loans	$ 193	$ 855	$ -	$ -	$ 74	$ 1,122

Valuation allowance related to impaired loans	$ 90	$ -	$ -	$ -	$ -	$ 90
Total nonaccrual loans	57	855	-	-	15	927
Total loans past-due 90 days or more and still accruing	-	-	-	-	-	-

Average investment in impaired loans	$ 50	$ 1,353	$ -	$ -	$ 8	$ 1,411
Interest income recognized on impaired loans	2	22	-	-	-	24
Interest income recognized on a cash basis on impaired loans	-	-	-	-	-	-

As of December 31, 2010:
Impaired loans without a valuation allowance	$ -	$ 1,278	$ -	$ -	$ -	$ 1,278
Impaired loans with a valuation allowance	-	-	-	-	-	-

Total impaired loans	$ -	$ 1,278	$ -	$ -	$ -	$ 1,278

Valuation allowance related to impaired loans	$ -	$ -	$ -	$ -	$ -	$ -
Total nonaccrual loans	-	800	-	-	-	800
Total loans past-due 90 days or more and still accruing	-	-	-	-	-	-

Average investment in impaired loans	$ -	$ 1,278	$ -	$ -	$ -	$ 1,278
Interest income recognized on impaired loans	-	61	-	-	-	61
Interest income recognized on a cash basis on impaired loans	-	-	-	-	-	-

No additional funds are committed to be advanced in connection with impaired loans.

Impaired loans totaled $1.1 million at December 31, 2011 compared to $1.3 million at December 31, 2010. The amount of interest income recognized on impaired loans, during the period in which they were impaired, totaled $24,000 for the year ended December 31, 2011, compared with $61,000 for the year ended December 31, 2010. During the period ended December 31, 2011, certain loans were modified as troubled debt restructurings (“TDRs”). The modification of the terms of such loans included one or a

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.      Loans and Allowance for Loan Losses (Continued)

combination of the following: a reduction of the stated interest rate on the loan or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk. The Bank restructured eight loans during the period. Two commercial real estate loans with carrying balances totaling $855,000 were modified per forbearance agreements. A home equity line of credit for $40,000 was restructured into a fully amortizing loan. Five small consumer loans totaling $74,000 at December 31, 2011 were modified with rate reductions between 125 to 329 basis points and term extensions between two and eighteen months.

Troubled Debt Restructuring	December 31, 2011	December 31, 2010

Commercial Real Estate:
Number of loans	2	-
Pre-modification balances outstanding	$1,886	$-
Post-modification balances outstanding	$855	$-

Home Equity Lines of Credit:
Number of loans	1	-
Pre-modification balances outstanding	$40	$-
Post-modification balances outstanding	$36	$-

Consumer Loans:
Number of loans	5	-
Pre-modification balances outstanding	$75	$-
Post-modification balances outstanding	$74	$-

There were no troubled debt restructured loans that defaulted in 2011.

The Bank had one asset held as other real estate owned, in the amount of $799,000, as of December 31, 2011 and none as of December 31, 2010.

Note 6.      Goodwill and Other Intangible Assets

Goodwill not subject to amortization of $3.9 million was recorded in conjunction with the business combination between First National and Panther. Additionally, an indefinite lived bank charter intangible asset of $1.2 million was recorded in conjunction with the business combination. Goodwill has been assigned to the Bank’s single reporting unit. Fair value of the Bank’s single reporting segment is determined using either discounted cash flow analyses based on internal financial forecasts or, if available, market-based valuation multiples for comparable businesses. No impairment was identified for the Bank’s goodwill as a result of the testing performed during 2011 or 2010.

Intangible assets subject to amortization include the Bank’s trademarked logo. The carrying amount of this asset was $120,000 and $127,000 at December 31, 2011 and 2010, respectively. This asset is being amortized over a period of 20 years. Expected future amortization for each of the next five years is approximately $6,800.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 7.      Premises and Equipment

The major classes of premises and equipment and total accumulated depreciation and amortization at December 31, 2011 and 2010, respectively, are as follows (dollars in thousands).

	As of December 31,
	2011	2010

Land	$ 3,034	$3,034
Buildings and improvements	11,838	11,824
Leasehold improvements	2,422	2,391
Furniture, fixtures and office equipment	1,831	1,744
Computer equipment	1,015	1,009
Computer software	955	789
Automobiles	133	98
Signs	66	66
Construction in progress	24	21

	21,318	20,976
Less accumulated depreciation and amortization	2,501	1,353

Premises and equipment, net	$ 18,817	$19,623

Depreciation expense for the years ended December 31, 2011 and 2010 was approximately $1.2 million and $1.1 million, respectively.

Note 8.       Time Deposits

At December 31, 2011 and 2010, respectively, the scheduled maturities of time deposits are as follows (dollars in thousands).

December 31, 2011:	≤ 3 Mths	3-6 Mths	6 Mths-1 Yr	1-3 Yrs	> 3 Yrs	Total

Time deposits < $100,000	$1,841	$928	$7,720	$3,444	$160	$14,093
Time deposits ≥ $100,000	4,935	100	19,597	29,202	1,252	55,086

Total	$6,776	$1,028	$27,317	$32,646	$1,412	$69,179

December 31, 2010:	≤ 3 Mths	3-6 Mths	6 Mths-1 Yr	1-3 Yrs	> 3 Yrs	Total

Time deposits < $100,000	$1,870	$7,576	$2,219	$2,050	$734	$14,449
Time deposits ≥ $100,000	822	13,218	5,910	600	419	20,969

Total	$2,692	$20,794	$8,129	$2,650	$1,153	$35,418

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 9.    Borrowings

The FHLB of Atlanta has extended credit availability to the Bank equal to approximately 10% of total assets or $37 million at December 31, 2011. All borrowings must be fully secured with eligible collateral. As of December 31, 2011 and 2010, respectively, the Bank had no advances with the FHLB and had no eligible collateral pledged.

The Bank had available credit of $25 million under unsecured federal funds lines of credit with two correspondent banks at December 31, 2011. There were no borrowings outstanding under the agreements at December 31, 2011 or December 31, 2010.

The Bank has securities sold under agreements to repurchase with commercial account holders whereby the Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by the Bank. The Bank had $39 million and $26 million in such accounts as of December 31, 2011 and 2010, respectively. The average rate of interest paid for 2011 and 2010 was 0.39% and 0.44%, respectively.

Note 10.    Income Taxes

There is no provision (benefit) for income taxes reflected in the accompanying consolidated financial statements for the years ended December 31, 2011 and 2010, as the Bank is in a cumulative net operating loss position and a full valuation allowance has been provided for net deferred tax assets.

Income taxes for financial reporting purposes differed from the amount computed by applying the statutory federal income tax rate to the pre-tax net loss for the years ended December 31, 2011 and 2010, respectively, are as follows (dollars in thousands).

	For the Years Ended December 31,
	2011	2010

Income tax (benefit) at statutory rate	$(2,017)	$(1,835)
Increase (decrease) in tax resulting from:
State income taxes, net of Federal tax benefit	(211)	(194)
Permanent differences	38	17
Change in valuation allowance	2,190	2,012

Total income taxes	$-	$-

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 10.    Income Taxes (Continued)

The components of the net deferred tax asset, included in other assets in the accompanying consolidated statements of financial condition at December 31, 2011 and 2010, respectively, are as follows (dollars in thousands).

	As of December 31,
Deferred tax assets:	2011	2010

Net operating loss	$6,011	$5,067
Allowance for loan losses	913	319
Start-up and organizational costs	3,160	3,343
Stock-based compensation	28	28
Non-accrual loan interest	25	-
Net purchase accounting adjustments	152	284
Net unrealized loss on securities	-	1,398
Branch closing costs	478
Other	40	35

Total deferred tax assets	10,807	10,474
Valuation allowance	(9,615)	(9,557)

Net deferred tax asset	1,192	917

Deferred tax liabilities:
Premises and equipment	(355)	(680)
Net deferred loan origination costs	(407)	(143)
Net unrealized gain on securities	(419)
Cash to accrual adjustment	(11)	(94)

Total deferred tax liabilities	(1,192)	(917)

Net deferred tax assets	$-	$-

The valuation allowance at December 31, 2010 of $9.6 million in deferred tax assets consisted of amounts determined at the date of the business combination and during the period from October 23, 2009 through December 31, 2010. The change in the valuation allowance for 2011 represents an increase of $58,000.

The business combination with Panther was treated as a statutory merger under Internal Revenue Code section 368(a)(1)(A) with Panther being the surviving entity.

At December 31, 2011, the Bank and its subsidiary had federal and Florida net operating losses of approximately $16 and $15.3 million, respectively. Both the federal and Florida net operating losses will expire beginning in 2026.

The Bank and its subsidiary file income tax returns in the U.S. Federal jurisdiction and the state of Florida. The Bank is not subject to U.S. Federal or state income tax examinations by tax authorities for years before 2007. There are no unrecognized tax benefits reflected in the consolidated financial statements.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 10.    Income Taxes (Continued)

The Bank periodically evaluates our income tax positions based on tax laws and regulations as well as financial reporting requirements. Based on the evaluation, the Bank did not have any uncertain tax positions at December 31, 2011.

Note 11.    Employee Benefits

The Bank has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 100% of their compensation, up to the maximum amount permitted by law. The Bank, at its discretion, may match a portion of the employees’ contributions. All employees may make contributions under the plan. Employees age 21 and over are eligible to receive matching contributions. Employer contributions vest immediately. Total expense recorded for the years ended December 31, 2011 and 2010, related to this plan were $263,000 and $225,000, respectively.

Note 12.    Stock Options and Warrants

The Bank has two stock option plans, for (i) directors and (ii) officers and employees, with options outstanding at December 31, 2011 of 185,856 and 68,640, respectively. The maximum number of options that can be granted under both plans may not exceed 10% of outstanding common shares. There are 1,151,518 options available for grant between the plans.

Under the terms of the plans, employees’ options generally vest over a period of three years and have a life of ten years. The directors’ options generally vest over five years and have a life of ten years. New shares will be issued upon the exercise of options.

Options outstanding under the plans at December 31, 2009 are replacement options issued upon consummation of the business combination transaction between First National and Panther. During the period ended December 31, 2009, $414,000 in stock based compensation was recorded as part of merger related expense. This expense related to accelerated vesting of options, in accordance with change of control provisions within Panther’s director and officer incentive stock option plans. As a result of the business combination, all of the options outstanding at December 31, 2009, consisting of 68,640 employee options and 209,088 director options were fully vested and exercisable.

At December 31, 2011, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the two plans.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 12.    Stock Options and Warrants (Continued)

There were no stock based compensation awards granted during the years ended December 31, 2011 and 2010. During the period ended December 31, 2011, options totaling 23,232 expired. Warrants to purchase 5,412,523 common shares under the Rights Offering (Note 3 – Capital Transactions) were issued September 16, 2011. The unexercised warrants, issued under the Rights Offering, expired on November 15, 2011. The following table presents the activity of the Bank’s outstanding stock options and warrants, for the years ended December 31, 2011 and 2010, respectively.

	For the Years Ended December 31,
	2011		2010

STOCK OPTIONS:	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Options outstanding, beginning of period	277,728	$7.58	277,728	$7.58
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options repurchased	-	-	-	-
Options expired	(23,232)	7.58	-	-

Options outstanding, end of period	254,496	$7.58	277,728	$7.58

Exercisable at end of period	254,496	$7.58	277,728	$7.58

Weighted Average Remaining Contractual Term		6.29 years		7.28 years

STOCK WARRANTS:
Warrants outstanding, beginning of period	1,633,443	$10.00	1,633,499	$10.00
Warrants granted (rights offering)	5,412,523	5.00	-	-
Warrants exercised	(659,889)	5.00	(56)	10.00
Warrants repurchased	-	-	-	-
Warrants expired (rights offering)	(4,752,634)	5.00	-	-

Warrants outstanding, end of period	1,633,443	$10.00	1,633,443	$10.00

Exercisable at end of period	1,633,443	$10.00	1,633,443	$10.00

Weighted Average Remaining Contractual Term		5.73 years		6.73 years

In accordance with the terms of the original offering prospectus dated July 14, 2009, and as part of the Agreement and Plan of Merger between Panther and First National, dated April 23, 2009, organizers and founders received organizer warrants to purchase 952,500 shares with a term of 10 years and shareholder warrants to purchase 10,020 shares of common stock with a term of 5 years. Additionally, all other common shareholders received warrants to purchase a total of 671,054 shares with a term of 5 years. All warrants were at an exercise price of $10 per share and immediately exercisable.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 13.    Loss Per Share

Basic loss per share represents the net loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance, determined using the treasury stock method. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and warrants.

	For the Years Ended December 31,
Loss Per Common Share	2011	2010

Weighted average number of common shares outstanding:	10,886,427	5,310,496

Basic and diluted loss, per share	$(0.55)	$(1.02)

There is no dilutive effect from stock options or warrants. There were a total of 1,887,939 and 1,911,171 outstanding warrants and options, at December 31, 2011 and 2010 respectively, excluded from the calculation of diluted loss per share because the effect would be anti-dilutive.

Note 14.    Other Comprehensive Income

The components of other comprehensive income (loss) and related tax effects for the years ended December 31, 2011 and 2010, respectively, were as follows (dollars in thousands).

	For the Years Ended December 31,
	2011	2010

Unrealized holding gains (losses) arising during the period	$5,437	$(2,041)
Reclassifications adjustment for (gains) losses recognized in earnings	(607)	(1,448)

Change in net unrealized gain	4,830	(3,489)
Income tax effect, after valuation allowance	-	-

Net of tax amount	$4,830	$(3,489)

Note 15.    Commitments and Contingencies

The Bank leases certain branch facilities under non-cancelable operating leases expiring from 2017 through 2020. The leases contain renewal options, generally provide for annual increases in base rent from 3% to 3.5% per annum, and require payment of the Bank’s pro rata share of property taxes, normal maintenance and insurance.

The Bank terminated the lease on one of its branch facilities on December 28, 2011 with an effective date of March 31, 2012. The Bank has served notice to its customers and the OCC of its intent to close its office located in Lehigh Acres, Florida on approximately March 30, 2012. The expense associated with the lease termination, recorded in December 2011, was $766,000.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 15.      Commitments and Contingencies (Continued)

Future minimum rental payments required under the operating leases at December 31, 2011 were as follows (dollars in thousands).

Year Ending December 31,	Amount

2012	$246
2013	254
2014	263
2015	272
2016	292
Thereafter	1,229

$2,556

Rent expense is recorded on the straight-line basis over the terms of the leases. Total rental expense under all operating leases for the years ended December 31, 2011 and 2010, respectively, was approximately $362,000 and $363,000.

The Bank, in the normal course of business, is party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the statement of financial condition. The contractual amounts of these instruments reflect the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments to extend credit totaled $35.6 million and $16.8 million at December 31, 2011 and 2010, respectively. Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment and residential and commercial real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Letters of credit may be collateralized by certificates of deposit or other collateral. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank is required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount of the letter of credit. If the commitment is funded, the Bank is entitled to seek recovery from its customer.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 15.      Commitments and Contingencies (Continued)

No liabilities were recorded for these guarantees at December 31, 2011 or 2010. The Bank had letters of credit outstanding in the amount of $506,000 at December 31, 2011 and 2010, respectively. Of the total, $100,000 and $250,000 were unsecured as of December 31, 2011 and 2010, respectively.

Note 16.      Restrictions on Retained Earnings and Regulatory Matters

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2011 and 2010, respectively, there were no retained earnings available for the payment of dividends.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all as defined in the regulations of the Federal Deposit Insurance Corporation (“FDIC”)). The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Management believes that the Bank met all capital adequacy requirements to which it was subject at December 31, 2011.

At December 31, 2011, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

As of December 31, 2011:

Total capital (to risk weighted assets):	$61,205	27.75%	$17,645	8.00%	$22,056	10.00%
Tier I capital (to risk weighted assets):	58,444	26.50	8,822	4.00	13,234	6.00
Tier I capital (to average assets):	58,444	15.74	14,854	4.00	18,568	5.00

As of December 31, 2010:

Total capital (to risk weighted assets):	$25,691	16.17%	$12,711	8.00%	$15,889	10.00%
Tier I capital (to risk weighted assets):	24,643	15.51	6,356	4.00	9,533	6.00
Tier I capital (to average assets):	24,643	8.29	11,897	4.00	14,872	5.00

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 16.      Restrictions on Retained Earnings and Regulatory Matters (Continued)

The Bank is additionally required to maintain reserve requirements based on its specified deposit liabilities with the Federal Reserve Bank. The reserve requirements can be satisfied in the form of vault cash or average deposit balances with the Federal Reserve Bank.

Operating Agreement with the Office of the Comptroller of the Currency

In connection with the merger with Panther, we entered into an operating agreement with the OCC which contains specific terms related to our business plan, liquidity, profit plan and capital. The operating agreement sets forth the parameters under which we must operate in order to ensure that we are doing so in a safe and sound manner and in accordance with all applicable laws, rules and regulations. The operating agreement is subject to the broad enforcement powers granted to the OCC under federal laws. The operating agreement is not construed as a “formal written agreement” within the meaning of several provisions of federal law; therefore, we are not prohibited from being considered “well capitalized” by virtue of entering into the agreement, and we are eligible to receive expedited treatment from the OCC for various applications which may be filed with the OCC in the future, such as opening branch offices, changing the main office location, applying for trust powers or seeking to effect business combinations. In addition, we are not deemed to be in “troubled condition” by virtue of entering into the operating agreement, which would subject us to additional requirements to make any changes in directors and officers, and we are not subject to special restrictions related to procedures to make economic development, public welfare and community investment loans.

No Significant Deviation.    In addition to the OCC’s licensing requirements, the operating agreement prohibits us, without the approval of the OCC, from materially changing, or significantly deviating from, the business, business plan, structure, asset size and composition, management, operations, policies, procedures, markets and products of the business that was either conducted by us or proposed by the Bank at the time the application seeking the approval of the merger was filed with the OCC. A significant deviation or a material change has been interpreted by the OCC to include the following:

—	a projected increase of 10% or more in our adjusted total assets over a 12-month period;

—

a projected increase of 15% or more, on an annualized basis, in existing products or services that individually account for greater than either 5% of our total assets or 10% of our total annual revenues; or

—	any change in our personnel, policies, procedures or operations that may have a material adverse impact on our operations or financial performance.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 16.      Restrictions on Retained Earnings and Regulatory Matters (Continued)

Approved Deviations from Operating Agreement.  The Bank has submitted several requests for significant deviation from its operating agreement. On each occasion, the Bank received no-objection responses from the OCC. The requests and responses are further described below:

The Bank received a letter of Non-Objection from the OCC dated January 20, 2010 responding to the Bank’s request to amend Sections 3 and 10 of Article IV of the Operating Agreement. The requested changes are described below:

—	Article IV, Section 3, reducing the requirement that the Bank maintain short-term investments of 15% of total liabilities to 6.5% of total liabilities; and

—	Article IV, Section 10, eliminating the requirement of compensating balances for credit extensions of $3,500,000 or greater.

The Bank received a second letter of Non-Objection from the OCC dated October 22, 2010 responding to the Bank’s request to implement a significant deviation or change from its previously approved business plan. The deviation or change in the business plan included a 3-Year Financial Plan dated October 11, 2010 and notes to the updated 3-Year Financial Plan reflecting the specific assumptions and actions incorporated into the updated 3-Year Financial Plan dated October 11, 2010. The OCC had no objection to the request, but until a demonstrated and sustainable record of sound, core profitability is achieved in the target markets of Collier and Lee counties, no geographic expansion, including acquisitions (FDIC-assisted or otherwise) or branching, will be approved outside the target markets except: 1) the specific expansion activities outlined in the approved 3-Year Financial Plan dated October 11, 2010, or 2) into directly-adjacent Charlotte County.

The Bank received a third letter of Non-Objection from the OCC dated December 6, 2010 responding to the Bank’s request to implement a significant deviation or change from its previously approved business plan. The deviation or change in the business plan included a potential capital injection; a potential in-market bank acquisition; a shareholder rights offering and the achievement of a sustainable record of sound, core profitability; and several FDIC-assisted transactions at intervals thereafter. In addition, the OCC’s restriction on geographic expansion described above continues to apply.

The Bank received a fourth letter of Non-Objection from the OCC dated March 2, 2011 responding to the Bank’s request to implement a significant deviation or change from its previously approved business plan. The deviation or change in the business plan relates to changes to the previously submitted 3-Year Financial Plan and related notes and assumptions, dated October 11, 2010. The revised plan contained updated projections for the achievement of sustainable core profitability, and revised several other assumptions contained in the 3-Year Financial Plan. The OCC had no objections to the changes, but reiterated its comments contained in the previous Non-Objection letter dated December 6, 2010.

Business Plan.    We are required to operate or conduct business in a manner that is consistent with our most recent business plan that has been approved by the OCC. In addition, our board of directors is required to review quarterly and annually update the business plan, which updates must be submitted to the OCC for non-objection. Our board of directors must also ensure that we have processes, personnel and control systems in place to ensure that the business plan is properly implemented and adhered to by us.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 16.      Restrictions on Retained Earnings and Regulatory Matters (Continued)

Liquidity.  Our board of directors must take the immediate and continuing action to maintain our liquidity at a level that is sufficient to both sustain our current operations and withstand any extraordinary demands against our funding base. More specifically, the operating agreement contains liquidity restrictions that require us to maintain the following:

—	a net non-core funding dependence ratio not to exceed 25%;
—	short-term investments at least equal to 6.5% of total liabilities;
—	a net loan to funding ratio not to exceed 87%;
—	a ratio of 75% or less of customer repurchase agreements to total investments available for pledging; and
—

a minimum $5 million line of credit with a lending institution to be drawn upon as needed to support our funding needs, and if we are unable to obtain and maintain such line of credit, we may be required by the OCC to sell fixed assets.

In addition, our board of directors is required to:

—	review the results of monthly liquidity reviews which must be conducted by a sub-committee of our board of directors;
—	adopt and implement, as well as ensure adherence to, a written liquidity, asset and liability management policy; and
—	maintain and review a loan report to monitor loan growth to ensure that loan growth is appropriately limited and does not exceed our ability to fund loan growth through core deposit growth.

Profit Plan.    Pursuant to the operating agreement, our board of directors was required to create a written profit plan to improve and sustain our earnings and to make sure that the appropriate processes, personnel and control systems are in place to ensure adherence to such plan. The profit plan must also include annual budgets which must be submitted to the OCC, as well as quarterly reports comparing our balance sheet and profit and loss statements with the projections contained in the profit plan.

Capital Plan.  Pursuant to the operating agreement, we must maintain Tier I capital at least equal to 8% of adjusted total assets. We were also required to develop, implement and ensure adherence to a three-year capital plan that sets forth specific plans for the maintenance of adequate levels of capital. The capital plan must be reviewed and updated annually by our board of directors and submitted to the OCC for approval.

Dividends.  In addition to the requirement that we are in compliance with federal banking laws applicable to the payment of dividends, we will only be permitted to declare and pay a dividend if we are in compliance with our approved capital plan, and we have received the prior written approval of the OCC to declare and pay any such dividend.

For the periods from October 23, 2009 through December 31, 2010, the Bank complied with all aspects of the operating agreement. Pursuant to the operating agreement, the Bank agreed to maintain a Tier I capital ratio of 8%. As of March 31, 2011, the Bank’s Tier I capital ratio was below 8% and would have required the Bank to notify regulators through the filing of the quarterly call report and to submit a plan to ensure compliance with the operating agreement. With the closing of the Private Placement offering (as more fully described in the Bank’s Form 8-K filed with the OCC on April 21, 2011) on April 29, 2011 (see Note 3 – Capital Transactions), the Bank’s Tier I capital ratio was in accordance with the provisions of the operating agreement.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 16.      Restrictions on Retained Earnings and Regulatory Matters (Continued)

The Bank was in compliance with all other aspects of the operating agreement for the year ended December 31, 2011.

Note 17.      Related Party Transactions

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers and their immediate families (commonly referred to as related parties). In management’s opinion, such transactions have been made on the same terms as those for comparable transactions with unrelated parties.

Deposits and repurchase agreements with related parties and their interests totaled $32.1 million and $23.8 million at December 31, 2011 and 2010, respectively.

Related party loan activity is depicted below (dollars in thousands).

	For the Years Ended December 31,
	2011	2010

Beginning balance	$4,711	$3,478
New originations	317	2,543
Paydowns	1,827	1,310

Ending balance	$3,201	$4,711

Note 18.      Concentrations of Risk

Most of the Bank’s business activity is with customers located within its primary market area, generally southwest Florida. Approximately 73% of the Bank’s loan portfolio at December 31, 2011 was concentrated in commercial loans. Commercial loans are comprised primarily of investor owned commercial real estate (30%), owner-occupied commercial real estate (12%) and loans secured by UCC or assignments (7%). A substantial portion of its debtors’ abilities to honor their contracts is dependent upon the local economy, particularly the real estate sector. At December 31, 2011 and 2010, the Bank had no significant concentrations of credit risk with any individual counterparty.

At December 31, 2011, deposits of three customers individually exceeded 5% of total deposits. These deposits totaled approximately $59 million or 18% of total deposits plus repurchase agreements. The Bank also has concentrations of funds on deposit with correspondent banks. No losses have been experienced or are anticipated related to these concentrations.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 19.      Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table sets forth the Bank’s assets which are measured at fair value on a recurring basis as of December 31, 2011 and 2010, respectively (dollars in thousands). Changes in fair value are recorded through other comprehensive income (loss).

December 31, 2011:	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value

Assets
U.S. Government agencies and government sponsored entities	$-	$32,391	$-	$32,391
Agency mortgage backed securities	-	44,407	-	44,407
Agency collateralized mortgage obligations	-	17,734	-	17,734
State, county and municipal	-	16,167	14,780	30,947
Corporate bonds	-	5,170	-	5,170

Total Assets	$-	$115,869	$14,780	$130,649

December 31, 2010:
Assets
U.S. Government agencies and government sponsored entities	$-	$26,018	$-	$26,018
Agency mortgage backed securities	-	65,797	-	65,797
Agency collateralized mortgage obligations	-	12,317	-	12,317
State, county and municipal	-	33,139	-	33,139
Corporate bonds	-	2,978	-	2,978

Total Assets	$-	$140,249	$-	$140,249

Following is a description of the methodologies for estimating the fair value of financial assets and financial liabilities, including financial instruments that are measured on the balance sheet at fair value on a recurring basis:

Securities available for sale:   Fair value measurements are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

There were no transfers of assets or liabilities into or out of Level II during the year ended December 31, 2010. During the year ended December 31, 2011, nineteen (19) taxable municipal securities were transferred from Level II to Level III. Market conditions for certain municipal securities have resulted in unreliable or unavailable fair values. Since management could not document actual or comparable trades, municipal securities totaling $14.8 million were more appropriately classified as Level III assets.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 19.      Fair Value Measurements (Continued)

The table below presents a reconciliation of all assets measure at fair value on a recurring basis using significant unobservable inputs (Level III) for the years ended December 31, 2011 and 2010 (dollars in thousands).

	For the Years Ended December 31,
	2011	2010

Beginning balance of recurring Level 3 assets	$-	$-
Total realized and unrealized gains (losses):
Included in earnings - realized	-	-
Included in earnings - unrealized	-	-
Included in other comprehensive income	-	-
Proceeds from maturities and payments, net	-	-
Transfers into Level 3	14,780	-
Transfers out of Level 3	-	-

Total Assets	$14,780	$-

The carrying amounts and estimated fair values of the Bank’s financial instruments at December 31, 2011 and 2010, respectively, were as follows in the table below (in thousands). The fair value estimates presented are based on pertinent information available to management at the close of each period. Although management is not aware of any factors that would significantly affect the estimated fair values, they have not been comprehensively revalued for purposes of these financial statements since the statement of financial condition date. Current estimates of fair value may differ significantly from the amounts disclosed.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 19.      Fair Value Measurements (Continued)

December 31, 2011:
Financial assets:	Carrying Amount	Fair Value

Cash and interest earning balances due from banks	$55,500	$55,500
Federal Reserve Bank and Federal Home Loan Bank stock	2,371	2,371
Loans, net	181,162	180,430
Loans held for sale	237	237
Accrued interest receivable	1,085	1,085

Financial liabilities:
Deposits	290,553	288,117
Securities sold under agreements to repurchase	38,580	38,580
Accrued interest payable	256	256

December 31, 2010:
Financial assets:	Carrying Amount	Fair Value

Cash and interest earning balances due from banks	$27,251	$27,251
Federal funds sold	845	845
Federal Reserve Bank and Federal Home Loan Bank stock	1,177	1,177
Loans, net	102,581	101,133
Accrued interest receivable	1,097	1,097

Financial liabilities:
Deposits	246,790	240,731
Securities sold under agreements to repurchase	25,766	25,766
Accrued interest payable	187	187

Following is a description of the methodologies for estimating the fair value of financial assets and financial liabilities, including financial instruments that are measured in the balance sheet at fair value on a non-recurring basis as disclosed above:

Cash and interest earning balances due from banks and Federal funds sold:  Due to the short-term nature of these instruments, fair values approximate their carrying amounts.

Federal Reserve Bank and Federal Home Loan Bank Stock: The fair values of Federal Reserve Bank and FHLB stock are estimated to approximate their historical cost. There are no ready trading markets for these assets. The stock does not have a readily determinable fair value and as such is classified as a restricted stock, carried at cost. The stock’s value is determined by the ultimate recoverability of the par value. The determination of whether the par value will ultimately be recovered is influenced by economic and legislative factors which influence the FHLB or Federal Reserve Bank and their related customers.

Loans, net:  The estimated fair value of fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using discount rates that reflect credit and interest rate risk inherent in the loan at the balance sheet date. The fair value of performing loans that re-price frequently approximates the carrying amount. The allowance for loan losses is considered by management to be a reasonable estimate of the impact of credit risk on the fair value of the loan portfolio.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 19.      Fair Value Measurements (Continued)

Loans held for sale:  Mortgage loans originated and held for sale are carried at the lower of cost or estimated fair value. The Bank obtains quotes or bids on these loans directly from purchasing financial institutions. Typically these quotes include a premium on the sale and thus these quotes indicate a fair value that exceeds cost.

Accrued interest receivable:  The fair value of accrued interest receivable approximates the carrying amount.

Deposits:  The fair value of demand deposits, including noninterest-bearing demand deposits, savings accounts, NOW accounts and money market deposits are subjected to a decay schedule then discounted using the LIBOR/swap curve. Fixed term certificates of deposit are valued by discounted cash flows using the interest rates currently being offered on deposits of similar remaining maturity.

Securities sold under agreements to repurchase:  The carrying value of securities sold under agreements to repurchase with maturities of less than 90 days approximates fair value.

Accrued interest payable:    The fair value of accrued interest payable approximates the carrying amount.

Off-balance-sheet instruments:  Loan commitments and standby letters of credit are negotiated at current market rates and are relatively short-term in nature. Therefore, their estimated fair value approximates the fees charged and is nominal at December 31, 2011.

The following table sets forth the Bank’s assets which are measured at fair value on a non-recurring basis as of December 31, 2011 and December 31, 2010, respectively (dollars in thousands).

December 31, 2011:	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value

Assets
Loans, measured for impairment	$-	$-	$852	$852
Other real estate owned	-	-	799	799

Total Assets	$-	$-	$1,651	$1,651

December 31, 2010:
Assets
Loans, measured for impairment	$-	$-	$1,278	$1,278

Total Assets	$-	$-	$1,278	$1,278

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 19.      Fair Value Measurements (Continued)

Impaired loans: Loans, measured for impairment are based upon externally prepared estimates of the current fair value of the underlying collateral less estimated costs to sell. The Bank uses external appraisals to estimate fair value. An external appraisal generally uses either a market or income approach valuation technique along with market observable data to formulate an opinion.

Other real estate owned: Other real estate owned consists of property acquired through, or in lieu of, loan foreclosure. The Bank uses external appraisals to estimate fair value. The valuation of other real estate owned represents the fair value less estimated selling costs.

First National Bank of the Gulf Coast and Subsidiary

Consolidated Statements of Financial Condition

(dollars in thousands)	March 31, 2012	December 31, 2011

Assets:
Cash and due from banks	$6,512	$9,950
Interest earning balances due from banks	31,815	45,550

Total cash and cash equivalents	38,327	55,500

Securities available-for-sale	159,107	130,649
Federal Reserve Bank stock	1,922	1,922
Federal Home Loan Bank stock	909	449
Loans, net of allowance for loan losses $4,406 and $3,057, respectively	232,981	181,162
Loans held for sale	417	237
Premises and equipment, net	18,621	18,817
Other real estate owned, net	694	799
Accrued interest receivable	1,420	1,085
Goodwill and other intangibles	5,195	5,196
Other assets	724	512

Total assets	$460,317	$396,328

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing demand deposits	$22,892	$23,151
Interest-bearing liabilities:
Money market	110,658	90,649
NOW	61,965	74,356
Savings	43,667	33,218
Certificates of deposit $100,000 or more	83,448	55,086
Certificates of deposit under $100,000	17,560	14,093

Total deposits	340,190	290,553

Securities sold under agreements to repurchase	48,419	38,580

Long term borrowings	6,000	-

Total borrowings	54,419	38,580

Other liabilities	2,234	2,440

Total liabilities	396,843	331,573

Stockholders’ Equity:
Common stock, $5 par value; 50,000,000 shares authorized, 14,060,143 shares issued and outstanding, respectively	70,301	70,301
Additional paid-in capital	17,774	17,774
Accumulated deficit	(25,654)	(24,434)
Accumulated other comprehensive income	1,053	1,114

Total stockholders’ equity	63,474	64,755

Total liabilities and stockholders’ equity	$460,317	$396,328

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary Consolidated Statements of Operations (unaudited)	Three Months Ended March 31,
(dollars in thousands, except per share data)	2012	2011

Interest income:
Loans	$2,670	$1,575
Investment securities	1,068	1,199
Interest bearing balances due from banks	57	72
Federal funds sold	-	4

Total interest income	3,795	2,850

Interest expense:
Deposits	596	664
Repurchase agreements	39	30
Long term borrowings	7	-

Total interest expense	642	694

Net interest income	3,153	2,156
Provision for loan losses	1,454	291

Net interest income after provision for loan losses	1,699	1,865

Non-interest income:
Service charges and fees on deposit accounts	91	63
Title and closing services revenue	74	47
Gain (loss) on loans held for sale	(2)	10
Gain (loss) on sale of securities, net	384	(6)
Other non-interest income	13	14

	560	128

Non-interest expense:
Salaries and employee benefits	1,935	1,553
Occupancy and equipment	654	617
Professional fees	90	110
Data processing	121	110
Advertising, marketing, and business development	96	52
FDIC and OCC assessments	120	134
Other non-interest expense	463	295

	3,479	2,871

Loss before income taxes	(1,220)	(878)

Provision for income taxes	-	-

Net operating loss	$(1,220)	$(878)

Basic and diluted operating loss per common share	$(0.09)	$(0.17)

Basic and diluted weighted average number of shares outstanding	14,060,143	5,310,523

First National Bank of the Gulf Coast and Subsidiary Consolidated	Three Months Ended March 31,
Statements of Comprehensive Income (unaudited)	2012	2011

Net operating loss	$(1,220)	$(878)
Other comprehensive income, net of tax:
Unrealized holding gains (losses) arising during the period	323	580
Less: Reclassification adjustment for (gains) losses recognized in earnings	(384)	6

Total other comprehensive income, net of tax:	(61)	586

Net comprehensive loss	$(1,281)	$(292)

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary

Consolidated Statements of Stockholders’ Equity (unaudited)

(dollars in thousands)	Common Shares	Common Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2010	5,310,523	$26,553	$21,794	$(18,501)	$(3,716)	$26,130

Net loss				(878)		(878)
Change in net unrealized gain (loss) on securities, net of reclassification and income tax					586	586

Balance, March 31, 2011	5,310,523	$26,553	$21,794	$(19,379)	$(3,130)	$25,838

Balance, December 31, 2011	14,060,143	$70,301	$17,774	$(24,434)	$1,114	$64,755

Net loss				(1,220)		(1,220)
Change in net unrealized gain (loss) on securities, net of reclassification and income tax					(61)	(61)

Balance, March 31, 2012	14,060,143	$70,301	$17,774	$(25,654)	$1,053	$63,474

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary	Three Months Ended
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)	March 31, 2012	March 31, 2011

Cash Flows From Operating Activities
Net loss	(1,220)	(878)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	1,454	291
Premium amortization and discount accretion on securities, net	265	137
Depreciation and amortization of premises and equipment	294	285
Amortization of net deferred loan costs	225	26
Origination of loans held for sale	(4,192)	(1,173)
Proceeds from sales of loans held for sale	4,010	1,123
(Gain)/loss on sales of loans held for sale	2	(10)
Gain on sales of securities available for sale	(384)	6
Amortization of purchase accounting adjustments	(36)	(84)
Amortization of intangibles	1	2
Net change in:
Accrued interest receivable	(336)	(59)
Other assets	(211)	(493)
Other liabilities	(206)	526

Net cash used in operating activities	(334)	(301)

Cash Flows From Investing Activities
Purchase of premises and equipment	(99)	(187)
Purchase of Federal Home Loan and Federal Reserve Bank stock	(460)	(266)
Purchase of securities available for sale	(63,796)	-
Proceeds from maturities, calls and principal repayments of securities available for sale	12,900	4,449
Proceeds from the sale of securities available for sale	22,496	3,427
Originations and principal collections on loans, net	(53,371)	(11,902)

Net cash used in investing activities	(82,330)	(4,479)

Cash Flows From Financing Activities
Net increase in deposits	49,652	24,334
Net increase in securities sold under agreements to repurchase	9,839	5,568
Net increase in long term borrowings	6,000	-

Net cash provided by financing activities	65,491	29,902

Net increase in cash and cash equivalents	(17,173)	25,122

Cash and cash equivalents:
Beginning of period	55,500	28,096

End of period	$38,327	$53,218

Supplemental Disclosures of Cash Flow Information Cash: Cash payments for interest	$550	$738

See Notes to Consolidated Financial Statements.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Description of Business and Summary of Significant Accounting Policies

Description of business:  First National Bank of the Gulf Coast (the “Bank”) commenced operations on October 23, 2009, as a federally chartered commercial bank in the State of Florida. Effective October 23, 2009 the Bank, formerly known as Panther Community Bank, N.A. (“Panther”) acquired First National Bank of the Gulf Coast (in organization) (“First National”); immediately thereafter Panther changed its name to First National Bank of the Gulf Coast. The acquisition was accounted for as a reverse acquisition. During its period of organization, First National Bank of the Gulf Coast (in organization) incurred organizational, start-up and pre-opening costs of $8.8 million.

The Bank provides a full range of banking services to individual and corporate customers from its branch locations in Southwest Florida. All of the Bank’s activities relate to community banking and accordingly, the Bank has a single reportable segment.

Basis of presentation:  The accompanying consolidated balance sheet as of December 31, 2011, which was derived from audited financial statements, and the unaudited consolidated financial statements for the three months ended March 31, 2012 and 2011 have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements and should be read in conjunction with the annual financial statements of the Bank for the year ended December 31, 2011 and notes thereto. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the financial statements not misleading have been included.

Results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. For further information, refer to the financial statements and footnotes thereto included in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Office of the Comptroller of the Currency (the “OCC”) on March 26, 2012.

Subsequent events:    Management has evaluated subsequent events through the date the financial statements were issued.

Recent accounting pronouncements: In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring” to amend previous guidance with respect to troubled debt restructurings. This updated guidance is designed to assist creditors with determining whether or not a restructuring constitutes a troubled debt restructuring (“TDR”). In particular, additional guidance has been added to help creditors determine whether a concession has been granted and whether a debtor is experiencing financial difficulties. Both of these conditions are required to be met for a restructuring to constitute a troubled debt restructuring. The amendments in the update are effective for the first interim period beginning on or after June 15, 2011, and have been applied retrospectively to the beginning of the annual period of adoption. The Bank adopted the provisions of this update and it did not have a material impact on the Bank’s financial position or results of operations.

In April 2011, the FASB issued ASU No. 2011-03 “Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. The amendments in this ASU also eliminate the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

cost of purchasing replacement financial assets. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Bank has adopted the methodologies prescribed by this ASU. The provisions of this update did not have a material impact on the Bank’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” The amendments in this ASU generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRSs”). The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Bank has adopted the methodologies prescribed by this ASU. The provisions of this update did not have a material impact on the Bank’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05 “Amendments to Topic 220, Comprehensive Income.” Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of the update has impacted disclosures only and did not have a material impact on the financial position or results of operations of the Bank.

In December 2011, FASB issued an update ASU No. 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05,” to defer the effective date for those changes related to the presentation of reclassifications of items out of accumulated other comprehensive income. While FASB continues to deliberate whether the reclassification adjustments should be presented on the face of the financial statements, reclassifications out of accumulated other comprehensive income should be reported in accordance with presentation requirements in effect prior to FASB’s update. The adoption of the update has impacted disclosures only and did not have a material impact on the financial position or results of operations of the Bank. The Bank will adopt the reclassifications disclosure related to ASU No. 2011-05 when the due date is finalized.

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, “Testing Goodwill for Impairment”. The ASU provides the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 1.      Summary of Significant Accounting Policies (Continued)

determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the results of the qualitative analysis indicate it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step impairment test, which is required under current U.S. GAAP, would not be necessary. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The Bank has adopted the methodologies prescribed by this ASU. The provisions of this update did not have a material impact on the Bank’s financial position or results of operations.

Reclassifications:  Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or stockholders’ equity.

Note 2.      Subsequent Events

In connection with the Operating Agreement discussed in Note 11, the Bank received a fifth letter of Non-Objection from the OCC dated June 28, 2012 responding to the Bank’s request to terminate Item 3 within Article IV, Liquidity, requiring the Bank to maintain a level of short term investments equal to 6.5% of total liabilities. The Bank plans to reinvest the funds held at the Federal Reserve in quality grade investments. Based upon representations indicating the duration of the investment portfolio would not be adversely impacted or lengthened substantially, the OCC approved our request.

On July 20, 2012, the Florida Office of Financial Regulation closed The Royal Palm Bank of Florida, Naples, Florida, (“Royal”) and appointed the FDIC as receiver. That same date, the Bank assumed approximately $77 million of Royal’s deposits and acquired approximately $78 million in assets from the FDIC under a whole-bank purchase and assumption agreement without loss share. The Bank did not pay the FDIC a premium to assume the deposits, and the assets were acquired at a discount to Royal’s historical book value as of July 20, 2012 of approximately $19.3 million, subject to customary adjustments. The Bank is in the process of determining the fair market value of the assets acquired and the deposits assumed. This will include the evaluation of the loan portfolio for the purposes of calculating its non-accretable credit risk discount, accretable discount (based upon assumed cash flows) and core deposit intangible.

No financial information related to the Royal acquisition is included as the initial accounting for the business combination was not complete at the time the financial statements were issued. Financial information, to the extent required by the accounting regulations, will be provided in a Current Report on Form 8-K to be filed no later than 75 days after consummation of the acquisition, or October 3, 2012, and included prospectively within the Bank’s financial statements for periods ended after July 20, 2012.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 3.      Securities

The amortized cost and fair value of securities available for sale at March 31, 2012 and December 31, 2011, respectively, are summarized as follows (dollars in thousands).

March 31, 2012:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Securities Available for Sale
U.S. Government agencies and government sponsored entities	$34,691	$111	$78	$34,724
Agency mortgage backed securities	65,146	413	156	65,403
Agency collateralized mortgage obligations	14,116	177	2	14,291
State, county and municipal	33,765	783	195	34,353
Corporate bonds	10,336	103	103	10,336

Total	$158,054	$1,587	$534	$159,107

December 31, 2011:
Securities Available for Sale
U.S. Government agencies and government sponsored entities	$32,346	$103	$58	$32,391
Agency mortgage backed securities	44,091	327	10	44,408
Agency collateralized mortgage obligations	17,620	154	41	17,733
State, county and municipal	30,028	1,099	180	30,947
Corporate bonds	5,450	22	302	5,170

Total	$129,535	$1,705	$591	$130,649

Information pertaining to securities available for sale with gross unrealized losses at March 31, 2012 and December 31, 2011, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (dollars in thousands).

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 3.      Securities (Continued)

	Less than Twelve Months		Over Twelve Months		Total
March 31, 2012:	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

U.S. Government agencies and government sponsored entities	$78	$10,707	$-	$-	$78	$10,707
Agency mortgage backed securities	156	26,508	-	-	156	26,508
Agency collateralized mortgage obligations	2	981	-	-	2	981
State, county and municipal	195	11,700	-	-	195	11,700
Corporate bonds	74	2,878	29	971	103	3,849

	$505	$52,774	$29	$971	$534	$53,745

December 31, 2011:
U.S. Government agencies and government sponsored entities	$58	$8,258	$-	$-	$58	$8,258
Agency mortgage backed securities	10	4,218	-	-	10	4,218
Agency collateralized mortgage obligations	41	3,332	-	-	41	3,332
State, county and municipal	180	9,004	-	-	180	9,004
Corporate bonds	237	2,713	65	1,935	302	4,648

	$526	$27,525	$65	$1,935	$591	$29,460

As of March 31, 2012, a total of 33 investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely proportional to interest rates, i.e., rising market rates of interest cause reductions in the fair values assigned to investment securities. Unrealized losses, by security type, as of March 31, 2012, are further described below.

As of March 31, 2012, eight U.S. government agency securities were in unrealized loss positions. Seven of these bonds were issued by the Small Business Administration (“SBA”); the eighth was issued by the Federal Farm Credit Bank. Since all eight bonds were AAA rated and no bond had remained in a loss position for longer than 11 consecutive months, management concluded that the unrealized losses within the agency securities were not other-than-temporary.

As of March 31, 2012, nine mortgage-backed securities were in unrealized loss positions. Since the bonds were all issued by the Federal National Mortgage Association (“FNMA”), and no bond had remained in a loss position for longer than three consecutive months, management concluded that the unrealized losses within the mortgage-backed securities were not other-than-temporary. As of March 31, 2012, one floating rate, collateralized mortgage obligation was in an unrealized loss position. Since the bond was issued by the Government National Mortgage Association (“GNMA”) and had remained in a loss position for only 10 consecutive months, management concluded that the unrealized loss within the floating rate collateralized mortgage obligation was not other-than-temporary. As of March 31, 2012, no fixed rate, collateralized mortgage obligations were in an unrealized loss position.

As of March 31, 2012, five corporate bonds were in unrealized loss positions. A senior, unsecured corporate bond issued by General Electric Capital Corp. had remained in a loss position for 17 consecutive months, triggering an Other Than Temporary Impairment (“OTTI”) assessment. The bond credit ratings have been stable: Moody’s Aa2, Standard & Poor’s AA+. The bond’s small unrealized loss of -3%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 3.      Securities (Continued)

hold this investment three years to maturity in 2015, led management to conclude that the unrealized loss within this security was not other-than-temporary. A fixed-to-floating corporate bond issued by Goldman Sachs Group Inc. had remained in an unrealized loss position for 16 consecutive months, also triggering an OTTI assessment. The bond credit rating has remained stable at A- since November 29, 2011, when Standard & Poor’s reviewed its ratings on 37 of the largest financial institutions in the world, including Goldman Sachs. The bond’s small unrealized loss of -3%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to hold this investment five years to maturity in 2017, led management to conclude that the unrealized loss within this security was not other-than-temporary. The other three corporate bonds in unrealized loss positions had persisted for nine, seven, and seven months, respectively. Again, management concluded that the unrealized losses within the corporate securities were not other-than-temporary.

As of March 31, 2012, one tax-free municipal bond was in an unrealized loss position. Since the bond was rated Aa1 by Moody’s and had remained in a loss position for only one month, management concluded that the unrealized loss within the tax-free municipal bond was not other-than-temporary. As of March 31, 2012, nine taxable municipal bonds were in unrealized loss positions. Since all nine bonds had remained in a loss position for no longer than four months, management concluded that the unrealized losses within the taxable municipal securities were not other-than-temporary. Management employs multiple techniques to assess the underlying credit quality of the bonds in the municipal portfolio. Pre-purchase, the bonds are analyzed geographically to avoid regions of the country which concern management, e.g., California. Post-purchase, management checks Moody’s credit rating by issue to detect downgrades. Sterne Agee generates Credit Obligor Risk Evaluation (“CORE”) reports for General Obligation municipal bonds. CORE reports analyze the socioeconomic profile, financial performance and long-term obligations of bond issuers to derive investment grades.

Next, management reviews the most recent financial statements of each municipal issue. Finally, the Credit department performs an annual review of the demographics of each state or municipality to reveal negative trends. These assessments revealed no credit quality concerns.

As of December 31, 2011, a total of 25 investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely proportional to interest rates, i.e., higher market interest rates cause lower fair values. Since December 2010, market interest rates have fallen, reducing the aggregate level of unrealized losses. Unrealized losses, by security type, as of December 31, 2011, are further described below.

As of December 31, 2011, seven U.S. government agency securities were in unrealized loss positions. All bonds were issued by the SBA. Since all seven bonds were AAA rated and no bond had remained in a loss position for longer than eight consecutive months, management concluded that the unrealized losses within the agency securities were not other-than-temporary.

As of December 31, 2011, two mortgage-backed securities were in unrealized loss positions. Since the bonds were issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”), and no bond had remained in a loss position for longer than three consecutive months, management concluded that the unrealized loss within the mortgage-backed securities were not other-than-temporary. As of December 31, 2011, one floating rate, collateralized mortgage obligation was in an unrealized loss position. Since the bond was issued by the Government

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 3.      Securities (Continued)

National Mortgage Association (“GNMA”) and had remained in a loss position for only seven consecutive months, management concluded that the unrealized loss within the floating rate collateralized mortgage obligation was not other-than-temporary. As of December 31, 2011, one fixed rate, collateralized mortgage obligation was in an unrealized loss position. Since the bond was also issued by GNMA and had remained in a loss position for only two consecutive months, management concluded that the unrealized loss within the fixed rate collateralized mortgage obligation was not other-than-temporary.

As of December 31, 2011, six corporate bonds were in unrealized loss positions. On September 21, 2011, the Bank of America corporate security was downgraded by Moody’s to Baa1. This bond had remained in a loss position for 20 consecutive months and management performed an OTTI assessment as of year end. Based on strong fourth quarter earnings, a credit assessment, the fact that the issuer had not defaulted, and the Bank’s ability to hold this investment to maturity, management concluded that the unrealized loss within this security was not other-than-temporary. A senior, unsecured corporate bond issued by General Electric Capital Corp. had remained in a loss position for 14 consecutive months, triggering an OTTI assessment. The bond credit ratings have been stable: Moody’s Aa2, Standard & Poor’s AA+. The bond’s small unrealized loss of -2%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to hold this investment three years to maturity in 2015, led management to conclude that the unrealized loss within this security was not other-than-temporary. A fixed-to-floating corporate bond issued by Goldman Sachs Group Inc. had remained in an unrealized loss position for 13 consecutive months, also triggering an OTTI assessment. On November 29, 2011, Standard & Poor’s reviewed its ratings on 37 of the largest financial institutions in the world, including Goldman Sachs. The Goldman Sachs credit rating was changed from A to A-. The bond’s small unrealized loss of -3%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to hold this investment five years to maturity in 2017, led management to conclude that the unrealized loss within this security was not other-than-temporary. The other three corporate bonds in unrealized loss positions had persisted for six, four, and four months, respectively. Again, management concluded that the unrealized losses within the corporate securities were not other-than-temporary.

As of December 31, 2011, one tax-free municipal bond was in an unrealized loss position. Since the bond was rated Aa1 by Moody’s and had remained in a loss position for only one month, management concluded that the unrealized loss within the tax-free municipal bond was not other-than-temporary. As of December 31, 2011, seven taxable municipal bonds were in unrealized loss positions. Since all seven bonds had remained in a loss position for only one month, management concluded that the unrealized losses within the taxable municipal securities were not other-than-temporary.

On an annual basis, the OTTI Policy requires the Bank’s Treasurer to review the audited financial statements of the FHLB of Atlanta to evaluate impairment of our FHLB stock. Audited financial statements for 2011 indicate FHLB Atlanta is profitable, with adequate liquidity. As a result, management concluded that the FHLB stock held to maturity is not impaired.

Therefore, as of March 31, 2012, management had the intent to hold all securities until they mature and concluded that it is not more likely than not that the Bank will be required to sell any of the securities in an unrealized loss position before they recover in value.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 3.      Securities (Continued)

The amortized cost and fair value of securities at March 31, 2012 and December 31, 2011, respectively, by contractual maturity, are shown below (dollars in thousands).

	Securities Available for Sale
March 31, 2012:	Amortized Cost	Fair Value

Due within one year	$983	$981
Due after one year through five years	80,505	80,946
Due after five years through ten years	37,937	38,266
Due over ten years	38,629	38,914

Total	$158,054	$159,107

December 31, 2011:
Due within one year	$1,432	$1,429
Due after one year through five years	57,151	57,244
Due after five years through ten years	37,073	37,432
Due over ten years	33,879	34,544

Total	$129,535	$130,649

Mortgage backed securities are included in the table above based on their contractual maturities.

During the quarters ended March 31, 2012 and 2011, the Bank recognized net gains of $384,000 and net losses of $6,000, respectively.

At March 31, 2012, and December 31, 2011, securities with a carrying value of $60.6 million and $24.5 million, respectively, were pledged to the State of Florida as collateral for deposits of public entities. At March 31, 2012, and December 31, 2011, securities with a carrying value of $49.2 million and $40.3 million, respectively, were pledged as collateral for securities sold under agreements to repurchase. At March 31, 2012 and December 31, 2011, respectively, one security with a carrying value of $200,000 was pledged to SunTrust Bank as collateral for a customer letter of credit.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Loans, Allowance and Asset Quality

The composition of net loans is as follows at March 31, 2012 and December 31, 2011, respectively (dollars in thousands).

	March 31, 2012		December 31, 2011
Commercial real estate	$101,890	43%	$82,615	45%
Construction loans	19,723	8%	17,083	9%
Commercial and industrial	16,326	7%	16,800	9%
Home equity lines of credit	6,454	3%	4,453	3%
Residential single family (includes loans held for sale, $417 and $237, respectively)	64,768	27%	38,793	21%
Residential multifamily	12,629	5%	8,019	4%
Consumer installment loans	15,071	7%	15,942	9%

	236,861	100%	183,705	100%

Less purchase discount	(309)		(330)

	236,552		183,375

Plus net deferred loan origination costs	1,252		1,081
Less allowance for loan losses	(4,406)		(3,057)

Net loans	$233,398		$181,399

The purchase discounts in the above table depict the remaining fair value adjustments for credit and market rate risk recorded as of October 23, 2009 for loans acquired in the merger between Panther and First National. Portions related to market rates are being accreted into income, under the interest method, as a yield adjustment over the life of the underlying loans.

Loan Origination/Risk Management

The Bank has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. Management evaluates credit risk on the following portfolio segments:

Commercial Real Estate Loans:   The Bank’s goal is to originate and maintain a high quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Bank. Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the underlying property. Secondarily, the Bank looks to the underlying collateral as a means of repayment. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.       Loans, Allowance and Asset Quality (Continued)

Construction Loans:  The Bank defines construction loans as loans where the loan proceeds are controlled by the Bank and used exclusively for the improvement of residential or commercial real estate in which the Bank holds a mortgage. These loans generally must be supported by an adequate “as completed” value of the underlying project. In addition to the underlying project, the financial history of the borrower weighs significantly in determining approval. The repayment of these loans is typically through permanent financing upon completion of the construction. Real estate construction loans are inherently more risky than loans on completed properties due to the unimproved nature and the financial risks of construction. Due to the inherent risk in this type of loan, they are subject to industry specific policy guidelines outlined in the Bank’s Loan Policy and are monitored closely.

Commercial and Industrial Loans:  Commercial credit is extended primarily to middle market customers. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition loans and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a substantial amount by the businesses’ majority owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Residential Single and Multifamily Loans:  The Bank originates fixed and adjustable rate residential real estate loans secured by one to four and, on a very limited basis, multifamily dwellings. First mortgage loan terms range from five to thirty years. In deciding whether to make a residential real estate loan, we consider the qualifications of the borrower as well as the value of the underlying property. The Bank typically sells the majority of our newly originated fixed-rate residential real estate loans and holds the adjustable rate residential real estate loans in portfolio. On a very limited basis, however, the Bank may occasionally hold fixed-rate residential loans with 15 and 30 year maturities.

Residential mortgages that are sold generally have recourse obligations if any of the first four payments become past due over 30 days under certain investor contracts and over 90 days under other investor contracts. The Bank may also be required to repurchase mortgages that do not conform to FNMA or FHLMC underwriting standards or that contain critical documentation errors or fraud. The Bank only originates for sale mortgages that conform to FNMA or FHLMC underwriting guidelines. The Bank has not sustained any recourse-related losses in its mortgage program. No recourse liability was recorded for these mortgages.

Consumer Installment Loans (including Home Equity Lines of Credit):  The Bank originates direct and indirect consumer loans. They mostly include residential home equity loans and lines, automobile and light duty truck loans, lot loans and personal lines of credit, secured and unsecured. Each loan type has a separate underwriting matrix including but not limited to debt to income ratio, term requirements, type of collateral and loan to collateral value, credit history and relationship with the borrower.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.       Loans, Allowance and Asset Quality (Continued)

Allowance For Loan Losses

The following tables illustrate certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for three months ended March 31, 2012 and 2011, respectively, (dollars in thousands).

	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total

The Bank’s activity in the allowance for loan losses is summarized below for the three months ended March 31, 2012:

Allowance For Loan Losses
Loans Originated Post Merger:
Beginning Balance	$398	$485	$604	$221	$135	$1,843
Provision	233	573	113	18	30	967
Charge Offs					28	28
Recoveries					23	23

Ending Balance Post Merger:	$631	$1,058	$717	$239	$160	$2,805

FMV of Loans Acquired:
Beginning balance	219	922	43	23	7	1,214
Provision	113	301	74	-	(1)	487
Charge Offs	100	-	-	-	-	100
Recoveries	-	-	-	-	-	-

Ending Balance FMV Loans:	$232	$1,223	$117	$23	$6	$1,601

Ending Balance Total Allowance:	$863	$2,281	$834	$262	$166	$4,406

The Bank’s activity in the allowance for loan losses is summarized below for the three months ended March 31, 2011:

Allowance For Loan Losses

Loans Originated Post Merger:
Beginning Balance	$122	$528	$26	$105	$98	$879
Provision	34	98	9	(19)	45	167
Charge Offs					2	2
Recoveries					-	-

Ending Balance Post Merger:	$156	$626	$35	$86	$141	$1,044

FMV of Loans Acquired:
Beginning balance	-	169	-	-	-	169
Provision	39	56	29	-	-	124
Charge Offs	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-

Ending Balance FMV Loans:	$39	$225	$29	$-	$-	$293

Ending Balance Total Allowance:	$195	$851	$64	$86	$141	$1,337

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Loans, Allowance and Asset Quality (Continued)

The following tables illustrate certain information with respect to our allowance for loan losses and the composition of impaired loans as of March 31, 2012 and December 31, 2011, respectively, (dollars in thousands).

	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total

The Bank’s allowance for loan losses impairment evaluation at March 31, 2012:

Ending balance: individually evaluated for impairment	$80	$-	$117	$-	$3	$200

Ending balance: collectively evaluated for impairment	1,028	2,016	728	268	166	4,206

Ending Balance Total Allowance:	$1,108	$2,016	$845	$268	$169	$4,406

The Bank’s loan balances based on impairment evaluation at March 31, 2012:

Ending balance: individually evaluated for impairment	$362	$833	$580	$-	$85	$1,860

Ending balance: collectively evaluated for impairment	83,422	100,828	19,143	16,314	14,985	234,692

Ending Balance Total Loans:	$83,784	$101,661	$19,723	$16,314	$15,070	$236,552

The Bank’s allowance for loan losses impairment evaluation at December 31, 2011:

Ending balance: individually evaluated for impairment	$100	$-	$-	$-	$-	$100

Ending balance: collectively evaluated for impairment	516	1,407	647	246	141	2,957

Ending Balance Total Allowance:	$616	$1,407	$647	$246	$141	$3,057

The Bank’s loan balances based on impairment evaluation at December 31, 2011:

Ending balance: individually evaluated for impairment	$157	$855	$-	$-	$110	$1,122

Ending balance: collectively evaluated for impairment	51,035	81,517	17,083	16,787	15,831	182,253

Ending Balance Total Loans:	$51,192	$82,372	$17,083	$16,787	$15,941	$183,375

The general loss reserve was $4.2 million as of March 31, 2012 and $3.0 million as of December 31, 2011. There were specific reserves of $200,000 on loans at March 31, 2012 and $100,000 at December 31, 2011. The increase in the general loss reserve was due to increases in net loans outstanding of $52 million, increased losses and deterioration in acquired loans for the period ended March 31, 2012.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.       Loans, Allowance and Asset Quality (Continued)

The below tables represent the loan portfolio, segmented by risk factors, as of March 31, 2012 and December 31, 2011, respectively (dollars in thousands).

As of March 31, 2012	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total Loans

Loans Originated Post Merger:
1- Risk Free	$-	$-	$-	$349	$672	$1,021
2- Excellent	-	822	-	675	400	1,897
3- Good	10,273	21,211	1,086	3,018	146	35,734
4- Satisfactory	68,284	60,483	18,057	11,919	13,481	172,224
5- Watch	-	929	-	-	-	929
6- OLEM	-	-	-	-	50	50
7- Substandard	-	2,848	-	-	-	2,848
8- Doubtful	-	-	-	-	-	-

FMV of Loans Acquired:
1- Risk Free	-	-	-	-	-	-
2- Excellent	-	-	-	-	40	40
3- Good	-	-	-	-	-	-
4- Satisfactory	4,865	10,081	-	304	246	15,496
5- Watch	-	547	-	-	-	547
6- OLEM	305	653	-	49	35	1,042
7- Substandard	57	4,087	463	-	-	4,607
8- Doubtful	-	-	117	-	-	117

Total	$83,784	$101,661	$19,723	$16,314	$15,070	$236,552

As of December 31, 2011	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total Loans

Loans Originated Post Merger:
1- Risk Free	$-	$-	$-	$359	$621	$980
2- Excellent	-	764	-	675	400	1,839
3- Good	974	15,539	4,047	2,726	579	23,865
4- Satisfactory	44,769	49,448	12,286	12,631	13,956	133,090
5- Watch	-	-	-	-	53	53
6- OLEM	-	-	-	-	-	-
7- Substandard	-	-	-	-	15	15
8- Doubtful	-	-	-	-	-	-

FMV of Loans Acquired:
1- Risk Free	-	-	-	-	-	-
2- Excellent	-	-	-	-	62	62
3- Good	-	-	-	-	-	-
4- Satisfactory	5,393	13,039	750	395	255	19,832
5- Watch	-	2,743	-	-	-	2,743
6- OLEM	-	-	-	-	-	-
7- Substandard	-	364	-	-	-	364
8- Doubtful	57	475	-	-	-	532

Total	$51,193	$82,372	$17,083	$16,786	$15,941	$183,375

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Loans, Allowance and Asset Quality (Continued)

The Bank applies internal risk ratings to all loans on a scale of 1 to 9. A description of the general characteristics of the nine risk grades are as follows:

1-Risk Free – Loans are of the highest quality. Very sound financial position, high liquidity, little or no leverage, strong capital position and cash flow, superior management, seasoned stable industry, unqualified audits. Refinancing is easily available at virtually any bank. Any loan fully secured by short term government or cash deposits.

2-Excellent  –  Excellent loans run from the upper end to the middle of the high quality range. Sound financial position, good liquidity, modest leverage, good cash flow, experienced management and good trends in established business. Generally receive unqualified audits. Refinancing available at most banks. Real estate loans with strong loan to value and debt service coverage ratios. Marketable collateral values substantiated, strong and liquid.

3-Good  –  Good financial condition, liquidity and a history of earnings with indications that the trend will continue, typical of industry. Working capital or cash flow sufficient to repay debt as scheduled. Handles credit needs in a satisfactory manner. Real estate loans with acceptable loan to value and debt service coverage ratios. Marketable collateral values substantiated and adequate. Secured loans granted to high net worth individuals with adequate liquidity to support the loans. Adequate liquidity will be calculated as cash and or marketable securities equal to the amount of the loan granted to the borrower. Secured loans granted to high net worth individuals with adequate liquidity to support the loans. Adequate liquidity will be calculated as cash and or marketable securities equal to the amount of the loan granted to the borrower.

4-Satisfactory – An established borrower that represents a reasonable credit risk. Satisfactory loans run from medium to lower medium quality range. Financial condition and performance is acceptable, but may be subject to significant fluctuations. During periods of economic downturn, the financial condition may become unstable. May include borrowers growing rapidly with high leverage. Secondary sources of repayment require significant attention and may include close monitoring of a borrowing base or comprehensive loan covenant protection. This category will frequently include loans that: Require special monitoring of any kind, such as wholesale auto financing (floor plans). Are guaranteed by an agency of the U.S. government such as the SBA. Involve speculative construction of the collateral. Involve an average borrower in a highly cyclical industry such as machine shops or construction.

5-Watch  –  Watch Loans identify borrowers who are significantly uncertain in their ability to maintain or improve their financial performance. Loans are of minimum acceptable quality. Financial condition is unstable and shows minimally acceptable support for credit accommodation. Historic financial performance may be inconsistent or uncertain. Borrower has demonstrated the ability to meet all contractual obligations; however, payments may at times be delayed. Secondary sources of repayment are adequate, but weakened somewhat by lack of liquidity or properly documented value.

This category will frequently include loans that:

•  Lack adequate successor management. Also, management expertise is limited to technical areas, while demonstrated weaknesses are found in finance or administration.

•  Involve administrative and handling costs which may be above average for the portfolio.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Loans, Allowance and Asset Quality (Continued)

•  Have no current financial statements and which are not fully secured by cash or marketable securities. Since an accurate assessment of an appropriate loan risk rating cannot be determined, the rating of 5 may be applied by default.

•  Liquidity is acceptable, but concentration in non-cash assets puts stress on solvency.

•  Infrequent overdrafts are quickly corrected.

•  Temporary documentation or collateral weaknesses, such as failure to be named as lender loss payee on insurance.

A specific action plan including measurable benchmarks will be developed by the responsible lender and his supervisor for review. Progress is monitored on an interim basis by the Loan Officer and reported at subsequent reviews as scheduled.

6-OLEM (Other Loans Especially Mentioned)    –  Assets have potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Other Loans Especially Mentioned assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

OLEM assets have potential weaknesses that may, if not checked or corrected, weaken the asset or inadequately protect the institution’s position at some future date. These assets pose elevated risk, but their weakness does not yet justify a substandard classification. Borrowers may be experiencing adverse operating trends:

•  Declining revenues or margins

•  An ill-proportioned balance sheet

¡    Example:    increasing inventory without an increase in sales, high leverage, tight liquidity).

•  Adverse economic or market conditions,

¡    Such as interest rate increases or entry of new competitor, may also support a OLEM rating

•  Non-financial reasons:

¡    Management problems

¡    Pending litigation,

¡    An ineffective loan agreement

¡    other material structural weakness

The OLEM rating is designed to identify a specific level of risk and concern about asset quality. Although an OLEM asset has a higher probability of default than a pass asset, its default is not imminent. OLEM is NOT a compromise between pass and substandard and should NOT be used to avoid exercising such judgment.

7-Substandard  –  A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so, classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Substandard assets have a high probability of payment default, or they have other well-defined weaknesses. They require more intensive supervision by bank management.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Loans, Allowance and Asset Quality (Continued)

Substandard assets are generally characterized by:

—	current or expected unprofitable operations
—	inadequate debt service coverage
—	inadequate liquidity
—	marginal capitalization

Repayment may depend on collateral or other credit risk mitigates. For some substandard assets, the likelihood of full collection of interest and principal may be in doubt; such assets should be placed on nonaccrual. Although substandard assets in the aggregate will have a distinct potential for loss, an individual asset’s loss potential does not have to be distinct for the asset to be rated substandard.

8-Doubtful  –  An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

A doubtful asset has a high probability of total or substantial loss, but because of specific pending events that may strengthen the asset, its classification as loss is deferred. Doubtful borrowers are usually in default, lack adequate liquidity or capital, and lack the resources necessary to remain an operating entity. Pending events can include:

—	Mergers
—	Acquisitions
—	Liquidations
—	Capital injections
—	The perfection of liens on additional collateral
—	The valuation of collateral
—	Refinancing

Generally, pending events should be resolved within a relatively short period and the ratings will be adjusted based on the new information. Because of high probability of loss, nonaccrual accounting treatment is required for doubtful assets.

9-Loss  –  Assets classified loss are considered uncollectible and such little value that their continuance as bankable assets is not warranted. This classification does not mean that the assets has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.

With loss assets, the underlying borrowers are often in bankruptcy, have formally suspended debt repayments, or have otherwise ceased normal business operations. Once an asset is classified loss, there is little prospect of collecting either its principal or interest. When access to collateral, rather than value of collateral, is the problem, a less severe classification may be appropriate. However, banks should not maintain an asset on the balance sheet it realizing its value would require long-term litigation or other lengthy recovery efforts. Losses are to be recorded in the period an obligation becomes uncollectible.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Loans, Allowance and Asset Quality (Continued)

Below are the statistics for past due and non-accrual loans, by portfolio segment, as of March 31, 2012 and December 31, 2011, respectively (dollars in thousands).

As of March 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 + Days Past Due	Non- Accrual	Total Past Due and Non- Accrual	Current	Total Loans	Current Non- Accrual Loans

Loans Originated Post Merger:
Residential single & multifamily	$-	$-	$-	$-	$-	$78,557	$78,557	$-
Commercial real estate	-	-	-	-	-	86,293	86,293	-
Construction loans	-	-	-	-	-	19,143	19,143	-
Commercial and industrial	-	-	-	-	-	15,961	15,961	-
Consumer and other	64	-	-	-	64	14,685	14,749	-

FMV of Loans Acquired:
Commercial real estate	-	-	-	1,980	1,980	13,388	15,368	1,980
Residential, consumer and other	-	-	-	637	637	5,844	6,481	580

Total Loans	$64	$-	$-	$2,617	$2,681	$233,871	$236,552	$2,560

As of December 31, 2011
Loans Originated Post Merger:
Residential single & multifamily	$-	$-	$-		$-	$45,743	$45,743	$-
Commercial real estate	-	-	-		-	65,751	65,751	-
Construction loans	-	-	-		-	16,333	16,333	-
Commercial and industrial	-	-	-		-	16,391	16,391	-
Consumer and other	56	54	-	15	125	15,499	15,624	-

FMV of Loans Acquired:
Commercial real estate	-	-	-	855	855	15,766	16,621	855
Residential, consumer and other	100	57	-	100	257	6,655	6,912	-

Total Loans	$156	$111	$-	$970	$1,237	$182,138	$183,375	$855

The Bank had no loans as of March 31, 2012 past due more than ninety days and still accruing.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.      Loans, Allowance and Asset Quality (Continued)

The following is a summary of information pertaining to impaired loans (dollars in thousands).

	As of March 31, 2012			Three Months Ended
				March 31, 2012

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With No Related Allowance Recorded:
Residential single & multifamily	$57	$100	$-	$57	$-
Commercial real estate	833	1,691	-	833	-
Construction loans	-	-	-	-	-
Commercial and industrial	-	-	-	-	-
Consumer and other	71	-	-	75	2

With An Allowance Recorded:
Residential single & multifamily	305	305	80	102	3
Commercial real estate	-	-	-		-
Construction loans	580	580	117	193	7
Commercial and industrial	-	-	-	-	-
Consumer and other	14	14	3	14	-

Total:
Residential single & multifamily	362	405	80	159	3
Commercial real estate	833	1,691	-	833	-
Construction loans	580	580	117	193	7
Commercial and industrial	-	-	-	-	-
Consumer and other	85	14	3	89	2

	$1,860	$2,690	$200	$1,274	$12

	As of December 31, 2011			Three Months Ended
				March 31, 2011

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With No Related Allowance Recorded:
Residential single & multifamily	$57	$100	$-	$-	$-
Commercial real estate	855	1,713	-	1,274	-
Construction loans	-	-	-	-	-
Commercial and industrial	-	-	-	-	-
Consumer and other	110	110	-	39	6

With An Allowance Recorded:
Residential single & multifamily	100	100	100	-	-
Commercial real estate	-	-	-	-	-
Construction loans	-	-	-	-	-
Commercial and industrial	-	-	-	-	-
Consumer and other	-	-	-	-	-

Total:
Residential single & multifamily	157	200	100	-	-
Commercial real estate	855	1,713	-	1,274	-
Construction loans	-	-	-	-	-
Commercial and industrial	-	-	-	-	-
Consumer and other	110	110	-	39	6

	$1,122	$2,023	$100	$1,313	$6

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 4.     Loans, Allowance and Asset Quality (Continued)

The following is a summary of information pertaining to loans modified as troubled debt restructurings for the periods below listed (dollars in thousands).

	Loans Modified as a TDR for the Three Months Ended
Troubled Debt Restructuring	March 31, 2012	March 31, 2011

Commercial Real Estate:
Number of loans	-	-
Pre-modification balances outstanding	$-	$-
Post-modification balances outstanding	$-	$-

Home Equity Lines of Credit:
Number of loans	-	-
Pre-modification balances outstanding	$-	$-
Post-modification balances outstanding	$-	$-

Construction Loans:
Number of loans	1	-
Pre-modification balances outstanding	$580	$-
Post-modification balances outstanding	$580	$-

Consumer Loans:
Number of loans	-	-
Pre-modification balances outstanding	$-	$-
Post-modification balances outstanding	$-	$-

Total Loans:
Number of loans	1	-
Pre-modification balances outstanding	$580	$-
Post-modification balances outstanding	$580	$-

The Bank had one commercial construction loan for $580,000 that was modified to interest only payments with rate reduction of 100 basis points.

There were no loans classified as troubled debt restructurings that defaulted during the period of 12 months from their modification date.

The Bank had one asset held as other real estate owned, with a valuation reserve, resulting in a net value of $694,000 at March 31, 2012. This asset was valued at $799,000 as of December 31, 2011.

Note 5.     Goodwill and Other Intangible Assets

Goodwill not subject to amortization of $3.9 million was recorded in conjunction with the business combination between First National and Panther. Additionally, an indefinite lived bank charter intangible asset of $1.2 million was recorded in conjunction with the business combination. Goodwill has been assigned to the Bank’s single reporting unit. Fair value of the Bank’s single reporting segment is determined using either discounted cash flow analyses based on internal financial forecasts or, if available, market-based valuation multiples for comparable businesses. No impairment was identified for the Bank’s goodwill as a result of the testing performed for the years ended December 31, 2011 and 2010.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 5.     Goodwill and Other Intangible Assets (Continued)

Intangible assets subject to amortization include the Bank’s trademarked logo. The carrying amount of this asset was $120,000 and $127,000 at March 31, 2012 and December 31, 2011, respectively. This asset is being amortized over a period of 20 years. Expected future amortization for each of the next five years is approximately $6,800.

Note 6.     Borrowings

Long Term Borrowings

The FHLB of Atlanta has extended credit availability to the Bank equal to approximately 20% of total assets or $73 million in remaining credit availability at March 31, 2012. All borrowings must be fully secured with eligible collateral. As of March 31, 2012, the Bank had $29.6 million in eligible loans pledged as collateral for advances listed in the schedule below (dollars in thousands).

	As of March 31, 2012
		Maturity		Advance
	Term	Date	Interest Rate	Amount
Fixed rate advance	3 years	02/03/15	0.66%	$3,000
Fixed rate advance	4 years	02/03/16	0.91%	3,000

Average weighted rate			0.79%	$6,000

Short Term Borrowings

The Bank had available credit of $25 million under unsecured federal funds lines of credit with two correspondent banks at March 31, 2012. There were no borrowings outstanding under the agreements at March 31, 2012 or December 31, 2011.

The Bank has securities sold under agreements to repurchase with commercial account holders whereby the Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by the Bank. The Bank had approximately $48 million and $39 million in such accounts as of March 31, 2012 and December 31, 2011, respectively. The average rate of interest paid for the three months ended March 31, 2012 was 0.39%.

Note 7.     Stock Options and Warrants

The Bank has two stock option plans, for (i) directors and (ii) officers and employees, with options outstanding at March 31, 2012 of 185,856 and 68,640, respectively. The maximum number of options that can be granted under both plans may not exceed 10% of outstanding common shares. There are 1,151,518 options available for grant between the plans.

Under the terms of the plans, employees’ options generally vest over a period of three years and have a life of ten years. The directors’ options generally vest over five years and have a life of ten years. New shares will be issued upon the exercise of options.

As of March 31, 2012, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the two plans.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 7.     Stock Options and Warrants (Continued)

There were no stock based compensation awards granted during the periods ended March 31, 2012 or 2011, respectively. The following table presents the activity of the Bank’s outstanding stock options and warrants, for the periods ended March 31, 2012 and 2011, respectively.

	For the Three Months Ended March 31,
	2012		2011

STOCK OPTIONS:	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Options outstanding, beginning of period	254,496	$7.58	277,728	$7.58
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options repurchased	-	-	-	-
Options expired	-	-	-	-

Options outstanding, end of period	254,496	$7.58	277,728	$7.58

Exercisable at end of period	254,496	$7.58	277,728	$7.58

Weighted Average Remaining Contractual Term		6.04 years		7.05 years

STOCK WARRANTS:
Warrants outstanding, beginning of period	1,633,443	$10.00	1,633,443	$10.00
Warrants granted (rights offering)	-	-	-	-
Warrants exercised	-	-	-	-
Warrants repurchased	-	-	-	-
Warrants expired (rights offering)	-	-	-	-

Warrants outstanding, end of period	1,633,443	$10.00	1,633,443	$10.00

Exercisable at end of period	1,633,443	$10.00	1,633,443	$10.00

Weighted Average Remaining Contractual Term		5.48 years		6.48 years

In accordance with the terms of the original offering prospectus dated July 14, 2009, and as part of the Agreement and Plan of Merger between Panther and First National, dated April 23, 2009, organizers and founders received organizer warrants to purchase 952,500 shares with a term of ten years and shareholder warrants to purchase 10,020 shares of common stock with a term of five years. Additionally, all other common shareholders received warrants to purchase a total of 671,054 shares with a term of ten years. All warrants were at an exercise price of $10 per share and immediately exercisable.

Note 8.      Loss Per Share

Basic loss per share represents the net loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance, determined using the treasury stock method. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and warrants.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 8.      Loss Per Share (Continued)

	For the Three Months Ended March 31,
Loss Per Common Share	2012	2011
Weighted average number of common shares outstanding:	14,060,143	5,310,523

Basic and diluted loss, per share	$(0.09)	$(0.17)

There is no dilutive effect from stock options or warrants. There were a total of 1,887,939 and 1,911,171 outstanding warrants and options, at March 31, 2012 and 2011, respectively, excluded from the calculation of diluted loss per share because the effect would be anti-dilutive.

Note 9.      Commitments and Contingencies

The Bank, in the normal course of business, is party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the statement of financial condition. The contractual amounts of these instruments reflect the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Following is a summary of off-balance sheet credit risk information (dollars in thousands).

	March 31, 2012	December 31, 2011

Commitments to extend credit	$43,385	$35,580
Standby letters of credit	$356	$506

Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment and residential and commercial real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Letters of credit are collateralized by certificates of deposit or other collateral. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank is required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount of the letter of credit. If the commitment is funded, the Bank is entitled to seek recovery from its customer. No liabilities were recorded for these guarantees at March 31, 2012.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 10.    Concentrations of Risk

The Bank is not party to any claims, lawsuits or other litigation that might have a material effect on its consolidated financial statements.

Most of the Bank’s business activity is with customers located within its primary market area, generally southwest Florida. Approximately 87% of the Bank’s loan portfolio at March 31, 2012 was concentrated in loans secured by real estate. Residential first mortgages and home equity lines of credit represent 30% of gross loans or approximately $71 million. Commercial real estate comprises 57% of gross loans or approximately $134 million. At March 31, 2012 and December 31, 2011, the Bank had no significant concentrations of credit risk with any individual counterparty.

At March 31, 2012, deposits of four customers individually exceeded 5% of total deposits. These deposits totaled approximately $83.5 million or 25% of total deposits. Of the $83.5 million, $37 million is represented by term CDs with the State of Florida and $27 million represents a customer relationship that is bound by contract through 2015. All of these deposits are deemed to be core relationships, as these accounts are all with the State and local community based businesses. Senior executive management has had substantial experience in retaining these relationships, not only with the current Bank, but with another bank which was led by the same senior executive management team. Management does not view this concentration as a liquidity risk. The interest rate paid on these deposits ranges between 0.30% and 0.58%. Additionally, repurchase agreements of one related party customer individually exceeded 5% of total repurchase agreements. This repurchase agreement totaled approximately $21.6 million or 45% of the balances outstanding at March 31, 2012.

Note 11.    Restrictions on Retained Earnings and Regulatory Matters

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At March 31, 2012, there were no retained earnings available for the payment of dividends.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all as defined in the regulations of the Federal Deposit Insurance Corporation (“FDIC”)). The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Management believes that the Bank met all capital adequacy requirements to which it was subject at March 31, 2012.

At March 31, 2012, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 11.    Restrictions on Retained Earnings and Regulatory Matters (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

As of March 31, 2012:

Total capital (to risk weighted assets):	$60,611	22.47%	$21,582	8.00%	$26,978	10.00%
Tier I capital (to risk weighted assets):	57,226	21.21	10,791	4.00	16,187	6.00
Tier I capital (to average assets):	57,226	13.04	17,561	4.00	21,951	5.00

As of December 31, 2011:

Total capital (to risk weighted assets):	$61,205	27.75%	$17,645	8.00%	$22,056	10.00%
Tier I capital (to risk weighted assets):	58,444	26.50	8,822	4.00	13,234	6.00
Tier I capital (to average assets):	58,444	15.74	14,854	4.00	18,568	5.00

The Bank is additionally required to maintain reserve requirements based on its specified deposit liabilities with the Federal Reserve Bank. The reserve requirements can be satisfied in the form of vault cash or average deposit balances with the Federal Reserve Bank.

Operating Agreement with the Office of the Comptroller of the Currency

In connection with the merger with Panther, we entered into an operating agreement with the OCC which contains specific terms related to our business plan, liquidity, profit plan and capital. The operating agreement sets forth the parameters under which we must operate in order to ensure that we are doing so in a safe and sound manner and in accordance with all applicable laws, rules and regulations. The operating agreement is subject to the broad enforcement powers granted to the OCC under federal laws.

The operating agreement is not construed as a “formal written agreement” within the meaning of several provisions of federal law; therefore, we are not prohibited from being considered “well capitalized” by virtue of entering into the agreement, and we are eligible to receive expedited treatment from the OCC for various applications which may be filed with the OCC in the future, such as opening branch offices, changing the main office location, applying for trust powers or seeking to effect business combinations.

In addition, we are not deemed to be in “troubled condition” by virtue of entering into the operating agreement, which would subject us to additional requirements to make any changes in directors and officers, and we are not subject to special restrictions related to procedures to make economic development, public welfare and community investment loans.

No Significant Deviation.    In addition to the OCC’s licensing requirements, the operating agreement prohibits us, without the approval of the OCC, from materially changing, or significantly deviating from, the business, business plan, structure, asset size and composition, management, operations, policies, procedures, markets and products of the business that was either conducted by us or proposed by the Bank at the time the application seeking the approval of the merger was filed with the OCC. A significant deviation or a material change has been interpreted by the OCC to include the following:

—	a projected increase of 10% or more in our adjusted total assets over a 12-month period;

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 11.    Restrictions on Retained Earnings and Regulatory Matters (Continued)

—

a projected increase of 15% or more, on an annualized basis, in existing products or services that individually account for greater than either 5% of our total assets or 10% of our total annual revenues; or

—	any change in our personnel, policies, procedures or operations that may have a material adverse impact on our operations or financial performance.

Approved Deviations from Operating Agreement.    The Bank has submitted one request to amend the operating agreement and several requests for significant deviations from its operating agreement. On each occasion, the Bank received no-objection responses from the OCC. The requests and responses are further described below:

The Bank received a letter of Non-Objection from the OCC dated January 20, 2010 responding to the Bank’s request to amend Sections 3 and 10 of Article IV of the Operating Agreement. The requested changes are described below:

—	Article IV, Section 3, reducing the requirement that the Bank maintain short-term investments of 15% of total liabilities to 6.5% of total liabilities; and

—	Article IV, Section 10, eliminating the requirement of compensating balances for credit extensions of $3,500,000 or greater.

The Bank received a second letter of Non-Objection from the OCC dated October 22, 2010 responding to the Bank’s request to implement a significant deviation or change from its previously approved business plan. The deviation or change in the business plan included a 3-Year Financial Plan dated October 11, 2010 and notes to the updated 3-Year Financial Plan reflecting the specific assumptions and actions incorporated into the updated 3-Year Financial Plan dated October 11, 2010. The OCC had no objection to the request, but until a demonstrated and sustainable record of sound, core profitability is achieved in the target markets of Collier and Lee counties, no geographic expansion, including acquisitions (FDIC-assisted or otherwise) or branching, will be approved outside the target markets except: 1) the specific expansion activities outlined in the approved 3-Year Financial Plan dated October 11, 2010, or 2) into directly-adjacent Charlotte County.

The Bank received a third letter of Non-Objection from the OCC dated December 6, 2010 responding to the Bank’s request to implement a significant deviation or change from its previously approved business plan. The deviation or change in the business plan included a potential capital injection; a potential in-market bank acquisition; a shareholder rights offering and the achievement of a sustainable record of sound, core profitability; and several FDIC-assisted transactions at intervals thereafter. In addition, the OCC’s restriction on geographic expansion described above continues to apply.

The Bank received a fourth letter of Non-Objection from the OCC dated March 2, 2011 responding to the Bank’s request to implement a significant deviation or change from its previously approved business plan. The deviation or change in the business plan related to changes to the previously submitted 3-Year Financial Plan and related notes and assumptions, dated October 11, 2010. The revised plan contained updated projections for the achievement of sustainable core profitability, and revised several other assumptions contained in the 3-Year Financial Plan. The OCC had no objections to the changes, but reiterated its comments contained in the previous Non-Objection letter dated December 6, 2010.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 11.    Restrictions on Retained Earnings and Regulatory Matters (Continued)

Business Plan.    We are required to operate or conduct business in a manner that is consistent with our most recent business plan that has been approved by the OCC. In addition, our board of directors is required to review quarterly and annual updates to the business plan, which updates must be submitted to the OCC for non-objection. Our board of directors must also ensure that we have processes, personnel and control systems in place to ensure that the business plan is properly implemented and adhered to by us.

Liquidity.  Our board of directors must take the immediate and continuing action to maintain our liquidity at a level that is sufficient to both sustain our current operations and withstand any extraordinary demands against our funding base. More specifically, the operating agreement contains liquidity restrictions that require us to maintain the following:

—	a net non-core funding dependence ratio not to exceed 25%;
—	short-term investments at least equal to 6.5% of total liabilities;
—	a net loan to funding ratio not to exceed 87%;
—	a ratio of 75% or less of customer repurchase agreements to total investments available for pledging; and
—

a minimum $5 million line of credit with a lending institution to be drawn upon as needed to support our funding needs, and if we are unable to obtain and maintain such line of credit, we may be required by the OCC to sell fixed assets.

In addition, our board of directors is required to:

—	review the results of monthly liquidity reviews which must be conducted by a committee of our board of directors;
—	adopt and implement, as well as ensure adherence to, a written liquidity, asset and liability management policy; and
—	maintain and review a loan report to monitor loan growth to ensure that loan growth is appropriately limited and does not exceed our ability to fund loan growth through core deposit growth.

Profit Plan.  Pursuant to the operating agreement, our board of directors was required to create a written profit plan to improve and sustain our earnings and to make sure that the appropriate processes, personnel and control systems are in place to ensure adherence to such plan. The profit plan must also include annual budgets which must be submitted to the OCC, as well as quarterly reports comparing our balance sheet and profit and loss statements with the projections contained in the profit plan.

Capital Plan.  Pursuant to the operating agreement, we must maintain Tier I capital at least equal to 8% of adjusted total assets. We were also required to develop, implement and ensure adherence to a three-year capital plan that sets forth specific plans for the maintenance of adequate levels of capital. The capital plan must be reviewed and updated annually by our board of directors and submitted to the OCC for approval.

Dividends.  In addition to the requirement that we are in compliance with federal banking laws applicable to the payment of dividends, we will only be permitted to declare and pay a dividend if we are in compliance with our approved capital plan, and we have received the prior written approval of the OCC to declare and pay any such dividend.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 11.      Restrictions on Retained Earnings and Regulatory Matters (Continued)

For the periods from October 23, 2009 through December 31, 2010, the Bank complied with all aspects of the operating agreement. Pursuant to the operating agreement, the Bank agreed to maintain a Tier I capital ratio of 8%. As of March 31, 2011, the Bank’s Tier I capital ratio was below 8% and would have required the Bank to notify regulators through the filing of the quarterly call report and to submit a plan to ensure compliance with the operating agreement. With the closing of the Private Placement offering (as more fully described in the Bank’s Form 8-K filed with the OCC on April 21, 2011) on April 29, 2011, the Bank’s Tier I capital ratio was again in compliance with the provisions of the operating agreement.

The Bank was in compliance with all other aspects of the operating agreement for the quarter ended March 31, 2012.

Note 12.    Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value is defined as the price that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level I: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•

Level II: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other observable inputs or can be corroborated by observable market data.

•	Level III: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 12.      Fair Value Measurements (Continued)

The following table sets forth the Bank’s investments which are measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011, respectively (dollars in thousands). Changes in fair value are recorded through other comprehensive income (loss).

March 31, 2012:	Level I	Level II	Level III	Total

U.S. Government agencies and government sponsored entities	$-	$34,724	$-	$34,724
Agency mortgage backed securities	-	65,403	-	65,403
Agency collateralized mortgage obligations	-	14,291	-	14,291
State, county and municipal	-	34,353	-	34,353
Corporate bonds	-	10,336	-	10,336

Total Assets	$-	$159,107	$-	$159,107

December 31, 2011:
U.S. Government agencies and government sponsored entities	$-	$32,391	$-	$32,391
Agency mortgage backed securities	-	44,408	-	44,408
Agency collateralized mortgage obligations	-	17,733	-	17,733
State, county and municipal	-	16,167	14,780	30,947
Corporate bonds	-	5,170	-	5,170

Total Assets	$-	$115,869	$14,780	$130,649

Following is a description of the methodologies for estimating the fair value of financial assets and financial liabilities, including financial instruments that are measured on the balance sheet at fair value on a recurring basis:

Securities available for sale:  Fair value measurements are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

There were transfers of 18 taxable municipal securities from Level III to Level II during the three months ended March 31, 2012. It has been concluded the assumptions used to price these securities, (the taxable municipals transferred into Level III during the year ended December 31, 2011), included quoted prices for identical or similar assets, therefore representing observable inputs. The table below presents a reconciliation of all assets measured at fair value on a recurring basis using significant unobservable inputs (Level III) for the periods below indicated (dollars in thousands).

	March 31, 2012	December 31, 2011

Beginning balance of recurring Level III assets	$14,780	$-
Total realized and unrealized gains (losses):
Included in earnings - realized	244	-
Included in earnings - unrealized	-	-
Included in other comprehensive income	176	-
Proceeds from maturities and payments, net	-	-
Level III assets sold, net of realized gains (losses)	(3,165)
Transfers into Level III	-	14,780
Transfers out of Level III	(12,035)	-

Total Assets	$-	$14,780

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 12.      Fair Value Measurements (Continued)

The carrying amounts and estimated fair values of the Bank’s financial instruments at March 31, 2012 and December 31, 2011, respectively, were as follows in the table below (in thousands). The fair value estimates presented are based on pertinent information available to management at the close of each period. Although management is not aware of any factors that would significantly affect the estimated fair values, they have not been comprehensively revalued for purposes of these financial statements since the statement of financial condition date. Current estimates of fair value may differ significantly from the amounts disclosed.

		Fair Value Measurements at March 31, 2012

Financial assets:	Carrying Amount	Level I	Level II	Level III	Total

Cash and interest bearing balances due from banks	$24,902	$24,902	$-	$-	$24,902
Bank certificates of deposit	13,425	13,472			13,472
Federal Reserve Bank and Federal Home Loan Bank stock	2,831			2,831	2,831
Loans, net	231,121		231,071		231,071
Loans held for sale	417		417		417
Accrued interest receivable	1,425		1,425		1,425

Financial liabilities:
Deposits	340,190		338,269		338,269
Securities sold under agreements to repurchase	48,420		48,420		- 48,420
Long term borrowings	6,000		5,955		5,955
Accrued interest payable	344		344		344

		Fair Value Measurements at December 31, 2011

Financial assets:	Carrying Amount	Level I	Level II	Level III	Total

Cash and interest bearing balances due from banks	$41,725	$41,725	$-	$-	$41,725
Bank certificates of deposit	13,775	13,843			13,843
Federal Reserve Bank and Federal Home Loan Bank stock	2,371			2,371	2,371
Loans, net	181,162		180,430		180,430
Loans held for sale	237		237		237
Accrued interest receivable	1,085		1,085		1,085

Financial liabilities:
Deposits	290,553		288,117		288,117
Securities sold under agreements to repurchase	38,580		38,580		- 38,580
Accrued interest payable	256		256		256

Following is a description of the methodologies for estimating the fair value of financial assets and financial liabilities, including financial instruments that are measured in the balance sheet at fair value on a non-recurring basis as disclosed above:

Cash and interest earning balances due from banks and Federal funds sold:    Due to the short-term nature of these instruments, fair values approximate their carrying amounts.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 12.      Fair Value Measurements (Continued)

Federal Reserve Bank and Federal Home Loan Bank Stock:  The fair values of Federal Reserve Bank and FHLB stock are estimated to approximate their historical cost. There are no ready trading markets for these assets. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost. The stock’s value is determined by the ultimate recoverability of the par value. The determination of whether the par value will ultimately be recovered is influenced by economic and legislative factors which influence the FHLB or Federal Reserve Bank and their related customers.

Loans, net:    The estimated fair value of fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using discount rates that reflect credit and interest rate risk inherent in the loan at the balance sheet date. The fair value of performing loans that re-price frequently approximates the carrying amount. The allowance for loan losses is considered by management to be a reasonable estimate of the impact of credit risk on the fair value of the loan portfolio.

Loans held for sale:    Mortgage loans originated and held for sale are carried at the lower of cost or estimated fair value. The Bank typically holds loans for a period not to exceed thirty days, therefore the carrying value equals fair value.

Accrued interest receivable:    The fair value of accrued interest receivable approximates the carrying amount.

Deposits: The fair value of demand deposits, including noninterest-bearing demand deposits, savings accounts, NOW accounts and money market deposits are subjected to a decay schedule then discounted using the LIBOR/swap curve. Fixed term certificates of deposit are valued by discounted cash flows using the interest rates currently being offered on deposits of similar remaining maturity.

Securities sold under agreements to repurchase:    The carrying value of securities sold under agreements to repurchase with maturities of less than 90 days approximates fair value.

Accrued interest payable:      The fair value of accrued interest payable approximates the carrying amount.

Off-balance-sheet instruments:    Loan commitments and standby letters of credit are negotiated at current market rates and are relatively short-term in nature. Therefore, their estimated fair value approximates the fees charged and is nominal at March 31, 2012.

First National Bank of the Gulf Coast and Subsidiary

Notes to Consolidated Financial Statements

Note 12.      Fair Value Measurements (Continued)

The following table sets forth the Bank’s assets which are measured at fair value on a non-recurring basis as of March 31, 2012 and December 31, 2011, respectively (dollars in thousands).

	Quantitative Information about Level III Fair Value Measurements

March 31, 2012:	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Assets
Loans, measured for impairment	$1,860	Appraisal of collateral	Appraisal and liquidation adjustments	0% to -10% (-10%)
Other real estate owned	694	Appraisal of collateral

Total Assets	$1,860

December 31, 2011:
Assets
Loans, measured for impairment	$852	Appraisal of collateral	Appraisal and liquidation adjustments	0% to -10% (-10%)
Other real estate owned	799	Appraisal of collateral

Total Assets	$1,651

Impaired loans: Loans, measured for impairment are based upon externally prepared estimates of the current fair value of the underlying collateral less estimated costs to sell. The Bank uses external appraisals to estimate fair value, which generally include Level III inputs which are not identifiable. The fair value includes qualitative adjustments by management and estimated liquidation expenses.

Other real estate owned: Other real estate owned consists of property acquired through, or in lieu of, loan foreclosure. The Bank uses external appraisals to estimate fair value. The valuation of other real estate owned represents the fair value less estimated selling costs.

Annex A

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

This REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Reorganization Plan”), dated as of June 26, 2012 is entered into between First National Bank of the Gulf Coast (the “Bank”), a national bank organized under the laws of the United States, and TGR Financial, Inc. (the “Holding Company”), a corporation organized under the laws of the State of Florida.

RECITALS:

The parties hereto acknowledge the following to be true and correct:

1. The Bank is a national bank duly organized under the laws of the United States and has its principal office and place of business in Naples, Florida. The Bank is authorized by its Articles of Association to issue up to 50,000,000 shares of common stock, par value $5.00 per share, 14,060,143 shares of which are issued and outstanding. There are 1,887,939 outstanding stock options and warrants to acquire shares of the common stock of the Bank.

2. The Holding Company is a corporation duly organized under the laws of the State of Florida, having its principal place of business in Naples, Florida. As of the Effective Date of the Share Exchange (as such terms are defined below), the Holding Company will have authorized and unissued 500,000,000 shares of common stock, $1.00 par value. In connection with the formation of the Holding Company, three (3) shares of Holding Company common stock have been issued at one dollar ($1.00) per share to three officers of the Holding Company. All such shares will be redeemed at one dollar ($1.00) per share upon the Effective Date.

3. The boards of directors of each of the Bank and the Holding Company desire to establish a holding company structure pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company.

4. The boards of directors of each of the Bank and the Holding Company have deemed advisable a share exchange transaction between the Bank and the Holding Company (the “Share Exchange”) in order to establish the holding company structure and have approved this Reorganization Plan and authorized its execution and delivery.

5. The parties intend that the Share Exchange shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

In consideration of these premises, the Bank and the Holding Company hereby enter into this Reorganization Plan and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

ARTICLE I

The Acquiring Corporation

The name of the acquiring corporation is TGR Financial, Inc. The name of the entity whose shares will be acquired is First National Bank of the Gulf Coast.

1

ARTICLE II

Terms and Conditions of the Exchange

1. When the Share Exchange becomes effective, the Holding Company shall immediately cause to be filed with the Department of State of the State of Florida the Amended and Restated Articles of Incorporation, a copy of which is attached to this Reorganization Plan as Exhibit A, and a Certificate of Designation, Preferences and Rights with respect to a new authorized series of “Series A Nonvoting Convertible Preferred Stock” of the Holding Company, a copy of which is attached to this Reorganization Plan as Exhibit B, and shall execute and deliver that certain Stockholders’ Agreement, by and among the Holding Company and certain shareholders of the Holding Company named therein.

2. When the Share Exchange becomes effective, each issued and outstanding share of common stock of the Bank (excluding shares held by shareholders who perfect their dissenters’ rights, if any) shall be automatically converted, without any action on the part of the holder, into the right to receive one share of common stock of the Holding Company. As a result of the Share Exchange, the Holding Company shall become the sole shareholder of the Bank, and the Bank will continue in existence as a wholly-owned subsidiary of the Holding Company. The articles of association, bylaws, corporate identity, charter, and officers and directors of the Bank will not be changed as a result of the Share Exchange. In addition, the three (3) shares of Holding Company common stock issued at one dollar ($1.00) per share to the three officers of the Holding Company in connection with the formation of the Holding Company will automatically be redeemed by the Holding Company on the Effective Date at one dollar ($1.00) per share. Consequently, as a result of the Share Exchange, the existing shareholders of the Bank will become the only shareholders of the Holding Company and the Holding Company will have 14,060,143 shares of common stock issued and outstanding (assuming no exercise of dissenters rights, no exercises of options or warrants and no issuances of common stock prior to the Effective Date).

3. When the Share Exchange becomes effective, each issued and outstanding option and warrant to acquire shares of common stock of the Bank shall be automatically converted into one option or warrant, as the case may be, to acquire one share of common stock of the Holding Company, upon the same terms and conditions as were in effect prior to the Share Exchange. Consequently, as a result of the Share Exchange, the Bank will have no outstanding options or warrants to acquire common stock of the Bank, and the Holding Company will have 254,496 outstanding options and 1,633,443 outstanding warrants to acquire common stock of the Holding Company (assuming no new awards or issuances, expirations, terminations or exercises of options or warrants prior to the Effective Date).

4. When the Share Exchange becomes effective, and in conjunction with the conversion of outstanding options of the Bank for options of the Holding Company, the Holding Company shall adopt and assume the Bank’s (i) Amended and Restated Officers’ and Employees’ Stock Option Plan and (ii) Amended and Restated Directors’ Stock Option Plan (collectively, the “Equity Plans”), copies of which are attached to this Reorganization Plan as Exhibit C and Exhibit D, respectively, which shall, thereafter, be plans of the Holding Company only. Each of the Holding Company options issued in connection with this Reorganization Plan shall be subject to the terms and conditions contained in the Equity Plans.

5. Consummation of the Share Exchange is conditioned upon approval by the holders of two-thirds (2/3) of the outstanding shares of the Bank as required by law, and upon the receipt of any required approvals from regulatory agencies, including the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System.

6. The Reorganization Plan shall be submitted to the shareholders of the Bank for approval at a special shareholders’ meeting to be called and held in accordance with the applicable provisions of

2

law and the Articles of Association and bylaws of the Bank. The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals, and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Share Exchange.

7. Upon satisfaction of the requirements of law and the conditions contained in this Reorganization Plan, the Share Exchange shall become effective upon the filing of the Articles of Share Exchange with the Department of State of the State of Florida (the “Effective Date”).

8. Whether or not the Share Exchange becomes effective, the Bank and the Holding Company shall each pay their own expenses, if any, incurred in connection with the transaction proposed herein.

9. Any shareholder of the Bank who votes against this Reorganization Plan or who gives notice of his or her dissent in writing to the presiding officer at or prior to the special meeting shall have the rights of a “dissenting shareholder” and the right to receive the value of his or her shares by providing a written request to the Bank within thirty (30) days after the consummation of the reorganization pursuant to Section Three of the National Bank Consolidation and Merger Act, 12 U.S.C. 215a(b) and (c).

10. Nothing in this Reorganization Plan, express or implied, other than the right to receive one share of common stock of the Holding Company in exchange for each outstanding share of common stock of the Bank, and the right to one option or warrant to acquire shares of the common stock of the Holding Company upon conversion of each outstanding option and warrant to acquire common stock of the Bank, all pursuant to this Reorganization Plan, is intended to or shall confer upon any person other than the parties hereto any rights, benefits, or remedies of any nature whatsoever under or by this Reorganization Plan.

ARTICLE III

Manner and Basis of Exchanging Shares, Options and Warrants

On the Effective Date:

1. Each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall, without any action on the part of the holder thereof, be converted into the right to receive one share of common stock of the Holding Company.

2. Each holder of common stock of the Bank shall cease to be a shareholder of the Bank and the ownership of all shares of the issued and outstanding common stock of the Bank shall thereupon automatically vest in the Holding Company as the acquiring corporation.

3. As of the Effective Date, until surrendered for exchange in accordance with this Reorganization Plan, each physical stock certificate theretofore representing common stock of the Bank (if any such physical certificates shall be outstanding) will be deemed to evidence the right to receive Holding Company stock. However, shareholders who do not surrender their Bank stock certificates will not be issued certificates representing the shares of Holding Company common stock and will not be paid dividends or other distributions. Any such dividends or distributions which such shareholders would otherwise receive will be held, without interest, for their accounts until surrender of their Bank stock certificates. The Holding Company shall not be obligated to deliver certificates for shares of Holding Company common stock to any former Bank shareholder until such shareholder surrenders his or her Bank stock certificates.

3

4. Each outstanding option and warrant of the Bank issued and outstanding immediately prior to the Effective Date shall, without any action on the part of the holder thereof, be converted into one option or warrant, as the case may be, entitling the holder thereof to acquire one share of common stock, per option or warrant, of the Holding Company upon the same terms and conditions as were in effect prior to the Share Exchange, and the terms and conditions of the options shall be governed by the Equity Plans.

5. Each holder of an outstanding option or warrant of the Bank shall cease to be a holder of such option or warrant of the Bank, and shall, thereafter, only be the holder of an option or warrant, as the case may be, to acquire common stock of the Holding Company.

6. As of the Effective Date, each physical option agreement and warrant certificate, if any, theretofore representing the right to acquire common stock of the Bank will be deemed to evidence the right to acquire Holding Company stock. The Holding Company shall not be obligated to deliver new agreements or certificates for options or warrants to acquire shares of Holding Company common stock to any former Bank option or warrant holder until such option or warrant holder surrenders his or her Bank option agreement(s) or warrant certificate(s).

7. After the Effective Date, the Bank’s shareholders will be furnished with instructions for surrendering their present stock certificates and for replacing any lost, stolen, or destroyed certificates.

ARTICLE IV

Termination

This Reorganization Plan may be terminated, in the sole discretion of the Bank’s or the Holding Company’s board of directors, at any time before the Effective Date if:

1. The number of shares of the Bank common stock that voted against approval of the reorganization or that have sought dissenter’s rights is great enough that completion of the reorganization is unlikely or inadvisable;

2. Any action, suit, proceeding, or claim is commenced or threatened that could make completion of the reorganization inadvisable;

3. It is likely that a regulatory approval will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of the Holding Company or the Bank following the Effective Date so as to render inadvisable the completion of the reorganization; or

4. Any other reason exists that makes completion of the share exchange inadvisable in the sole and exclusive judgment of the respective boards of directors.

Upon termination as provided in this Article IV, this Reorganization Plan shall be void and of no further force or effect, and there shall be no liability by reason of this Reorganization Plan or the termination thereof on the part of either the Bank, the Holding Company, or the directors, officers, employees, agents, or shareholders of either of them.

[Signatures Appear on Following Page]

4

IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Reorganization Plan to be executed and attested in counterparts by their duly authorized officers and directors, and their corporate seals to be hereunto affixed as of the day and year first above written.

FIRST NATIONAL BANK OF THE GULF COAST

/s/ Gary L. Tice
Name: Gary L. Tice
Title: Chairman and Chief Executive Officer

TGR FINANCIAL, INC.

/s/ Gary L. Tice
Name: Gary L. Tice
Title: Chairman and Chief Executive Officer

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TGR FINANCIAL, INC.

ARTICLE I

The name of the corporation is TGR Financial, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The street address and mailing address of the initial principal office of the Corporation and the initial registered office of the Corporation is 3560 Kraft Road, Naples, Florida 34105 and its initial registered agent at such address shall be Robert T. Reichert.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE IV

The Corporation has the authority to issue five hundred and twenty million (520,000,000) shares of stock, with a par value of $1.00 per share, which are divided into two classes as follows:

(i) five hundred million (500,000,000) shares of common stock (the “Common Stock”) which, except as specifically granted to any other class of stock set forth below, are entitled to unlimited voting rights in regard to the Corporation and to receive the net assets of the Corporation upon dissolution; and

(ii) twenty million (20,000,000) shares of preferred stock, which preferred shares may be issued in one or more series and shall have such designations, powers, preferences, rights, qualifications, limitations and restrictions as determined by the board of directors (the “Board”) of the Corporation under the provisions of Section 607.0602 of the Florida Business Corporation Act, or any successor statute.

ARTICLE V

The stockholders of the Corporation may not take action in any manner, including by written consent pursuant to Section 607.0704 of the Florida Business Corporation Act, except at a meeting of the stockholders duly called and held in accordance with the applicable provisions of the Florida Business Corporation Act, these Articles of Incorporation and the Bylaws of the Corporation.

ARTICLE VI

Subject to any additional vote required by these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Florida, these Articles of Incorporation or the Stockholders’ Agreement dated as of [    ],

2012, by and among the Corporation and the stockholders of the Corporation identified therein, as amended from time to time (the “Holding Company Stockholders’ Agreement”). Notwithstanding anything to the contrary contained in these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order to alter, amend or repeal Article II, Section 3, 12 or 13; Article IV, Section 1, 7, 8, 10 or 13; Article V, Section 1; Article VII; or Article IX of the Bylaws of the Corporation or to adopt any provision inconsistent therewith; provided, that any alteration, amendment or repeal that is proposed to make such sections of the Bylaws consistent with the terms of the Holding Company Stockholders’ Agreement shall only require the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

ARTICLE VII

Subject to any additional vote required by these Articles of Incorporation, the number of directors of the Corporation shall be not less than seven (7) directors or more than fifteen (15) directors, the exact number of directors to be determined in the manner set forth in the Bylaws of the Corporation and consistent with the terms of the Holding Company Stockholders’ Agreement; provided that the number of directors initially shall be thirteen (13). Directors may be removed from office by stockholders only for failure to qualify or for cause, or as otherwise provided in the Holding Company Stockholders’ Agreement.

ARTICLE VIII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or for any action taken in his or her capacity as a director, or any failure to take such action in his or her capacity as a director. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Florida Business Corporation Act in existence now or hereafter. If the Florida Business Corporation Act or any other law of the State of Florida is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act, as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation shall indemnify any director, officer, employee or agent of the Corporation, and may reimburse any of the foregoing for reasonable expenses actually incurred, or authorize advancement of expenses, in cases involving an administrative proceeding or civil action, in accordance with and to the fullest extent permitted or required by the laws of the State of Florida, including but not limited to, the Florida Business Corporation Act; provided that, notwithstanding anything to the contrary in these Articles of Incorporation, the Corporation is authorized to provide such indemnification through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the Florida Business Corporation Act. Without limiting the foregoing, the Corporation hereby agrees as follows:

1. Each person (and the heirs, executors or administrators of such person) (each such person, an “Indemnitee”) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article IX shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article IX shall be a contract right.

2. The Corporation hereby acknowledges that certain Indemnitees have certain rights to indemnification, advancement of expenses and/or insurance provided by an Investor Stockholder (as such term is defined in the Holding Company Stockholders’ Agreement) who is expressly permitted to designate a director of the Corporation pursuant to the Holding Company Stockholders’ Agreement and/or certain of their respective Affiliates (as such term is defined in Article XI) (each, a “Fund Indemnitor” and collectively, the “Fund Indemnitors”) and certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director of the Corporation. The Corporation hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to an Indemnitee are primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent required by subsection (1) of this Article IX, without regard to any rights such Indemnitee may have against any Fund Indemnitor, and (iii) it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or other recovery with respect to amounts for which the Corporation is liable pursuant to subsection (1) of this Article IX. The Corporation further agrees that no advancement or payment by a Fund Indemnitor on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation shall affect the foregoing and such Fund Indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. The Corporation and each Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this subsection (2) of this Article IX. The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the covered person shall be entitled to indemnification or advancement of expenses from both a Fund Indemnitor and the Corporation pursuant to Florida law, any agreement or articles of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or a Fund Indemnitor, as applicable.

3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the applicable law; provided, however, that such insurance shall not be used to pay or reimburse any such person for the cost of any judgment or civil money penalty assessed against such person in an administrative proceeding or civil action commenced by any federal banking agency.

4. The rights and authority conferred in this Article IX shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

5. Notwithstanding anything to the contrary in this Article IX, neither the amendment nor repeal of this Article IX, nor the adoption of any provision of these Articles of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by applicable law, any modification of law, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification, and all rights to indemnification and advancement of expenses granted herein arising out of any act or omission vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute or these Articles of Incorporation. Notwithstanding anything contained in these Articles of Incorporation to the contrary, in addition to any other vote required by applicable law, the affirmative vote of the holders of at least two-thirds (2/3) in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article VII, Article XI or this Article X of these Articles of Incorporation, or to adopt any provision inconsistent therewith; provided that any alteration, amendment or repeal that is proposed to make these Articles of Incorporation consistent with the terms of the Holding Company Stockholders’ Agreement shall require only the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

ARTICLE XI

1. Subject to this Article XI, any Investor Stockholder (as defined in the Holding Company Stockholders’ Agreement) (other than any Investor Stockholder that is an officer or employee of the Corporation or any of its subsidiaries) and any of its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any subsidiary thereof, and the Corporation, any subsidiary of the Corporation, the directors, the directors of any subsidiary of the Corporation and the other stockholders shall have no rights in and to such ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Corporation or any subsidiary thereof, shall not be deemed wrongful or improper.

2. To the fullest extent permitted by applicable law or regulation, no Investor Stockholder (other than any Investor Stockholder that is an officer or employee of the Corporation or any of its subsidiaries) and any of its directors, principals, officers, members, stockholders, limited or general partners, employees and/or other representatives (the “Investor Stockholder Equityholders”) and its or their Affiliates or director designees, shall be obligated to refer or present any particular business opportunity to the Corporation or any subsidiary thereof even if such opportunity is of a character that, if referred or presented to the Corporation or any subsidiary thereof, could be taken by the Corporation or any subsidiary thereof, and any such Investor Stockholder, Investor Stockholder Equityholder or any of its or their Affiliates, respectively, shall have the right to take for its own account (individually or as a partner, stockholder, member, participant or fiduciary) or to recommend to others such particular opportunity.

3. Except as otherwise provided by law, no act or omission by an Investor Stockholder, Investor Stockholder Equityholder or its or their Affiliates or director designees shall be considered contrary to (i) any fiduciary duty that such Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates or director designees may owe to the Corporation, its subsidiaries or any of its or their Affiliates or to any stockholder or by reason of such Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates or director designees being a stockholder of the Corporation, or (ii) any fiduciary duty of any director of the Corporation, its subsidiaries or any of its or their Affiliates who is also a director, officer or employee of an Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates to the Corporation, subsidiaries or any of its or their Affiliates, or to any stockholder thereof. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, its subsidiaries or any of its or their Affiliates, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article XI.

4. For purposes of this Article XI, “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity; provided that no stockholder of the Corporation shall be deemed, solely by reason of any investment in the Corporation or any rights related to such investment, (i) an Affiliate of any other stockholder or (ii) an Affiliate of the Corporation or any of its subsidiaries.

ARTICLE XII

In the event that any provision of these Articles of Incorporation (including any provision within a single Article, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

EXHIBIT B

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A NONVOTING CONVERTIBLE PREFERRED STOCK

OF

TGR FINANCIAL, INC.

Pursuant to Section 607.0602 of the Florida Business Corporation Act

TGR Financial, Inc., a corporation organized and existing under the Florida Business Corporation Act (the “Corporation”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors on May 21, 2012 adopted the following resolution creating a series of 7,050,000 shares of preferred stock designated as “Series A Nonvoting Convertible Preferred Stock,” par value of one dollar ($1.00) per share:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, par value of one dollar ($1.00) per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. Definitions. As used herein, the following terms have the following meanings:

(a) “Affiliate” has the meaning set forth in 12 C.F.R. §225.2(a) or any successor provision.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) A “business day” means any day other than a Saturday or a Sunday or a day on which banks in the State of Florida or New York are authorized or required by law, executive order or regulation to close.

(d) “By-Laws” means the Amended and Restated By-Laws of the Corporation, as amended and in effect from time to time.

(e) “Certificate” means a certificate representing one or more shares of Series A Preferred Stock.

(f) “Certificate of Designation” means this Certificate of Designation, Preferences and Rights of Series A Preferred Stock.

(g) “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as amended and in effect from time to time.

(h) “Common Stock” means the common stock of the Corporation, par value of one cent ($0.01) per share.

(i) “Corporation” means TGR Financial, Inc., a corporation organized and existing under the Florida Business Corporation Act, and any successor Person.

(j) “Dividends” has the meaning set forth in Section 3.

(k) “Permissible Transfer” means a transfer by the holder of Series A Preferred Stock (i) to an Affiliate of such holder or to the Corporation, (ii) in a widespread public distribution of Common Stock or Series A Preferred Stock, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the voting securities of the Corporation (not including voting securities such Person is acquiring from the transferor).

(l) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(m) “Reorganization Event” means (i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property or assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 3(b) below), of the Common Stock into securities including securities other than Common Stock.

(n) “Series A Liquidation Preference” has the meaning set forth in Section 4(b).

(o) “Series A Preferred Stock” has the meaning set forth in Section 2.

(p) “Voluntary Conversion” has the meaning set forth in Section 5(b)(i).

(q) “Voluntary Conversion Date” has the meaning set forth in Section 5(b)(i).

(r) “Voting Security” has the meaning set forth in 12 C.F.R. §225.2(q) or any successor provision.

2. Designation and Amount. There shall be a series of preferred stock of the Corporation, par value of one dollar ($1.00) per share, which shall be designated “Series A Nonvoting Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting that series shall be 7,050,000. Subject to Section 9 below, such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the Florida Business Corporation Act stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number that is less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of then outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance.

3. Dividends and Distributions; Adjustments for Combinations and Divisions of Common Stock.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative Dividends (as defined below) in the amounts determined as set forth in this Section 3, and no more. The Series A Preferred Stock will rank subordinate and junior to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock and shall rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to the issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). The holders of record of Series A Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as the Dividends paid on a share of Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless an identical Dividend is payable at the same time on the Series A Preferred Stock; provided, however, that if a stock Dividend is declared on Common Stock, the holders of Series A Preferred Stock will be entitled to a stock Dividend with respect to any shares of Series A Preferred Stock payable solely in shares of Series A Preferred Stock. Dividends that are payable on Series A Preferred Stock will be payable to the holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series A Preferred Stock will have no right to receive any Dividends.

(b) Subject to Section 6 below, in the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Series A Preferred Stock will, concurrently with the effectiveness of such event, be proportionately split, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Common Stock and Series A Preferred Stock outstanding immediately following such event shall bear the same relationship to each other as did the number of shares of Common Stock and Series A Preferred Stock outstanding immediately prior to such event.

4. Liquidation, Dissolution or Winding Up.

(a) Rank. The Series A Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank subordinate and junior in right of payment to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock and shall rank senior to the Common Stock in respect of the Series A Liquidation Preference as set forth below.

(b) Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any holders of securities to which the rights of the holders of the Series A Preferred Stock are subordinate or on parity, the holders of Series A Preferred Stock shall be entitled to receive, and no distribution shall be made to the holders of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up to the Series A Preferred Stock, unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount (the “Series A Liquidation Preference”) equal to the greater of (i) one tenth of one cent ($0.001) per share of Series A Preferred Stock and (ii) the amount the holder of such share of Series A Preferred Stock would receive in respect of such share if such share had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up (assuming the conversion of all shares of Series A Preferred Stock at such time, without regard to any limitations on conversion of the Series A Preferred Stock).

(c) Payments to Holders of Common Stock. Upon any voluntary liquidation, dissolution or winding up of the Corporation, and upon the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and any holders of securities to which the rights of the holders of Series A Preferred Stock are subordinate or on parity, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5. Transfer; Conversion.

(a) Transfer. Neither the initial holder of any share of Series A Preferred Stock nor any of its Affiliates shall be permitted to sell, transfer or otherwise dispose of such Series A Preferred Stock other than in a Permissible Transfer.

(b) Conversion.

(i) A holder of Series A Preferred Stock shall be permitted to convert shares of Series A Preferred Stock into shares of Common Stock (a “Voluntary Conversion”); provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 9.99% of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder and its Affiliates of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series A Preferred Stock). In any such conversion, each share of Series A Preferred Stock will convert into one share of Common Stock. To effect the Voluntary Conversion, the holder shall surrender (the date of such surrender, the “Voluntary Conversion Date”) the certificate or certificates evidencing such shares of Series A Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation and, in the case of uncertificated shares of Series A Preferred Stock, upon receipt of proper written instructions from the registered holder of such shares of Series A Preferred Stock or by such holder’s attorney duly authorized in writing, and upon compliance with appropriate procedures that may be reasonably required by the Corporation. Upon the surrender of such certificate(s) or uncertificated shares, the Corporation will issue and deliver at such holder a certificate or certificates, or uncertificated shares, for the number of shares of Common Stock into which the Series A Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Series A Preferred Stock, a certificate or certificate(s), or uncertificated shares, representing the number of shares of Series A Preferred Stock that were not converted to Common Stock.

(ii) Shares of Series A Preferred Stock converted in accordance with this Section 5 will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(iii) Prior to the close of business on the Voluntary Conversion Date with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such shares of Series A Preferred Stock, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock (including voting rights) by virtue of holding such share of Series A Preferred Stock.

(iv) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(c) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or the By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, including Section 3(b) and this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the adjustment and conversion rights of the holders of the Series A Preferred Stock against impairment. Nothing in this Section 5(c) shall be deemed to grant approval or voting rights to the holders of Series A Preferred Stock that are in addition to those set forth in Section 9 hereof.

(d) Reservation of Shares Issuable upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; provided that if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

6. Reorganization Events.

(a) So long as any shares of Series A Preferred Stock are outstanding, if there occurs a Reorganization Event, then a holder of shares of Series A Preferred Stock shall, effective as of the consummation of such Reorganization Event, automatically receive for such Series A Preferred Stock the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which the number of shares of Series A Preferred Stock held by such holder would then be convertible, provided that if upon receipt of such securities, cash and other property, such holder, together with all Affiliates of the holder, would own or control in the aggregate more than 9.99% of any class of Voting Securities of the Person surviving such Reorganization

Event or the parent company of such Person, then, in lieu of the foregoing, each share of Series A Preferred Stock that would cause such holder, together with all Affiliates of the holder, to own or control in the aggregate more than 9.99% of any class of Voting Securities of the Person surviving such Reorganization Event or the parent company of such Person, shall remain outstanding or shall be converted into a substantially identical preference security (with the same limitations on voting rights and conversion as the Series A Preferred Stock as contained in Sections 5 and 8 of this Certificate of Designation) of the Person surviving such Reorganization Event or the parent company of such Person, but in each case each such share of Series A Preferred Stock or such preference security shall not be convertible into Common Stock, but rather shall be convertible into the type and amount of securities, cash and other property to which a holder of one share of Common Stock would have been entitled to receive upon such Reorganization Event.

(b) In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the holders of Series A Preferred Stock shall be entitled to participate in such elections as if they had converted all of their Series A Preferred Stock into Common Stock immediately prior to the election deadline.

7. Maturity; Redemption. The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation. The Series A Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series A Preferred Stock at any time. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series A Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series A Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

8. Voting Rights. The holders of Series A Preferred Stock will not have any voting rights, except as provided in Section 9 below or as otherwise from time to time required by law.

9. Protective Provisions.

(a) So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation will not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, whether or not such approval is required by Florida law (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series A Preferred Stock, (ii) increase or decrease the authorized number of shares of Series A Preferred Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action, that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Series A Preferred Stock.

(b) In the event that the Corporation makes (i) an offer to repurchase shares of Common Stock from all of the holders thereof, or (ii) a tender offer for any shares of Common Stock, the Corporation shall also offer to repurchase or make a tender offer for, as applicable, shares of Series A Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase and otherwise on terms which would provide the holders of the Series A Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series A Preferred Stock were so converted.

10. Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder’s address as it appears on the books of the Corporation.

11. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

12. Preemptive Rights. The holders of Series A Preferred Stock are entitled to the preemptive or preferential rights to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation pursuant to Section 5.04 of the Stockholders’ Agreement, dated as of [—], between the Corporation and the other parties thereto.

13. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Corporation’s transfer agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

14. Other Rights. The shares of Series A Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by the undersigned officer this [—] day of [—], 2012.

TGR FINANCIAL, Inc.

By:
Name:
Title:

EXHIBIT C

AMENDED AND RESTATED OFFICERS’ AND EMPLOYEES’ STOCK OPTION PLAN

FIRST NATIONAL BANK OF THE GULF COAST

AMENDED AND RESTATED

OFFICERS’ AND EMPLOYEES’ STOCK OPTION PLAN

THIS AMENDED AND RESTATED OFFICERS’ AND EMPLOYEES’ STOCK OPTION PLAN (the “Plan”) is made effective this 29th day of April, 2011.

WHEREAS, Panther Community Bank, N.A. n/k/a First National Bank of the Gulf Coast, a national association (the “Bank”), adopted a Officers’ and Employees Stock Option Plan as approved by Panther Community Bank’s Shareholders and dated June 11, 2007 (the “Original Plan”), to govern the grant of options to officers and employees ; and

WHEREAS, the Board of Directors have resolved to amend and restate the Original Plan in accordance with the terms and conditions of the Original Plan; and

WHEREAS, the amendments to the Plan approved by the Board of Directors are authorized under Article IX of the Original Plan:

NOW THEREFORE, The Original Plan is hereby Amended and Restated in its entirety as follows:

ARTICLE I

Definitions

As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a) “Bank” shall mean First National Bank of the Gulf Coast, a national association f/k/a Panther Community Bank, N.A., a national banking association.

(b) “Board” or “Board of Directors” shall mean the board of directors of the Bank.

(c) “Change of Control” shall be deemed to have occurred if an entity or person (including a “Group”) as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, which is not a beneficial owner (as defined in Rule 13d-3 promulgated thereunder) of more than 10% of the outstanding Stock as of the date the Bank commences a banking business, becomes the beneficial owner after such date of shares of Bank Stock having 50% or more of the total number of votes that may be cast for the election of directors of the Bank (excluding any transaction which results in the formation by the Bank of a bank holding company owned substantially by all of the former shareholders of the Bank).

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended, unless otherwise specifically provided herein.

(e) “Employee” shall mean any individual who is employed with the Bank as an officer or employee.

(f) “Incentive Stock Option” shall have the meaning given to it by Section 422 of the Code.

(g) “Nonemployee Director” shall mean a member of the Board who is not an Employee.

(h) “Nonstatutory Stock Option” shall mean any Option granted by the Bank pursuant to this Plan which is not an Incentive Stock Option.

(i) “Option” shall mean an option to purchase Stock granted by the Bank pursuant to the provisions of this Plan.

(j) “Option Price” shall mean the purchase price of each share of Stock subject to Option, as defined in Section 5.2 hereof.

(k) “Optionee” shall mean an Employee who has received an Option granted by the Bank hereunder.

(l) “Plan” shall mean this First National Bank of the Gulf Coast Amended and Restated Officers’ and Employees’ Stock Option Plan.

(m) “Service” shall mean the tenure of an individual as an Employee of the Bank.

(n) “Stock” shall mean the common stock of the Bank, par value $5.00 per share, or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Bank or some other corporation, such other stock or securities.

(o) “Stock Option Agreement” shall mean the agreement between the Bank and the Optionee under which the Optionee may purchase Stock pursuant to the Plan.

(p) “Compensation Committee” shall mean such Board committee as may be designated by the Board to administer the Plan.

ARTICLE II

The Plan

2.1 Name. This plan shall be known as the “First National Bank of the Gulf Coast Officers’ and Employees’ Stock Option Plan.”

2.2 Purpose. The purpose of the Plan is to advance the interests of the Bank and its shareholders by affording to the Employees of the Bank an opportunity to acquire or increase their proprietary interest in the Bank by the grant of Options to such Employees under the terms set forth herein. By thus encouraging such Employees to become owners of Stock of the Bank, the Bank seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Bank in large measure depends.

2.3 Effective Date. The Plan shall become effective on the later of the (i) approval of the amendments to the Original Plan by the Bank’s Board of Directors, or (ii) execution of the Plan by the Chief Executive Officer of the Bank.

2.4 Participants. Only Employees of the Bank shall be eligible to receive Options under the Plan.

ARTICLE III

Plan Administration

3.1 Compensation Committee. This Plan shall be administered by the Compensation Committee.

3.2 Power of the Compensation Committee. The Compensation Committee shall have full authority and discretion: (a) to determine, consistent with the provisions of this Plan, which of the Employees will be granted Options to purchase any shares of Stock which may be issued and sold hereunder as provided in Section 4.1 hereof, the times at which Options shall be granted, and the number of shares of Stock covered by each Option; (b) to determine whether the Options granted pursuant to this Plan shall be Incentive Stock Options or Nonstatutory Stock Options; (c) to construe and interpret the Plan; (d) to determine the terms and provisions of each respective Stock Option Agreement, which need not be identical; and (e) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding upon all persons for all purposes. Unless otherwise indicated by the Compensation Committee, Options granted pursuant to this Plan shall be Incentive Stock Options.

ARTICLE IV

Shares of Stock Subject to Plan

4.1 Limitations. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the number of shares of Stock which may be issued and sold hereunder pursuant to Stock Option Agreements shall not exceed one hundred sixty thousand (160,000) shares. Shares issued pursuant to the exercise of Options shall be issuable only from authorized and unissued shares.

4.2 Options Granted Under Plan. Shares of Stock with respect to which an Option granted hereunder shall have been exercised shall not again be available for Option hereunder. If Options granted hereunder shall terminate for any reason without being wholly exercised, then the Compensation Committee shall have the discretion to grant new Options to Optionees hereunder covering the number of shares to which such terminated Options related.

4.3 Stock Adjustments; Mergers and Combinations. Notwithstanding any other provision in this Plan, if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Bank or of any other corporation by reason of any merger, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, or stock dividend, the total number of shares set forth in Section 4.1 of the Plan and Section 4.1 of the Bank’s Directors’ Stock Option Plan shall be proportionately and appropriately adjusted by the Compensation Committee; provided, however, the maximum number of shares that may be issued under both the Plan and the Directors’ Stock Option Plan shall not exceed 10% of the issued and outstanding shares of Stock in the aggregate, calculated on a net-settlement basis.

4.4 Acceleration of Option Exercise. Subject to Section 4.3, upon dissolution or liquidation of the Bank, any merger or combination in which the Bank is not a surviving corporation, or sale of substantially all of the assets of the Bank is involved, or upon any Change of Control, the Optionee shall have the right to exercise his Option thereafter in whole or in part notwithstanding the provisions of Section 5.3 hereof, to the extent that it shall not have been exercised.

ARTICLE V

Options

5.1 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting of the Compensation Committee authorizing the same and by a written Stock Option Agreement dated as of the date of grant and executed by the Bank and the Optionee, which Stock Option Agreement shall set forth such terms and conditions as may be determined by the Compensation Committee to be consistent with the Plan and shall indicate whether the Option that it evidences is intended to be an Incentive Stock Option or a Nonstatutory Stock Option.

5.2 Option Price. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the Option Price of each share of Stock subject to Option shall be the greater of Ten and 00/100 Dollars ($10.00) or the fair market value of the Stock on the date of grant. If the Stock is publicly held and actively traded in an established market on the date of grant, then the fair market value of the Stock on the date of grant shall be determined by the Board of Directors by any reasonable method using market quotations. If the Stock is not publicly held and actively traded in an established market on the date of grant, then the fair market value of the Stock on the date of grant shall be determined in good faith by the Board of Directors using any reasonable method (and the book value of such shares may be substituted for the fair market value). Notwithstanding the foregoing, at no time shall the exercise price be less than the fair market value of the shares on the date the Option is granted or the par value thereof as determined by the Board of Directors.

5.3 Option Exercise. Options may be exercised in whole or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof. Each Option shall become exercisable in the following manner:

(i)	During the first year after the date of grant of the Options, no portion of the Options shall be exercisable;

(ii)	During the second year after the date of grant of the Options, thirty-three percent (33%) of the Options shall be exercisable;

(iii)	During the third year after the date of grant of such Options, sixty-six percent (66%) of the Options shall be exercisable; and

(iv)	During the fourth and each succeeding year after the date of grant of such Options, such Options shall be exercisable as to all shares covered by such Options.

Other than as set forth in Section 5.5 (d) and notwithstanding any other provision in this Plan, no option granted under the Plan may be exercised more than ten (10) years after the date on which it is granted. All Options granted under the Plan will be Net-Settled Options. Upon exercise, the Company shall withhold such numbers of shares of stock then issuable upon exercise of the Option as shall have an aggregate Fair Market Value equal to the Option Price for the shares being acquired upon exercise of the Option. In addition to the Exercise Price, the Bank shall withhold from the number of shares issued the number of shares equal to the minimum statutory withholding in effect at the time of the Exercise. The Optionee shall be responsible for any additional federal, state and local withholding or employment taxes, if any, applicable to the taxable income of the Optionee resulting from such exercise, and any sales, transfer or similar taxes imposed with respect to the issuance or transfer of shares of stock in connection with such net-settled exercise. Options shall be exercised by Optionee providing written notice of intent to exercise the Option with respect to a specific number of shares which shall be delivered by hand delivery, by overnight delivery, signature required or by certified U.S. Mail, return receipt requested, to the Bank’s principal office.

5.4 Nontransferability of Option. No Option shall be transferred by an Optionee otherwise than by will or the laws of descent and distribution. During the lifetime of an Optionee, the Option shall be exercisable only by him or by his legal guardian or personal representative, or by an individual holding on behalf of the Optionee a valid Durable Power of Attorney.

5.5 Effect of Death, Disability, Retirement, or Other Termination of Service.

(a) If an Optionee’s Service with the Bank shall be terminated for “cause,” as defined in Section 5.5 (b) hereof, then any Options held by the Optionee, which are vested and unexercised may be exercised within ninety (90) days from the date on which the Optionee is first notified in writing by the Bank of such termination for cause

(b) For purposes of this Section 5.5, termination for “cause” shall mean termination for the Optionee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, violation of any law, rule, or regulation (other than traffic violations or similar offenses), violation of any agreement or order with any bank regulatory agency, or failure by the Optionee to perform his stated duties.

(c) If an Optionee’s Service with the Bank shall be terminated for any reason other than for cause (as defined in Section 5.5 (b) hereof) and other than the retirement after age fifty-nine and one-half (59.5) or the disability (as defined in Section 5.5(e) hereof) or death of the Optionee, then any Options held by such Optionee, which are vested but unexercised may be exercised within ninety (90) days of the date of such termination of Service.

(d)

If an Optionee’s Service with the Bank shall be terminated by reason of retirement from active employment with the Bank (or a Related Company) under the Bank’s retirement plan or policy, or death or disability (as defined in Section 5.5 (c) hereof) of the Optionee, then the Optionee or personal representative or administrator of the estate of the Optionee or the successor Trustee of the Optionee’s Trust containing dispositive provisions, or the person or persons to whom the Option granted hereunder shall have been validly transferred by the personal representative or administrator pursuant to the Optionee’s will or the laws of descent and distribution, as the case may be, shall have the right to exercise the Optionee’s vested portion of any Options at any time during the option term as defined in the Optionee’s award agreement, subject to compliance with Code Section 409A. Notwithstanding anything to the contrary contained in the Plan, for all Nonstatutory Stock Options (as defined in the Plan) granted after June 28, 2010 (the date on which this amended Section 5.5(d) was approved by the Board of Directors of the Bank), in the event of the death of the Optionee, the Options must be exercised prior to the expiration of the Option or within ninety (90) days from the date of Optionee’s death, whichever is later.

(e) For purposes of this Section 5.5, the terms “disability” and “disabled” shall have the meaning set forth in the principal disability insurance policy or similar program then maintained by the Bank on behalf of its employees or, if no such policy or program is then in existence, the meaning then used by the United States Government in determining persons eligible to receive disability payments under the social security system of the United States.

(f)

No transfer of an Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Bank unless the Bank shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Bank may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

5.6 Rights as Shareholder. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares of Stock subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein.

5.7 Investment Intent. Upon or prior to the exercise of all or any portion of an Option, the Optionee shall furnish to the Bank in writing such information or assurances as, in the Bank’s opinion, may be necessary to enable it to comply fully with the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable statutes, rules, and regulations. Without limiting the foregoing, if a registration statement is not in effect under the Securities Act of 1933, as amended, with respect to the shares of Stock to be issued upon exercise of an Option, the Bank shall have the right to require, as a condition to the exercise of such Option, that the Optionee represent to the Bank in writing that the shares to be received upon exercise of such Option will be acquired by the Optionee for investment and not with a view to distribution and that the Optionee agree, in writing, that such shares will not be disposed of except pursuant to an effective registration statement, unless the Bank shall have received an opinion of counsel reasonably acceptable to it to the effect that such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended. The Bank shall have the right to endorse on certificates representing shares of Stock issued upon exercise of an Option such legends referring to the foregoing representations and restrictions or any other applicable restrictions on resale or disposition as the Bank, in its discretion, shall deem appropriate.

ARTICLE VI

Incentive Stock Options

6.1 Requirements. All Incentive Stock Options granted pursuant to the terms of this Plan shall be subject to the additional limitations and restrictions as set forth in the Code and in this Article VI. Any Option granted pursuant to this Plan which does not fulfill all of the provisions of this Article VI shall not be an Incentive Stock Option and thus shall be a Nonstatutory Stock Option.

6.2 Grant Period. All Incentive Stock Options granted hereunder must be granted within ten (10) years from the earlier of: (a) the date the Plan is adopted by the Board; or (b) the date the Plan is approved by the shareholders of the Bank.

6.3 Eligibility. The Compensation Committee shall determine which Employees shall receive Incentive Stock Options. No member of the Compensation Committee is eligible to receive Incentive Stock Options. Incentive Stock Options may not be granted to any Employee who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Bank unless: (a) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of its grant; and (b) the Option Price of the shares covered by such Incentive Stock Option is not less than one hundred and ten percent (110%) of the fair market value of such shares on the date that such Incentive Stock Option is granted.

6.4 Special Rule Regarding Exercisability. If, for any reason, any Option granted hereunder which is intended to be an Incentive Stock Option shall exceed the limitation on exercisability contained in the Code at any time, such Options shall nevertheless be exercisable, but: (a) any exercise of such Option shall be deemed to be an exercise of an Incentive Stock Option first until the portion of such Option qualifying as an Incentive Stock Option shall have been exercised in full; and (b) the portion of such Option in excess of the foregoing limitation on exercisability shall be deemed to be a Nonstatutory Stock Option.

ARTICLE VII

Nonstatutory Stock Options

The Compensation Committee may grant Nonstatutory Stock Options under this Plan. Such Nonstatutory Stock Options must fulfill all of the requirements of all provisions of this Plan except for those contained in Article VI hereof. Subject to the approval and acceptance of the Compensation Committee, any Employee who is granted a Nonstatutory Stock Option pursuant to this Plan shall be entitled to elect to surrender all or any part of such Nonstatutory Stock Option to the Bank and receive, in exchange, an Incentive Stock Option covering the same number of shares as those with respect to which the Nonstatutory Stock Option was surrendered. Any such election shall be valid and effective only upon its approval and acceptance by the Compensation Committee.

ARTICLE VIII

Stock Certificates

The Bank shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or of any portion thereof, prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed, if any;

(b) The completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory agency, which the Bank shall in its sole discretion determine to be necessary or advisable;

(c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Bank shall in its sole discretion determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the exercise of the Option as the Bank from time to time may establish for reasons of administrative convenience.

ARTICLE IX

Termination, Amendment, and Modification of Plan

The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that no such action of the Board without approval of the shareholders of the Bank may increase the total number of shares of Stock subject to the Plan except as contemplated in Section 4.3 hereof or alter the class of persons eligible to receive Options under the Plan, and provided further that no termination, amendment, or modification of the Plan shall without the written consent of the Optionee of such Option adversely affect the rights of the Optionee with respect to an Option or the unexercised portion thereof.

Notwithstanding any other provision of this Plan, the Bank’s primary federal bank regulator shall at any time have the right to direct the Bank to require Optionees to exercise their Options or forfeit their Options if the Bank’s capital falls below the minimum requirements, as determined by such federal bank regulator.

ARTICLE X

Miscellaneous

10.1 Service. Nothing in the Plan or in any Option granted hereunder or in any Stock Option Agreement relating thereto shall confer upon any Employee the right to continue in the Service of the Bank.

10.2 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Bank, nor shall the Plan preclude the Bank from establishing any other forms of incentive or other compensation for directors, officers, or employees of the Bank.

10.3 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Bank.

10.4 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

10.5 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of Florida.

10.6 Headings, etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

10.7 Severability. If any provision or provisions of this Plan shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer of the Bank has signed this Plan for and on behalf of the Bank.

/s/ Gary L. Tice
Gary L. Tice, Chief Executive Officer

Dated: April 29, 2011

EXHIBIT D

AMENDED AND RESTATED DIRECTORS’ STOCK OPTION PLAN

FIRST NATIONAL BANK OF THE GULF COAST

AMENDED AND RESTATED

DIRECTORS’ STOCK OPTION PLAN

THIS AMENDED AND RESTATED DIRECTORS’ STOCK OPTION PLAN (the “Plan”) is made effective this 29th day of April, 2011.

WHEREAS, Panther Community Bank, N.A. n/k/a First National Bank of the Gulf Coast, a national association (the “Bank”), adopted a Directors’ Stock Option Plan as approved by Panther Community Bank’s Shareholders and dated June 11, 2007 (the “Original Plan”), to govern the grant of options to Directors of the Bank; and
WHEREAS, the Board of Directors have resolved to amend and restate the Original Plan in accordance with the terms and conditions of the Original Plan; and

WHEREAS, the amendments to the Plan approved by the Board of Directors are authorized under Article VII of the Original Plan:

NOW THEREFORE, The Original Plan is hereby Amended and Restated in its entirety as follows:

ARTICLE I

Definitions

As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a) “Bank” shall mean First National Bank of the Gulf Coast, a national association f/k/a Panther Community Bank, N.A., a national banking association.

(b) “Board” or “Board of Directors” shall mean the board of directors of the Bank.

(c) “Change of Control” shall be deemed to have occurred if an entity or person (including a “Group”) as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, which is not a beneficial owner (as defined in Rule 13d-3 promulgated there under) of more than 10% of the outstanding Stock as of the date the Bank commences a banking business, becomes the beneficial owner after such date of shares of Bank Stock having 50% or more of the total number of votes that may be cast for the election of directors of the Bank (excluding any transaction which results in the formation for the Bank of a bank holding company owned by substantially all of the former shareholders of the Bank).

(d) “Director” shall mean any individual who is serving as a director of the Bank.

(e) “Option” shall mean an option to purchase Stock granted by the Bank pursuant to the provisions of this Plan.

(f) “Option Price” shall mean the purchase price of each share of Stock subject to Option, as defined in Section 5.2 hereof.

(g) “Optionee” shall mean a Director who has received an Option granted by the Bank hereunder.

(h) “Plan” shall mean this First National Bank of the Gulf Coast Amended and Restated Directors’ Stock Option Plan.

(i) “Service” shall mean the tenure of an individual as a director of the Bank.

(j) “Stock” shall mean the common stock of the Bank, par value $5.00 per share, or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Bank or some other corporation, such other stock or securities.

(k) “Stock Option Agreement” shall mean the agreement between the Bank and the Optionee under which the Optionee may purchase Stock pursuant to the Plan.

(l) “Compensation Committee” shall mean such Board committee as may be designated by the Board to administer the Plan.

ARTICLE II

The Plan

2.1 Name. This plan shall be known as the “First National Bank of the Gulf Coast Directors’ Stock Option Plan.”

2.2 Purpose. The purpose of the Plan is to advance the interests of the Bank and its shareholders by affording to the Directors of the Bank an opportunity to increase their proprietary interest in the Bank and recognize their efforts in connection with the organization of the Bank by the grant of Options to such Directors under the terms set forth herein.

2.3 Effective Date. The Plan shall become effective on the later of the (i) approval of the amendments to the Original Plan by the Bank’s Board of Directors, or (ii) execution of the Plan by the Chief Executive Officer of the Bank.

2.4 Participants. Only non-employee Directors of the Bank shall be eligible to receive Options under the Plan.

ARTICLE III

Plan Administration

3.1 Compensation Committee. This Plan shall be administered by the Compensation Committee.

3.2 Power of the Compensation Committee. The Compensation Committee shall have full authority and discretion: (a) to determine, consistent with the provisions of this Plan, which of the Directors will be granted Options to purchase any shares of Stock which may be issued and sold hereunder as provided in Section 4.1 hereof, the times at which Options shall be granted, and the number of shares of Stock covered by each Option; (b) to construe and interpret the Plan; (c) to determine the terms and provisions of each respective Stock Option Agreement, which need not be identical; and (d) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding upon all persons for all purposes.

ARTICLE IV

Shares of Stock Subject to Plan

4.1 Limitations. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the number of shares of Stock which may be issued and sold hereunder pursuant to Stock Option Agreements shall not exceed one hundred sixty thousand (160,000) shares. Shares issued pursuant to the exercise of Options shall be issuable only from authorized and unissued shares.

4.2 Options Granted Under Plan. Shares of Stock with respect to which an Option granted hereunder shall have been exercised shall not again be available for Option hereunder. If Options granted hereunder shall terminate for any reason without being wholly exercised, then the Compensation Committee shall have the discretion to grant new Options to Optionees hereunder covering the number of shares to which such terminated Options related.

4.3 Stock Adjustments; Mergers and Combinations. Notwithstanding any other provision in this Plan, if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Bank or of any other corporation by reason of any merger, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, or stock dividend, the total number of shares set forth in Section 4.1 of the Plan and Section 4.1 of the Bank’s Officers’ and Employees’ Stock Option Plan shall be proportionately and appropriately adjusted by the Compensation Committee; provided, however, the maximum number of shares that may be issued under both the Plan and the Officers’ and Employees’ Stock Option Plan shall not exceed 10% of the issued and outstanding shares of Stock in the aggregate, calculated on a net-settlement basis .

4.4 Acceleration of Option Exercise. Subject to Section 4.3, upon dissolution or liquidation of the Bank, any merger or combination in which the Bank is not a surviving corporation, or sale of substantially all of the assets of the Bank is involved, or upon any Change of Control, the Optionee shall have the right to exercise his Option thereafter in whole or in part notwithstanding the provisions of Section 5.3 hereof, to the extent that it shall not have been exercised.

ARTICLE V

Options

5.1 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting of the Compensation Committee authorizing the same and by a written Stock Option Agreement dated as of the date of grant and executed by the Bank and the Optionee, which Stock Option Agreement shall set forth such terms and conditions as may be determined by the Compensation Committee to be consistent with the Plan.

5.2 Option Price. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the Option Price of each share of Stock subject to Option shall be the greater of Ten and 00/100 Dollars ($10.00) or the fair market value of the Stock on the date of grant. If the Stock is publicly held and actively traded in an established market on the date of grant, then the fair market value of the Stock on the date of grant shall be determined by the Board of Directors by any reasonable method using market quotations. If the Stock is not publicly held and actively traded in an established market on the date of grant, then the fair market value of the Stock on the date of grant shall be determined in good faith by the Board of Directors using any reasonable method (and the book value of such shares may be substituted for the fair market value). Notwithstanding the foregoing, at no time shall the exercise price be less than the fair market value of the shares on the date the Option is granted or the par value thereof as determined by the Board of Directors.

5.3 Option Exercise. Options may be exercised in whole or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof. Each Option shall become exercisable in the following manner:

(i) During the first year after the date of grant of the Options, twenty percent (20%) of the Options shall be exercisable;

(ii) During the second year after the date of grant of such Options, forty percent (40%) of the Options shall be exercisable;

(iii) During the third year after the date of grant of such Options, such Options shall be exercisable only to the extent of sixty percent (60%) of the shares covered by such Options;

(iv) During the fourth year after the date of grant of such Options, such Options shall be exercisable only to the extent of eighty percent (80%) of the shares covered by such Options; and

(v) During the fifth and each succeeding year after the date of grant of such Options, such Options shall be exercisable as to all shares covered by such Options.

Other than as set forth in Section 5.5 (b) and notwithstanding any other provision in this Plan, no option granted under the Plan may be exercised more than ten (10) years after the date on which it is granted. All Options granted under the Plan will be Net-Settled Options. Upon exercise, the Company shall withhold such numbers of shares of stock then issuable upon exercise of the Option as shall have an aggregate Fair Market Value equal to the Option Price for the shares being acquired upon exercise of the Option. In addition to the Exercise Price, the Bank shall withhold from the number of shares issued the number of shares equal to the minimum statutory withholding in effect at the time of the Exercise. The Optionee shall be responsible for any additional federal, state and local withholding or employment taxes, if any, applicable to the taxable income of the Optionee resulting from such exercise, and any sales, transfer or similar taxes imposed with respect to the issuance or transfer of shares of stock in connection with such net-settled exercise. Options shall be exercised by Optionee providing written notice of intent to exercise the Option with respect to a specific number of shares which shall be delivered by hand delivery, by overnight delivery, signature required or by certified U.S. Mail, return receipt requested, to the Bank’s principal office.

5.4 Non-transferability of Option. No Option shall be transferred by an Optionee otherwise than by will or the laws of descent and distribution. During the lifetime of an Optionee, the Option shall be exercisable only by him or by his legal guardian or personal representative, or by an individual holding on behalf of the Optionee a valid Durable Power of Attorney.

5.5 Effect of Death, Disability, Retirement, or Other Termination of Service.

(a) If an Optionee’s Service with the Bank shall be terminated for any reason other than the retirement after age fifty-nine and one-half (59.5) or the disability (as defined in Section 5.5(c) hereof) or death of the Optionee, then the Options held by such Optionee, which are vested but unexercised, may be exercised within ninety (90) days of such termination of Services.

(b) If an Optionee’s Service with the Bank shall be terminated by reason of retirement from the Board of Directors of the Bank (or a Related Company) under the Bank’s retirement plan or policy, or death or disability (as defined in Section 5.5 (c) hereof) of the Optionee, then the Optionee or personal representative or administrator of the estate of the Optionee or the successor Trustee of the Optionee’s Trust containing dispositive provisions, or the person or persons to whom the Option granted hereunder shall have been validly transferred by the personal representative or administrator pursuant to the Optionee’s will or the laws of descent and distribution, as the case may be, shall have the right to exercise the Optionee’s vested portion of the Option at any time during the option term as defined in the Optionee’s award agreement, subject to compliance with Code Section 409A. Notwithstanding anything to the contrary contained in the Plan, for all Options granted after June 28, 2010 (the date on which this amended Section 5.5(b) was approved by the Board of Directors of the Bank), in the event of the death of the Optionee, the Options must be exercised prior to the expiration of the Option or within ninety (90) days from the date of Optionee’s death, whichever is later.

(c) For purposes of this Section 5.5, the terms “disability” and “disabled” shall have the meaning set forth in the principal disability insurance policy or similar program then maintained by the Bank on behalf of its Directors or, if no such policy or program is then in existence, the meaning then used by the United States Government in determining persons eligible to receive disability payments under the social security system of the United States.

(d)

No transfer of an Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Bank unless the Bank shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Bank may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

5.6 Rights as Shareholder. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares of Stock subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein.

5.7 Investment Intent. Upon or prior to the exercise of all or any portion of an Option, the Optionee shall furnish to the Bank in writing such information or assurances as, in the Bank’s opinion, may be necessary to enable it to comply fully with the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable statutes, rules, and regulations. Without limiting the foregoing, if a registration statement is not in effect under the Securities Act of 1933, as amended, with respect to the shares of Stock to be issued upon exercise of an Option, the Bank shall have the right to require, as a condition to the exercise of such Option, that the Optionee represent to the Bank in writing that the shares to be received upon exercise of such Option will be acquired by the Optionee for investment and not with a view to distribution and that the Optionee agree, in writing, that such shares will not be disposed of except pursuant to an effective registration statement, unless the Bank shall have received an opinion of counsel reasonably acceptable to it to the effect that such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended. The Bank shall have the right to endorse on certificates representing shares of Stock issued upon exercise of an Option such legends referring to the foregoing representations and restrictions or any other applicable restrictions on resale or disposition as the Bank, in its discretion, shall deem appropriate.

ARTICLE VI

Stock Certificates

The Bank shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or of any portion thereof, prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed, if any;

(b) The completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory agency, which the Bank shall in its sole discretion determine to be necessary or advisable;

(c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Bank shall in its sole discretion determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the exercise of the Option as the Bank from time to time may establish for reasons of administrative convenience.

ARTICLE VII

Termination, Amendment, and Modification of Plan

The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that no such action of the Board without approval of the shareholders of the Bank may increase the total number of shares of Stock subject to the Plan except as contemplated in Section 4.3 hereof or alter the class of persons eligible to receive Options under the Plan, and provided further that no termination, amendment, or modification of the Plan shall without the written consent of the Optionee of such Option adversely affect the rights of the Optionee with respect to an Option or the unexercised portion thereof.

Notwithstanding any other provision of this Plan, the Bank’s primary federal bank regulator shall at any time have the right to direct the Bank to require Optionees to exercise their Options or forfeit their Options if the Bank’s capital falls below the minimum requirements, as determined by such federal bank regulator.

ARTICLE VIII

Miscellaneous

8.1 Service. Nothing in the Plan or in any Option granted hereunder or in any Stock Option Agreement relating thereto shall confer upon any Director the right to continue in the Service of the Bank.

8.2 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Bank, nor shall the Plan preclude the Bank from establishing any other forms of incentive or other compensation for directors of the Bank.

8.3 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Bank.

8.4 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

8.5 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of Florida.

8.6 Headings, etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

8.7 Severability. If any provision or provisions of this Plan shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Bank has signed this Plan for and on behalf of the Bank.

/s/ Gary L. Tice
Gary L. Tice, Chief Executive Officer

Dated: April 29, 2011

Annex B

DISSENTERS’ RIGHTS PROVISIONS

SECTIONS 215A THROUGH 215A-2, INCLUSIVE, OF THE NATIONAL BANK ACT AND 12 C.F.R. 5.33

Page 77	TITLE 12—BANKS AND BANKING	§ 215a

provided that: “This Act [enacting this subchapter] may be cited as the ‘National Bank Consolidation and Merger Act’.”

§ 215a. Merger of national banks or State banks into national banks

(a)	Approval of Comptroller, board and shareholders; merger agreement; notice; capital stock; liability of receiving association

One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall-

(1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

(2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

(3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

(4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b)	Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)	Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d)	Application to shareholders of merging associations: appraisal by Comptroller, expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under

§ 215a1	TITLE 12-BANKS AND BANKING	Page 78

which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e)	Status of receiving association; property rights and interests vested and held as fiduciary

The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f)	Removal as fiduciary; discrimination

Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g)	Issuance of stock by receiving association; preemptive rights

Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

(Nov. 7, 1918, ch. 209, §3, formerly §2, as added Pub. L. 86-230, §20, Sept. 8, 1959, 73 Stat. 463; renumbered §3, Pub. L. 103-328, title I, §102(b)(4)(A), Sept. 29, 1994, 108 Stat. 2351.)

CODIFICATION

Provisions similar to those comprising this section were contained in section 4 of act Nov. 7, 1918, ch. 209, as added July 14, 1952, ch. 722, §1, 66 Stat. 599 (formerly classified to section 34b of this title), prior to the complete amendment and renumbering of act Nov. 7, 1918, by Pub. L. 86-230.

§ 215a-1. Interstate consolidations and mergers

(a)	In general

A national bank may engage in a consolidation or merger under this subchapter with an out-of-State bank if the consolidation or merger is approved pursuant to section 1831u of this title.

(b)	Scope of application

Subsection (a) of this section shall not apply with respect to any consolidation or merger before June 1, 1997, unless the home State of each bank involved in the transaction has in effect a law described in section 1831u(a)(3) of this title.

(c)	Definitions

The terms “home State” and “out-of-State bank” have the same meaning as in section 1831u(f)1 of this title.

(Nov. 7, 1918, ch. 209, §4, as added Pub. L. 103-328, title I, §102(b)(4)(D), Sept. 29, 1994, 108 Stat. 2351.)

REFERENCES IN TEXT

Section 1831u of this title, referred to in subsec. (c), was subsequently amended, and subsec. (f) of section 1831u no longer defines the terms “home State” and “out-of-State bank”. However, such terms are defined elsewhere in that section.

§ 215a-2. Expedited procedures for certain reorganizations

(a)	In general

A national bank may, with the approval of the Comptroller, pursuant to rules and regulations promulgated by the Comptroller, and upon the affirmative vote of the shareholders of such bank owning at least two-thirds of its capital stock outstanding, reorganize so as to become a subsidiary of a bank holding company or of a company that will, upon consummation of such reorganization, become a bank holding company.

(b)	Reorganization plan

A reorganization authorized under subsection (a) of this section shall be carried out in accordance with a reorganization plan that-

(1) specifies the manner in which the reorganization shall be carried out;

(2) is approved by a majority of the entire board of directors of the national bank;

(3) specifies-

(A) the amount of cash or securities of the bank holding company, or both, or other consideration to be paid to the shareholders of the reorganizing bank in exchange for their shares of stock of the bank;

(B) the date as of which the rights of each shareholder to participate in such exchange will be determined; and

(C) the manner in which the exchange will be carried out; and

[1]	See References in Text note below.

Page 79	TITLE 12-BANKS AND BANKING	§ 215c

(4) is submitted to the shareholders of the reorganizing bank at a meeting to be held on the call of the directors in accordance with the procedures prescribed in connection with a merger of a national bank under section 215a of this title.

(c)	Rights of dissenting shareholders

If, pursuant to this section, a reorganization plan has been approved by the shareholders and the Comptroller, any shareholder of the bank who has voted against the reorganization at the meeting referred to in subsection (b)(4) of this section, or has given notice in writing at or prior to that meeting to the presiding officer that the shareholder dissents from the reorganization plan, shall be entitled to receive the value of his or her shares, as provided by section 215a of this title for the merger of a national bank.

(d)	Effect of reorganization

The corporate existence of a national bank that reorganizes in accordance with this section shall not be deemed to have been affected in any way by reason of such reorganization.

(e)	Approval under the Bank Holding Company Act

This section does not affect in any way the applicability of the Bank Holding Company Act of 1956 [12 U.S.C. 1841 et seq.] to a transaction described in subsection (a) of this section.

(Nov. 7, 1918, ch. 209, §5, as added Pub. L. 106-569, title XII, §1204(2), Dec. 27, 2000, 114 Stat. 3033.)

REFERENCES IN TEXT

The Bank Holding Company Act of 1956, referred to in subsec. (e), is act May 9, 1956, ch. 240, 70 Stat. 133, as amended, which is classified principally to chapter 17 (11841 et seq.) of this title. For complete classification of this Act to the Code, see Short Title note set out under section 1841 of this title and Tables.

§215a-3. Mergers and consolidations with subsidiaries and nonbank affiliates

(a)	In general

Upon the approval of the Comptroller, a national bank may merge with one or more of its nonbank subsidiaries or affiliates.

(b)	Scope

Nothing in this section shall be construed-

(1) to affect the applicability of section 1828(c) of this title; or

(2) to grant a national bank any power or authority that is not permissible for a national bank under other applicable provisions of law.

(c)	Regulations

The Comptroller shall promulgate regulations to implement this section.

(Nov. 7, 1918, ch. 209, §6, as added Pub. L. 106-569, title XII, §1206, Dec. 27, 2000, 114 Stat. 3034.)

§215b. Definitions

As used in this subchapter, the term-

(1) “State bank” means any bank, banking association, trust company, savings bank (other than a mutual savings bank), or other banking institution which is engaged in the business of receiving deposits and which is incorporated under the laws of any State, or which is operating under the Code of Law for the District of Columbia;

(2) “State” means the several States and Territories, the Commonwealth of Puerto Rico, the Virgin Islands, and the District of Columbia;

(3) “Comptroller” means the Comptroller of the Currency; and

(4) “Receiving association” means the national banking association into which one or more national banking associations or one or more State banks, located within the same State, merge.

(Nov. 7, 1918, ch. 209, §7, formerly §3, as added Pub. L. 86-230, §20, Sept. 8, 1959, 73 Stat. 465; renumbered §5, Pub. L. 103-328, title I, §102(b)(4)(B), Sept. 29, 1994, 108 Stat. 2351; renumbered §7, Pub. L. 106-569, title XII, §1204(1), Dec. 27, 2000, 114 Stat. 3033; amended Pub. L. 109-351, title VII, §725(e), Oct. 13, 2006, 120 Stat. 2002; Pub. L. 109-356, title I, §123(e), Oct. 16, 2006, 120 Stat. 2029.)

CODIFICATION

Provisions similar to those comprising this section were contained in section 5 of act Nov. 7, 1918, ch. 209, as added July 14, 1952, ch. 722, §1, 66 Stat. 601 (formerly classified to section 34c of this title), prior to the complete amendment and renumbering of act Nov. 7, 1918, by Pub. L. 86-230.

AMENDMENTS

2006-Par. (1). Pub. L. 109-351 and 109-356 amended par. (1) identically, striking out “(except a national banking association located in the District of Columbia)” before semicolon at end.

§ 215c. Mergers, consolidations, and other acquisitions authorized

(a)	In general

Subject to sections 1815(d)(3)1 and 1828(c) of this title and all other applicable laws, any national bank may acquire or be acquired by any insured depository institution.

(b)	Expedited approval of acquisitions

(1)	In general

Any application by a national bank to acquire or be acquired by another insured depository institution which is required to be filed with the Comptroller of the Currency under any applicable law or regulation shall be approved or disapproved in writing by the agency before the end of the 60-day period beginning on the date such application is filed with the agency.

(2)	Extensions of period

The period for approval or disapproval referred to in paragraph (1) may be extended for an additional 30-day period if the Comptroller of the Currency determines that-

(A) an applicant has not furnished all of the information required to be submitted; or

(B) in the Comptroller’s judgment, any material information submitted is substantially inaccurate or incomplete.

[1]	See References in Text note below.

Comptroller of the Currency, Treasury	§5.32

only one of the national banks must submit a branch application. The national bank submitting the application may act as agent for all national banks in the group of depository institutions proposing to share the branch. The application must include the name and main office address of each national bank in the group.

(4) Intermittent branches. Prior to operating an intermittent branch, a national bank shall file a branch application and publish notice in accordance with §5.8, both of which shall identify the event at which the branch will be operated; designate a location for operation of the branch which shall be on the grounds or premises at which the event is held or on a fixed site adjacent to those grounds or premises; and specify the approximate time period during which the event will be held and during which the branch will operate, including whether operation of the branch will be on an annual or otherwise recurring basis. If the branch is approved, then the bank need not obtain approval each time it seeks to operate the branch in accordance with the original application and approval.

(5) Authorization. The OCC authorizes operation of the branch when all requirements and conditions for opening are satisfied.

(6) Expedited review. An application submitted by an eligible bank to establish or relocate a branch is deemed approved by the OCC as of the 15th day after the close of the applicable public comment period, or the 45th day after the filing is received by the OCC, whichever is later, unless the OCC notifies the bank prior to that date that the filing is not eligible for expedited review, or the expedited review process is extended, under §5.13(a)(2). An application to establish or relocate more than one branch is deemed approved by the OCC as of the 15th day after the close of the last public comment period.

(g) Interstate branches. A national bank that seeks to establish and operate a de novo branch in any state other than the bank’s home state or a state in which the bank already has a branch shall satisfy the standards and requirements of 12 U.S.C. 36(g).

(h) Exceptions to rules of general applicability. (1) A national bank filing an application for a mobile branch or messenger service branch shall publish a public notice, as described in §5.8, in the communities in which the bank proposes to engage in business.

(2) The comment period on an application to engage in a short-distance branch relocation is 15 days.

(3) The OCC may waive or reduce the public notice and comment period, as appropriate, with respect to an application to establish a branch to restore banking services to a community affected by a disaster or to temporarily replace banking facilities where, because of an emergency, the bank cannot provide services or must curtail banking services.

(4) The OCC may waive or reduce the public notice and comment period, as appropriate, for an application by a national bank with a CRA rating of Satisfactory or better to establish a temporary branch which, if it were established by a state bank to operate in the manner proposed, would be permissible under state law without state approval.

(i) Expiration of approval. Approval expires if a branch has not commenced business within 18 months after the date of approval.

(j) Branch closings. A national bank shall comply with the requirements of 12 U.S.C. 1831r-1 with respect to procedures for branch closings.

[61 FR 60363, Nov. 27, 1996, as amended at 73 FR 22237, Apr. 24, 2006]

§ 5.32 Expedited procedures for certain reorganizations.

(a) Authority. 12 U.S.C. 93a and 215a-2.

(b) Scope. This section prescribes the procedures for OCC review and approval of a national bank’s reorganization to become a subsidiary of a bank holding company or a company that will, upon consummation of such reorganization, become a bank holding company. For purposes of this section, a “bank holding company” means any company that owns or controls a national bank, or will own or control one as a result of the reorganization.

(c) Licensing requirements. A national bank shall submit an application to, and obtain approval from, the OCC

139

§5.33	12 CFR Ch. 1 (1-1-11 Edition)

prior to participating in a reorganization described in paragraph (b) of this section.

(d) Procedures—(1) General. An application filed in accordance with this section shall be deemed approved on the 30th day after the OCC receives the application, unless the OCC notifies the bank otherwise. Approval is subject to the condition that the bank provide the OCC with 60 days’ prior notice of any significant deviation from the bank’s business plan or any significant deviation from the proposed changes to the bank’s business plan described in the bank’s plan of reorganization.

(2) Reorganization plan. The application must include a reorganization plan that:

(i) Specifies the manner in which the reorganization shall be carried out;

(ii) Is approved by a majority of the entire board of directors of the national bank;

(iii) Specifies:

(A) The amount and type of consideration that the bank holding company will provide to the shareholders of the reorganizing bank for their shares of stock of the bank;

(B) The date as of which the rights of each shareholder to participate in that exchange will be determined; and

(C) The manner in which the exchange will be carried out;

(iv) Is submitted to the shareholders of the reorganizing bank at a meeting to be held at the call of the directors in accordance with the procedures prescribed in connection with a merger of a national bank under section 3 of the National Bank Consolidation and Merger Act, 12 U.S.C. 215a(a)(2); and

(v) Describes any changes to the bank’s business plan resulting from the reorganization.

(3) Financial and managerial resources and future prospects. In reviewing an application under this section, the OCC will consider the impact of the proposed affiliation on the financial and managerial resources and future prospects of the national bank.

(e) Rights of dissenting shareholders. Any shareholder of a bank who has voted against an approved reorganization at the meeting referred to in paragraph (d)(2)(iv) of this section, or who has given notice of dissent in writing to the presiding officer at or prior to that meeting, is entitled to receive the value of his or her shares by providing a written request to the bank within 30 days after the consummation of the reorganization, as provided by section 3 of the National Bank Consolidation and Merger Act, 12 U.S.C. 215a(b) and (c), for the merger of a national bank.

(f) Approval under the Bank Holding Company Act. This section does not affect the applicability of the Bank Holding Company Act of 1956. Applicants shall indicate in their application the status of any application required to be filed with the Board of Governors of the Federal Reserve System.

(g) Expiration of approval. Approval expires if a national bank has not completed the reorganization within one year of the date of approval.

(h) Adequacy of disclosure. (1) An applicant shall inform shareholders of all material aspects of a reorganization and comply with applicable requirements of the Federal securities laws, including the OCC’s securities regulations at 12 CFR part 11.

(2) Any applicant not subject to the registration provisions of the Securities Exchange Act of 1934 shall submit the proxy materials or information statements it uses in connection with the reorganization to the appropriate district office no later than when the materials are sent to the shareholders.

[68 FR 70129, Dec. 17, 2003]

§ 5.33 Business combinations.

(a) Authority. 12 U.S.C. 24 (Seventh), 93a, 181, 214a, 214b, 215, 215a, 215a-l, 215a-3, 215c, 1815(d)(3), 1828(c), 1831u, and 2903.

(b) Scope. This section sets forth the provisions governing business combinations and the standards for:

(1) OCC review and approval of an application for a business combination between a national bank and another depository institution resulting in a national bank or between a national bank and one of its nonbank affiliates; and

(2) Requirements of notices and other procedures for national banks involved in other combinations with depository institutions.

(c) Licensing requirements. A national bank shall submit an application and

140

Annex C

AMENDED AND RESTATED BYLAWS

OF

TGR FINANCIAL, INC

ARTICLE I

OFFICES

Section 1. Registered Office. TGR Financial, Inc. (the “Corporation”) shall maintain a registered office in the State of Florida, which may be changed from time to time by the board of directors (the “Board”).

Section 2. Additional Offices. The Corporation may also have offices and places of business at such other places, within or without the State of Florida, as the Board may from time to time designate or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1. Place of Meetings. Meetings of stockholders of the Corporation shall be held at such place, within or without the State of Florida, as may be fixed by the Board and designated in the notice of meeting. If no place is so fixed, such meetings shall be held at the principal office of the Corporation.

Section 2. Annual Meetings. The Corporation shall hold an annual meeting of stockholders of the Corporation for the election of directors and the transaction of any other business which may properly come before such meeting on the third Monday of May in each year at a time to be designated by the Board.

Section 3. Special Meetings. Special meetings of stockholders, for any purpose or purposes, may be called at any time only by (i) the President or Chief Executive Officer of the Corporation, (ii) the Board or a committee of the Board which has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in these Bylaws, include the power to call such meetings, (iii) by any one or more stockholders owning, in the aggregate, not less than fifty percent (50%) of the stock of the Corporation, or (iv) the stockholders, as provided by law. Special meetings shall be held on the date and at the time and place as may be designated by the Board. At a special meeting, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of meeting.

Section 4. Notice of Meetings. Except as otherwise required by law, written notice stating the place, date and time of any meeting of stockholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder of record entitled to vote at such meeting, either personally or by mail not less than ten (10) nor more than sixty (60) days before the date of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail, with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II, or at such other address as the stockholder shall have furnished in writing to the Secretary of the Corporation. Notice of any special meeting shall indicate that the notice is being issued by or at the direction of the person or persons calling such meeting. When any meeting of stockholders, either annual or special, is adjourned to another time or place, no notice of the adjourned meeting need be given, other than an announcement at the meeting at which such adjournment is taken giving the time and place to which the meeting is adjourned, unless any additional items of business are to be considered, or the Corporation becomes aware of an intervening event materially affecting any matter to be voted on more than ten (10) days prior to the date to which the meeting is adjourned; provided, however, that if after adjournment, the Board fixes a new record date for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; provided, further, if a meeting to elect the directors is adjourned before the election takes place, at least ten (10) days’ notice of the new election must be given to the stockholders by first-class mail.

Section 5. Waiver of Notice. Notice of any annual or special meeting need not be given to any stockholder who submits a signed waiver of notice of any meeting, in person or by proxy or by his or her duly authorized attorney-in-fact, whether before or after the meeting. The attendance of any stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice by such stockholder, except where a stockholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, and such stockholder states such objection at the beginning of the meeting.

Section 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or in order to make a determination of stockholders for any other proper purpose, the Board shall fix a date as the record date for any such determination of stockholders, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board. Such date in any case shall be not more than seventy (70) days and, in the case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of stockholders is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 6, such determination shall, unless otherwise provided by the Board, also apply to any adjournment thereof. If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 7. Quorum. The holders of record of a majority of the total number of votes eligible to be cast in the election of directors, represented in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of stockholders, except as otherwise provided by law, these Bylaws or the Articles of Incorporation. If less than a majority of such total number of votes is represented at a meeting, a majority of the number of votes so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called. When a quorum is once present to organize a meeting of stockholders, such quorum is not broken by the subsequent withdrawal of any stockholders.

Section 8. Conduct of Meetings. The Chairman shall serve as chairman at all meetings of the stockholders or, if a Chairman has not been elected by the Board or the Chairman is absent or otherwise unable to so serve, such other person as shall be appointed by a majority of the entire Board shall serve as chairman at any meeting of stockholders held in such absence. If the Board has not so acted or such appointee is not willing or able to serve, the President (or if the President has not been named, is absent or is otherwise unable to serve, then the Chief Executive Officer) shall serve as chairman. The Secretary or, in his or her absence, such other person as the chairman of the meeting shall appoint, shall serve as secretary of the meeting. The chairman of the meeting shall have the authority and discretion to establish reasonable procedural rules for the conduct of such meetings, including such regulation of the manner of voting and the conduct of discussion as he or she shall deem appropriate. The chairman of the meeting shall also have the authority to adjourn the meeting from time to time and from place to place as he or she may deem necessary and in the best interests of the Corporation.

Section 9. List of Stockholders. The Secretary of the Corporation shall prepare and make available at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting.

Section 10. Voting; Voting of Shares in the Name of Two or More Persons. Except for the election of directors or as otherwise provided by applicable law or regulation, the Articles of Incorporation or these Bylaws, at all meetings of stockholders, all matters shall be determined by a vote of the holders of a majority of the number of votes eligible to be cast by the holders of the outstanding shares of capital stock of the Corporation present and entitled to vote thereat. Directors shall, except as otherwise required by law, these Bylaws or the Articles of Incorporation, be elected by a plurality of the votes cast by each class of shares entitled to vote at a meeting of stockholders, present and entitled to vote in the election.

Section 11. Proxies. Every stockholder entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize any other person(s) to act for him or her by proxy. However, no such proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 12. Procedure for Nominations. Nominees for election of directors shall be selected in accordance with the terms of that certain Stockholders’ Agreement, dated as of [—], 2012, and amended from time to time (the “Holding Company Stockholders’ Agreement”). No nominations for directors except those made in accordance with the Holding Company Stockholders’ Agreement shall be voted upon by the Board or the stockholders, as applicable.

Section 13. New Business. Any new business to be taken up at the annual meeting of stockholders at the request of the Chairman or the Chief Executive Officer or by resolution of the Board shall be stated in writing and filed with the Secretary at least ten (10) days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but, except as provided in this Section 13, no other proposal shall be acted upon at the annual meeting. Any proposal offered by any stockholder, may be made at the annual meeting and the same may be discussed and considered, but unless properly brought before the meeting such proposal shall not be acted upon at the meeting. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an annual meeting of stockholders, ninety (90) days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. For purposes of this Section 13, notice shall be deemed to first be given to stockholders when notice of such date of the meeting of stockholders is given pursuant to Section 4 of this Article II.

A stockholder’s notice to the Secretary shall set forth, as to the matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the stockholder proposing such business; (c) (1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially (including all shares as to which such person has a right to acquire beneficial ownership at any time in the future) and of record by such stockholder and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or such beneficial owner has a right to vote any shares of any security of the Corporation, (4) any short interest in any security of the Corporation (a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (7) any performance-related fees (other than an asset based fee) to which such stockholder or such beneficial owner is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household, (d) the identification of any person employed, retained, or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal, and a brief description of the terms of such employment, retainer or arrangement for compensation; (e) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such new business; (f) a representation whether the stockholder intends or is part of a group which intends to: (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal; or (2) otherwise solicit proxies from stockholders in support of such proposal; and (g) all such other information regarding such proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission or required to be delivered to the Corporation pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the Corporation is then subject to such rules). This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board or the management of the Corporation, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided. This provision shall not constitute a waiver of any right of the Corporation under the proxy rules of the Securities and Exchange Commission (if the Corporation is subject to such rules) or any other rule or regulation to omit a stockholder’s proposal from the Corporation’s proxy materials.

This Section 13 sets forth the exclusive means for a stockholder to submit new business (other than matters properly brought under Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to the extent applicable, and included in the Corporation’s notice of meeting) before an annual meeting of stockholders. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any new business was not properly brought before the meeting in accordance with the provisions hereof, and, if the chairman should so determine, the chairman shall declare to the meeting that such new business shall not be considered.

ARTICLE III

CAPITAL STOCK

Section 1. Certificated and Uncertificated Stock; Transfers. The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.

The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such holder’s attorney duly authorized in writing, upon surrender for full or partial cancellation of a certificate or certificates representing at least the number of shares to be transferred, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

The certificates of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit any or all of the signatures on such certificates to be in facsimile. In case any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Each certificate shall be sealed with the seal of the Corporation, or a facsimile thereof.

Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.

Section 2. Transfer Agent and Registrar. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board.

Section 3. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate, or the issuance of such new certificate.

Section 4. Holder of Record. Subject to the provisions of the Articles of Incorporation of the Corporation, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

ARTICLE IV

BOARD OF DIRECTORS

Section 1. Responsibilities; Number of Directors. The business and affairs of the Corporation shall be under the direction of the Board. The Board shall consist of not less than seven (7) and not more than fifteen (15) directors. Within the foregoing limits, the number of directors shall be determined by resolution of the Board and consistent with the terms of the Holding Company Stockholders’ Agreement or by resolution of a majority of stockholders at any annual or special meeting thereof, provided that the initial number of directors shall be thirteen (13).

Section 2. Qualifications. Each director shall be at least eighteen (18) years of age.

Section 3. Regular and Annual Meetings. An annual meeting of the Board for the election of officers shall be held, without notice other than these Bylaws, immediately after, and at the same place as, the annual meeting of the stockholders, or at such other time or place as the Board may fix by resolution. The Board may provide, by resolution, the time and place, within or without the State of Florida, for the holding of regular meetings of the Board without notice other than such resolution, provided that the Board shall meet at least once every calendar quarter.

Section 4. Special Meetings. Special meetings of the Board may be called for any purpose at any time by or at the request of the Chief Executive Officer or by two or more directors. Special meetings of the Board shall also be called by the Secretary upon the written request, stating the purpose or purposes of the meeting, of at least fifty percent (50%) of the directors then in office. The persons authorized to call special meetings of the Board shall give notice of such meetings in the manner prescribed by these Bylaws and may fix any place, within or without the Corporation’s regular business area, as the place for holding any special meeting of the Board called by such persons. No business shall be conducted at a special meeting other than that specified in the notice of meeting.

Section 5. Notice of Meetings; Waiver of Notice. Except as otherwise provided in this Section 5, notice of each meeting shall be mailed or otherwise given to each director at least twenty-four (24) hours before the day of the meeting to his or her address shown in the records of the Corporation; provided, however, that in the event of a vacancy on the Board with respect to a Lightyear Designee, GMT Designee, Endicott Designee or Constitution Designee (as such terms are defined in the Holding Company Stockholders’ Agreement), notice of each meeting (including any regularly scheduled meeting) shall be provided to the applicable Investor Stockholder (as such term is defined in the Holding Company Stockholders’ Agreement) not less than five (5) days before such meeting; provided, further, that if such Investor Stockholder has not designated a replacement nominee as the first order of business at such meeting, any action to be taken at such meeting shall not be conditioned upon such vacancy being filled. The purpose or purposes of any special meeting shall be stated in the notice. Such notice shall be deemed given when sent or given to any mail or courier service or company providing electronic transmission service. Any director may waive notice of any meeting by submitting a signed waiver of notice with the Secretary, whether before or after the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6. Conduct of Meetings. Meetings of the Board shall be presided over by the Chairman, if a Chairman has been elected by the Board, or such other director or officer as the Chairman shall designate. If a Chairman has not been elected by the Board or the Chairman is absent or otherwise unable to preside over the meeting, the presiding officer shall be such other person as shall be appointed by a majority of the Board. If no such person has been appointed, the presiding officer shall be the President (or if the President has not been named, is absent or is otherwise unable to serve, then the Chief Executive Officer). The Secretary of the Corporation or, in the absence of the Secretary, a person appointed by the Chairman (or other presiding person), shall act as secretary of the meeting. The Chairman (or other person presiding) shall conduct all meetings of the Board and shall have the authority and discretion to establish reasonable procedural rules for the conduct of Board meetings. Any one or more directors may participate in a meeting of the Board or a committee of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting.

Section 7. Quorum and Voting Requirements. A quorum at any meeting of the Board shall consist of not less than seven (7) of the directors then in office or such greater number as shall be required by law, these Bylaws or the Articles of Incorporation. If less than a required quorum is present, the majority of those directors present shall adjourn the meeting to another time and place without further notice. At such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 8. Action by Written Consent. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or such committee. For the avoidance of doubt, unanimous written consent of the Board shall only require the directors then in office and, if there are one or more vacancies on the Board at the time of such unanimous written consent, the consent of any replacement nominee who has not yet been nominated by the Board or the nominations committee of the Board, as applicable and/or elected to the Board shall not be required; provided, however, that in the event of a vacancy on the Board with respect to a Lightyear Designee, GMT Designee, Endicott Designee or Constitution Designee (as such terms are defined in the Holding Company Stockholders’ Agreement), notice of each written consent shall be provided to the applicable Investor Stockholder not less than five (5) days before such written consent is distributed to the Board for signature and such Investor Stockholder shall have the ability to designate an individual to fill such vacancy and the first order of business shall be to fill such vacancy prior to any other action or before such written consent of the Board shall be effective; provided, further, that if such Investor Stockholder has not designated a replacement by the time such written consent is distributed to the Board for signature, then any action to be taken by such written consent shall not be conditioned upon such vacancy being filled.

Section 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the principal office of the Corporation addressed to the Chairman or the President. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof.

Section 10. Vacancies. To the extent not inconsistent with the Articles of Incorporation and subject to the limitations prescribed by law and the Holding Company Stockholders’ Agreement, vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the number of directors, shall be filled only by a vote of a majority of the directors then holding office, whether or not a quorum, at any regular or special meeting of the Board called for that purpose. No person shall be so elected a director unless nominated in accordance with the terms of the Holding Company Stockholders’ Agreement, or applicable law. Any director so elected shall serve until the earlier of his or her death, disability, retirement, resignation or removal (in accordance with Section 13 of this Article IV) and until his or her successor shall be elected and qualified. If there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

Section 11. Compensation. From time to time, as the Board deems necessary, the Board shall fix the compensation of the non-management directors of the Corporation in such one or more forms as the Board may determine. For the avoidance of doubt, only non-management directors are permitted to receive compensation and/or fees for service as a member of the Board; provided, that, notwithstanding the foregoing, the Corporation shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof, and any meetings of the board of directors of any subsidiary of the Corporation and any committee thereof.

Section 12. Observers. Certain Investor Stockholders as permitted by the Holding Company Stockholders’ Agreement and the Board may designate one (1) person to receive Board materials and to attend meetings of the Board, in each case as observers (each, an “Observer”). Such Observers will not be directors and will not have any voting rights to which directors are entitled. No breach of any Observer’s rights shall invalidate any proceeding or resolution of the Board. Each Observer shall be provided copies of the same materials and be provided the same advance notice with respect to meetings of the Board as the directors. Observers shall not be entitled to the reimbursement of any out-of-pocket expenses incurred in connection with their attendance of any meetings of the Board; provided that in the case of a Lightyear Designee, GMT Designee, Endicott Designee or Constitution Designee who does not, or is unable to, attend, a regular or special meeting of the Board or any committee thereof (if applicable) on which that Lightyear Designee, GMT Designee, Endicott Designee or Constitution Designee serves, the Corporation shall pay all reasonable out-of-pocket expenses incurred by the Observer representing the Investor Stockholder which designated such absent designee in connection with attending such regular and special meetings of the Board and any committee thereof (if applicable).

Section 13. Removal. Any director may be removed by the stockholders at a meeting duly called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, only for failure to qualify or for cause, or as otherwise provided in the Holding Company Stockholders’ Agreement; provided further that if the Board removes the Chief Executive Officer or President from his or her position as Chief Executive Officer or President of the Corporation, then the Chief Executive Officer or President shall immediately tender his or her resignation from the Board. Notwithstanding anything to the contrary herein, subject to the limitations prescribed by the Holding Company Stockholders’ Agreement, if an Investor Designee is removed or is unable to continue to serve as an Investor Designee, the Investor Stockholder which nominated or designated such Investor Designee shall have the exclusive right to designate a Replacement Nominee (as defined in the Holding Company Stockholders’ Agreement) and the Board shall elect such person as a director.

ARTICLE V

COMMITTEES

Section 1. Standing Committees. At each annual meeting of the Board, the directors shall designate from their own number, by resolution, the following committees:

(a) Executive Committee;

(b) Audit Committee;

(c) Compensation Committee; and

(d) Nominations Committee,

which shall be standing committees of the Board. The Board must formally ratify written policies authorized by each committee of the Board before they become effective, subject to the limitations prescribed in the Holding Company Stockholders’ Agreement. Except as provided in these Bylaws, each committee shall consist of the number of members designated thereto; provided, however, for so long as any Key Investor Stockholder is entitled to designate an Investor Designee (as such terms are defined in the Holding Company Stockholders’ Agreement) pursuant the Holding Company Stockholders’ Agreement, (1) each Key Investor Stockholder shall have the right to designate one Key Investor Designee to serve on the Executive Committee of the Board, (2) one Key Investor Designee (as selected by the Board) shall have the right to serve on the Compensation Committee of the Board, and (C) one Key Investor Designee (as selected by the Board) shall have the right to serve on the Nominations Committee of the Board, unless such Key Investor Stockholder consents in writing to its Key Investor Designee not being a member. No Key Investor Designee may serve as the chairman or vice chairman, or in any similar capacity, of any committee of the Board or represent more than twenty-five (25%) of the members of any such committee, and no such committee shall have decision making authority for policy or actions on managerial matters unless (x) recommendations of such committee as to policy or actions on managerial matters are reviewed and approved or reviewed and ratified by the Board, or (y) such committee is carrying out functions in accordance with a policy or parameters approved by the Board.

Subject to Section 2 below, a majority of the directors then serving on any committee shall constitute a quorum of such committee, and the vote of a majority of the members present at any meeting, including the chairman of the committee, who shall be eligible to vote, shall constitute the action of such committee. Subject to the Holding Company Stockholders’ Agreement, the Board shall appoint a director to fill any vacancy on any committee of the Board. The members of the committees shall serve at the pleasure of the Board, subject to the terms of the Holding Company Stockholders’ Agreement.

Section 2. Executive Committee. The Executive Committee shall consist of seven (7) members, four (4) of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Corporation or its subsidiaries or an Investor Designee), two (2) of whom shall be Key Investor Designees, and one (1) of whom shall be the Chief Executive Officer. The executive committee shall have and may exercise all authority of the Board in the management of the affairs of the Corporation; provided, however, no committee may take any action contrary to law, the Articles of Incorporation, these Bylaws or the Holding Company Stockholders’ Agreement. The appointment of the Executive Committee and the delegation of the authority of the Board shall not relieve the Board of any responsibility imposed upon it by law.

If at a meeting of the Executive Committee where a quorum is present and any action is to be taken on any matter, a Key Investor Designee is not present at such meeting, then, if any other present director at such meeting believes in good faith that the Key Investor Designee that is absent from such meeting should be given an additional opportunity to be present at such meeting for purposes of casting a vote, or participating in the deliberations of the Executive Committee, with respect to a particular matter that is being acted upon by the Executive Committee at such meeting, then upon the request of such other present director, such particular matter shall not be acted upon at such meeting of the Executive Committee (and the meeting of the Executive Committee with respect to such matter shall be adjourned and reconvened, and the chairperson on behalf of the Corporation shall deliver notice of such adjourned meeting to consider such matter in accordance with the applicable notice requirement); provided, however, that for any such reconvened meeting relating to such matter, so long as a quorum is present, no director may request an additional adjournment for any reason (including the absence of any director at such meeting).

Section 3. Audit Committee. The Audit Committee shall consist of three (3) members, each of whom shall be independent or outside directors and none of whom shall be an Investor Designee, an officer or salaried employee of the Corporation or its subsidiaries, an attorney who receives a fee or other compensation for legal services rendered to the Corporation or a subsidiary of the Corporation or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board shall designate one member of the committee to serve as chairman of the committee.

The Audit Committee shall meet at least quarterly at the call of the chairman of the committee, and may hold such additional meetings as the chairman of the committee may deem necessary, to examine, or cause to be examined, the records and affairs of the Corporation to determine its true financial condition, and shall present a report of examination to the Board at the Board’s next regular meeting following the meeting of the Audit Committee. The committee shall appoint, from its membership or otherwise, a secretary who shall cause to be kept written minutes of all meetings of the committee. The Audit Committee shall make, or cause to be made, such other examinations as it may deem advisable or whenever so directed by the Board and shall report thereon in writing at a regular meeting of the Board. The Audit Committee shall make recommendations to the Board in relation to the employment of accountants and independent auditors and arrange for such other assistance as it may deem necessary or desirable. The Audit Committee shall review and evaluate the procedures and performance of the Corporation’s internal auditing staff, if any.

Section 4. Compensation Committee. The Compensation Committee shall consist of five (5) members, three (3) of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Corporation or its subsidiaries or an Investor Designee), one (1) of whom shall be a Key Investor Designee (as selected by the Board), and one (1) of whom shall be the Chief Executive Officer, who shall serve on the Compensation Committee as an Ex-Officio non-voting member, and shall have no power to vote on any matter considered by the Compensation Committee. The Board shall designate one member of the committee to serve as chairman of the Compensation Committee, who shall have the authority to adopt and establish procedural rules for the conduct of all meetings of the committee.

The Compensation Committee shall meet at least annually to assess the structure of the management team and the overall performance of the Corporation and its subsidiaries, and may hold such additional meetings as the chairman may deem necessary. The committee shall appoint, from its membership or otherwise, a secretary who shall cause to be kept written minutes of all meetings of the committee. The Compensation Committee shall be responsible for recommending to the Board the compensation, employment arrangements and benefit programs for officers and members of the senior management of the Corporation and for reviewing and ratifying the compensation, employment arrangements and benefit programs for officers and members of the senior management team of the Corporation’s bank subsidiary or subsidiaries, which shall be determined by such bank subsidiary’s board of directors in accordance with any applicable compensation policies established by the Corporation.

Section 5. Nominations Committee. The Nominations Committee shall consist of five (5) members, three (3) of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Corporation or its subsidiaries or an Investor Designee), one (1) of whom shall be a Key Investor Designee (as selected by the Board), and one (1) of whom shall be the Chief Executive Officer. The Board shall designate one member of the committee to serve as chairman of the Nominations Committee, who shall have the authority to adopt and establish procedural rules for the conduct of all meetings of the committee.

The Nominations Committee shall meet at least annually to nominate directors and otherwise carry out the terms of the Holding Company Stockholders’ Agreement with respect to the composition of the Board and the nomination and election of directors, and may hold such additional meetings as the chairman may deem necessary. The committee shall appoint, from its membership or otherwise, a secretary who shall cause to be kept written minutes of all meetings of the committee.

Section 6. Other Committees. The Board may, by resolution, authorize such other committees as from time to time it may deem necessary or appropriate for the conduct of the business of the Corporation. The members of each committee so authorized shall be appointed by the Board from members of the Board or, as appropriate, officers of the Corporation. Each such committee shall exercise such powers as may be assigned by the Board to the extent not inconsistent with law, these Bylaws, the Holding Company Stockholders’ Agreement, the Articles of Incorporation, or resolutions adopted by the Board.

ARTICLE VI

OFFICERS

Section 1. Designation of Executive Officers. The Board shall, at each annual meeting, elect a Chairman, Chief Executive Officer (who may be a member of the Board), President and a Secretary, and such other officers as the Board from time to time may deem necessary or the business of the Corporation may require.

The election of all officers shall be made only by a vote of a majority of the entire Board. If such election is not held at the meeting held annually for the election of officers, such officers may be so elected at any subsequent regular meeting or at a special meeting called for that purpose, in the same manner above provided. Each person elected shall have such authority, bear such title and perform such duties as provided in these Bylaws and as the Board may prescribe from time to time. All officers elected or appointed by the Board shall assume their duties immediately upon their election and shall hold office at the pleasure of the Board. Whenever a vacancy occurs among the officers, it may be filled at any regular or special meeting called for that purpose, in the same manner as above provided.

Section 2. Term of Office and Removal. Each officer shall serve until his or her successor is elected and duly qualified, the office is abolished or he or she is removed. Any officer may be removed at any regular or special meeting of the Board called for that purpose, with or without cause, by an affirmative vote of a majority of the entire Board.

Section 3. Chairman of the Board. The Chairman shall, subject to the direction of the Board, oversee all of the major activities of the Corporation and its subsidiaries. The Chairman shall preside at all meetings of the stockholders; preside at all meetings of the Board; make recommendations to the Board regarding appointments to all committees; and sign instruments in the name of the Corporation. The Chairman shall also have and may exercise such further powers and duties as from time to time may be determined by the Board.

Section 4. President. The President shall be subject to the direction of the Board. The President shall perform such duties as from time to time may be assigned to him by these Bylaws, the Board, or the Chief Executive Officer.

In the absence of or disability of the Chairman, or if the office of the Chairman is vacant by reason of death, resignation, failure of the Board to elect a Chairman or otherwise, the President or such other person who the Board shall designate, shall exercise the powers and perform the duties which otherwise would fall upon the Chairman. The President shall have the general supervision and direction of all of the Corporation’s operations and personnel, subject to and consistent with policies enunciated by the Board. The President shall, under authority given to him or her, sign instruments in the name of the Corporation.

Section 5. Chief Executive Officer. The Chief Executive Officer of the Corporation, who shall be a member of the Board and subject to the direction of the Board, shall be responsible for assuring that the policy decisions of the Board are implemented as formulated. The Chief Executive Officer shall be responsible, in consultation with such officers and members of the Board as he or she deems appropriate, for planning the growth of the Corporation. The Chief Executive Officer shall be responsible for stockholder relations, relations with investment bankers, other similar financial institutions and financial advisors, and shall be empowered to designate officers of the Corporation and its subsidiaries to assist in such activities. The Chief Executive Officer shall be principally responsible for exploring opportunities for mergers, acquisitions and new business. The Chief Executive Officer shall have the general supervision and direction of all of the Corporation’s officers, subject to and consistent with policies enunciated by the Board. The Chief Executive Officer shall, under authority given to him or her, sign instruments in the name of the Corporation. The Chief Executive Officer shall have such other powers as may be assigned to such officer by the Board, its committees or, if a Chairman is elected by the Board, the Chairman.

Section 6. Vice Presidents. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents may be appointed by the Board to perform such duties as may be prescribed by these Bylaws, the Board, the Chief Executive Officer or the President as permitted by the Board.

Section 7. Secretary. The Secretary shall attend all meetings of the Board and of the stockholders and shall record, or cause to be recorded, all votes and minutes of all proceedings of the Board and of the stockholders in a book or books to be kept for that purpose. The Secretary shall perform such executive and administrative duties as may be assigned by the Board or the Chief Executive Officer. The Secretary shall have charge of the seal of the Corporation, if one is adopted by the Board, shall submit such reports and statements as may be required by law or by the Board, shall conduct all correspondence relating to the Board and its proceedings and shall have such other powers and duties as are generally incident to the office of Secretary and as may be assigned to him or her by the Board, the Chief Executive Officer or the President.

Section 8. Chief Financial Officer. The Board may designate a Chief Financial Officer who shall be the chief accounting officer of the Corporation and shall be responsible for the maintenance of adequate systems and records, keeping a record of all assets, liabilities, receipts, disbursements and other financial transactions and shall see that all expenditures are made in accordance with procedures duly established from time to time by the Board. The Chief Financial Officer shall make such reports as may be required by the Board or as are required by law.

Section 9. Other Officers. Other officers, if appointed by the Board, shall have such authority and shall perform such duties as may be assigned to them from time to time by the Board, the Chief Executive Officer or the President.

Section 10. Compensation of Officers. The compensation of all officers shall be fixed from time to time by the Board, upon the recommendation of the Compensation Committee.

ARTICLE VII

STOCKHOLDERS’ AGREEMENT

These Bylaws shall be read in accordance with and are subject in all respects to the Holding Company Stockholders’ Agreement. In the event of a perceived or actual conflict between these Bylaws and the Holding Company Stockholders’ Agreement, the Holding Company Stockholders’ Agreement shall control.

ARTICLE VIII

DIVIDENDS

The Board shall have the power, subject to the provisions of law and the requirements of the Articles of Incorporation, to declare and pay dividends out of surplus (or, if no surplus exists, out of net profits of the Corporation, for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except where there is an impairment of capital stock), to pay such dividends to the stockholders in cash, in property or in shares of the capital stock of the Corporation and to fix the date or dates for the payment of such dividends.

ARTICLE IX

AMENDMENTS

These Bylaws, except as provided by applicable law or the Articles of Incorporation, or as otherwise set forth in these Bylaws, may be amended or repealed at any regular or special meeting of the entire Board; provided, however, that, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article II, Section 3, 12 or 13; Article IV, Section 1, 5, 7, 8, 10, 11, 12 or 13; Article V, Section 1; Article VII; or this Article IX of these Bylaws or to adopt any provision inconsistent therewith; provided, that any alteration, amendment or repeal that is proposed to make these Bylaws consistent with the terms of the Holding Company Stockholders’ Agreement shall only require the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class. Any Bylaw made by the Board may be altered, amended, rescinded or repealed by the holders of shares of capital stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose in accordance with the percentage requirements set forth in the Articles of Incorporation and/or these Bylaws.

*  *  *  *  *

I, Gary L. Tice, certify that: (1) I am the duly constituted Chairman of the Board and Chief Executive Officer of TGR Financial, Inc. and as such officer am the official custodian of its records; and (2) the foregoing Bylaws are the bylaws of the Corporation, and all of them are now lawfully in force and effect.

I have hereunto affixed my official signature on this [    ] day of [    ], 2012.

By:	/s/ Gary L. Tice
Gary L. Tice Chairman of the Board and Chief Executive Officer

Annex D

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

FIRST NATIONAL BANK OF THE GULF COAST

For the purpose of organizing an association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following articles of association:

FIRST.  The title of this association shall be First National Bank of the Gulf Coast.

SECOND.  The main office of the association shall be located at Naples, County of Collier, and the State of Florida. The general business of the association shall be conducted at its main office and its branches.

THIRD.  The board of directors of this association shall consist of not less than five nor more than twenty-five persons, unless the Office of the Comptroller of the Currency (the “OCC”) has exempted the association from the 25-member limit. The exact number is to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of the shareholders at any annual or special meeting thereof. The president of the association shall be a member of the board of directors. Each director, during the full term of his or her directorship, shall own common or preferred stock of the association or of any holding company owning the association, with either an aggregate par, fair market or equity value of at least $1,000. Determination of these values may be based as of either (i) the date of purchase, or (ii) the date the person became a director, whichever value is greater. Any combination of common or preferred stock of the association or holding company may be used.

Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may not increase the number of directors between meetings of shareholders to a number which: (1) exceeds by more than two the number of directors last elected by shareholders when the number was 15 or less; or (2) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25, unless the OCC has exempted the association from the 25-member limit.

The board of directors shall be classified, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III, which shall be as nearly equal in number as possible. At the special shareholders’ meeting on October 13, 2009 (the “Initial Meeting”), (i) the Class I directors shall be elected for a term expiring at the first annual meeting of shareholders following the Initial Meeting, (ii) the Class II directors shall be elected for a term expiring at the second annual meeting of shareholders following the Initial Meeting, and (iii) the Class III directors shall be elected for a term expiring at the third annual meeting of shareholders following the Initial Meeting, with each member of each Class to hold office until his or her successor is elected and qualified. At each annual shareholders meeting after the Initial Meeting, the successors of the Class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

Honorary or advisory members of the board of directors, without voting power or power of final decision in matters concerning the business of the association, may be appointed by resolution of a majority of the full board of directors, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted to determine the number of directors of the association or the presence of a quorum in connection with any board action, and shall not be required to own qualifying shares.

FOURTH.  There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the date of each year specified therefore in the bylaws, or if that day falls on a legal holiday in the state in which the association is located, on the next following banking day. If no election is held on the day fixed or in the event of a legal holiday, on the following banking day, an election may be held on any subsequent day within 60 days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the date, by shareholders representing two-thirds of the shares issued and outstanding. In all cases, at least 10 days advance notice of the meeting shall be given to the shareholders by first class mail.

There shall be no cumulative voting by the shareholders of the association in the election of directors or otherwise.

Nominations for election to the board of directors may be made by the board of directors or by any stockholder of any outstanding class of capital stock of the association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management shall be made in writing and be delivered or mailed to the president of the association no less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of the association no later than the close of business on the seventh day following the day on which notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

(1)	The name and address of each proposed nominee.

(2)	The principal occupation of each proposed nominee.

(3)	The total number of shares of capital stock of the association that will be voted for each proposed nominee.

(4)	The name and residence address of the notifying shareholder.

(5)	The number of shares of capital stock of the association owned by the notifying shareholder.

The chairperson of the meeting may, in his/her discretion, disregard nominations not made in accordance herewith. The vote tellers may disregard all votes cast for each such nominee. No bylaw may unreasonably restrict the nomination of directors by shareholders.

A director may resign at any time by delivering written notice to the board of directors, its chairperson, or to the association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

FIFTH.  The authorized amount of capital stock of this association shall be 50,000,000 shares of common stock of the par value of Five and 00/100 ($5.00) each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of the association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the association, whether now or hereafter authorized, or to any obligations convertible into stock of the association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the board of directors, in its discretion may from time to time determine and at such price as the board of directors may from time to time fix. Preemptive rights also must be approved by a vote of holders of two-thirds of the association’s outstanding voting shares.

Unless otherwise specified in these articles of association or required by law, (i) shareholders owning a majority voting interest in the outstanding voting stock must approve all matters requiring shareholder action, including amendments to these articles of association, and (ii) each shareholder shall be entitled to one vote per share.

Unless otherwise specified in these articles of association or required by law, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval. If a proposed amendment would affect two or more classes or series in the same or substantially the same way, all the classes or series so affected, must vote together as a single voting group on the proposed amendment.

Unless otherwise provided in the Bylaws, the record date for determining shareholders entitled to notice of and to vote at any meeting is the close of business on the day before the first notice is mailed or otherwise sent to the shareholders, provided that in no event may a record date be more than 70 days before the meeting.

If a shareholder is entitled to fractional shares pursuant to preemptive rights, a stock dividend, consolidation or merger, reverse stock split or otherwise, the association may: (a) issue fractional shares; (b) in lieu of the issuance of fractional shares, issue script, or warrants entitling the holder to receive a full share upon surrendering enough script or warrants to equal a full share; (c) if there is an established and active market in the association’s stock, make reasonable arrangements to allow the shareholder to realize a fair price though the sale of the fraction, or purchase of the additional fraction required for a full share; (d) remit the cash equivalent of the fraction to the shareholder; or (e) sell full shares representing all the fractions at public auction or to the highest bidder after having solicited and received sealed bids from at least three licensed stock brokers; and distribute the proceeds pro rata to shareholders who otherwise would be entitled to the fractional shares. The holder of a fractional share is entitled to exercise the rights for shareholder, including the right to vote, to receive dividends, and to participate in the assets of the association upon liquidation, in proportion to the fractional interest. The holder of script or warrants is not entitled to any of these rights, unless the script or warrants explicitly provide for such rights. The script or warrants may be subject to such additional conditions as: (1) that the scripts or warrants will become void if not exchanged for full shares before a specified date; and (2) that the shares for which the script or warrants are exchangeable may be sold at the option of the association and the proceeds paid to script holders.

The association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders. Obligations classified as debt, whether or not subordinated, which may be issued by the association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

SIXTH.  The board of directors shall appoint one of its members president of this association, and one of its members chairperson of the board and shall have the power to appoint one or more vice presidents, a secretary who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the association, and such other officers and employees as may be required to transact the business of this association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors according to the bylaws. The board of directors also shall have the power to: (i) define the duties of the officers, employees and agents of the association; (ii) delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees and agents of the association; (iii) fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law; (iv) dismiss officers and employees; (v) require bonds from officers and employees and fix the penalty thereof; (vi) ratify written policies authorized by the association’s management or committees of the board; (vii) regulate the manner in which any increase or decrease of the capital of the association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital; (viii) manage and administer the business and affairs of the association; (ix) adopt initial bylaws, not inconsistent with law or the articles of association, for managing the business and regulating the affairs of the association; (x) amend or repeal bylaws, except to the extent that the articles of association reserve this power in whole or in part to shareholders; (xi) make contracts; and (xii) generally perform all acts that are legal for a board of directors to perform.

SEVENTH.  The board of directors shall have the power to change the location of the main office to any authorized branch within the limits of Naples, without the approval of the shareholders, or with the vote of shareholders owning two-thirds of the stock of this association for the relocation outside such limits and upon receipt of a certificate of approval from the OCC, to any location within or outside the limits of Naples, but no more than 30 miles beyond such limits. The board of directors shall have the power to establish or change the location of any branch or branches of this association to any other location permitted under applicable law, without the approval of the shareholders, subject to approval by the OCC.

EIGHTH.  The corporate existence of this association shall continue until terminated according to the laws of the United States.

NINTH.  The board of directors of this association, or any one or more shareholders owning, in the aggregate, not less than fifty percent (50%) of the stock of this association, may call a special meeting of shareholders at any time. Unless otherwise provided by the bylaws or the laws of the United States, or waived by all shareholders, or waived by the OCC if it determines that an emergency exists, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10 days, and no more than 60 days, prior to the date of the meeting to each shareholder of record at his/her address as shown upon the books of this association. Unless otherwise provided by the bylaws or these articles of association, any action requiring approval of shareholders must be effected at an annual or special meeting. If action requiring approval of the shareholders is effected at an annual or special meeting, the meeting must be duly called.

TENTH.  The bank may make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and the implementing regulations there under.

The bank may indemnify an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, including the advancement of expense and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the state of Florida, or the relevant provisions of the Model Delaware General Corporation Law, Del. Code Ann, Tit. 8 (1991, as amended 1994, and as amended thereafter), provided such payments are consistent with safe and sound banking practices.

ELEVENTH.  These articles of association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The association’s board of directors may propose one or more amendments to the articles of association for submission to the shareholders.

Annex E

AMENDED AND RESTATED BYLAWS

OF

FIRST NATIONAL BANK OF THE GULF COAST, A NATIONAL ASSOCIATION

ARTICLE I

Meetings of Shareholders

Section 1.1.    Annual Meeting.  The regular annual meeting of the shareholders to elect directors and transact whatever other business may properly come before the meeting, shall be held on the fourth Monday of April in each year, at the main office of First National Bank of the Gulf Coast (the “Association”), 3560 Kraft Road, City of Naples, State of Florida or such other date and place as the board of directors of the Association (the “Board”) may designate. Notice of the meeting shall be mailed, postage prepaid, at least 10 days and no more than 60 days, prior to the date thereof, addressed to each shareholder at his address appearing on the books of the Association. If, for any cause, an election of directors is not made on that day, or in the event of a legal holiday, on the next following banking day, an election may be held on any subsequent day within 60 days of the date fixed, to be designated by the Board, or, if the directors fail to fix the date, by shareholders representing two-thirds of the shares issued and outstanding. In such circumstances, at least 10 days’ notice must be given by first-class mail to the shareholders. Failure to hold an annual meeting at the designated time shall not, however, invalidate the corporate existence or otherwise affect valid corporate acts.

Section 1.2.    Special Meetings.  Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board or by any one or more shareholders owning, in the aggregate, not less than 50 percent of the stock of the Association. Every such special meeting, unless otherwise provided by law, shall be called by mailing, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for the meeting, to each shareholder at the address appearing on the books of the Association a notice stating the purpose of the meeting.

The Board may fix a record date for determining shareholders entitled to notice of and to vote at any meeting, in reasonable proximity to the date of giving notice to the shareholders of such meeting and in compliance with Section 1.7 of these Bylaws, as amended (the “Bylaws”). The record date for determining shareholders entitled to demand a special meeting is the date the first shareholder delivers a demand to the Association for the meeting describing the purpose or purposes for which it is to be held.

Shareholders or the Board may call a special meeting to amend the Articles of Association, as amended and restated (the “Articles”), or these Bylaws, regardless of whether the Board may amend the Bylaws in the absence of shareholder approval.

If an annual or special shareholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time or place, if the new date, time or place is announced at the meeting before adjournment, unless any additional items of business are to be considered, or the Association becomes aware of an intervening event materially affecting any matter to be voted on more than 10 days prior to the date to which the meeting is adjourned. If a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date. If, however, the meeting to elect the directors is adjourned before the election takes place, at least 10 days’ notice of the new election must be given to the shareholders by first-class mail.

Section 1.3.    Nominations of Directors.  Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to President of the Association not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Association no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

(1)	The name and address of each proposed nominee.

(2)	The principal occupation of each proposed nominee.

(3)	The total number of shares of capital stock of the Association that will be voted for each proposed nominee.

(4)	The name and residence address of the notifying shareholder.

(5)	The number of shares of capital stock of the Association that is owned by the notifying shareholder.

The chairperson of the meeting may, in his or her discretion, disregard nominations not made in accordance herewith, and upon his or her instructions, the vote tellers may disregard all votes cast for each such nominee. Notwithstanding the foregoing or anything to the contrary herein, nominees for the “Investor Directors” shall be selected in accordance with the terms of the Investment Agreement (as defined below in Article VII). No nominations for Investor Directors (as defined in the Investment Agreement) except those made in accordance with the Investment Agreement shall be voted upon by the Board or shareholders, as applicable.

Section 1.4.    Judges of Election.  In advance of any meeting of shareholders the Board shall appoint two judges of election. The judges of election shall hold and conduct the election at which they are appointed to serve. After the election, they shall file with the Secretary a certificate signed by them, certifying the results thereof and the names of the directors elected. The judges of election, at the request of the chairperson of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.

Section 1.5.    Proxies.  Shareholders entitled to vote may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of the Association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and filed with the records of the meeting. Proxies with rubber stamped facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a confirming email from the shareholder. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted.

Section 1.6.    Quorum.  A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting at which a quorum is present, unless otherwise provided by law or by the Articles. If a meeting for the election of directors is not held on the fixed date, at least 10 days’ notice must be given by first-class mail to the shareholders.

Section 1.7.    Record Date.  Notwithstanding anything to the contrary herein, for the purpose of determining the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action, the Board may fix the record date for any such determination of shareholders, which shall be not more than 70 days and, in the case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 1.7, such determination shall, unless otherwise provided by the Board, also apply to any adjournment thereof. If no record date is fixed, (a) the record date for determining shareholders entitled to notice of or vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (b) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE II

Directors

Section 2.1.    Board of Directors.  The Board shall have the power to manage and administer the business and affairs of the Association. The Chief Executive Officer and President of the Association shall be members of the Board. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

Section 2.2.    Number.  The Board shall consist of no less than five nor more than twenty-five persons, unless the Comptroller of the Currency has exempted the Association from the 25-member limit. The exact number is to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the shareholders at any annual or special meeting thereof.

Section 2.3.    Organization Meeting.  The cashier or Secretary, upon receiving the certificate of the judges of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the main office of the Association to organize the new board and elect and appoint officers of the Association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practical, and, in any event, within 30 days thereof. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.4.    Regular Meetings.  The regular meetings of the Board shall be held, without notice, at such time and day of each month as shall be designated by the Board from time to time. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day unless the Board shall designate some other day.

Section 2.5.    Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board or Chief Executive Officer of the Association, or at the request of two or more directors. The persons authorized to call special meetings of the Board shall give notice of such meetings in the manner prescribed by these Bylaws. Each member of the Board shall be given at least twenty-four (24) hours notice stating the date, time and place of each special meeting, subject to the provisions in Section 2.6 below with respect to the Investor Directors (as defined in the Investment Agreement). Notice of any meeting of the Board need not, however, be given to any director if waived by such director in writing or if such director shall be present at the meeting; and any meeting of the Board shall be a legal meeting without any notice thereof having been given, if all the members shall be present thereat. No business shall be conducted at a special meeting other than that specified in the notice of the meeting.

Section 2.6.    Notice of Meetings; Waiver of Notice.  Notice of each Board meeting shall be mailed or otherwise given to each director at least twenty-four (24) hours before the day of the meeting to his or her address shown in the records of the Association; provided, however, that in the event of one or more vacancies on the Board with respect to the Investor Directors, in accordance with the Investment Agreement, notice of each meeting (including any regularly scheduled meeting) shall be provided to the applicable Investor (as defined in the Investment Agreement) not less than five days before such meeting and the first order of business at such meeting shall be to fill such vacancy; provided, further, that if such Investor has not designated a replacement nominee as the first order of business at such meeting, any action to be taken at such meeting shall not be conditioned upon such vacancy being filled; provided further that such replacement nominee shall have received all required regulatory approvals, consents and/or non-objections of the Association’s regulators. The purpose or purposes of any special meeting shall be stated in the notice. Such notice shall be deemed given when sent or given to any mail or courier service or company providing electronic transmission service. Any director may waive notice of any meeting by submitting a signed waiver of notice with the Secretary, whether before or after the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.7.    Quorum.  A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by law, the Articles or these Bylaws, but in the event less than a majority is present at any meeting, the majority of those remaining directors may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If a quorum is present, the Board may take action through the vote of a majority of the directors who are in attendance.

Section 2.8.    Vacancies.  Subject to the limitations herein and prescribed by the Investment Agreement, when any vacancy occurs among the directors, including vacancies created by a newly created directorship resulting from an increase in the number of directors, a majority of the remaining members of the Board, even though less than a quorum of the Board, in accordance with the laws of the United States and the State of Florida, may appoint a person to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose, or such vacancy may be filled by vote of the shareholders at a special meeting called for that purpose; provided that, if there is a vacancy on the Board with respect to any Investor Director and an individual has been nominated to fill such vacancy, the first order of business at any Board meeting shall be to fill such vacancy, provided, however, that such replacement nominee shall have received all required regulatory approvals, consents and/or non-objections of the Association’s regulators. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs but the new director may not take office until the vacancy occurs. Notwithstanding the foregoing or anything to the contrary herein, any vacancy on the Board with respect to Investor Directors shall be filled in accordance with the terms of Section 5(a) of the Investment Agreement.

Section 2.9.    Terms of Office.  As more specifically provided in the Articles and the Investment Agreement, directors shall be elected for staggered terms of three years and until their successors are elected and qualified, or until their earlier resignation, removal from office or death.

Section 2.10.    Honorary Directors.  Honorary or advisory members of the Board, without voting power or power of final decision in matters concerning the business of the Association, may be appointed by resolution of a majority of the full Board, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted to determine the number of directors of the Association or the presence of a quorum in connection with any Board action, and shall not be required to own qualifying shares.

Section 2.11.    Resignation.  A director may resign at any time by delivering written notice to the Board, the Chairperson of the Board, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. Notwithstanding anything contrary herein, subject to the limitations prescribed by the Investment Agreement, if an Investor Director resigns, the Investor which nominated or designated such Investor Director shall have the exclusive right to designate a Replacement Investor Director (as defined in the Investment Agreement) and the Board of Directors shall elect such person a Director.

Section 2.12.    Compensation.  From time to time, as the Board deems necessary, the Board shall fix the compensation of the non-management directors of the Association in such one or more forms as the Board may determine. For the avoidance of doubt, only non-management directors are permitted to receive compensation and/or fees for service as a member of the Board; provided, that, notwithstanding the foregoing, the Association shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof.

Section 2.13.    Observers.  The Investors, and certain other “Subscribers” who are parties to the Subscription Agreements (as defined below in Article VII) permitted by the Board, may each designate one (1) person to receive Board materials and to attend meetings of the Board or any committee thereof, in each case as observers (each, an “Observer”). Such Observers will not be directors and will not have any voting rights to which directors are entitled. No breach of any Observer’s rights shall invalidate any proceeding or resolution of the Board. Each Observer shall be provided copies of the same materials and be provided the same advance notice with respect to meetings of the Board as the Directors.

Section 2.14.    Removal.  Any director may be removed by the shareholders at a meeting duly called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, only for failure to qualify or for cause. Notwithstanding anything to the contrary herein, subject to the limitations prescribed by the Investment Agreement, if an Investor Director is removed or is unable to continue to serve as an Investor Director, the Investor which nominated or designated such Investor Director shall have the exclusive right to designate a Replacement Investor Director (as defined in the Investment Agreement) and the Board of Directors shall elect such person as a Director.

Section 2.15.    Action by Directors without a Meeting.  Unless otherwise restricted by the Articles or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or such committee. For the avoidance of doubt, unanimous written consent of the Board shall only require the directors then in office and, if there are one or more vacancies on the Board at the time of such unanimous written consent, the consent of any replacement nominee who has not yet been nominated by the Board or the nominations committee of the Board, as applicable and/or elected to the Board shall not be required; provided, however, that in the event of a vacancy on the Board with respect to any Investor Director, in accordance with the Investment Agreement, notice of each written consent shall be provided to the applicable Investor not less than five days before such written consent is distributed to the Board for signature and such applicable Investor shall have the ability to designate an individual to fill such vacancy and the first order of business shall be to fill such vacancy at such meeting and before such written consent of the Board shall be effective; provided, further, that if such Investor has not designated a Replacement Investor Director as the first order of business of such meeting, any action to be taken by such written consent shall not be conditioned upon such vacancy being filled; provided further that such replacement nominee shall have received all required regulatory approvals, consents and/or non-objections of the Association’s regulators.

Section 2.16.    Participation by Conference Telephone.  Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 2.17.    No Voting by Proxy.  Directors may not vote by proxy at any meeting of the Board.

Section 2.18.    Presiding Officer and Secretary of the Meeting.  Each meeting of the Board shall be presided over by the Chairperson of the Board or in his or her absence, by the vice Chairperson of the Board or if neither is present, by such member of the Board as shall be chosen by the directors present at the meeting. The Secretary, or in his or her absence, an assistant secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.

Section 2.19.    Presumption of Assent.  A director who is present at a meeting of the Board or a committee of the Board when corporate action is taken is deemed to have assented to the action unless (a) the director objects at the beginning of the meeting, or promptly upon his arrival, to holding it or to transacting business at the meeting, or (b) his dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) he files written notice of his dissent or abstention with the presiding officer of the meeting before its adjournment or with the Association immediately after the adjournment of the meeting. Such right of dissent or abstention is not available to a director who votes in favor of the action taken.

ARTICLE III

Committees of the Board

Section 3.1.    General.  The Board has power over and is solely responsible for the management, supervision, and administration of the Association. The Board may delegate its power, but none of its responsibilities, to such persons or committees as the Board may determine.

The Board must formally ratify written policies authorized by committees of the Board before they become effective, subject to the limitations prescribed in the Investment Agreement. Each committee must have the number and composition of members designated thereto in these Bylaws and the Investment Agreement. Provisions of the Articles, Bylaws and the Investment Agreement governing place of meetings, notice of meeting, quorum, and voting requirements of the Board, apply to committees and their members as well. Subject to the Investment Agreement, the creation of a committee and appointment of members to it must be approved by the Board.

Section 3.2.    Standing Committees.  Prior to the Closing (as defined in the Investment Agreement) and at each annual meeting of the Board, the directors shall designate, by resolution, the following committees:

(a) Executive Committee;

(b) Audit Committee;

(c) Compensation Committee;

(d) Nominations Committee;

(e) Loan Committee;

(f) Investment Committee; and

(g) Compliance Committee.

which shall be standing committees of the Board. Except as provided in these Bylaws, each committee shall consist of the number of members designated thereto; provided, however, for so long as any Investor is entitled to designate an Investor Director (as such term is defined in the Investment Agreement) pursuant to the Investment Agreement, such Investor shall have the right to designate one Investor Director to serve on the Executive, Compensation and Nominations Committees of the Board , unless such Investor consents in writing to its Investor Director not being a member of such committee. No Investor Director may serve as the chairman or vice chairman, or in any similar capacity, of any committee of the Board or represent more than twenty-five (25%) of the members of any such committee, and no such committee shall have decision making authority for policy or actions on managerial matters unless (x) recommendations of such committee as to policy or actions on managerial matters are reviewed and approved or reviewed and ratified by the Board, or (y) such committee is carrying out functions in accordance with a policy or parameters approved by the Board. Subject to Section 5(c) of the Investment Agreement and Section 3.3 below, a majority of the directors then serving on any committee shall constitute a quorum of such committee, and the vote of a majority of the members present at any meeting, including the chairman of the committee, who shall be eligible to vote, shall constitute the action of such committee. The members of the committees shall serve at the pleasure of the Board, subject to the terms of the Investment Agreement.

Section 3.3.    Executive Committee.  The Executive Committee shall consist of ten (10) members, seven (7) of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Association or its subsidiaries or an Investor Director), two (2) of whom shall be Investor Directors, and one (1) of whom shall be the Chief Executive Officer. The executive committee shall have and may exercise all authority of the Board in the management of the affairs of the Association; provided, however, no committee may take any action contrary to law, the Articles, these Bylaws or the Investment Agreement. The appointment of the Executive Committee and the delegation of the authority of the Board shall not relieve the Board of any responsibility imposed upon it by law.

If at a meeting of the Executive Committee where a quorum is present and any action is to be taken on any matter, an Investor Director is not present at such meeting, then, if any other present director at such meeting believes in good faith that the Investor Director that is absent from such meeting should be given an additional opportunity to be present at such meeting for purposes of casting a vote, or participating in the deliberations of the Executive Committee, with respect to a particular matter that is being acted upon by the Executive Committee at such meeting, then upon the request of such other present director, such particular matter shall not be acted upon at such meeting of the Executive Committee (and the meeting of the Executive Committee with respect to such matter shall be adjourned and reconvened, and the chairperson on behalf of the Association shall deliver notice of such adjourned meeting to consider such matter in accordance with the applicable notice requirement); provided, however, that for any such reconvened meeting relating to such matter, so long as a quorum is present, no director may request an additional adjournment for any reason (including the absence of any director at such meeting).

Section 3.4.    Audit Committee.  The Audit Committee shall consist of seven (7) members, each of whom shall be independent or outside directors and none of whom shall be an Investor Director, an officer or salaried employee of the Association or its subsidiaries, an attorney who receives a fee or other compensation for legal services rendered to the Association or a subsidiary of the Association or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board shall designate one member of the committee to serve as chairman of the committee.

The Audit Committee shall meet at least quarterly at the call of the chairman of the committee, and may hold such additional meetings as the chairman of the committee may deem necessary, to examine, or cause to be examined, the records and affairs of the Association to determine its true financial condition, and shall present a report of examination to the Board at the Board’s next regular meeting following the meeting of the Audit Committee. The committee shall appoint, from its membership or otherwise, a secretary who shall cause to be kept written minutes of all meetings of the committee. The Audit Committee shall make, or cause to be made, such other examinations as it may deem advisable or whenever so directed by the Board and shall report thereon in writing at a regular meeting of the Board. The Audit Committee shall make recommendations to the Board in relation to the employment of accountants and independent auditors and arrange for such other assistance as it may deem necessary or desirable. The Audit Committee shall review and evaluate the procedures and performance of the Association’s internal auditing staff, if any.

Section 3.5.    Compensation Committee.  The Compensation Committee shall consist of eight (8) members, five (5) of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Association or its subsidiaries or an Investor Director), two (2) of whom shall be Investor Directors, and one (1) of whom shall be the Chief Executive Officer, who shall serve on the Compensation Committee as an Ex-Officio non-voting member, and shall have no power to vote on any matter considered by the Compensation Committee. The Board shall designate one member of the committee to serve as chairman of the Compensation Committee, who shall have the authority to adopt and establish procedural rules for the conduct of all meetings of the committee.

The Compensation Committee shall meet at least annually to assess the structure of the management team and the overall performance of the Association and its subsidiaries, and may hold such additional meetings as the chairman may deem necessary. The committee shall appoint, from its membership or otherwise, a secretary who shall cause to be kept written minutes of all meetings of the committee. The Compensation Committee shall be responsible for recommending to the Board the compensation, employment arrangements and benefit programs for officers and members of the senior management of the Association and for reviewing and ratifying the compensation, employment arrangements and benefit programs for officers and members of the senior management team of the Association or any of its subsidiaries, which shall be determined by such subsidiary’s board of directors in accordance with any applicable compensation policies established by the Association.

Section 3.6.    Nominations Committee.  The Nominations Committee shall consist of seven (7) members, four (4) of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Association or its subsidiaries or an Investor Director), two (2) of whom shall be Investor Directors, and one (1) of whom shall be the Chief Executive Officer. The Board shall designate one member of the committee to serve as chairman of the Nominations Committee, who shall have the authority to adopt and establish procedural rules for the conduct of all meetings of the committee.

The Nominations Committee shall meet at least annually to nominate the independent directors and otherwise carry out the terms of the Investment Agreement with respect to the composition of the Board and the nomination and election of directors, and may hold such additional meetings as the chairman may deem necessary. The committee shall appoint, from its membership or otherwise, a secretary who shall cause to be kept written minutes of all meetings of the committee.

Section 3.7.    Loan Committee.  The Loan Committee shall consist of eleven (11) members, eight (8) of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Association or its subsidiaries or an Investor Director), and three (3) of whom shall be the chief credit officer, the President and the chief loan officer of the Association. The Loan Committee shall have power to establish and approve, in conjunction with management of the Association, all major policies and procedures pertaining to loan policy; establish the loan approval system; review all loans in excess of amounts determined from time to time by the Board; review reports regarding classified and other loans; review from time to time the adequacy of the allowance for loan and lease losses maintained by the Association. The Loan Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.8.    Investment Committee.  The Investment Committee shall consist of seven (7) members, each of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Association or its subsidiaries or an Investor Director). The Investment Committee, on behalf of the Association, shall have the power to ensure adherence to the investment policy, to recommend amendments thereto, to purchase and sell securities, and to exercise authority regarding investments. The Investment Committee shall keep minutes of its meetings. Such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.9.    Compliance Committee.  The Compliance Committee shall consist of seven (7) members, each of whom shall be independent or outside directors (and none of whom shall be an officer or salaried employee of the Association or its subsidiaries or an Investor Director). The Compliance Committee, on behalf of the Association, shall have the power to ensure that the Association has in place proper policies and procedures to ensure compliance with all applicable federal and state laws and regulations. The Compliance Committee shall also have the duty to monitor and ensure the Association’s compliance with the Community Reinvestment Act and any related regulations. The Compliance Committee shall keep minutes of its meetings. Such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.10.    Other Committees.  The Board may, by resolution, authorize such other committees as from time to time it may deem necessary or appropriate for the conduct of the business of the Association. The members of each committee so authorized shall be appointed by the Board from members of the Board or, as appropriate, officers of the Association. Each such committee shall exercise such powers as may be assigned by the Board to the extent not inconsistent with law, the Articles, these Bylaws, the Investment Agreement or resolutions adopted by the Board.

ARTICLE IV

Officers and Employees

Section 4.1.    Chairperson of the Board.  The Board shall elect one of its members to be the Chairperson of the Board to serve at the pleasure of the Board. The Chairperson of the Board shall preside at all meetings of the Board. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board shall preside at any meeting of the Board. The Chairperson of the Board shall supervise the carrying out of the policies adopted or approved by the Board, shall have general executive powers as well as the specific powers conferred by these Bylaws, and shall also have and may exercise such powers and duties as from time to time may be conferred or assigned by the Board.

Section 4.2.    Vice Chairperson of the Board.  The Board shall appoint one of its members to be the Vice Chairperson of the Board to serve at its pleasure. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board shall preside at any meeting of the Board. The Vice Chairperson of the Board shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Chairperson of the Board, or imposed by these Bylaws. The Vice Chairperson of the Board shall also have and may exercise such further powers and duties as may from time to time be conferred or assigned by the Board.

Section 4.3.    Chief Executive Officer.  The Board may designate a Chief Executive Officer of the Association, who shall be a member of the Board. The Chief Executive Officer shall have responsibility for the general management and direction of the business of the Association and for the execution of all orders and resolutions of the Board. In addition to the powers prescribed in these Bylaws, he or she shall also have all of the powers usually vested in the chief executive officer of an association and such other powers as may be prescribed from time to time by the Board. The Chief Executive Officer may delegate any of his powers and duties to any other officers with such limitations as he may deem proper. Should the Board fail to designate a Chief Executive Officer, the President shall have the powers and perform the duties specified in this Section 4.3.

Section 4.4.    President.  The Board shall appoint one of its members to be the President of the Association, who shall be a member of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned by the Board or the Chief Executive Officer. If the President is not designated as the Chief Executive Officer, the President shall have such powers and perform such duties as may delegated to him by the Chief Executive Officer, and shall be vested with all the powers and authorized to perform all the duties of the Chief Executive Officer in such officer’s absence or inability to act. The President may delegate any of his powers and duties to any other officer with such limitations as he may deem proper.

Section 4.5.    Senior Executive Vice President; Executive Vice President; or Senior Vice President.  The Board may appoint one or more senior executive vice presidents, executive vice presidents or senior vice presidents. Each senior executive vice president, executive vice president and senior vice president shall have such powers and duties as may be assigned by the Board. The Board shall designate one senior executive vice president, in the absence of the President, to perform all the duties of the President.

Section 4.6.    Vice President.  The Board may appoint one or more vice presidents. Each vice president shall have such powers and duties as may be assigned by the Board.

Section 4.7.    Secretary and Treasurer.  The Board shall appoint a Secretary and a Treasurer, who may be one person serving in both offices. The Secretary shall be secretary of the Board and of the Association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws and shall be custodian of the corporate seal, records, documents and papers of the Association. The Treasurer shall provide for the keeping of proper records of all transactions of the Association and shall see that all expenditures are made in accordance with procedures that are duly established from time to time by the Board. The Secretary and Treasurer shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice to the office of Secretary or Treasurer, or imposed by these Bylaws, and shall also perform such other duties as may be assigned from time to time by the Board.

Section 4.8.    Other Officers.  The Board may appoint one or more assistant vice presidents, one or more trust officers (if the Association may exercise fiduciary powers), one or more assistant secretaries, one or more assistant cashiers, one or more managers and assistant managers of branches and such other officers and attorneys-in-fact as from time to time may appear to the Board to be required or desirable to transact the business of the Association. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon or assigned to them by the Board, the Chairperson of the Board, or the President.

Section 4.9.    Tenure of Office.  The President and all other officers shall hold office for the current year for which the Board was elected, unless they shall resign, become disqualified, or be removed. Any vacancy occurring in the office of President shall be filled promptly by the Board.

Section 4.10.    Resignation.  An officer may resign at any time by delivering notice to the President or to the Chairperson of the Board. A resignation is effective when the notice is given unless the notice specifies a later effective date.

Section 4.11.    Compensation of Officers.  The compensation of all officers shall be fixed from time to time by the Board, upon the recommendation of the Compensation Committee.

ARTICLE V

Stock

Section 5.1.    Transfers.  Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of stock and the names of each person owning a share or the capital stock of the Association together with the number of shares held by him or her shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his shares, succeed to all rights of the prior holder of such shares. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Association with respect to stock transfers, voting and shareholder meetings, and related matters and to protect it against fraudulent transfers.

Section 5.2.    Issuance of Common Stock.  Notwithstanding anything to the contrary herein, subject to Section 4(h) of the Investment Agreement, following the Closing and until the shareholders shall have approved an amendment to the Articles which would permit the granting of preemptive rights to the shareholders as set forth in Section 8 of the Investment Agreement, the Association shall not issue or commit to issue any additional shares of common stock of the Company unless such issuance has been approved by a majority of the members of the Board and the affirmative vote or written consent of shareholders holding at least fifty percent (50%) of the common stock of the Company.

Section 5.3.    Stock Certificates.  The shares of stock in the Association shall be issued without certificates. Uncertificated shares may be transferred only upon receipt of proper transfer instructions from the registered owner of the shares. No transfer of stock shall be valid as against the Association until it shall have been entered into the stock records of the Association by an entry showing from and to whom transferred. The Association, at its sole discretion, may elect to issue Stock Certificates in limited instances when requested in writing by the Shareholder or the Shareholders’ Custodian. Any certificates representing shares of stock of the Association shall bear the signature of the President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary, assistant secretary, or any other officer appointed by the Board for that purpose, to be known as an authorized officer, and the seal of the Association shall be engraved thereon. Any certificate issued to any shareholder of the Association shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

Within a reasonable time after the issuance or transfer of shares without certificates, the Association shall send to the registered owner thereof a written notice that shall set forth the name, location and state of organization of the Association, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and such other information as required by law.

The Association may establish a procedure through which the beneficial owner of shares that are registered in the name of a nominee may be recognized by the Association as the shareholder. The procedure may set forth:

(1)	The types of nominees to which it applies.

(2)	The rights or privileges that the Association recognizes in a beneficial owner.

(3)	How the nominee may request the Association to recognize the beneficial owner as the shareholder.

(4)	The information that must be provided when the procedure is selected.

(5)	The period over which the Association will continue to recognize the beneficial owner as the shareholder.

(6)	Other aspects of the rights and duties created.

ARTICLE VI

Corporate Seal

Section 6.1.    Seal.  The seal of the Association shall be in such form as the Board may from time to time direct and adopt by resolution of the Board. The Chairperson of the Board, President, an executive vice president, senior vice president, or vice president, the cashier, the Secretary or any assistant cashier or assistant secretary, or other officer thereunto designated by the Board, shall have the authority to affix the corporate seal to any document requiring such seal, and to attest the same.

ARTICLE VII

Miscellaneous Provisions

Section 7.1.    Fiscal Year.  The fiscal year of the Association shall be January 1 to December 31.

Section 7.2.    Execution of Instruments.  All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the Association by the Chairperson of the Board, or the President, or any executive vice president, senior vice president, or vice president, or the Secretary, or the chief financial officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the Association in such other manner and by such other officers as the Board may from time to time direct. The provisions of this Section 7.2 are supplementary to any other provision of these Bylaws.

Section 7.3.    Records.  The Articles, the Bylaws and the proceedings of all meetings of the shareholders, the Board, and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the Secretary, cashier or other officer appointed to act as secretary of the meeting.

Section 7.4    Corporate Opportunity.  Notwithstanding anything contrary herein, any Subscriber (as defined in the Investment Agreement) or Investor (other than any Subscriber or Investor that is an officer or employee of the Association or any of its subsidiaries) or any of their affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Association or any subsidiary thereof, and the Association, any subsidiary of the Association, the directors, the directors of any subsidiary of the Association and the other shareholders of the Association shall have no rights in and to such ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Association or any subsidiary thereof, shall not be deemed wrongful or improper.

To the fullest extent permitted by applicable law or regulation, no Subscriber or Investor (other than any Subscriber or Investor that is an officer or employee of the Association or any of its subsidiaries) or any of their directors, shareholders, partners, principals, officers, members, limited or general partners, employees and/or other representatives (collectively, the “Investor Equityholders”) or its or their affiliates or director designees, shall be obligated to refer or present any particular business opportunity to the Association or any subsidiary thereof even if such opportunity is of a character that, if referred or presented to the Association or any subsidiary thereof, could be taken by the Association or any subsidiary thereof, and any such Subscriber, Investor, Investor Equityholder or any of its or their affiliates, respectively, shall have the right to take for its own account (individually or as a partner, shareholder, member, participant or fiduciary) or to recommend to others such particular opportunity.

No act or omission by a Subscriber, Investor, Investor Equityholder or its or their affiliates or director designees shall be considered contrary to (A) any fiduciary duty that such Subscriber, Investor, Investor Equityholder or its or theirs affiliates or director designees may owe to the Association, its subsidiaries or any of its or their affiliates or to any Subscriber, Investor or by reason of such Subscriber, Investor, Investor Equityholder or its or theirs affiliates or director designees being a shareholder of the Association, or (B) any fiduciary duty of any director of the Association, its subsidiaries or any of its or their affiliates who is also a director, officer or employee of a Subscriber, Investor, Investor Equityholder or its or theirs affiliates to the Association, subsidiaries or any of its or their affiliates, or to any shareholder thereof. Any person purchasing or otherwise acquiring any shares of capital stock of the Association, its subsidiaries or any of its or their affiliates, or any interest therein, shall be deemed to have notice of and to have consented to these provisions of the Bylaws and Section 11(r) of the Investment Agreement.

Section 7.5.    VCOC Rights.  The Association shall provide the VCOC rights (as defined in the Investment Agreement) as set forth in Section 5(d) of the Investment Agreement.

Section 7.6.    Investment Agreement.  All references in these Bylaws to “Investment Agreement” shall refer to the Investment Agreement dated April 15, 2011, by and among First National Bank of the Gulf Coast and the investors referred to therein. These Bylaws shall be read in accordance with and are subject in all respects to the Investment Agreement. In the event of a perceived or actual conflict between these Bylaws and the Investment Agreement, the Investment Agreement shall control.

Section 7.6    Subscription Agreements.  All references in these Bylaws to the “Subscription Agreements” shall refer to the Subscription Agreements by and between First National Bank of the Gulf Coast and the subscriber referred to therein, dated April 15, 2011, and all references to any “Subscriber” shall refer to a person, other than the Association, that is a party to a Subscription Agreement.

ARTICLE VIII

Indemnification

To the fullest extent permitted by applicable law, the Association shall indemnify any director, officer, employee or agent of the Association, and may reimburse any of the foregoing for reasonable expenses actually incurred, or authorize advancement of expenses, in cases involving an administrative proceeding or civil action, in accordance with and to the fullest extent permitted or required by the laws of the State of Florida, including but not limited to, the Florida Business Corporation Act; provided that, notwithstanding anything to the contrary herein or in the Articles, the Association is authorized to provide such indemnification through Bylaw provisions herein, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the Florida Business Corporation Act. Without limiting the foregoing, the Association hereby agrees as follows:

Section 8.1.    Each person (and the heirs, executors or administrators of such person) (each such person, an “Indemnitee”) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, agent or employee of the Association or is or was serving at the request of the Association as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Association to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Association the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article VIII shall be a contract right. The Association may only indemnify any director, officer, employee or agent of the Association with respect to an administrative proceeding or civil action initiated by any Federal banking agency, subject to the requirements of 12 USC 1828(k) and the implementing regulations thereunder.

Notwithstanding anything to the contrary herein, the Association is authorized to provide such indemnification through Bylaw provisions herein, agreements with such agents or other persons, or vote of the shareholders or disinterested directors, in excess of the indemnification and advancement otherwise permitted by the Florida Business Corporation Act.

Section 8.2    The Association hereby acknowledges that certain Indemnitees have certain rights to indemnification, advancement of expenses and/or insurance provided by an Investor and/or certain of their respective affiliates (each, a “Fund Indemnitor” and collectively, the “Fund Indemnitors”) and certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director of the Association. As provided in the Investment Agreement, the Association (i) is the indemnitor of first resort (i.e., its obligations to an Indemnitee are primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent required by Section 8.1, without regard to any rights such Indemnitee may have against any Fund Indemnitor, and (iii)

irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or other recovery with respect to amounts for which the Association is liable pursuant to Section 8.1. No advancement or payment by a Fund Indemnitor on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Association shall affect the foregoing and such Fund Indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Association. The Fund Indemnitors shall be express third party beneficiaries of the terms of this Section 8.2. The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the covered person shall be entitled to indemnification or advancement of expenses from both a Fund Indemnitor and the Association pursuant to Florida law, any agreement or certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Association or a Fund Indemnitor, as applicable.

Section 8.3    The Association shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Association, or is or was serving at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Association would have the power to indemnify such person against such liability under applicable law; provided, however, that such insurance shall not be used to pay or reimburse any such person for any civil money penalty or judgment resulting from any administrative or civil action instituted by any Federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any Federal banking agency which results in a final order or settlement pursuant to which such person (i) is assessed a civil money penalty; (ii) is removed from office or prohibited from participating in the conduct of the affairs of the Association; or (iii) is required to cease and desist from or take any affirmative action described in Section 8(b) of the Federal Deposit Insurance Act, as amended.

Section 8.4    The rights and authority conferred in this Article VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Section 8.5    Notwithstanding anything to the contrary in this Article VIII, neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of the Articles or these Bylaws, nor, to the fullest extent permitted by applicable law, any modification of law, shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification, and all rights to indemnification and advancement of expenses granted herein arising out of any act or omission vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced.

ARTICLE IX

Corporate Governance Procedures

The body of law selected by the Association for its corporate governance procedure shall be the laws of the State of Florida. To the extent not inconsistent with applicable federal banking statutes or regulations, or bank safety and soundness, the Association shall follow the corporate governance procedures of the laws of the State of Florida.

ARTICLE X

Bylaws

Section 10.1.    Inspection.  A copy of the Bylaws, with all amendments, shall at all times be kept in a convenient place at the main office of the Association, and shall be open for inspection to all shareholders during banking hours.

Section 10.2.    Amendments.  These Bylaws, except as provided by applicable law or the Articles, or as otherwise set forth in these Bylaws, may be amended or repealed at any regular or special meeting of the entire Board, by a vote of a majority of the total number of directors. The Association’s shareholders may amend or repeal the Bylaws even though the Bylaws also may be amended or repealed by the Board.

**********

I, Gary L. Tice, certify that: (1) I am the duly constituted Chairman of the Board and Chief Executive Officer of First National Bank of the Gulf Coast, a national banking association, and as such officer am the official custodian of its records; and (2) the foregoing bylaws are the Bylaws of the Association, and all of them are now lawfully in force and effect.

I have hereunto affixed my official signature on this 29th day of April, 2011.

By:	/s/ Gary L. Tice
Gary L. Tice
Chairman of the Board and Chief Executive Officer

Annex F

TGR FINANCIAL, INC. – STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT

dated as of

[—], 2012

among

TGR FINANCIAL, INC.

and the

Stockholders party hereto

CONFIDENTIAL

2

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT, dated as of [—], 2012 (this “Agreement”), is entered into by and among (i) TGR Financial, Inc., a Florida corporation (the “Company”), (ii) Lightyear Fund II, L.P., a Delaware limited partnership (“Lightyear II”), Lightyear Co-Invest Partnership II, L.P., a Delaware limited partnership (“Lightyear Co-Invest” and, together with Lightyear II, “Lightyear”), (iii) Bay II Resource Partners, L.P. (“Bay II Resource”), Bay Resource Partners, L.P., (“Bay Resource”), BRP II Financial Investments, LLC, (“BRP II”) and Thomas E. Claugus (“Claugus” and, together, with Bay II Resource, Bay Resource and BRP II, “GMT”, and together with Lightyear, the “Key Investor Stockholders”), (iv) Cradle Cove Partners II, L.P. (“Cradle Cove Partners”), Cradle Cove Investment Opportunities Fund, L.P. (“Cradle Cove Investment”), and Compass Island Investment Opportunities Fund A, L.P. (Compass Island Investment”, and together with Cradle Cove Partners and Cradle Cove Investment, “Resource America”), Endicott Opportunity Partners III, L.P. (“Endicott”), John Rodgers, L.P. (“Constitution”), S-FNBGC LP (“Wafra”), Banc Fund II L.P. (“Banc Fund II”) and Banc Fund III, L.P. (“Banc Fund III” and, together with Banc Fund II, “Bancfunds”), Carl Barney Living Trust (“Barney Trust”), EB Dorev Holdings, Inc. (“EB”) and James C. Doughan (“Doughan” and, together Barney Trust and EB, (“BH Equity”), GC Partners International Ltd (“GC”) and GEMS Fund, L.P. (“GEMS” and, together with GC, (“Golub”), and Prime Capital Master SPC – GOT WAT MAC Segregated Portfolio (“Prime Capital”), Waterstone Market Neutral Master Fund, Ltd. (“Waterstone Master Fund”), Waterstone Market Neutral Mac51, Ltd. (“Waterstone Mac51”) and IAM Mini-Fund 21 Limited (“IAM” and, together with Primate Capital, Waterstone Master Fund and Waterstone Mac51, (“Waterstone”), and together with Resource America, Endicott, Constitution, Wafra, Bancfunds, BH Equity and Golub, the “Fixed Percentage Investor Stockholders,” and together with the Key Investor Stockholders, the “Investor Stockholders”), (v) those Persons who subsequently sign a joinder to this Agreement in the form attached as Exhibit A (the “Additional Stockholders”) and (vi) certain management parties set forth in Exhibit D attached hereto (the “Management Parties”, and together with the Investor Stockholders and the Additional Stockholders, the “Stockholders”). The terms “Key Investor Stockholders,” “Investor Stockholders,” “Additional Stockholders,” “Fixed Percentage Investor Stockholders,” “Stockholders,” “Lightyear,” “GMT,” “Management Parties,” “Resource America,” “Endicott,” “Constitution,” “Wafra,” “Bancfunds,” “BH Equity,” “Golub” and “Waterstone” shall each mean, if such entities or persons shall have Transferred any of their shares of Company Securities to any of their respective “Permitted Transferees” (as such terms are defined below), such entities or persons and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such entities or persons may be exercised or taken at the election of such entities or persons and such Permitted Transferees.

W I T N E S S E T H :

WHEREAS, in connection with the formation of the Company and the bank holding company reorganization (the “Holding Company Reorganization”), all of the shares of common stock of the Bank (defined below) have been or will be exchanged for Common Stock (defined below), on a tax-free basis;

WHEREAS, the Company’s growth strategies include, among other things, organic growth, whole bank acquisitions and, through the Bank as its wholly-owned subsidiary, one or more failed bank acquisitions located in Florida (each, a “Target Bank”) in FDIC assisted transactions (a “FDIC Bid”);

WHEREAS, pursuant to the Bank Investment Agreement and Bank Subscription Agreements, the Investor Stockholders acquired a number of shares of common stock of the Bank in the Initial Drawdown (as such term is defined in the Bank Investment Agreement and Bank Subscription Agreements);

WHEREAS, pursuant to the Investment Agreement, the Investor Stockholders will acquire a number of shares of Common Stock and, if applicable, Preferred Stock, as is set forth therein (each a Subsequent Drawdown and together with the Initial Drawdown, the “Private Placement”);

WHEREAS, the common stock of the Bank held by the Management Parties have been or will be exchanged for shares of Common Stock upon the completion of the Holding Company Reorganization;

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations; and

WHEREAS, each Investor Stockholder is independent of, and not affiliated with, any other stockholder, other than any such other stockholder that is listed under the applicable clause (ii), (iii) or (iv) above, as the case may be.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Investment Agreement, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.    (a)    The following terms, as used herein, have the following meanings:

“Acquisition Transaction” means any potential acquisition of a bank or bank holding company (as such term is defined in the BHC Act) or any assets and liabilities thereof, including but not limited to an FDIC-assisted transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no security holder of the Company shall be deemed an Affiliate of any other security holder or of the Company or any of its Subsidiaries solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2

“Aggregate Ownership” means, with respect to any stockholder or group of stockholders, and with respect to any class or series of Company Securities, the total amount of such class or series of Company Securities “beneficially owned” (as such term is defined in Rule 13d-3 of the Exchange Act) (without duplication) by such stockholder or group of stockholders as of the date of such calculation, calculated on a Fully-Diluted basis.

“Bank” means First National Bank of the Gulf Coast, a national banking association.

“Bank Investment Agreement” means the Investment Agreement, dated as of April 15, 2011, by and among the Bank and the parties thereto.

“Bank Subscription Agreement” means the form of subscription agreements, dated as of April 15, 2011, by and between the Bank and each of the parties thereto.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Florida generally are authorized or required by law or other governmental actions to close.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Capital Raising Period” means the period beginning on April 29, 2011, which is the closing date of the Initial Drawdown (as defined in the Bank Investment Agreement), and ending on the earlier of (i) April 29, 2014, which is the third anniversary of the closing date of the Initial Drawdown, (ii) a Qualified Public Offering, (iii) a Change of Control and (iv) the date upon which the Subsequent Drawdowns have generated an aggregate amount of gross proceeds for the Company equal to $[135 million]1.

“Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding capital stock of the Company or fifty percent (50%) of the total number of outstanding shares of capital stock of the Company; (ii) the Company merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another Person and, immediately after giving effect to such transaction, less than fifty percent (50%) of the total voting power of the outstanding capital stock of the surviving or resulting Person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders immediately prior to such transaction; (iii) in one transaction or a series of related transactions, the Company, directly or indirectly (including through one or more of its Subsidiaries) sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets or properties (including capital stock of Subsidiaries) of the Company, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets or properties (including capital stock of Subsidiaries) by the Company or any of its Subsidiaries to any direct or indirect wholly-owned Subsidiary of the Company; (iv) during any

1 Note to Draft: To match maximum subscriptions.

3

period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders was approved by a vote of a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute a majority of the Board then in office; and (v) the liquidation or dissolution of the Company.

“Charter” means the Articles of Incorporation of the Company, as amended from time to time.

“Common Shares” means shares of Common Stock.

“Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Securities” means (i) the Common Stock and Preferred Stock, (ii) securities convertible into or exercisable or exchangeable for Common Stock and/or Preferred Stock, (iii) any other equity or equity-linked security issued by the Company (including any security that includes an equity component (such as an equity kicker)), (iv) options, warrants or other rights to acquire Common Stock, Preferred Stock or any other equity or equity-linked security issued by the Company or (v) any hybrid security issued by an Affiliate of the Company.

“Debt Securities” means any debt security issued by the Company or any Subsidiary of the Company that is not a Company Security or a Subsidiary Security.

“Director” means, unless otherwise provided, a member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation, organized under the laws of the United States of America.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“Fully-Diluted” means, with respect to any class of Company Securities, all outstanding shares of such class and all shares issuable in respect of securities convertible into or exercisable or exchangeable for shares of such class (including the Preferred Stock), all shares of such class issuable pursuant to options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exercisable or exchangeable for such Company Securities; provided that if any of the foregoing options, warrants or other rights to purchase or subscribe for such Company Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of “Fully-Diluted” only upon and to the extent that such Company Securities have vested.

“Investment Agreement” means the Investment Agreement, dated as of [—], 2012, by and among the Company and the parties thereto.

4

“Listing Date” means the date on which the Common Stock is first listed on the Nasdaq Stock Market.

“Maximum Committed Percentage” shall have the meaning set forth in the Investment Agreement.

“Maximum Dollar Investment” shall have the meaning set forth in the Investment Agreement.

“Maximum Voting Percentage” shall have the meaning set forth in the Investment Agreement.

“Permitted Transferee” means

(i)        in the case of any Investor Stockholder, any Affiliate of such Investor Stockholder (including but not limited to any partnership or limited liability company or corporation of which an Investor Stockholder or an Affiliate of such Investor Stockholder is the general partner, managing member or manager); and

(ii)        (A) in the case of any Stockholder other than a Management Party or its Permitted Transferee, any Affiliate of such Stockholder, and (B) in the case of any Management Party, any Person to whom Company Securities are Transferred from such Management Party (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind, provided in the case of (B)(1) and (2) that such transferee is the spouse or the lineal descendant, sibling or parent of such Management Party or a trust that is for the exclusive benefit of such Management Party or its Permitted Transferees.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Potential Acquisition Transaction” means any Acquisition Transaction that the Company, the Bank or any other Subsidiary of the Company is actively pursuing.

“Preferred Shares” means shares of Preferred Stock.

“Preferred Stock” means the preferred stock designated as the “Series A Nonvoting Convertible Preferred Stock”, par value $1.00 per share, of the Company.

“Pro Rata Portion” means, with respect to any stockholder relative to any specified group of stockholders at any time (i) the Aggregate Ownership of Common Shares of such stockholder (including, for purposes of such calculation, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by such stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) at such time divided by (ii) the Aggregate Ownership of Common Shares of all members of such group (including, for purposes of such calculation, the number of Common Shares issuable upon

5

conversion of all Preferred Stock, if any, owned by any member of such group without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) at such time.

“Public Offering” means an underwritten public offering of Company Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Qualified Public Offering” means a Public Offering with aggregate proceeds (net of offering expenses) of at least one hundred million dollars ($100,000,000) to the Company.

“Regulatory Authorities” shall, with respect to any entity, mean, collectively, the applicable governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the entity, including but not limited to the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the Florida Office of Financial Regulation, the FDIC, the Office of the Comptroller of the Currency, and all state regulatory agencies having jurisdiction over such entity.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means Common Shares.

“Subsequent Drawdown” shall have the meaning set forth in the Investment Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary Securities” means any shares of capital stock or equity securities of any Subsidiary of the Company, any options, warrants or other rights to acquire any shares of capital stock or equity securities of any Subsidiary of the Company and any other securities convertible into or exercisable or exchangeable for (or entitling the holder thereof to subscribe for) any shares of capital stock or equity securities of any Subsidiary of the Company.

“Third Party” means a prospective purchaser(s) of Company Securities in an arm’s-length transaction from a Stockholder, other than a Permitted Transferee or other Affiliate of such Stockholder.

“Transaction Agreements” means this Agreement, the Investment Agreement, the Registration Rights Agreement, the Bank Investment Agreement and the Bank Subscription Agreements.

6

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to directly or indirectly sell (including in a short sale), assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, or agree or commit to do any of the foregoing (unless such agreement or commitment is expressly subject to the terms of this Agreement and is not entered into for the purpose of circumventing this Agreement) or enter into any hedging or other derivative transaction that has the effect of materially changing the economic benefits or risks of ownership of any Company Securities and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing (unless such agreement or commitment is expressly subject to the terms of this Agreement and is not entered into for the purpose of circumventing this Agreement) or the entry into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits or risks of ownership of any Company Securities. For purposes hereof, any direct or indirect sale or transfer of the equity securities of a Stockholder will be considered a Transfer of the Company Securities held by such Stockholder if the value of the Company Securities held by such Stockholder constitutes more than fifty percent (50%) of the value involved in such sale of transfer (disregarding cash, cash equivalents and marketable securities).

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Stockholders	Preamble
Agreement	Preamble
Annual Budget	2.09
Bay Resource	Preamble
Bay II Resource	Preamble
BRP II	Preamble
BHCA	6.06
Claugus	Preamble
Code	6.08(a)
Company	Preamble
Compass Island Investment	Preamble
Confidential Information	6.01(b)
Constitution	Preamble
Constitution Designee	2.01(a)(iv)
Cradle Cove Investment	Preamble
Cradle Cove Partners	Preamble
Drawdown	3.01
Drawdown Closing	3.01(b)
Drawdown Closing Date	3.01(c)
Drawdown Notice	3.01(a)
Endicott	Preamble
Endicott Designee	2.01(a)(iii)
Escrow Funding Date	3.01(d)
Exercise Notice	5.04(d)
FDIC Bid	Preamble

7

Term	Section
FDIC Statement of Policy	4.04(c)
FINRA	4.07
First Purchase Allocation	5.03(b)
First Sale Allocation	5.01(a)
Fixed Percentage Investor Stockholder	Preamble
Forfeit Shares	3.02(a)(ii)
Forfeit Share Payment	3.02(a)(iv)
Forfeit Share Purchasers	3.02(a)(iii)
GAAP	6.02
GMT	Preamble
GMT Designee	2.01(a)(ii)
Holding Company Reorganization	Preamble
Independent Directors	2.01(a)(vii)
Initial Drawdown	Preamble
Investor Designees	2.01(a)(iv)
Investor Indemnitors	2.07
Investor Stockholders	Preamble
Investor Stockholder Equityholders	7.13(b)
IRS	6.08(a)
Issuance Notice	5.04(c)
Key Investor Designees	2.01(a)(ii)
Key Investor Stockholder	Preamble
Lightyear	Preamble
Lightyear II	Preamble
Lightyear Co-Invest	Preamble
Lightyear Designee	2.01(a)(i)
Management Agreement	4.05
Management Parties	Preamble
Maximum Number	5.01(a)
Minimum Number	5.01(a)
Non-Participating Investor	3.02(a)
Non-Selling Stockholders	5.03(a)
Observer	2.04
OCC	3.01(b)
Offer	5.03(b)
Offer Acceptance	5.03(b)
Offered Securities	5.03(a)
Offer Notice	5.03(a)
Offer Period	5.03(b)
Offer Price	5.03(a)
Plan Asset Regulations	2.08
Preemption Securities	5.04(a)
Private Placement	Preamble
Purchase Number	5.03(b)
Regulatory Drop Dead Date	5.03(c)

8

Term	Section
Regulatory Sale Failure	5.03(c)
Remaining Capital Commitment	3.02(a)(iii)
Replacement Nominee	2.03(a)
Representatives	6.01(b)
Resource America	Preamble
Rights Offering	5.04(h)
Sale	5.03(a)
Seller	5.03(a)
Selling Investment Bank	3.02(a)(iii)
Stockholders	Preamble
Tag-Along Notice	5.01(a)(i)
Tag-Along Notice Period	5.01(a)
Tag-Along Offer	5.01(a)
Tag-Along Response Notice	5.01(a)
Tag-Along Right	5.01(a)
Tag-Along Sale	5.01(a)
Tag-Along Seller	5.01(a)
Tagging Person	5.01(a)(ii)
Target Bank	Preamble
Trigger Date	5.03(c)
USRPI	6.08(c)
VCOC	2.08
VCOC Investor	2.08
VCOC Rights	2.08

Section 1.02.    Other Definitional and Interpretative Provisions.    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, except as the context may otherwise require. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to articles, sections, exhibits and schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any law include all rules and regulations promulgated thereunder. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01.    Composition of the Board.    (a)    Subject to Section 2.01(b) and Section 2.01(c), the Board shall consist of thirteen (13) Directors, of which:

(i)	one (1) shall be designated by Lightyear (the “Lightyear Designee”),

(ii)	one (1) shall be designated by GMT (the “GMT Designee” and together with the Lightyear Designee, the “Key Investor Designees”),

(iii)	one (1)shall be designated by Endicott (the “Endicott Designee”),

(iv)	one (1)shall be designated by Constitution (the “Constitution Designee” and together with the Key Investor Designees and the Endicott Designee, the “Investor Designees”),

(v)	one (1) shall be the then Chief Executive Officer of the Company,

(vi)	one (1)shall be the then President of the Company, and

(vii)  the remaining seven (7) Directors (the “Independent Directors”) shall, along with the Investor Designees, initially be the persons identified on Exhibit B, and the Independent Directors thereafter shall be nominated by the nominating committee of the Board (and if no such committee exists, the Board) and, if approved by stockholders at a duly called annual or special meeting of stockholders or by a written consent of stockholders, will be elected to the Board; provided that such Independent Directors described in this Section 2.01(a)(vii) must be “independent of management,” in accordance with 12 C.F.R. Part 363 and Appendix A thereto, and in any event shall not be either an “affiliate” or an “associate” (as such terms are used within the meaning of Rule 12b-2 under the Exchange Act) of any stockholder or any executive officer of the Company or any Subsidiary of the Company, or any Affiliate of any of the foregoing. In the event that a nominee for Independent Director is not approved by a majority of the Common Shares, the previous Independent Director shall remain on the Board subject to the last sentence of this Section 2.01(a), and the procedure for nominating and electing such Independent Director described above shall be repeated until such Independent Director is elected.

Each of the Directors will hold office until the earlier of (x) his or her death, disability, retirement, resignation, or removal (with or without cause) and (y) the election of a replacement director in accordance with the provisions of Section 2.03(a).

(b)        If, at any time, any of Lightyear, GMT, Endicott or Constitution, together with each of their respective Affiliates and Permitted Transferees, owns (including, for purposes of calculating such Investor Stockholder’s ownership, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by such Investor Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) less than five percent (5%) of the Common Stock outstanding on a Fully-Diluted basis, then such

10

Investor Stockholder’s right to designate an Investor Designee shall terminate immediately and the size of the Board shall as soon as practicable be reduced accordingly, and, if the Board does not so reduce its size, the Stockholders shall take all such actions as are necessary and within their control to implement such reduction of the size of the Board. If at any time either Lightyear, GMT, Endicott or Constitution loses its right pursuant to the terms of this Section 2.01(b) to designate a director, such Investor Stockholder shall lose such right permanently and such Investor Designee shall resign, unless within ninety (90) days after the loss of such right, such Investor Stockholder’s ownership of Common Stock (including, for purposes of calculating such Investor Stockholder’s ownership, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by such Investor Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) increases to an amount equal to or greater than five percent (5%) of the Common Stock outstanding on a Fully-Diluted basis.

(c)        If, at any time, any of Lightyear, GMT, Endicott or Constitution shall be in material breach of this Agreement, and such material breach is not cured within thirty (30) days of receipt by the applicable party of written notice by the Company to the applicable party or such longer period of time as may reasonably be required to cure such material breach, then such Investor Stockholder shall permanently lose its right to designate an Investor Designee pursuant to Section 2.01(a), such party’s applicable Investor Designee shall resign, and the size of the Board shall be reduced accordingly as soon as practicable, and, if the Board does not so reduce its size, the Stockholders shall take all such actions as are necessary and within their control to implement such reduction of the size of the Board, provided, that the foregoing cure period shall be tolled in respect of and during the continuance of any bona fide dispute concerning the material breach, as applicable, and this provision shall have no effect until the final resolution of such bona fide dispute.

(d)        Each Stockholder agrees that, if at any time it is then entitled to vote for the election of Directors to the Board, it shall vote its Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(e)        The Company agrees to cause each individual designated pursuant to Section 2.01(a) or Section 2.03 to be nominated to serve as a Director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or stockholders) to ensure that the composition of the Board is as set forth in this Section 2.01. The Company further agrees that, to the extent permitted by applicable regulations and any required consents, approvals or non-objections of, and any commitments to, the Regulatory Authorities, Lightyear and GMT shall have comparable representation on the board of directors of any Subsidiary of the Company and any committees thereof in accordance with Section 2.01 and Section 2.06 hereof.

Section 2.02.    Removal.    Each Stockholder agrees that, if at any time it is then entitled to vote for the removal of Directors from the Board, it shall not vote any of its Shares in favor of the removal of any Director who shall have been designated pursuant to Section 2.01(a)(i), Section 2.01(a)(ii), Section 2.01(a)(iii) or Section 2.01(a)(iv) or Section 2.03, unless such removal shall be for cause or the Person or Persons entitled to designate or nominate such

11

Director shall have consented to such removal in writing; provided that, if the Person or Persons entitled to designate any Director pursuant to Section 2.01(a)(i), Section 2.01(a)(ii), Section 2.01(a)(iii) or Section 2.01(a)(iv) shall request in writing the removal, with or without cause, of such Director designated by such Person, each Stockholder shall vote its Shares in favor of such removal; provided further that if the Board removes the Chief Executive Officer or President from his position as Chief Executive Officer or President of the Company, then his removal from his position on the Board will automatically be deemed to have been requested for purposes of this Section 2.02 and the Chief Executive Officer or President shall immediately tender his resignation from the Board. If the Board removes the Chief Executive Officer or President from his position as Chief Executive Officer or President of the Company and he does not promptly resign from the Board, then each Stockholder shall vote its Common Shares in favor of the Chief Executive Officer’s or President’s removal.

Section 2.03.    Vacancies.    If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board:

(a)        (i) the Person or Persons entitled under Section 2.01(a)(i), Section 2.01(a)(ii), Section 2.01(a)(iii) or Section 2.01(a)(iv) to designate such Director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 2.01(b) and Section 2.01(c), shall have the exclusive right to designate another individual to fill such vacancy and serve as a Director of the Board, (ii) in the case that the vacancy results from the death, disability, retirement, resignation or removal of the Chief Executive Officer or President of the Company, the new Chief Executive Officer or President of the Company shall be selected to fill such vacancy and serve as a Director on the Board or (iii) in the case that the vacancy results from the death, disability, retirement, resignation or removal of an Independent Director, the nominating committee of the Board (or if there is no such committee, the Board) shall designate a person to fill such vacancy and call a special meeting of the stockholders (or seek written consent of the stockholders) as soon as practicable for the purpose of electing such person to the Board (such person, in the case of either (i), (ii) or (iii), the “Replacement Nominee”);

(b)        subject to Section 2.01, each Stockholder agrees that if it is then entitled to vote for the election of Directors to the Board, it shall vote its Shares (at a duly called annual or special meeting of stockholders), or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board; and

(c)        the Company agrees to cause any Replacement Nominee to be elected to the Board as soon as practicable following the occurrence of a vacancy on the Board with respect to an Investor Designee.

Section 2.04.    Observers.    Each of the Key Investor Stockholders, Resource America, Endicott and Constitution shall have the right, for so long as such Key Investor Stockholder, Resource America, Endicott or Constitution (together with each of their respective Affiliates and Permitted Transferees) continues to hold at least five percent (5%) of the Common Stock acquired by such Key Investor Stockholder, Resource America, Endicott or Constitution (including, for purposes of such calculation, the number of Common Shares issuable upon

12

conversion of all Preferred Stock, if any, owned by such Key Investor Stockholder, Resource America, Endicott or Constitution without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) in the Private Placement, to designate one (1) person (in addition to any Director designated by such Key Investor Stockholder, Endicott or Constitution) to receive Board materials and to attend meetings of the Board and, with respect only to the Key Investor Stockholders, to the board of directors of any Subsidiary of the Company and any committee thereof in which that Key Investor Stockholder’s Investor Designee serves, in each case as observers (each, an “Observer”); provided, however, that Observers will not be directors and shall attend meetings of the Board and any committee thereof solely as observers, and will not participate or have any voting rights to which directors are entitled. Each Key Investor Stockholder, Resource America, Endicott and Constitution shall have the right to remove and replace its Observer at any time and from time to time. The Company shall furnish to each Observer (A) notices of Board of Director (or any applicable committee thereof) meetings no later than, and using the same form of communication as, notice of Board of Director (or any applicable committee thereof) meetings are furnished to directors and (B) copies of any materials prepared for meetings of the Board of Directors (or any applicable committee thereof) that are furnished to the directors no later than the time such materials are furnished to the directors; provided that failure to deliver notice, or materials, to such Observer in connection with any such Observer’s right to attend and/or review materials with respect to, any meeting of the Board of Directors (or any applicable committee thereof) shall not impair the validity of any action taken by the Board of Directors (or any applicable committee thereof) at such meeting. Each Observer shall be required to execute or otherwise become subject to any codes of conduct or confidentiality agreements of the Company generally applicable to directors or officers of the Company.

Section 2.05.    Meetings.    The Company shall take all actions necessary to ensure that the Board shall hold a regularly scheduled meeting at least four (4) times per calendar year, which meetings shall occur approximately every ninety (90) days. The Company shall pay all documented and reasonable out-of-pocket expenses incurred by each Director in connection with attending regular and special meetings of the Board and any committee thereof in which that Director serves, and any such meetings of the board of directors of any Subsidiary of the Company and any committee thereof in which that Directors serves; provided that in the case of a Key Investor Designee or the Endicott Designee or Constitution Designee who does not, or is unable to, attend a regular or special meeting of the Board or any committee thereof (if applicable) in which that Director serves, or a meeting of the board of directors of any Subsidiary of the Company or any committee thereof (if applicable) in which that Director serves, the Company shall pay all documented and reasonable out-of-pocket expenses incurred by the Observer (representing Endicott, Constitution or the Key Investor Stockholder which designated such absent Key Investor Designee) in connection with attending such meeting. The Board shall have authority to fix the compensation of non-management Directors, including fees; provided that, for the avoidance of doubt, only the non-management Directors are permitted to receive compensation and/or fees for service as a member of the Board.

13

Section 2.06.    Action by the Board; Committees.

(a)        A quorum of the Board shall consist of seven (7) Directors;

(b)        All actions of the Board shall require (i) the affirmative vote of at least a majority of the Directors present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board, provided that, if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy. For the avoidance of doubt and unless otherwise required under applicable law, with respect to clause (ii) in this Section 2.06(b), unanimous written consent of the Board shall only require the Directors then in office and, if there are one or more vacancies on the Board at the time of such unanimous written consent, the consent of any Replacement Nominee who has not yet been nominated by the Board or the nominating committee of the Board, as applicable and/or elected to the Board by the stockholders (at a duly called annual or special meeting of stockholders or by a written consent of stockholders) shall not be required; provided that if the vacancy is with respect to a Lightyear Designee, GMT Designee, Endicott Designee or Constitution Designee, notice of any Board meeting or action to be taken by written consent must be provided to the applicable Investor Stockholder at least five (5) days prior thereto and such Investor Stockholder shall have the ability to designate an individual to fill such vacancy and the first order of business shall be to fill such vacancy prior to any other action or before such written consent of the Board shall be effective.

(c)        The Board shall create an Audit Committee, Compensation Committee, Executive Committee and Nominations Committee, and may create such other committees as it may determine. Composition of such committees shall be determined by the Board and shall initially be as set forth on Exhibit C. For the avoidance of doubt, subject to any required approvals, consents or non-objections of Regulatory Authorities, applicable exchange listing standards and independence requirements, (A) each Key Investor Designee shall have the right to serve on the Executive Committee of the Company’s Board of Directors; (B) one Key Investor Designee (as selected by the Board) shall have the right to serve on the Compensation Committee of the Company’s Board of Directors, and (C) one Key Investor Designee (as selected by the Board) shall have the right to serve on the Nominations Committee of the Company’s Board of Directors, it being understood and agreed that the foregoing shall not restrict any Key Investor Designee from serving on any other committee to which he or she is appointed by the Board of Directors, provided that no Key Investor Designee shall serve on more than two (2) committees; provided, further, that the Key Investor Designee shall not serve as chairman or vice-chairman (or in any similar capacity) of any such committee or represent more than twenty-five percent (25%) of the members of any such committee, and no such committee shall have decision making authority for policy or actions on managerial matters unless (X) recommendations of such committee as to policy or actions on managerial matters are reviewed and approved or reviewed and ratified by the Board of Directors or (Y) such committee is carrying out functions in accordance with a policy or parameters approved by the Board of Directors.

(d)        A quorum of the Executive Committee (and any other committees on which a Key Investor Designee is entitled to serve) shall consist of a majority of the Directors then serving on such committee; provided, however, if at a meeting of the Executive Committee where a quorum is present and any action is to be taken on any manner, a Key Investor Designee

14

is unable to be present in person at such meeting, then such Key Investor Designee may participate in the meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting by means of such communications equipment shall constitute the presence in person by the Key Investor Designee at such meeting. For the avoidance of doubt, any actions or recommendations taken by the Executive Committee as to policy or actions on managerial matters must be reviewed and approved or reviewed and ratified by the Board unless the Executive Committee is carrying out functions in accordance with a policy or parameters approved by the Board.

Section 2.07.    Charter or Bylaw Provisions.    Each Stockholder agrees to vote its Shares, and to take all other actions necessary, to ensure that the Charter and Bylaws and all similar governing documents with respect to the Subsidiaries of the Company contain the provisions necessary to implement the provisions of this Agreement and permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement. The Charter and Bylaws and all similar governing documents with respect to the Subsidiaries of the Company shall provide for (i) the elimination of the liability of each director on the Board to the maximum extent permitted by applicable law and (ii) indemnification of, and advancement of expenses for, each Director on the Board for acts on behalf of the Company to the maximum extent permitted by applicable law. With respect to the Investor Designees and in addition to the foregoing, the Company acknowledges that the Investor Designees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor Stockholders and/or certain of their respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (A) that it is the indemnitor of first resort (i.e., its obligations to the Investor Designees are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Investor Designees are secondary), and (B) that it shall be required to advance the full amount of expenses incurred by the Investor Designees and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the Charter and Bylaws of the Company (and any other agreement regarding indemnification between the Company and the Investor Designees), without regard to any rights an Investor Designees may have against the Investor Indemnitor. The Company further agrees that no advancement or payment by the Investor Indemnitor on behalf of an Investor Designees with respect to any claim for which the Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Investor Designees against the Company. The Company and each Investor Designees agree that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 2.07.

Section 2.08.    ERISA Matters.    From and after the Closing until they no longer maintain an investment in the Company or the Bank (either directly or indirectly through the Bank Holding Company), each Key Investor Stockholder, and at the Key Investor Stockholder’s request, each Affiliate thereof that directly or indirectly has an interest in the Key Investor Stockholder or the Company, to the extent such Key Investor Stockholder or Key Investor Stockholder Affiliate is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the regulations issued by the U.S. Department of Labor and codified at 29 C.F.R Section 2510.3-101 (the “Plan Asset Regulations”) (each, a “VCOC Investor”), shall be

15

provided financial statements of the Company as soon as available within forty-five (45) days after the end of each calendar quarter or one hundred and twenty (120) days after year end; will be entitled to visit and inspect offices and properties of the Company periodically, but not more frequently than once per calendar quarter; will consult with appropriate officers and directors of the Company periodically, but not more frequently than once per calendar quarter, with respect to matters relating the business and affairs of the Company; and, to the extent consistent with applicable law (and with events which require public disclosure, only following the Company’s public disclosure thereof), the Company will inform the VCOC Investor in advance with respect to any significant corporate actions, and will provide the VCOC Investor with the right to consult with the Company in advance with respect to such actions (the “VCOC Rights”); provided that this provision shall not entitle the Investors to designate any members of the Board of Directors of the Company, except as provided pursuant to Section 2.01 and Section 2.03; provided further, that each VCOC Investor agrees to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to such party (except as required by law); provided further, that each VCOC Investor acknowledges that, in connection with the provision of VCOC Rights, the VCOC Investor is aware that it may receive material non-public information about the Company, and each VCOC Investor agrees that it is aware of and shall comply with the federal and state securities laws that restrict any person who has material, non-public information about a company from purchasing or selling securities of the company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Company shall consider in good faith the recommendations of any VCOC Investor in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company. In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulations) or the investment in the Company by a VCOC Investor does not qualify as a venture capital investment as defined in the Plan Asset Regulations, then the Company and the Investor shall cooperate in good faith to take all reasonable actions necessary, without undue cost to the Company, to preserve the VCOC status of each VCOC Investor, it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments. In the event the VCOC Investor is an Affiliate of a Key Investor Stockholder as described herein, such affiliated entity shall be afforded the same rights with respect to the Company as afforded to the relevant Stockholders under this Section 2.08 and shall be treated, for such purposes, as a third party beneficiary hereunder.

Section 2.09.    Certain Approvals.    Notwithstanding anything to the contrary herein, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without the prior affirmative vote or written consent of a majority of all the members of the Board acting in accordance with this Article 2:

(a)         Operational Matters:

(i)        approving, agreeing or consenting to, or making any material change in, the Company’s or any Company Subsidiary’s lines of business, or entering into a new line of business.

16

(b)         Capitalization Matters:

(i)        issuing any Company Securities, other than (i) pursuant to a management equity plan approved by the Board and (ii) pursuant to a Subsequent Drawdown;

(ii)        repurchasing any Company Securities;

(iii)        issuing a material amount of Debt Securities or any other form of indebtedness for borrowed money or guaranteeing the obligations of third parties, and/or securing any such borrowings, indebtedness and/or guaranties by pledges or other liens on any assets of the Company or any of its Subsidiaries (including equity interests in any Person), except in each of the foregoing cases as otherwise contemplated in any Annual Budget approved by the Board;

(iv)        initiating a Public Offering; or

(v)        Notwithstanding anything to the contrary in this Section 2.09, the Board may, in its sole discretion, and in accordance with the Charter and Bylaws, authorize any issuance or sale of Company Securities to the extent such sale or issuance is necessary to enable the Company or the Bank to comply with any directive of any Regulatory Authority.

(c)         Transactional Matters:

(i)        entering into any transaction or series of transactions involving (x) a merger, consolidation, amalgamation, recapitalization or other business combination involving the Company or any of its Subsidiaries or (y) any sale, divestiture or other Transfer of more than ten percent (10%) of the capital stock of any Subsidiary of the Company or more than ten percent (10%) of the consolidated assets of the Company or its Subsidiaries;

(ii)          liquidating, winding up or dissolving the Company or any of its Subsidiaries; or

(iii)        commencing a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consenting to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consenting to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to the Company or any of its Subsidiaries, or any other liquidation or dissolution.

(d)         Governance Matters:

(i)        amending or repealing any provision of this Agreement or Charter (including the Certificate of Designations for the Preferred Shares) or Bylaws or other organizational governing documents of the Company or any of its Subsidiaries; it being understood that any amendment to this Agreement shall also be subject to Section 7.03;

17

(ii)         changing any provision requiring the approval of specified stockholders or a specified percentage of the Directors, without the approval required by such provision; or

(iii)        agreeing or otherwise committing to take any actions set forth in the foregoing subparagraphs of this Section 2.09.

ARTICLE 3

DRAWDOWNS

Section 3.01.    Drawdowns.    Upon the terms and subject to the conditions set forth in this Article 3, the Company may, from time to time, require each of the Investor Stockholders to purchase from the Company additional Common Stock (and, to the extent such purchase of additional Common Stock (in whole or any part) would cause an Investor Stockholder to own an amount of voting Company Securities that would exceed such Investor Stockholder’s Maximum Voting Percentage, Preferred Stock in lieu of the amount of Common Stock in excess thereof (in exchange on a one-to-one basis)) up to the number of shares of Common Stock (and, if applicable, Preferred Stock) represented by each Investor Stockholder’s Maximum Dollar Investment, not to exceed each Investor Stockholder’s Maximum Committed Percentage and Maximum Voting Percentage (each such required purchase, a “Drawdown”), subject to a majority vote by the Board and the Executive Committee of the Board. Drawdowns will be used to support the Company’s growth strategies, including Acquisition Transactions and organic growth, and to ensure the Company is “well capitalized” under any capital adequacy guidelines of any Regulatory Authority that are applicable to the Company and to ensure that the Bank is “well capitalized” for purposes of the prompt corrective action regulations of the Office of the Comptroller of the Currency (12 C.F.R. §6.1 et seq.) or any successor regulation. All Drawdowns shall be pro rata among the Investor Stockholders, subject to, and allocated in accordance with, the preemptive rights set forth in Section 5.04.

(a)        During the Capital Raising Period, the Company may effect a Drawdown by delivering to the Investor Stockholders a written notice and setting forth with respect to such Drawdown (i) the aggregate amount to be funded (which aggregate amount shall be no less than $10,000,000 for each Drawdown), (ii) the amount to be funded by each Investor Stockholder and the Purchase Price (as hereinafter defined), (iii) the amount of Common Stock (and, if applicable, Preferred Stock), determined pursuant to Section 5.04, to be purchased by each Investor Stockholder pursuant to the Investment Agreement and (iv) the date on which the Drawdown Closing (as defined below) is set to take place (which date shall not be less than 10 Business Days after the date of such notice) (each such notice, a “Drawdown Notice”).

(b)        At the closing of a Drawdown (a “Drawdown Closing”), subject to Section 5.04, the Company shall issue to each Investor Stockholder entitled to Common Stock (and, if applicable, Preferred Stock) a number of Shares and/or shares of Preferred Stock representing an amount equal to (i) the funds drawn down from such Investor Stockholder pursuant to such Drawdown, divided by (ii) the Purchase Price. During the Capital Raising Period, the “Purchase Price” shall be (A) $5.00 during the twenty-four (24) month period following April 29, 2011, and (B) “TBV” during the period following such twenty-four (24) month period. “TBV” shall mean (i) the Company’s total equity minus its goodwill and

18

intangible assets divided by (ii) the total number of shares of Common Stock outstanding on a Fully-Diluted basis. In determining TBV, the calculations shall be determined by (i) reference to the Company’s most recently filed report with the SEC or the Office of the Comptroller of the Currency (“OCC”), or (ii) if the Company is not an SEC or OCC reporting company, as calculated in good faith by the Company and approved by the Board, in each case as of the date of, and as set forth in, the applicable Drawdown Notice. In consideration for such Common Stock (and, if applicable, Preferred Stock), at each Drawdown Closing each Investor Stockholder shall make a capital contribution in cash to the Company in the amount of such funds.

(c)        Each Drawdown Closing shall take place, subject to the satisfaction of the conditions set forth in the Investment Agreement in connection with each Drawdown (which shall include without limitation the approval by a majority vote of the Board), as specified in the Drawdown Notice. The date of each Drawdown Closing is referred to herein as a “Drawdown Closing Date.” Notwithstanding the foregoing, each of the Company and Investor Stockholders hereby agrees that if Investor Stockholders holding a majority of the Common Stock held by all Investor Stockholders at such time determine that the conditions set forth in the Investment Agreement in connection with a Drawdown have been satisfied or waive any such condition, such determination or waiver shall be binding upon all Investor Stockholders for all purposes, including Article 3 hereof (except that any such waiver that would reasonably be expected to adversely alter the rights or obligations of an Investor Stockholder(s) in a manner disproportionate to the effect such waiver has on other Investor Stockholder(s) (other than based on the relative ownership interests of other Investor Stockholder(s)) shall require the consent of such Investor Stockholder(s)).

(d)        If the Drawdown proposed is in connection with making a FDIC Bid for a Target Bank, the Investment Agreement related to such Drawdown shall, subject to the satisfaction or waiver of the conditions set forth in the Investment Agreement (in accordance with the terms therein), require the Investor Stockholders to fund into escrow at least five (5) Business Days prior to the Company submitting its FDIC Bid for the Target Bank (or such other period required by the bank regulators), provided that the applicable Drawdown Notice shall be delivered to each Investor no fewer than ten (10) Business Days prior to such funding date (the “Escrow Funding Date”). If the Company has received confirmation from the FDIC that the Bank is the winning bidder for the Target Bank, subject to the satisfaction of the other conditions set forth in the Investment Agreement in connection with such Drawdown (which shall include without limitation the approval of the FDIC Bid by a majority vote of the Executive Committee and Board prior to funding), the funds in escrow will be released to the Company and the Common Stock (and, if applicable, Preferred Stock) will be issued to the Investor Stockholders. If (i) the FDIC notifies the Bank that it shall not be permitted to enter a FDIC Bid, (ii) the Bank’s FDIC Bid is rejected by the FDIC, (iii) the Bank has not submitted a FDIC Bid by the deadline for submitting bids established by the FDIC, (iv) the FDIC notifies the Bank that it is not the winning bidder for the Target Bank, (v) no FDIC Bid by the Bank has been accepted by the FDIC within two (2) weeks after the funding of the Subsequent Drawdown or (vi) if the Bank has been selected as the winning bidder for the Target Bank, the closing of the acquisition under the P&A Agreement has not occurred within four (4) weeks after such selection, then, in each case, the funds (plus interest incurred thereon and less escrow expenses not to exceed $25,000 in the aggregate) will be promptly returned (and in any event no later than three (3) Business Days after any of the events described earlier in this sentence) to the Investor Stockholders, unless otherwise agreed by the Investor Stockholder.

19

(e)        No Investor Stockholder shall be required to participate in a Drawdown to the extent that such purchase of Common Stock (and, if applicable, Preferred Stock) would, with respect to such Investor Stockholder, be inconsistent with Section 6.06.

Section 3.02.    Forfeiture of Common Stock.

(a)        Subject to Section 3.02(b), if an Investor Stockholder fails to fund all or any portion of its capital commitment as called pursuant to a Drawdown made pursuant to Section 3.01(a) (each such Investor Stockholder, a “Non-Participating Investor”), such Non-Participating Investor shall forfeit forty percent (40%) of the shares of Common Stock then held by such Non-Participating Investor (including, for purposes of calculating the Common Stock held by such Non-Participating Investor at such time, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by such Non- Participating Investor without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) to the Company subject to the terms and conditions set forth herein. Except as otherwise provided in Section 3.02(b), such forfeiture shall apply irrespective of the reason for which such Non-Participating Investor does not fund all or any portion of its capital commitment, and the Company shall have the sole specific rights and remedies as follows:

(i) the Company shall promptly notify such Non-Participating Investor and the other Investor Stockholders of the occurrence of such default;

(ii) the Non-Participating Investor shall promptly, but in no event later than ten (10) Business Days following the applicable Drawdown Closing or Escrow Funding Date, deliver to the Company certificates for forty percent (40%) of the shares of Common Stock (and, if applicable, shares of Preferred Stock, such that the shares of Common Stock and Preferred Stock are forfeited in proportion to the relative amounts of Common Stock and Preferred Stock owned by such Non-Participating Investor) then currently held by such Non-Participating Investor (the “Forfeit Shares”), duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and, if so delivered, the Forfeit Shares shall be canceled or sold as described in clause (iii) below and the Non-Participating Investor shall receive the consideration described in clause (iv) below. If the Forfeit Shares are not so delivered within such period of time, then the Forfeit Shares shall be canceled for no consideration as described in clause (vii) below;

(iii) subject to clauses (vii) and (viii) below, the Company shall have the option, in its sole discretion, to (A) cancel the Forfeit Shares and, at the Company’s option, find one or more other Stockholders or third parties reasonably acceptable to the Company to assume any remaining capital commitment of the Non-Participating Investor to be called pursuant to Section 3.01(a) (the “Remaining Capital Commitment”), (B) find one or more purchasers, who may be one or more of the other Stockholders or one or more third parties reasonably acceptable to the Company (the “Forfeit Share Purchasers”), to purchase the Forfeit Shares (including, at the Company’s option, the assumption of any

20

Remaining Capital Commitment) at such price as determined by the Company and the Forfeit Share Purchasers, (C) in the event (and only in the event) the Company is unable to identify one or more Forfeit Share Purchasers pursuant to clause (iii)(B) within fifteen (15) Business Days following the applicable Drawdown Closing or Escrow Funding Date, cause an investment bank of national reputation selected by the Company (the “Selling Investment Bank”) to find one or more Forfeit Share Purchasers to purchase the Forfeit Shares (including, at the Company’s option, the assumption of any Remaining Capital Commitment) at such price as determined by the Selling Investment Bank and the Forfeit Share Purchaser or (D) in the event (and only in the event) the Selling Investment Bank is unable to find one or more Forfeit Share Purchasers pursuant to clause (iii)(C) within ninety (90) calendar days following the applicable Drawdown Closing or Escrow Funding Date, cancel the Forfeit Shares. For the avoidance of doubt, if the Non-Participating Investor’s Remaining Capital Commitment is assumed pursuant to clauses (iii)(A), (B) or (C) above, the Non-Participating Investor shall be released from any future capital commitment to be called pursuant to Section 3.01(a). However, if the Non-Participating Investor’s Remaining Capital Commitment is not assumed, then the Non-Participating Investor shall continue to be subject to this Section 3.02 and the other provisions of this Agreement and the Investment Agreement with respect to each Subsequent Drawdown, mutatis mutandis;

(iv) subject to clause (vii) below, (A) if the Forfeit Shares are canceled pursuant to clause (iii)(A) above, the price payable to the Non-Participating Investor by the Company in respect of the Forfeit Shares shall be equal to fifty (50%) of the lesser of (1) the initial price paid by the Non-Participating Investor for the Forfeit Shares and (2) the then current fair value of the Forfeit Shares, as determined by the Board in its sole discretion, (B) if the Forfeit Shares are sold pursuant to clause (iii)(B) or clause (iii)(C) above, the price payable to the Non-Participating Investor by the Forfeit Share Purchasers in respect of the Forfeit Shares shall be equal to fifty percent (50%) of the lesser of (1) the initial price paid by the Non-Participating Investor for the Forfeit Shares and (2) the net sale proceeds from the sale of the Forfeit Shares, after deducting any commissions or other fees paid or payable to the Selling Investment Bank in connection with the sale of the Forfeit Shares, and the difference between the net sale proceeds received from the sale of the Forfeit Shares and the Forfeit Shares Payment shall be paid by the Forfeit Share Purchasers to the Company or (C) if the Forfeit Shares are cancelled pursuant to clause (iii)(D), no consideration shall be payable to the Non-Participating Investor in respect of the Forfeit Shares (the payment to the Non-Participating Investor pursuant to clause (A) or (B) above, as applicable, the “Forfeit Shares Payment”);

(v) subject to clause (vii) below, the Forfeit Shares Payment shall be made to the Non-Participating Investor, (A) in the case of cancellation of the Forfeit Shares pursuant to clause (iii)(A) above, within ten (10) Business Days following the later to occur of (I) receipt by the Company of the Forfeit Shares, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and (II) determination by the Board of the amount of the Forfeit Shares Payment in accordance with clause (iv)(A) above and (B) in the case of a sale of the Forfeit Shares to the Forfeit Share Purchasers, within two (2) Business Days following the consummation of such sale;

21

(vi) the Non-Participating Investor will cease to be an Investor Stockholder and will cease to have any rights under this Agreement, other than as provided by Section 7.01, but will continue to have the obligations under this Agreement, other than with respect to capital commitments as provided by clause (iii) above, and, pending the sale or cancellation of the Forfeit Shares pursuant to clause (iii)(B), (iii)(C) or (iii)(D) above, such shares shall be voted in a manner that is proportionate to the manner in which all holders of other Common Shares (and, if applicable, Preferred Shares) vote on any matter that properly comes before the stockholders during such period and on which the Forfeit Shares are entitled to vote;

(vii) IF EITHER (A) A NON-PARTICIPATING INVESTOR FAILS TO DELIVER TO THE COMPANY WITHIN TEN (10) BUSINESS DAYS OF THE APPLICABLE DRAWDOWN CLOSING OR ESCROW FUNDING DATE CERTIFICATES FOR THE FORFEIT SHARES, DULY ENDORSED OR ACCOMPANIED BY STOCK POWER DULY ENDORSED IN BLANK, WITH ANY REQUIRED TRANSFER STAMPS AFFIXED THERETO, OR (B) THE FORFEIT SHARES ARE CANCELLED PURSUANT TO CLAUSE (III)(D), SUBJECT TO CLAUSE (VIII) BELOW, THE FORFEIT SHARES FOR ALL PURPOSES SHALL BE DEEMED TO BE, AND SHALL BE, CANCELLED BY THE COMPANY WITHOUT ANY FURTHER ACTION REQUIRED BY THE NONPARTICIPATING INVESTOR AND WITHOUT ANY CONSIDERATION OR RECOMPENSE TO ANY HOLDER OF FORFEIT SHARES (REGARDLESS OF WHETHER SUCH FORFEIT SHARES ARE THEN HELD BY SUCH NON-PARTICIPATING INVESTOR, ITS SUCCESSORS, TRANSFEREES OR ASSIGNEES), AND THE COMPANY SHALL RECORD SUCH CANCELLATION ON ITS BOOKS AND RECORDS;

(viii) in the event an applicable Regulatory Authority objects to the cancellation of the Forfeit Shares, or otherwise determines that such cancellation would adversely affect the Tier One capital treatment of the Common Stock, the Company shall not cancel the Forfeit Shares until it has taken such other steps as may be commercially reasonable to avoid the cancellation of the Forfeit Shares having any such adverse effect, such as arranging to issue new shares of Common Stock to one or more third parties in an amount at least equal to the Forfeit Shares; and

(ix) if the forfeiture of Forfeit Shares of any Non-Participating Investor would cause any other Investor Stockholder to exceed its Maximum Committed Percentage, Maximum Voting Percentage or be inconsistent with Section 6.06, the Board shall take such action, including without limitation reducing such Investor Stockholder’s pro rata portion of the relevant Drawdown, as may be necessary to ensure compliance with such Investor Stockholder’s Maximum Committed Percentage or Maximum Voting Percentage.

22

(b)        Section 3.02(a) shall not apply if an Investor Stockholder fails to fund all or any portion of its capital commitment at any applicable Drawdown Closing or Escrow Funding Date (i) as a result of the failure of the Company to satisfy (absent a waiver by Investor Stockholders holding a majority of the Common Stock held by all Investor Stockholders at such time, except that any waiver that would reasonably be expected to have a material adverse effect on an Investor Stockholder(s) shall require the consent of such Investor Stockholder(s)), as of the applicable Drawdown Closing or Escrow Funding Date, the conditions set forth in the Investment Agreement in connection with such Drawdown, or (ii) if the Common Stock to be issued to such Investor Stockholder pursuant to Section 3.01(b) or Section 3.01(d) would cause such Investor Stockholder to exceed such Investor Stockholder’s Maximum Committed Percentage or Maximum Voting Percentage.

ARTICLE 4

RESTRICTIONS ON TRANSFER

Section 4.01.    General Restrictions on Transfer.

(a)        Each Stockholder understands and agrees that the Company Securities purchased pursuant to the Investment Agreement have not been registered under the Securities Act and are restricted securities under the Securities Act and the rules and regulations promulgated thereunder. Each Stockholder agrees that it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, any applicable regulatory policy statements, any applicable agreement with a regulator that is entered into pursuant to any such policy statement and the terms and conditions of this Agreement.

(b)        Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

(c)        Notwithstanding anything else in here to the contrary, no Investor Stockholder may Transfer any of its Company Securities prior to the expiration of any restrictions applicable to such Investor Stockholder under the FDIC’s Final Statement of Policy on Qualifications for Failed Bank Acquisitions (the “FDIC Statement of Policy”) except in accordance with the FDIC Statement of Policy.

Section 4.02.    Legends.    (a)    In addition to any other legend that may be required, each certificate for Company Securities issued to any Stockholder shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM. THIS SECURITY IS ALSO SUBJECT TO

23

ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF             , AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(b)        If any Company Securities shall be sold pursuant to an effective registration statement filed with the SEC or sold pursuant to Rule 144, the Company, upon the written request of the holder thereof, shall promptly issue to such holder a new certificate evidencing such Company Securities without the first sentence of the legend required by Section 4.02(a) endorsed thereon. If any Company Securities cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall promptly issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 4.02(a) endorsed thereon.

Section 4.03.    Permitted Transferees.    Notwithstanding anything in this Agreement to the contrary (but in any event subject to Section 4.06), any Stockholder may at any time Transfer any or all of its Company Securities to one or more of its Permitted Transferees without the consent of the Board or any other stockholder or group of stockholders and without compliance with Section 4.04, Section 5.01, and Section 5.03 so long as (a) the Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a joinder agreement in the form of Exhibit A and (b) the Transfer is in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the FDIC Statement of Policy and any applicable agreement with the FDIC that is entered into pursuant to the FDIC Statement of Policy. If a Permitted Transferee is an Affiliate of, or a trust for the exclusive benefit of certain persons related to, a Stockholder but following the Transfer of Company Securities by such Stockholder such Permitted Transferee is to cease to be an Affiliate of, or such trust is to cease to be for the exclusive benefit of such persons related to such Stockholder, as the case may be, such Permitted Transferee shall immediately prior to ceasing to be an Affiliate of such Stockholder, or such trust shall immediately prior to ceasing to be for the exclusive benefit of such persons, as the case may be, Transfer such Company Securities back to such Stockholder.

Section 4.04.     Additional Restrictions on Transfers.     In addition to the general restrictions on Transfer in Section 4.01 and subject to Section 4.06, no Investor Stockholder shall Transfer any of its Company Securities, except in a Transfer to a Permitted Transferee permitted by Section 4.03 or as follows:

(i)        at any time (A) in a Transfer in compliance with Section 5.01 or Section 5.03 (if prior to the Qualified Public Offering), or (B) in a Public Offering pursuant to the exercise by such Stockholder of its rights under any applicable registration rights agreement, provided that in the case of clause (A), such transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a joinder agreement in the form of Exhibit A;

24

(ii)        at any time following a Qualified Public Offering.

Section 4.05.     Management Restrictions.    The Management Parties, except in a Transfer to a Permitted Transferee permitted by Section 4.03, are subject to certain restrictions on Transfers as more fully described in the Management Agreement (the “Management Agreement”) by and between the Management Parties and the Bank, which Management Agreement shall be assigned automatically from the Bank to the Company, without any further action by the parties thereto, upon the completion of the Holding Company Reorganization and shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing or anything herein to the contrary, the Bank, the Company and the other parties thereto shall not amend, waive, modify or terminate the Management Agreement without the prior written consent of non-interested Stockholders holding a majority of the Common Stock owned in the aggregate by all non-interested Stockholders with respect to the Management Agreement.

Section 4.06.    FDIC Approval.    Notwithstanding anything in this Agreement to the contrary, no Stockholder shall Transfer any Company Securities or take any other action if such Transfer or action would require the approval of the FDIC under any agreement or approvals of the FDIC with respect to a loss sharing arrangement between or among the Bank and/or the Company and the FDIC, unless such consent is obtained on terms and conditions reasonably satisfactory to the Company.

Section 4.07.    Restrictions on Public Sale by Holders of Registrable Securities.    In connection with any Public Offering, if requested (pursuant to a written notice) by the managing underwriter or underwriters in an underwritten offering, neither the Company nor any of its executive officers or directors shall effect any public sale or distribution of any shares of the Common Stock (except as part of such underwritten offering, unless the managing underwriter determines that such sale would be detrimental to the success of the offering), including a sale pursuant to Rule 144, or to make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company (including Preferred Stock), without the prior written consent of the Company or such underwriter, as the case may be, during the period commencing on the date of the request (which shall be no earlier than 7 days prior to the expected “pricing” of such offering) and continuing for not more than 180 days (with respect to a Qualified Public Offering) or 90 days after the date of the prospectus (or prospectus supplement if the offering is made pursuant to a “shelf” registration), or such shorter time as shall be required by the managing underwriter, pursuant to which such Public Offering shall be made, plus an extension period, which shall be no longer than 17 days, as may be proposed by the managing underwriter to address the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding the publishing of research, or such lesser period as is required by the managing underwriter; provided, however, that the foregoing restrictions shall not apply to (a) transactions relating to shares of Common Stock or other Company Securities acquired in open market transactions after the completion of the offering so long as no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other Company Securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (including Preferred Stock) as a bona fide gift, or (c) surrenders to the Company or sales into the market of

25

portions of a stockholder’s shares of Common Stock or Preferred Stock necessary to effect the cashless exercise of any options or other convertible securities to purchase Common Stock; provided that in the case of any transfer or distribution pursuant to clause (b), each donee or distributee shall sign and deliver a lock-up agreement containing restrictions substantially similar to those set forth in this Section 4.07.

ARTICLE 5

TAG-ALONG RIGHTS; RIGHTS OF FIRST REFUSAL; PREEMPTIVE RIGHTS

Section 5.01.    Tag-Along Rights.    (a)    Subject to Sections 5.01(f) and 5.02, if any Stockholder (the “Tag-Along Seller”) proposes to Transfer, in a transaction prior to the Qualified Public Offering and otherwise permitted by Article 4, any shares of Common Stock or Preferred Stock (a “Tag-Along Sale”) to a Third Party:

(i)        the Tag-Along Seller shall (in accordance with Section 5.03(e)) provide the Company and each Stockholder notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each Tagging Person (as defined below) the opportunity to participate in such Transfer in accordance with this Section 5.01, and

(ii)        each Stockholder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 5.01 (each such electing Stockholder, a “Tagging Person”),

provided that, with respect to any such Transfer also governed by Section 5.03, the Stockholders having a right of first refusal under Section 5.03 shall have first been afforded the opportunity to acquire any Common Shares and, if applicable, Preferred Shares, to be sold in such Tag-Along Sale in accordance with the provisions of Section 5.03.

The Tag-Along Notice shall identify the number of Common Shares (and, if applicable, Preferred Shares) proposed to be sold by the Tag-Along Seller, the maximum number of Common Shares (and, if applicable, Preferred Shares) the proposed transferee is willing to purchase (the “Maximum Number of Shares”), the minimum number of Common Shares (and, if applicable, Preferred Shares) the proposed transferee is willing to purchase (the “Minimum Number of Shares”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer (as defined below), including the form of the proposed agreement, if any, and a firm offer by the proposed transferee to purchase Common Shares (and, if applicable, Preferred Shares) from the Stockholders in accordance with this Section 5.01 (the “Tag-Along Offer”).

From the date of its receipt of the Tag-Along Notice, each Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (the “Tag-Along Response Notice”) given to the Tag-Along Seller within ten (10) Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer all or a portion of the Common Shares (and, if applicable, Preferred Shares) held by such Tagging Person; provided that (i) if the number of Common Shares (and, if applicable, Preferred Shares) proposed to be Transferred by the Tag-Along Seller and the Tagging Persons exceeds the Maximum Number of Shares that may be Transferred in the relevant transaction,

26

then the Tag-Along Seller and each Tagging Person will have the right to Transfer a number of Common Shares (and, if applicable, Preferred Shares) determined as follows: (A) first, each Stockholder proposing to participate in such Tag-Along Sale will be allocated for sale a number of Common Shares (and, if applicable, Preferred Shares) equal to the lesser of the number of Common Shares (and, if applicable, Preferred Shares) such Stockholder has proposed to sell and the product of the Maximum Number of Shares times Pro Rata Portion applicable to such Stockholder relative to all Stockholders who are validly proposing to Transfer Common Shares (and, if applicable, Preferred Shares) in such Tag-Along Sale (the “First Sale Allocation”), (B) second, if following the First Sale Allocation the Maximum Number of Shares has not been allocated and any of the Tag-Along Seller or Tagging Persons have proposed to sell more Common Shares (and, if applicable, Preferred Shares) than have been allocated to them in the First Sale Allocation, the remaining Common Shares (and, if applicable, Preferred Shares) will be allocated amongst such remaining Stockholders on the same basis as the First Sale Allocation mutatis mutandis and (C) this process will be repeated until the Maximum Number of Shares has been allocated, and (ii) if the number of Common Shares (and, if applicable, Preferred Shares) proposed to be Transferred by the Tag-Along Seller and the Tagging Persons is less than the Minimum Number of Shares, then no Transfer will occur pursuant to the relevant Tag-Along Offer. Each Tag-Along Response Notice shall include wire transfer or other instructions for payment or delivery of the purchase price for the Common Shares (and, if applicable, Preferred Shares) to be sold in such Tag-Along Sale. Each Tagging Person that exercises its Tag-Along Rights hereunder shall deliver to the Tag-Along Seller, with its Tag-Along Response Notice, the certificates representing the Common Shares (and, if applicable, Preferred Shares) of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney in customary form authorizing the Tag-Along Seller to Transfer such Common Shares (and, if applicable, Preferred Shares) on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Persons, subject to the provisions of this Section 5.01 and Section 5.02. The Tag-Along Seller shall hold such certificate representing the Common Shares (and, if applicable, Preferred Shares) of such Tagging Person(s) to be included in the Tag-Along Sale in escrow, pending the consummation of such Tag-Along Sale or return of such certificates to the Tagging Persons in accordance with the next succeeding paragraph.

If, at the end of a 90-day period after such delivery of such Tag-Along Notice (which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the earlier of (i) the expiration of five Business Days after all such approvals have been received and (ii) the denial of such approvals, but in no event later than 150 days following delivery of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Common Shares (and, if applicable, Preferred Shares) proposed to be sold by the Tag-Along Seller and all Tagging Persons at the same price and on substantially the same other terms and conditions set forth in the Tag-Along Notice, (x) the Tag-Along Seller shall return to each Tagging Person the limited power-of-attorney and all certificates representing the Common Shares (and, if applicable, Preferred Shares) that such Tagging Person delivered for Transfer pursuant to this Section 5.01(a) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (y) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Common Shares (and, if applicable, Preferred Shares) shall continue in effect.

27

(b)        The Tag-Along Seller shall Transfer, on behalf of itself and each Tagging Person, the Common Shares (and, if applicable, Preferred Shares) subject to the Tag-Along Offer and elected to be Transferred at the same price and on substantially the terms and conditions set forth in the Tag-Along Notice within 90 days (or such longer period as extended under Section 5.01(a)) of delivery of the Tag-Along Notice. Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof, (ii) direct the Third Party in such Tag-Along Sale to deliver the applicable portion of the purchase price directly to each Tagging Person for the Common Shares (and, if applicable, Preferred Shares) of such Tagging Person Transferred pursuant to the Tag-Along Sale in accordance with the wire transfer or other instructions for payment or delivery set forth in the applicable Tag-Along Response Notices and (iii) promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons. The Third Party purchaser in such Tag-Along Sale must become a party to this Agreement if it is not already a party.

(c)        If at the termination of the Tag-Along Notice Period any Stockholder shall not have elected to participate in the Tag-Along Sale, such Stockholder shall be deemed to have waived its rights under Section 5.01(a) with respect to the Transfer of its Common Shares (and, if applicable, Preferred Shares) pursuant to such Tag-Along Sale.

(d)        Notwithstanding anything contained in this Section 5.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Common Shares (and, if applicable, Preferred Shares) and limited powers-of-attorney received by the Tag-Along Seller) or any other Person if the Transfer of Common Shares (and, if applicable, Preferred Shares) pursuant to this Section 5.01 is not consummated for whatever reason. Whether to effect a Transfer of Common Shares (and, if applicable, Preferred Shares) pursuant to this Section 5.01 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller; provided, however, that for the avoidance of doubt, the Tag-Along Seller may not sell any of its Common Shares and Preferred Shares in a Tag-Along Sale unless the Third Party purchaser buys the applicable Common Shares (and, if applicable, Preferred Shares) of the Tagging Persons in accordance with this Section 5.01.

(e)        If the Tag-Along Seller is proposing to sell a number of Common Shares or Preferred Shares (on an as-converted basis) owned by it that constitutes more than 5% of the Aggregate Ownership of Common Shares of all Stockholders (including, for purposes of such calculation, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by any Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock), the Tag-Along Seller may provide prospective Third Party purchasers in a Tag-Along Sale reasonable access to the books, records and properties of the Company and its Subsidiaries subject to the relevant Third Party executing customary confidentiality agreements in favor of the Company.

(f)        The provisions of this Section 5.01 shall not apply to any proposed Transfer of any class of Common Shares or Preferred Shares by the Tag-Along Seller (i) in a Public Offering

28

pursuant to the exercise of rights under an applicable registration rights agreement, (ii) to a Permitted Transferee pursuant to Section 4.03, or (iii) of less than one percent (1%) of the Aggregate Ownership of Preferred Shares or Common Shares (including, for purposes of such calculation, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by any Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) over any twelve (12) month period.

Section 5.02.    Additional Conditions to Tag-Along Sales.    Notwithstanding anything contained in Section 5.01, the rights and obligations of the Stockholders to participate in a Tag-Along Sale under Section 5.01 are subject to the following conditions:

(a)        upon the consummation of such Tag-Along Sale, all of the Stockholders participating therein will receive the same amount of consideration per share;

(b)        no Stockholder other than the proposed Tag-Along Seller shall be obligated to pay any fees or expenses (other than their own) incurred in connection with any consummated or unconsummated Tag-Along Sale, provided that each Tagging Person shall be obligated to pay its pro rata share (based on the number of Common Shares and Preferred Shares Transferred) of the reasonable and customary expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the relevant Third Party; and

(c)        each Tagging Person shall (i) make such customary representations, warranties and covenants as the Tag-Along Seller may reasonably request with respect to record and beneficial ownership of such securities and the authority, power and right to enter into and consummate the Transfer without contravention of any law or agreement and similar matters, in which case (A) liability shall be several and not joint, (B) each Tagging Person shall be liable only with respect to the matters related to such Stockholder, and (C) such representations, warranties and covenants shall be substantially identical to those of the Tag-Along Seller and (ii) be required to bear its pro rata share (based on the proceeds from such Transfer) of any escrows, holdbacks or adjustments in purchase price; provided that no Tagging Person shall be obligated in connection with such a Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the proceeds paid to such Tagging Person in connection with such Transfer.

(d)        It is understood and agreed that a Tag-Along Seller may enter into an agreement to effect a Tag-Along Sale in advance of the actual transfer of Common Shares and Preferred Shares but subject to compliance with Section 5.01 and the entry into such agreement will not be considered a Transfer for purposes of this Agreement.

(e)        It is understood and agreed that a Stockholder shall be entitled to participate in a Tag-Along Sale by Transferring its Preferred Shares (in whole or any part), if any, on an as-converted basis to the same extent it would be entitled to participate in the proposed Transfer of Common Shares, in the proportions and amounts as determined in the sole option and election of such Stockholder, and the provisions of Section 5.01 and Section 5.02 shall be read with respect to such Stockholder and its Preferred Shares mutatis mutandis.

29

Section 5.03.    Rights of First Refusal.    (a)    If, at any time prior to the Qualified Public Offering, any Stockholder desires to Transfer any Common Stock or Preferred Stock to a Third Party or another stockholder in a bona fide Transfer otherwise permitted by Article 4, such Stockholder (the “Seller”) shall give notice (an “Offer Notice”) to each other Stockholder (the “Non-Selling Stockholders”), and to the Company that such Seller desires to make such Transfer (a “Sale”) and that sets forth the number of Common Shares (and, if applicable, Preferred Shares) proposed to be Transferred by the Seller (the “Offered Securities”), the price per share that such Seller proposes to be paid for such Offered Securities (the “Offer Price”), the other terms and conditions of such sale and the proposed purchaser in such sale (together with reasonably sufficient information to allow the Non-Selling Stockholder in its sole determination to identify the relevant Third Party). No Sale subject to this Section 5.03 may be made for any consideration other than cash.

(b)        The giving of an Offer Notice to the Non-Selling Stockholders and the Company shall constitute an offer (the “Offer”) by such Seller to Transfer the Offered Securities to such Non-Selling Stockholders for cash at the Offer Price and on the other terms set forth in the Offer Notice, but subject to Section 4.06 and Section 6.06. The Non-Selling Stockholders receiving such Offer Notice shall have a thirty (30)-day period from delivery of the Offer Notice (the “Offer Period”) in which to accept such Offer as to all or a portion of the Offered Securities by giving a written notice of acceptance (which shall include the number of Common Shares (and, if applicable, Preferred Shares) such Non-Selling Stockholder elects to purchase) to such Seller (together with a copy thereof to the Company) prior to the expiration of such Offer Period (the “Offer Acceptance”). If any Non-Selling Stockholder fails to provide the Offer Acceptance to the Seller and the Company prior to the expiration of the Offer Period, it shall be deemed to have declined such Offer. If the Non-Selling Stockholders in aggregate elect to purchase more than the number of Offered Securities, then the number of Common Shares (and, if applicable, Preferred Shares) to be acquired by Non-Selling Stockholders who have properly elected to purchase Common Shares (and, if applicable, Preferred Shares) pursuant to this Section 5.03 shall be determined as follows: (i) first, each such Non-Selling Stockholder that has elected to purchase Common Shares (and, if applicable, Preferred Shares) will be entitled to acquire the lesser of the number of Common Shares (and, if applicable, Preferred Shares) it elected to purchase and its Pro Rata Portion relative to all other Non-Selling Stockholders electing to purchase Common Shares (and, if applicable, Preferred Shares) (the “First Purchase Allocation”), (ii) second, if following the First Purchase Allocation all Common Shares (and, if applicable, Preferred Shares) offered by the Seller have not been allocated pursuant to clause (i) of this Section 5.03(b), and one or more Non-Selling Stockholders have elected to purchase more Common Shares (and, if applicable, Preferred Shares) than have been allocated to them, such remaining Common Shares (and, if applicable, Preferred Shares) will be allocated amongst such remaining Non-Selling Stockholders on the same basis as pursuant to clause (i) of this Section 5.03(b) mutatis mutandis and (iii) this process will be repeated until all Common Shares (and, if applicable, Preferred Shares) offered for sale by the Seller have been allocated. The Company shall notify the Seller and all Non-Selling Stockholders electing to purchase Common Shares (and, if applicable, Preferred Shares) of the final Purchase Number (as defined below) of Common Shares (and, if applicable, Preferred Shares) purchased within two (2) Business Days of the last day of the Offer Period. If the Non-Selling Stockholders in aggregate elect to purchase less than the number of Common Shares (and, if applicable, Preferred Shares) being offered by the Seller, the Company shall notify the Seller and all Non-Selling Stockholders

30

electing to purchase Common Shares (and, if applicable, Preferred Shares) within two (2) Business Days of the end of the Offer Period and no Non-Selling Stockholder will be entitled to purchase any of Common Shares (and, if applicable, Preferred Shares) it elected to purchase. With respect to each Non-Selling Stockholder, the number of Common Shares (and, if applicable, Preferred Shares) allocated to such Non-Selling Stockholder (and, if applicable, Preferred Shares) for purchase in accordance with this Section 5.03(b) is referred to as such Non-Selling Stockholder’s “Purchase Number”.

(c)        If the Non-Selling Stockholders elect to purchase all of the Offered Securities, then each Non-Selling Stockholder that has accepted the Offer shall purchase and pay, by bank or certified check (in immediately available funds), for its Purchase Number of Offered Securities on the terms of the Offer within ten (10) Business Days after the date that is the earlier of (i) the last day of the Offer Period, and (ii) the date on which all Non-Selling Stockholders have made their elections (provided that in the case of this clause (ii), the Seller shall immediately (and in any event, not later than 24 hours) notify each Non-Selling Stockholder who has properly elected to purchase Offered Securities of such date) (such earlier date, the “Trigger Date”), provided that, if the Transfer of such Offered Securities is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 90 days after the Trigger Date (the last day of such 90 day extension period is referred to herein as the “Regulatory Drop Dead Date,” and any failure of a Transfer to occur by the Regulatory Drop Dead Date as a result of the failure to obtain any such regulatory approval is referred to as a “Regulatory Sale Failure”).

(d)        If the Non-Selling Stockholders do not elect to purchase all of the Offered Securities (pursuant to the provisions above including a Regulatory Sale Failure), then commencing on the Trigger Date, the Seller shall have a 90-day period from the end of the Offer Period during which to effect a Transfer of any or all of the Offered Securities on substantially the same or more favorable (as to the Seller) terms and conditions as were set forth in the Offer Notice at a price in cash not less than the Offer Price, provided that, if the Transfer is subject to regulatory approval, such 90-day period shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days. After the end of such 90-day period, if the Seller does not consummate the Transfer of the Offered Securities in accordance with the foregoing time limitations, then the right of the Seller to effect the Transfer of such Offered Securities pursuant to this Section 5.03(d) shall terminate and the Seller shall again comply with the procedures set forth in this Section 5.03, if applicable, with respect to any proposed Transfer of Company Securities to a Third Party or another stockholder.

(e)        Notwithstanding Section 5.03(d) above, if the Transfer is subject to Section 5.01, and less than all of the Offered Securities are elected to be purchased by the Non-Selling Stockholders and the Seller continues to propose to consummate a Sale to the relevant Third Party, then in lieu of a sale to a Third Party in accordance with Section 5.03(d), the Seller shall comply with Section 5.01 and shall give a Tag-Along Notice (on the same terms and conditions as those in the Offer Notice) within 30 days of the Trigger Date (as may be extended pursuant to Section 5.03(c)); provided that if a sale to one or more Non-Selling Stockholders does not take place because of a Regulatory Sale Failure, the Seller may elect to give such Tag-Along Notice within five (5) days of the Regulatory Drop Dead Date.

31

(f)        The provisions of this Section 5.03 shall not apply to any Transfer of Company Securities (i) in a Public Offering pursuant to the exercise of rights under any applicable registration rights agreement, (ii) to a Permitted Transferee, (iii) made by a Stockholder in its capacity as a Tagging Person under Section 5.01, or (iv) of less than one percent (1%) of the Aggregate Ownership of Preferred Shares or Common Shares (including, for purposes of such calculation, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by any Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) over any twelve (12) month period.

(g)        Each Non-Selling Stockholder shall have the right to Transfer any or all of its rights under this Section 5.03 to any Person with the consent of Stockholders holding two-thirds of the Common Stock (exclusive of the Seller but including, for purposes of calculating the Common Stock at such time, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by any Investor Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock, but in any event not including such number of Common Shares issuable upon conversion of any Preferred Stock in the determination of holders of two-thirds of the Common Stock) at such time or to any Affiliate by having the Seller offer such securities to the Non-Selling Stockholders or their transferees on the terms of this Section 5.03, provided that for any given Non-Selling Stockholder, the maximum number of Common Shares (and, if applicable, Preferred Shares) with respect to which it may so transfer its rights shall not exceed the maximum number of Common Shares (and, if applicable, Preferred Shares) it could purchase from the Seller and not be in breach of its obligations under Section 4.06 and Section 6.06 (after taking into account all other facts with respect to such Non-Selling Stockholder including the number of Common Shares and/or Company Securities (and including the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by such Non-Selling Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock) it otherwise owns).

(h)        Any Third Party that purchases Common Shares (and, if applicable, Preferred Shares) following compliance with this Section 5.03 must become a party to this Agreement if it is not already a party.

(i)        In connection with any sale that is subject to this Section 5.03, if the Seller proposes to sell a number of Preferred Shares (on an as-converted basis) or Common Shares that constitutes more than 3% of the Aggregate Ownership of Common Shares of all Stockholders (including, for purposes of such calculation, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by any Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock), the Seller may provide the prospective Third Party purchasers in the sale reasonable access to the books, records and properties of the Company and its Subsidiaries subject to such Persons executing customary confidentiality agreements in favor of the Company.

32

(j)        It is understood and agreed that a Seller may enter into an agreement to effect a Sale in advance of the actual transfer of Common Shares or Preferred Shares but subject to compliance with this Section 5.03, and the entry into such agreement will not be considered a Transfer for purposes of this Agreement.

(k)        It is understood and agreed that a Non-Selling Stockholder shall be entitled to participate in a Sale by electing to purchase Preferred Shares (in whole or any part) to the same extent it would be entitled to participate in the proposed Sale of Common Shares, in the proportions and amounts as determined in the sole option and election of such Non-Selling Stockholder, and the provisions of this Section 5.03 shall be read with respect to such Non-Selling Stockholder and its right to receive Preferred Shares mutatis mutandis; provided that the Company shall, and the Stockholders shall cause the Company to, do all things necessary in order for a Non-Selling Stockholder to receive the benefits of this Section 5.03(k), including by repurchasing the appropriate number of Shares from the Seller in the Sale and issuing Preferred Shares (on a one-to-one basis) in the same amount of the repurchased Shares to such Non-Selling Stockholder which has elected to purchase Preferred Shares in lieu of Common Shares.

Section 5.04.     Preemptive Rights.    (a) Prior to a Qualified Public Offering and subject to Section 5.04(b) and Section 5.04(h), each Investor Stockholder shall have the right to purchase, on the terms and conditions set forth herein, such Stockholder’s Pro Rata Portion (relative to all stockholders as determined immediately prior to the issuance) of (i) any Company Securities or (ii) any Subsidiary Securities, in each case that the Company or such Subsidiary may propose to issue (each of (i) and (ii), the “Preemption Securities”); provided that, to the extent such purchase of Preemption Securities (in whole or any part) would cause an Investor Stockholder to own an amount of voting Company Securities that would exceed such Investor Stockholder’s Maximum Voting Percentage, an Investor Stockholder may elect, at its sole option and election, to purchase Preferred Stock in lieu of the amount of Common Stock in excess thereof (in exchange on a one-to-one basis) as part of its Pro Rata Portion of any Preemptive Securities so that such Investor Stockholder does not, and will not, at any time own Shares in violation of Section 6.06, and the Company shall, and the Stockholders shall cause the Company to, do all things necessary in order that such Investor Stockholder which has elected to receive Preferred Shares in lieu of Common Shares receives the benefits of this Section 5.04.

(b)        Notwithstanding the preemptive rights granted in Section 5.04(a) or anything to the contrary herein, subject to each Investor Stockholder’s successful rebuttal of the presumption of control of the Company pursuant to Federal Reserve regulations and/or receipt of such other applicable regulatory approvals as may be required, during the Capital Raising Period in the event of any offering or issuance of Preemption Securities, until each Investor Stockholder has acquired its Maximum Committed Percentage, allocations of Preemption Securities shall be as follows: (i) first, each of the Key Investor Stockholders shall first be afforded the opportunity to acquire a number of Preemption Securities from the Company, for the same price and on the same terms as such securities are proposed to be offered to others, up to the amount of Preemptive Securities to be offered in the aggregate, required to enable it to increase such Key Investor Stockholder’s proportionate interest in the Company immediately prior to any such issuance of Preemption Securities to as much as its Maximum Committed Percentage after

33

giving effect to such offering or issuance, specifically in an amount equal to the product of (A) the amount of Preemptive Securities to be offered in the aggregate and (B) the quotient of each of the Key Investor Stockholders Maximum Committed Percentages and the aggregate Maximum Committed Percentages of the Key Investor Stockholders; (ii) second, in each case after each of the Key Investor Stockholders has been afforded the opportunity to maintain its then Pro Rata Portion as set forth in Section 5.04(a), each Fixed Percentage Investor Stockholder shall be entitled to purchase up to that portion of any remaining Preemption Securities offered by the Company in an amount equal to the product of (A) the total Preemption Securities remaining after allocations to the Key Investor Stockholders and (B) the quotient of each Fixed Percentage Investor Stockholder’s Maximum Committed Percentage and the aggregate Maximum Committed Percentages of all Fixed Percentage Investors, provided that, in no event, shall any Investor Stockholder be permitted to purchase shares that would cause it to own more than its Maximum Committed Percentage. Notwithstanding the foregoing, the Key Investor Stockholders’ priority allocation right set forth in Section 5.04(b)(i) above (in the aggregate) shall be limited such that cumulatively it shall not cause the Common Stock ownership of any Fixed Percentage Investor Stockholder acquiring Preemption Securities in the applicable offering to decrease more than one percentage (1%) point after giving effect to such offering or issuance. By way of example, if a Fixed Percentage Investor Stockholder’s ownership would decrease from 9.9% to below 8.9% because of the Key Investor Stockholders’ priority allocation right set forth in Section 5.04(b)(i) above, the Key Investor Stockholders’ priority allocation right would be reduced to the extent necessary to entitle the Fixed Percentage Investor Stockholder to acquire Preemption Securities in an amount that would allow the Fixed Percentage Investor Stockholder’s ownership to be not less than 8.9% after giving effect to the offering or issuance. The parties hereunder hereby confirm their understanding and agree that each of the Key Investor Stockholders and the Fixed Percentage Investor Stockholders desire, and the Company shall take all necessary actions to ensure that each Key Investor Stockholder and Fixed Percentage Investor Stockholders will be able, to increase its respective ownership interest in the Company to as much as its Maximum Committed Percentage in the order described in this paragraph, subject, with respect to each Key Investor Stockholder, to its successful rebuttal of the presumption of control of the Company pursuant to Federal Reserve regulations and/or receipt of such other applicable regulatory approvals as may be required. For the avoidance of doubt, the Company shall afford each of the Key Investor Stockholders and the Fixed Percentage Investor Stockholders the opportunity to purchase, prior to any other stockholder, an amount of Preemption Securities in excess of its Pro Rata Portion (relative to all stockholders as determined immediately prior to the issuance) in the order described in this paragraph, but otherwise in accordance with the procedures set forth in this Section 5.04 as if such procedures apply only to such Key Investor Stockholder or Fixed Percentage Investor Stockholder mutatis mutandis, to enable such Key Investor Stockholder and each Fixed Percentage Investor Stockholder to increase its proportionate interest in the Company immediately prior to any such issuance of Preemption Securities to as much as its Maximum Committed Percentage; provided that in no event shall either Key Investor Stockholder be permitted to own in excess of 24.9% of any class of voting securities or more than 24.9% of the Common Stock of the Company, determined in accordance with the rules and regulations of the Federal Reserve. For the further avoidance of doubt, the other Stockholders as a group shall not have an opportunity to purchase Common Stock in any issuance until each of the Key Investor Stockholders and the Fixed Percentage Investor Stockholders have purchased the maximum number of Preemption Securities they each

34

desire to purchase up to each of their respective Maximum Committed Percentages. Any Person purchasing or otherwise acquiring any shares of capital stock of the Company, its Subsidiaries or any of its or their Affiliates, or any interest therein, in connection with the transactions contemplated by the Transaction Agreements or at any time thereafter shall be deemed to have notice of and to have consented to the provisions of this Section 5.04(b).

(c)        The Company shall deliver to each Investor Stockholder notice (an “Issuance Notice”) of any proposed issuance or sale by the Company or any Subsidiary, as applicable, of any Preemption Securities at least ten (10) Business Days prior to the proposed issuance or sale date. The Issuance Notice shall specify the price at which such Preemption Securities are to be issued or sold and the other material terms of the issuance. Subject to Section 5.04(b) and Section 5.04(h), each Stockholder shall be entitled to purchase up to (or in the case of a Key Investor Stockholder or Fixed Percentage Investor Stockholder, in excess of) such Stockholder’s Pro Rata Portion (relative to all stockholders as determined immediately prior to the issuance) of the Preemption Securities proposed to be issued or sold, at the price and on the terms specified in the Issuance Notice and in accordance with the order described in Section 5.04(b).

(d)        Each Stockholder who desires to purchase any or all (or in the case of a Key Investor Stockholder or the Fixed Percentage Investor Stockholders, in excess of) of its Pro Rata Portion of the Preemption Securities specified in the Issuance Notice shall deliver written notice to the Company (each, an “Exercise Notice”) of its election to purchase such Preemption Securities within three Business Days of receipt of the Issuance Notice. The Exercise Notice shall specify the number (or amount) of Preemption Securities to be purchased by such Stockholder and shall constitute exercise by such Stockholder of its rights under this Section 5.04 and a binding agreement of such Stockholder to purchase, at the price and on the terms and conditions specified in the Issuance Notice, the number of shares (or amount) of Preemption Securities specified in the Exercise Notice. If, at the termination of such three-Business Day period, any Stockholder shall not have delivered an Exercise Notice to the Company, such Stockholder shall be deemed to have waived all of its rights under this Section 5.04 with respect to the purchase of such Preemption Securities. Promptly following the termination of such three-Business Day period, the Company shall deliver to each Stockholder a copy of all Exercise Notices it received.

(e)        Subject to Section 4.06, Section 5.04(b) and Section 6.06, if any Stockholder fails to exercise its preemptive rights under this Section 5.04 or elects to exercise such rights with respect to less than such Stockholder’s Pro Rata Portion, the Company shall notify each other Stockholder who has delivered an Exercise Notice to exercise its rights to purchase its entire Pro Rata Portion, either (i) within the same group as such Stockholder or (ii) if there is no other Stockholder within such Stockholder’s group, the next group of Stockholders, that such other Stockholder shall be entitled to purchase its Pro Rata Portion (relative to all stockholders being so notified) of such Preemption Securities with respect to which such Stockholder shall not have exercised its preemptive rights. The Company shall continue to offer additional Pro Rata Portions to such Stockholders choosing to purchase their full Pro Rata Portion of such Preemption Securities pursuant to the preceding sentence until (i) all Preemption Securities proposed to be issued by the Company and with respect to which Stockholders were entitled to exercise their rights under this Section 5.04 have been purchased by Stockholders or (ii) all Stockholders have committed to purchase the maximum number of Preemption Securities they desire to purchase, whichever is earlier. Any notice pursuant to this Section 5.04(e) may specify such period for election as the Company may reasonably determine.

35

(f)        The Company shall have ninety (90) days from the date of the Issuance Notice to consummate the proposed issuance or sale of any or all of such Preemption Securities that the Stockholders have not elected to purchase at the price and upon terms and conditions specified in the Issuance Notice, provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days from the date of the Issuance Notice. If the Company proposes to issue or sell any such Preemption Securities after such 90-day (or 180-day) period, it shall again comply with the procedures set forth in this Section 5.04.

(g)        At the consummation of the issuance or sale of such Preemption Securities, which shall be a simultaneous closing, the Company shall issue certificates or instruments representing the Preemption Securities to be purchased by each Stockholder exercising preemptive rights pursuant to this Section 5.04 registered in the name of such Stockholder, promptly following payment by such Stockholder of the purchase price for such Preemption Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(h)        Notwithstanding the foregoing, no Stockholder shall be entitled to purchase Preemption Securities as contemplated by this Section 5.04 in connection with issuances or sales of Preemption Securities (i) to management, employees, officers or directors of the Company pursuant to management or employee incentive programs or plans approved by the Board (including any such programs or plans in existence on the date hereof), (ii) any issuance, delivery or sale of Company Securities by the Company to any Person as consideration in connection with arms-length, bona fide acquisitions or strategic business combinations approved by the Board (whether by merger, consolidation, stock swap, sale of assets or securities, or otherwise), (iii) any issuance of Company Securities upon the exercise, conversion or exchange of options, warrants or other convertible securities, (iv) any issuance of Company Securities in connection with any stock split or stock dividend paid on a proportionate basis to all holders of the affected class of capital stock approved by the Board, (v) any issuance of Company Securities undertaken at the written direction of an applicable Regulatory Authority if such applicable Regulatory Authority prohibits the granting of preemptive rights to any Stockholder in connection therewith or (vi) in connection with efforts by the Company to secure replacement funding, and only to the extent of the amount to replace such anticipated funding and no more (subject in all respects to Board approval), in the event of the failure of any Investor Stockholder to fund its capital commitment as called pursuant to a Drawdown made pursuant to Section 3.01(a), including, without limitation, any sale of Forfeit Shares by the Company pursuant to Section 3.02. In addition to the foregoing, a Stockholder shall not have any Preemptive Rights if at the time of such issuance, the Stockholder is not an “accredited investor,” as that term is then defined in Rule 501(a) under Regulation D. No Stockholder shall be entitled to purchase Preemption Securities to the extent that such purchase would cause such Stockholder to be in breach of its obligation under Section 4.06 and/or Section 6.06.

(i)        The provisions of this Section 5.04 shall terminate immediately prior to the consummation of the Qualified Public Offering.

36

(j)        Any Stockholder shall be entitled to assign all or a portion of its rights under this Section 5.04 to an Affiliate subject to the terms and conditions that would be applicable to such Affiliate if such assignment were a Transfer to it under Section 4.03.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

Section 6.03.    Confidentiality.

(a)  Each Stockholder agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with such Stockholder’s investment in the Company. Each Stockholder agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose (including to disadvantage competitively the Company, any of its Affiliates or any other Stockholder). Each Stockholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)        to such Stockholder’s Representatives (as defined below) in the normal course of the performance of their duties or to any financial institution providing credit to such Stockholder or to any investor or potential investor of such Stockholder or its Affiliates; provided that such Stockholder shall be responsible for any use or disclosure of such Confidential Information by such Persons that would constitute a breach of this Section 6.01(a),

(ii)        to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject, provided that such Stockholder agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Stockholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation)),

(iii)        in accordance with Section 5.01(e) or Section 5.03(i); provided that such Stockholder shall be responsible for any use or disclosure of such Confidential Information by such Persons that would constitute a breach of this Section 6.01(a),

(iv)        to any regulatory authority or rating agency to which the Stockholder or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information,

(v)        if the prior written consent of the Board shall have been obtained,

(vi)        to any investor or potential investor of any Investor Stockholder or its Affiliates, provided that the proposed recipient shall have reasonable confidentiality obligations with respect to such disclosure and such information shall be used only in connection with such recipient’s investment or potential investment in the Investor Stockholder or its Affiliates and not for any other purpose,

37

(vii)        by one Stockholder (or Affiliate thereof) to another Stockholder (or Affiliate thereof) if such Stockholders are Affiliates, or

(viii)        among the Investor Designees in their capacities as members of the Board.

(b)        Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order and to the requirement that such Stockholder seek to use the minimum amount reasonably necessary) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Stockholder. Each Stockholder shall be subject to the foregoing restrictions for so long as such Person is a Stockholder of the Company and for a period of one year thereafter.

(c)        “Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Stockholder (including by virtue of its present or former right to designate a director) and the terms of this Agreement, provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) as shown by written records, was available to such Stockholder on a non-confidential basis prior to its disclosure to such Stockholder or its Representatives by the Company or (iii) becomes available to such Stockholder on a non-confidential basis from a source other than the Company after the disclosure of such information to such Stockholder or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person or (iv) is independently developed by such Stockholder without violating any confidentiality agreement with, or other obligation of secrecy to, the Company (and, in the case of any employee of the Company or any Subsidiary, not in connection with their duties as an employee).

Section 6.04.    Information Rights.

(a)        The Company agrees to furnish each Person that is a Stockholder as of the date of this Agreement:

(i)        as soon as practicable and, in any event, within 45 days after the end of each of the first three fiscal quarters, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), setting forth in comparative form the figures for the corresponding quarter and portion of the previous fiscal year, and the figures for the corresponding quarter and portion of the then current fiscal year as in the Company’s annual operating budget,

38

(ii)        as soon as practicable and, in any event, within 90 days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flow for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and certified by a firm of independent public accountants of nationally recognized standing, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in the Company’s annual operating budget, accompanied by an audit report of the Company’s independent auditors,

(iii)        as soon as practicable and, in any event, within 30 days of the beginning of each fiscal year, the Company’s annual operating budget for such fiscal year, and promptly following the preparation thereof, a copy of any revisions to such annual operating budget, and

(iv)        promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made generally available by the Company to any of its security holders and all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the SEC.

Notwithstanding the foregoing, the Company shall not be required to furnish the information set forth in this Section 6.02(a) to any Person so long as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in compliance with its disclosure obligations thereunder.

(b)        In addition, during the period in which a Key Investor Stockholder, Endicott, or Constitution is entitled to designate an Investor Designee pursuant to Section 2.01(a) or Section (b), the Company agrees to permit representatives of each Key Investor Stockholder, Endicott and Constitution to (i) visit and inspect the properties of the Company and the Bank, (ii) examine the corporate books of the Company and the Bank and (iii) discuss the affairs, finances and accounts of the Company and the Bank with the officers (and to make such appropriate officers available for such purpose), all upon reasonable notice and at such reasonable times as such Key Investor Stockholder, Endicott or Constitution may reasonably request but not more frequently than once per calendar quarter.

Section 6.05.    Acquisition Transactions.

The Company agrees to keep the Key Investor Stockholders, Endicott, Constitution and Wafra informed with respect to all Potential Acquisition Transactions, subject to the conditions in Section 6.01. In furtherance of the foregoing, promptly upon identification of any Potential Acquisition Transaction, the Company shall notify the Key Investor Stockholders, Endicott, Constitution and Wafra of such Potential Acquisition Transaction and, subject to applicable law, provide the Key Investor Stockholders, Endicott, Constitution and

39

Wafra with information with respect to such Potential Acquisition Transaction on a reasonably concurrent basis as the Company provides any such information to any member of the Board or to the Federal Reserve, the FDIC or any other federal or state banking regulator. Subject to applicable law, the Company shall reasonably assist the Key Investor Stockholders, Endicott, Constitution and Wafra in obtaining access to any data room and other materials made available by the seller (including, if applicable, the FDIC) in connection with each Potential Acquisition Transaction. The Company shall cause the appropriate officers and employees of the Company and the Bank to be available in a timely fashion for conference calls, meetings, and other forms of communication with respect to analysis, review, and due diligence of Potential Acquisition Transactions with representatives of the Key Investor Stockholders and Wafra subject, in each case, to reasonable prior notice.

Section 6.06.    Affiliate Transactions.    The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase, lease or otherwise acquire any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Company, any other affiliate of the Company (within the meaning of the FDIC Statement of Policy), any stockholder or any “associate” of any stockholder (within the meaning of Rule 12b-2 under the Exchange Act), unless such transaction is on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; provided that any such transaction must otherwise comply with Sections 23A and 23B of the Federal Reserve Act, with the Federal Reserve Regulation O and Regulation W, and the FDIC Statement of Policy.

Section 6.07.    Conflicting Agreements.    The Company and each Stockholder represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to any Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Stockholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement.

Section 6.08.    Avoidance of “Control”.    Notwithstanding anything to the contrary in this Agreement, neither the Company (on behalf of itself and its Subsidiaries) nor any Stockholder shall take any action, including the exercise of any right granted under this Agreement, that would cause (i) any Stockholder’s or any other Person’s ownership of voting Company Securities (together with the ownership by such Stockholder’s or other Person’s affiliates (as such term is used under the Bank Holding Company Act of 1956, as amended (the “BHCA”)) of voting Company Securities) to increase to an amount that would constitute “control” under the BHCA, or otherwise cause any Stockholder to “control” the Bank under and for purposes of the BHCA or (ii) Lightyear’s ownership of voting Company Securities (together with the ownership of its affiliates) to increase to an amount greater than 9.99% of the total voting Company Securities.

40

Section 6.09.    Nasdaq Listing.    Within six months following the earlier of (i) April 29, 2014, which is the third anniversary of the Initial Drawdown (as defined in the Bank Investment Agreement) and (ii) the last Subsequent Drawdown, the Company shall use its reasonable best efforts to cause the Listing Date to occur, subject to approval by the Board and subject to market conditions and other factors.

Section 6.10.    U.S. Real Property Interest Matters.

(a)        As and when requested by an Investor Stockholder, the Company agrees to provide reasonable assistance in connection with determinations by such Investor Stockholder of whether the Common Stock the Investor Stockholder holds or has held constitutes a United States real property interest under Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company shall timely and duly comply with the notice requirement to the Internal Revenue Service (the “IRS”) described in Treasury Regulation Section 1.897-2(h)(2).

(b)        The Company agrees to maintain at all times its status as an association taxable as a corporation for U.S. federal income tax purposes.

(c)        The Company shall, prior to making a distribution to the Investor Stockholder, based on the information that is reasonably available to the Company at the time, calculate the percentage of the dividend distribution that is expected to be out of the Company’s earnings and profits, including current or accumulated earnings and profits, (and therefore constitutes a dividend for U.S. federal income tax purposes pursuant to Section 301(c)(1) of the Code. If any amount of the distribution is reasonably expected to be in excess of the Company’s earnings and profits, including current or accumulated earnings and profits, the Company will notify the Investor Stockholder, and if requested by the Investor Stockholder, at the Investor Stockholder’s expense, consult with a nationally recognized accounting firm to determine whether the stock in the Company is a “United States real property interest” (a “USRPI”) for purposes of Section 897 of the Code, and, if based on such consultation, the Company’s stock is reasonably expected to be a USRPI, the Company will notify the Investor Stockholder of its conclusion at least thirty (30) days prior to making the distribution (and shall update such information, if applicable, on the date such distribution is made and as soon as practicable after the Company’s tax year end). If it is determined that the interest in the Company is not a USRPI, the Company shall provide the Investor Stockholder with a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1) or notify the Investor Stockholder of its inability to provide such a certificate and the basis for such inability. If such a certificate cannot be provided, the Company shall cooperate with the Investor Stockholder in good faith to determine the percentage of the dividend distribution that is in excess of the Investor Stockholder adjusted basis in the stock of the Company.

(d)        On the date the Bank Holding Company is established by the Company and, upon receiving written notice thereof, in the case of a direct or indirect disposition of the stock of the Company by the Investor Stockholder (or its beneficiaries), the Company shall provide the Investor Stockholder with a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), or notify the Investor Stockholder of its inability to provide such a certificate and the basis for such inability.

41

The Investor Stockholder shall pay for the reasonable expenses of the Company in connection with the preparation of such certificate solely if the Investor Stockholder requests such certificate in connection with a disposition of the stock of the Company by the Investor Stockholder (or its beneficiaries).

(e)        The Company will not distribute a USRPI to the Investor Stockholder without such Investor Stockholder’s consent.

ARTICLE 7

MISCELLANEOUS

Section 7.01.     Binding Effect; Assignability; Benefit.

(a)        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any (i) Stockholder that ceases to own beneficially any Company Securities and (ii) any Management Party who ceases to be employed by the Company or the Bank, shall cease to be bound by the terms hereof (other than Section 6.01, Section 7.02, Section 7.05, Section 7.06, Section 7.07, Section 7.08, Section 7.10, Section 7.11, Section 7.14 and Section 7.15).

(b)        Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except (i) as expressly set forth herein, (ii) any Stockholder may transfer its rights hereunder to any Permitted Transferee of such Stockholder in connection with a Transfer permitted under Section 4.03, Section 5.01 and Section 5.03, and (iii) any Person acquiring Company Securities that is required by the terms of this Agreement to become a party hereto shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A and shall thenceforth be a Stockholder.

Section 7.02.    Notices.  All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or by electronic mail so long as a receipt of such electronic mail is requested and received, if to the Company to:

TGR Financial, Inc.

3560 Kraft Road

Naples, Florida 34105

Attention: Gary L. Tice, Chairman and Chief Executive Officer

Facsimile: (239) 325-3777

Email: garytice@fnbofgc.com

42

with copies to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street, Suite 1700

Atlanta, Georgia 30363

Attention: J. Brennan Ryan, Esq.

Facsimile: (404) 817-6041

Email: brennan.ryan@nelsonmullins.com

and

Smith, Gambrell & Russell, LLP

Promenade II, Suite 3100

1230 Peachtree Street NE

Atlanta, Georgia 30309

Attention: Robert C. Schwartz, Esq.

Facsimile: (404) 685-7058

Email: rschwartz@sgrlaw.com

if to Lightyear to:

Lightyear Capital LLC

375 Park Avenue, 11th Floor

New York, New York 10152

Attention: Chris Casciato

Facsimile: 212-328-0516

Email: chris.casciato@lycap.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Caroline B. Gottschalk

Facsimile: 212-455-2502

Email: cgottschalk@stblaw.com

if to GMT to:

GMT Capital Corp

2100 RiverEdge Parkway

Atlanta, Georgia 30328

Attention: Adam Compton

Facsimile: 770-989-8259

Email: acompton@gmtcapital.com

43

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 W. Peachtree Street, NW

Atlanta, Georgia 30309-3424

Attention: Mark C. Kanaly

Facsimile: 404-881-7777

Email: mark.kanaly@alston.com

If to Endicott to:

Endicott Management Co.

360 Madison Avenue, 21st Floor

New York, NY 10017

Attention: Robert Usdan

Facsimile: 212-450-8069

Email: Rob@theendicottgroup.com

with a copy to:

Gunster, Yoakley & Stewart, P.A.

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401-6194

Attention: Michael Mitrione

Facsimile: 561-655-5677

Email: MMitrione@gunster.com

If to Constitution to:

Constitution Capital Partners, LLC

300 Brickstone Square, 10th Floor

Andover, Massachusetts 01801

Attention: John J. Guinee

Facsimile: 978-749-9669

Email: jguinee@concp.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Michael G. Doherty

Facsimile: 646-728-1578

Email: michael.doherty@ropesgray.com

44

If to Wafra to:

Wafra Investment Advisory Group, Inc.

345 Park Avenue

41st Floor

New York New York 10154-0101

Attention: Russell J. Valdez

Facsimile: (212) 813 – 9488

Email: r.valdez@wafra.com

with a copy to:

Carter Ledyard & Milburn LLP

2 Wall Street

New York, New York 10005-2072

Attention: Justine M. Clark, Esq.

Facsimile: 212-732-3232

Email: jclark@clm.com

and

Wafra Investment Advisory Group, Inc.

345 Park Avenue, 41st Floor

New York, New York 10154-0101

Attention: Vincent Campagna

Facsimile: (212) 813 – 9488

Email: v.campagna@wafra.com

if to any other Stockholder (including any other Investor Stockholder), to the address set forth on Exhibit E hereto,

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission or electronic mail shall be confirmed by certified or registered mail, return receipt requested, or by personal delivery, whether courier or otherwise, made within two (2) Business Days after the date of such facsimile or electronic transmissions.

Any Person that becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

45

Section 7.03.    Waiver; Amendment; Termination.    (a) Subject to Section 7.03(b), no provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the Company with approval of the Board and Stockholders holding at least a majority of the outstanding Common Shares (including, for purposes of calculating the Common Stock outstanding at such time, the number of Common Shares issuable upon conversion of all Preferred Stock, if any, owned by any Investor Stockholder without regard to any limitations on conversion that may apply pursuant to the terms of the Preferred Stock, but in any event not including such number of Common Shares issuable upon conversion of any Preferred Stock in the determination of the majority of the outstanding Common Stock) on a Fully-Diluted basis held by such Stockholders at the time of such proposed amendment or modification; provided that, to the extent such provision requires a greater percentage vote, then such provision shall not be amended, waived or otherwise modified by less than the percentage called for by such provision. In addition, any party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the party against whom the waiver is to be effective. No consideration shall be offered or paid to any Stockholder to amend or consent to a waiver or modification of any provision of this Agreement unless the other Stockholders are offered the same consideration on a pro rata basis (based on the number of shares held). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(b)        In addition, any amendment, waiver or modification of any provision of this Agreement that would adversely affect the rights of any Stockholder in a manner that is adverse relative to the treatment of any other Stockholder shall also require the prior written consent of such Stockholder; provided that any amendment, waiver or modification to Section 5.04 shall require the written consent of each Stockholder, regardless of the relative affect of such amendment as compared to other Stockholders; provided, further, that any amendment, waiver or modification to Section 7.12, Section 7.13, Section 7.17 shall require the written consent of each affected Stockholder, regardless of the relative affect of such amendment as compared to other Stockholders;

(c)        This Agreement shall be effective commencing on the completion of the Holding Company Reorganization and shall terminate automatically and immediately and be of no further force or effect upon the earliest to occur of the following:

(i)         a Qualified Public Offering;

(ii)        a Change of Control; and

(iii)        April 29, 2036, which is the twenty-fifth (25th) anniversary of the closing date of the Initial Drawdown (as defined in the Bank Investment Agreement).

Section 7.04.    Fees and Expenses.    Except as otherwise expressly provided herein, all out-of-pocket costs and expenses, including the fees and expenses of counsel, incurred in connection with the review or preparation of this Agreement, or any amendment or waiver

46

hereof, and the transactions contemplated hereby and all matters related hereto shall be paid by the party incurring such costs and expenses; provided that any costs and expenses incurred on behalf of the Company shall be deemed to have been incurred by the Company and shall be payable by the Company. Following the Closing (as defined in the Bank Investment Agreement) and through the reorganization of the Bank into a bank holding company, each of the Key Investors Stockholders shall be reimbursed by the Company for its reasonable costs and expenses incurred in connection with the transactions contemplated hereby and by the Transaction Agreements, up to an aggregate amount of $853,500 (inclusive of any amounts paid by the Bank to the Key Investor Stockholders pursuant to the Bank Investment Agreement but in any event not to exceed $700,000 (in the aggregate) as set forth on Schedule 5(e) to the Bank Investment Agreement), to be allocated among the Key Investor Stockholders in proportion to each of their respective amounts of capital committed in the Private Placement as a percentage of the combined amount of capital committed in the Private Placement by the Key Investor Stockholders, on a monthly basis upon invoice by the Key Investor Stockholders. Endicott, Constitution and Wafra’s legal expenses incurred in connection with the review and preparation of this Agreement and the Transaction Agreements shall be reimbursed by the Company up to a maximum amount (inclusive of any amounts paid by the Bank to Endicott, Constitution and Wafra pursuant to the Bank Subscription Agreements) of $60,000 for each of Endicott and Constitution and $33,500 for Wafra. Following the consummation of the reorganization of the Company as a bank holding company, the Company agrees to pay or reimburse the Key Investor Stockholders for all costs and expenses of such Key Investor Stockholder (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with the transactions contemplated hereby and by the Transaction Agreements, up to an aggregate amount of $50,000 to be allocated among the Key Investor Stockholders in proportion to each of their respective amounts of capital committed in the Private Placement as a percentage of the combined amount of capital committed in the Private Placement by the Key Investor Stockholders, on a monthly basis upon invoice by the Key Investor Stockholders. For the avoidance of doubt, the expenses of the Key Investor Stockholders shall be reimbursed (in an amount not to exceed $700,000 in the aggregate) in total before expenses of the Investor Stockholders will be reimbursed (in an amount not to exceed $153,500). In addition to the foregoing expense reimbursements by the Company in this Section 7.04, upon purchasing from the Company the number of shares of Common Stock represented by its Maximum Dollar Investment, Wafra shall be reimbursed by the Company for its legal expenses not to exceed $50,000 incurred in connection with the transactions contemplated hereby and by the Transaction Agreements.

Section 7.05.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to the conflicts of laws rules of such state.

Section 7.06.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Florida, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any

47

such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party through the means specified in Section 7.02 shall be deemed effective service of process on such party.

Section 7.07.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08.    Specific Enforcement.    Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 7.09.     Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.10.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof. Neither the Company nor the Bank has, directly or indirectly, made any agreements or arrangements with any stockholder(s) relating to the terms or conditions of the transactions contemplated by this Agreement, the Investment Agreement (including the schedules thereto) or the other Transaction Agreements, except as set forth in herein or therein.

Section 7.11.    Severability.    If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the Stockholders or the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 7.12.    Regulatory Matters.

(a)        Each Stockholder acknowledges, represents, warrants and agrees that this Agreement (i) relates only to the shares of capital stock of the Company, (ii) will terminate in accordance with Section 7.03(c) of this Agreement, and (iii) does not create an association among the Stockholders to engage in activities other than through the Company. In addition,

48

each Stockholder acknowledges, represents, warrants and agrees that such Stockholder has complied and will comply with the FDIC Statement of Policy and the requirements of any applicable Federal Reserve standard passivity and anti-association commitments with respect to the matters contemplated herein (subject to the Company’s compliance with the agreements set forth in subclause (c) below).

(b)        No Stockholder shall take, permit or allow any action that would cause such Stockholder or an Affiliate of such Stockholder to be required to register as a bank holding company under the BHCA with respect to the Company or its Subsidiaries.

(c)        Unless approved in advance by the affected Stockholder, neither the Company nor any Stockholder shall take, permit or allow any action (including repurchases or redemptions by the Company) that would cause (i) another Stockholder or an Affiliate of another Stockholder to be required to register as a bank holding company under the BHCA or to be required to file prior notice under the Change in Bank Control Act or (ii) the beneficial ownership of any Stockholder or its Affiliates to exceed its Maximum Committed Percentage and Maximum Voting Percentage (as applicable to each Stockholder based upon its holdings immediately following the closing of the transactions contemplated by the Investment Agreement) of any class of the outstanding voting securities of the Company.

(d)        No Stockholder shall take, permit or allow any action that would cause the Company or any other insured depository institution that is a direct or indirect Subsidiary of the Company to become a “commonly controlled insured depository institution” (as that term is defined and interpreted for purposes of 12 U.S.C. § 1815(e), as may be amended or supplemented from time to time, and any successor thereto) with respect to any institution that is not a direct or indirect Subsidiary of the Company.

(e)        Each Stockholder that breaches its obligations under this Section 7.12, or that believes it is reasonably likely to breach such obligations, shall immediately notify the Company and shall cooperate in good faith with the Company promptly to modify any ownership or other arrangements, or take any other action, as is necessary to cure or avoid such breach; provided that no such modification shall require any other Stockholder to increase or decrease its ownership interest in the Company without the consent of such Stockholder.

(f)        At the request of the Company, each Stockholder agrees to promptly provide any such information that the Federal Reserve or any other bank or thrift regulatory agency may request in connection with any application or other filing required to be made by the Company or may otherwise reasonably request, and undertakes that such information shall be true and accurate; provided, however, that in lieu of the foregoing, any Stockholder may, in its sole discretion, provide directly to the Federal Reserve or such other regulatory agency any such information that such Stockholder deems to be proprietary or confidential in nature.

(g)        The Company and the Stockholders will cooperate to comply with the FDIC Statement of Policy and any applicable agreement with the FDIC that is entered into pursuant to any the FDIC Statement of Policy, including, in the case of each Stockholder, complying with such reasonable restrictions as the Company may request in order to ensure that neither the Company nor any of the Company’s Subsidiaries nor any of their respective securities are subject to any “cross support” or “cross guarantee” obligations as referred to in the FDIC Statement of Policy.

49

(h)        Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 7.12 shall supersede and control with respect to any other provision of this Agreement that may conflict with or that may result in a breach of any of the provisions described in this Section 7.12 and the provisions of this Section 7.12 shall apply, mutatis mutandis, to all of the provisions of this Agreement to the extent necessary to cause such other provisions of this Agreement to comply with this Section 7.12.

Section 7.13.    Corporate Opportunities.

(a)        Subject to this Section 7.13, any Investor Stockholder (other than any Investor Stockholder that is an officer or employee of the Company or any of its Subsidiaries) and any of its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any Subsidiary thereof, and the Company, any Subsidiary of the Company, the Directors, the directors of any Subsidiary of the Company and the other stockholders shall have no rights by virtue of this Agreement in and to such ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or any Subsidiary thereof, shall not be deemed wrongful or improper.

(b)        To the fullest extent permitted by applicable law or regulation, no Investor Stockholder (other than any Investor Stockholder that is an officer or employee of the Company or any of its Subsidiaries) and any of its directors, principals, officers, members, stockholders, limited or general partners, employees and/or other representatives (the “Investor Stockholder Equityholders”) and its or their Affiliates or director designees, shall be obligated to refer or present any particular business opportunity to the Company or any Subsidiary thereof even if such opportunity is of a character that, if referred or presented to the Company or any Subsidiary thereof, could be taken by the Company or any Subsidiary thereof, and any such Investor Stockholder, Investor Stockholder Equityholder or any of its or their Affiliates, respectively, shall have the right to take for its own account (individually or as a partner, stockholder, member, participant or fiduciary) or to recommend to others such particular opportunity.

(c)        No act or omission by an Investor Stockholder, Investor Stockholder Equityholder or its or their Affiliates or director designees in accordance with this Section 7.13 shall be considered contrary to (i) any fiduciary duty that such Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates or director designees may owe to the Company, its Subsidiaries or any of its or their Affiliates or to any stockholder or by reason of such Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates or director designees being a stockholder of the Company, or (ii) any fiduciary duty of any director of the Company, its Subsidiaries or any of its or their Affiliates who is also a director, officer or employee of an Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates to the Company, Subsidiaries or any of its or their Affiliates, or to any stockholder thereof. Any Person purchasing or otherwise acquiring any shares of capital stock of the Company, its Subsidiaries or any of its or their Affiliates, or any interest therein, in connection with the transactions contemplated by the Transaction Agreements or at any time thereafter shall be deemed to have notice of and to have consented to the provisions of this Section 7.13.

50

(d)        The Company shall cause the governing documents of the Company and any Subsidiaries of the Company to have provisions that are consistent with this Section 7.13.

Section 7.14.    Publicity.    Except as may be required by applicable law, neither the Company nor any representative of the Company will issue any press release that identifies any Stockholder or any investment advisor to a Stockholder, or otherwise makes any public statement with respect to any Stockholder or any investment advisor to a Stockholder hereby, without the prior written consent of such Stockholder. Any such press release or public statement required by applicable law shall, to the extent feasible, only be made by the Company after reasonable notice and opportunity for review by the Stockholders.

Section 7.15.    Recapitalizations, Exchanges, Etc., Affecting Shares.    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Shares and Preferred Shares, and to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Common Shares and Preferred Shares, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

Section 7.16.    Benefits of the Agreement.    Except as expressly set forth herein, nothing expressed or implied by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.17.    Rights of Stockholders; No Recourse.    This Agreement affects the Stockholders only in their capacities as stockholders of the Company and for purposes of Section 2.01, as a stockholder, a Director, a member of a board committee thereof, an officer of the Company or otherwise. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Investor Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future, director, officer, employee, general or limited partner or member of any Investor Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future, officer, agent or employee of any Investor Stockholder or any current or future, member of any Investor Stockholder or any current or future, director, officer, employee, partner or member of any Investor Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or

51

by reason of such obligations or their creation. With respect to the Company, no recourse shall be had to any of the Stockholders of the Company or the Stockholders of any of their Affiliates (in each case in their capacity as Stockholders).

Section 7.18.     Further Assurances.    Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement (including the approval and adoption of any and all organizational documents of the Company, including the Charter and Bylaws, to effectuate the transactions contemplated herein and by the Transaction Agreements).

[Remainder of page intentionally left blank]

52

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TGR FINANCIAL, INC.

By:
Name:
Title:

LIGHTYEAR FUND II, L.P.

By:	Lightyear Fund II GP, L.P., its general partner

By:	Lightyear Fund II GP Holdings, LLC, its general partner

By:
Name:
Title:

LIGHTYEAR CO-INVEST PARTNERSHIP II, L.P.

By:	Lightyear Fund II GP Holdings, LLC, its general partner

By:
Name:
Title:

BAY II RESOURCE PARTNERS, L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

[Stockholders’ Agreement Signature Page]

By:
Name:
Title:

BAY RESOURCE PARTNERS, L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

BRP II FINANCIAL INVESTMENTS, LLC

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

Thomas E. Claugus

[Stockholders’ Agreement Signature Page]

CRADLE COVE PARTNERS II, L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

CRADLE COVE INVESTMENT OPPORTUNITIES FUND, L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

[Stockholders’ Agreement Signature Page]

COMPASS ISLAND INVESTMENT OPPORTUNITIES FUND A, L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

ENDICOTT OPPORTUNITY PARTNERS III, L.P.

By:	W.R. Endicott III, L.L.C., its general partner

By:
Name: Robert I. Usdan
Title: Managing Member

CONSTITUTION CAPITAL PARTNERS, LLC]

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

[Stockholders’ Agreement Signature Page]

USS- CONSTITUTION GP, LLC

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

S-FNBGC LP

By:	S-FNBGC GP Inc.
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

BANC FUND II L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

[Stockholders’ Agreement Signature Page]

By:
Name:
Title:

BANC FUND III L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

CARL BARNEY LIVING TRUST

By:
Name:
Title:

EB DOREV HOLDINGS, INC.

By:
Name:
Title:

JAMES C. DOUGHAN

By:

[Stockholders’ Agreement Signature Page]

GC PARTNERS INTERNATIONAL LTD.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

GEMS FUND, L.P.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

[Stockholders’ Agreement Signature Page]

PRIME CAPITAL MASTER SPC – GOT WAT MAC SEGREGATED PORTFOLIO

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

WATERSTONE MARKET NEUTRAL MASTER FUND, LTD.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

[Stockholders’ Agreement Signature Page]

WATERSTONE MARKET NEUTRAL MAC51, LTD.

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

By:
Name:
Title:

IAM MINI-FUND 21 LIMITED

By:	[—]
By:	[—]
By:	[—]

By:
Name:
Title:

MANAGEMENT PARTIES

Gary L. Tice

Garrett S. Richter

Robert T. Reichert

C.C. Coghill

[Stockholders’ Agreement Signature Page]

EXHIBIT A

JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of                     , 20     (as amended, amended and restated or otherwise modified from time to time, the “Stockholders’ Agreement”) among TGR Financial, Inc. and certain of its stockholders party thereto, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a “Stockholder” thereunder as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                          ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

EXHIBIT B

INITIAL INDEPENDENT DIRECTORS

Thomas G. Brewer

Robert M. Feerick

Diane G. Krumsee

James S. Lindsay

Edward J. Mace

Judy R. Miller

Michael J. Kerschner

EXHIBIT C

BOARD COMMITTEE COMPOSITION

Director Name	Director Status	Executive Committee	Audit Committee	Compensation Committee	Nominations Committee

Gary L. Tice	Insider	C			X
Garrett S. Richter	Insider
Thomas G. Brewer	Independent			C	X
Robert M. Feerick	Independent		X	X
Diane G. Krumsee	Independent	X	X
James S. Lindsay	Independent	X		X	C
Edward J. Mace	Independent	X	C
Judy R. Miller	Independent		X	X
Michael J. Kerschner	Independent	X	X		X
Adam D. Compton	Independent/Investor	X		X
Christopher C. Casciato	Independent/Investor	X			X
Robert I. Usdan	Independent/Investor
John J. Guinee	Independent/Investor

C – Proposed Chairperson

X – Committee Member

EXHIBIT D

Gary L. Tice

Garrett S. Richter

Robert T. Reichert

C.C. Coghill

EXHIBIT E

[ADDRESSES FOR NOTICES]

[Insert addresses for Stockholders, including Management Parties. Addresses for joining parties to be set forth on joinders.]

[Stockholders’ Agreement Signature Page]

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The bylaws of TGR Financial, Inc. (the “Holding Company”) contain certain indemnification provisions authorizing the indemnification of directors, officers, employees or agents to the fullest extent permitted under the laws of the State of Florida. We may only indemnify a director, officer, employee or agent with respect to an administrative proceeding initiated by any Federal banking agency, subject to the requirements of the banking laws. We may not make any payment for the benefit of any person, nor reimburse them, for any civil money penalty or judgment resulting from any administrative or civil action instituted by any Federal banking agency, or any other liability or legal expense with regard to any administrative or civil action instituted by any Federal banking agency which results in a final order or settlement pursuant to which the person is assessed a civil money penalty, is removed from office or prohibited from participating in conducting our affairs, or is required to cease and desist or take any affirmative action described under the banking laws.

The laws of the State of Florida provide that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section. Although the Holding Company has not yet purchased any such insurance, it intends to do so. We are not aware of any pending or threatened action, suit or proceeding involving any of our directors, officers, employees or agents for which indemnification from us may be sought.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index appearing on the last page of this Registration Statement.

(b)	Financial Statement Schedules. Not applicable.

(c)	Report, Opinion or Appraisal. See the Exhibit Index appearing on the last page of this Registration Statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on the date set forth below.

TGR FINANCIAL, INC.

Dated: August 3, 2012	By:	/s/ Gary L. Tice
Gary L. Tice, Chairman and
Chief Executive Officer (principal executive officer)

Dated: August 3, 2012	By:	/s/ Robert T. Reichert
Robert T. Reichert, Senior Executive Vice President and Chief Administrative Officer (principal financial officer)
(principal accounting officer)

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ Gary L. Tice	Chairman, Chief Executive Officer, Director (principal executive officer)	August 3, 2012
Gary L. Tice
/s/ Robert T. Reichert Robert T. Reichert	Senior Executive Vice President and Chief Administrative Officer (principal financial officer) (principal accounting officer)	August 3, 2012

/s/ Adam D. Compton Adam D. Compton	Director	August 3, 2012

/s/ Robert M. Feerick Robert M. Feerick	Director	August 3, 2012

/s/ Dianne Krumsee Dianne Krumsee	Director	August 3, 2012

Signature	Title	Date

/s/ James S. Lindsay James S. Lindsay	Director	August 3, 2012

/s/ Edward J. Mace Edward J. Mace	Director	August 3, 2012

/s/ Robert I. Usdan Robert Usdan	Director	August 3, 2012

By: /s/ Gary L. Tice Gary L. Tice, Attorney-in-Fact	Director	August 3, 2012

Pursuant to powers of attorney

previously filed with this

Registration Statement

EXHIBIT INDEX

TGR Financial, Inc.

Registration Statement on Form S-4

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of April 23, 2009, between Panther Community Bank, N.A. and First National Bank of the Gulf Coast (in organization).

2.2	First Amendment to the Agreement and Plan of Merger, dated as of June 23, 2009, between Panther Community Bank, N.A. and First National Bank of the Gulf Coast (in organization).

2.3	Reorganization Agreement and Plan of Share Exchange, dated June 26, 2012, between First National Bank of the Gulf Coast and TGR Financial, Inc.

2.4*	Purchase and Assumption Agreement – Whole Bank/All Deposits, dated July 20, 2012, between First National Bank of the Gulf Coast, Federal Deposit Insurance Corporation, Receiver of the Royal Palm Bank of Florida, Naples, Florida and Federal Deposit Insurance Corporation.

3.1	Articles of Incorporation of TGR Financial, Inc.

3.2	Bylaws of TGR Financial, Inc.

4.1	See Exhibits 3.1 and 3.2 for provisions in TGR Financial Inc.’s Articles of Incorporation and Bylaws defining the rights of holders of the common stock.

4.2	Form of Certificate of TGR Financial, Inc. common stock.

4.3	Form of TGR Financial, Inc. Organizer Warrant.

4.4	Form of TGR Financial, Inc. Shareholder Warrant.

5.1	Legal Opinion of Smith, Gambrell & Russell, LLP.

8.1	Form of Opinion of Smith, Gambrell & Russell, LLP, regarding tax effects of transaction.

8.2*	Opinion of Smith, Gambrell & Russell, LLP, regarding tax effects of transaction.

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in its opinion filed as Exhibit 5.1).

23.2	Consent of McGladrey LLP.

23.3*	Consent of McGladrey LLP.

24.1	Power of Attorney (included as part of the Signature Page of this Registration Statement).

99.1	Form of Proxy for voting at the Special Meeting of Shareholders of First National Bank of the Gulf Coast.

* Filed herewith. All other exhibits were previously filed with this Registration Statement on June 28, 2012.